Exhibit 2.1

Paul S. Aronzon (CA SBN 88781)		Laury M. Macauley (NV SBN 11413)
Thomas R. Kreller (CA SBN 161922)		Dawn M. Cica (NV SBN 004595)
MILBANK, TWEED, HADLEY & McCLOY LLP		LEWIS AND ROCA LLP
601 South Figueroa Street, 30th Floor		50 West Liberty Street, Suite 410
Los Angeles, California 90017		Reno, Nevada 89501
Telephone:	(213) 892-4000	Telephone:	(775) 823-2900
Facsimile:	(213) 629-5063	Facsimile:	(775) 823-2929
lmacauley@lrlaw.com; dcica@lrlaw.com
Reorganization Counsel for
Debtors and Debtors in Possession		Local Reorganization Counsel for
Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEVADA

In re:	Chapter 11

STATION CASINOS, INC.	Case No. BK-09-52477

☐ Affects this Debtor	Jointly Administered
☒ Affects all Debtors	BK 09-52470 through BK 09-52487
☐ Affects Northern NV Acquisitions, LLC
☐ Affects Reno Land Holdings, LLC	DISCLOSURE STATEMENT TO ACCOMPANY
☐ Affects River Central, LLC	FIRST AMENDED JOINT CHAPTER 11 PLAN OF
☐ Affects Tropicana Station, LLC	REORGANIZATION FOR STATION CASINOS,
☐ Affects FCP Holding, Inc.	INC. AND ITS AFFILIATED DEBTORS
☐ Affects FCP Voteco, LLC	(DATED JULY 28, 2010)
☐ Affects Fertitta Partners LLC
☐ Affects FCP MezzCo Parent, LLC	(AFFECTS ALL DEBTORS)
☐ Affects FCP MezzCo Parent Sub, LLC
☐ Affects FCP MezzCo Borrower VII, LLC	Disclosure Statement Hearing
☐ Affects FCP MezzCo Borrower VI, LLC	Hearing Date:	July 15, 2010
☐ Affects FCP MezzCo Borrower V, LLC	Hearing Time:	10:00 a.m. (Pacific time)
☐ Affects FCP MezzCo Borrower IV, LLC
☐ Affects FCP MezzCo Borrower III, LLC	Plan Confirmation Hearing
☐ Affects FCP MezzCo Borrower II, LLC	Hearing Date:	August 27 and 30, 2010
☐ Affects FCP MezzCo Borrower I, LLC	Hearing Time:	10:00 a.m. (Pacific time)
☐ Affects FCP Propco, LLC

THIS PROPOSED DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEVADA UNDER SECTION 1125(b) OF THE BANKRUPTCY CODE FOR USE IN THE SOLICITATION OF ACCEPTANCES OF THE PLAN DESCRIBED HEREIN.  ACCORDINGLY, THE FILING AND DISTRIBUTION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS A SOLICITATION OF ACCEPTANCES OF SUCH PLAN.  THE INFORMATION CONTAINED HEREIN SHOULD NOT BE RELIED UPON FOR ANY PURPOSE UNLESS AND UNTIL A DETERMINATION HAS BEEN MADE BY THE BANKRUPTCY COURT THAT THIS DISCLOSURE STATEMENT CONTAINS “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.

Legend to be removed upon entry of Disclosure Statement Order by the Clerk of the Bankruptcy Court.

i

PURSUANT TO BANKRUPTCY CODE SECTION 1128, A CONFIRMATION HEARING WILL BE HELD WITH RESPECT TO THE FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR STATION CASINOS, INC. AND ITS AFFILIATED DEBTORS (DATED JULY 28, 2010) (THE “PLAN”) ON AUGUST 27, 2010, AT 10:00 A.M. (PREVAILING PACIFIC TIME) AND, IF NECESSARY, CONTINUING ON AUGUST 30, 2010 AT 10:00 A.M. (PREVAILING PACIFIC TIME), BEFORE THE HONORABLE GREGG W. ZIVE, IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEVADA, 300 BOOTH STREET, RENO, NEVADA 89509 (THE “CONFIRMATION HEARING”).  OBJECTIONS, IF ANY, TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE AUGUST 12, 2010 AT 5:00 P.M.  (PREVAILING PACIFIC TIME).  THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT MADE AT THE CONFIRMATION HEARING OR AT ANY SUBSEQUENT ADJOURNED DATE OF THE CONFIRMATION HEARING.

THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) IS BEING DISTRIBUTED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN FROM THE PARTIES ENTITLED TO VOTE ON THE PLAN.  THE DEBTORS INTEND TO SEEK TO CONFIRM THE PLAN AND TO CAUSE THE EFFECTIVE DATE OF THE PLAN TO OCCUR AS PROMPTLY AFTER CONFIRMATION OF THE PLAN AS POSSIBLE, SUBJECT TO OBTAINING ANY NECESSARY GAMING REGULATORY APPROVALS AND TAX PLANNING CONSIDERATIONS.  HOWEVER, THERE CAN BE NO ASSURANCE AS TO WHETHER OR WHEN THE CONFIRMATION OR THE EFFECTIVE DATE OF THE PLAN ACTUALLY WILL OCCUR.

THE PLAN CONTEMPLATES THE SALE OF THE NEW OPCO ACQUIRED ASSETS PURSUANT TO THE SUCCESSFUL BID THAT EMERGES FROM THE OPCO AUCTION.  THE SUCCESSFUL BID MAY DIFFER IN A VARIETY OF RESPECTS FROM THE STALKING HORSE BID.  TO THE EXTENT THE STALKING HORSE BID IS NOT THE SUCCESSFUL BID AND THE SUCCESSFUL BID VARIES IN TERMS OR STRUCTURE FROM THE STALKING HORSE BID, THE DEBTORS RESERVE THE RIGHT TO AMEND THE PLAN TO REFLECT THOSE VARIATIONS AS APPROPRIATE AND TO PROVIDE SUCH SUPPLEMENTAL DISCLOSURE OF THOSE AMENDMENTS AS THE BANKRUPTCY COURT MAY REQUIRE.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND BANKRUPTCY RULE 3016(b) AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW.  THIS DISCLOSURE STATEMENT HAS BEEN NEITHER REVIEWED NOR APPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  NO SOLICITATION OF VOTES TO ACCEPT THE PLAN MAY BE MADE EXCEPT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.

A COPY OF THE PLAN IS ATTACHED AS EXHIBIT A HERETO.  ALL HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN ANY OF THE DEBTORS THAT ARE ENTITLED TO VOTE ON THE PLAN ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  UNLESS OTHERWISE SPECIFIED HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT WILL BE CORRECT AT ANY LATER DATE.  IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, OR AS A STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.  THIS

DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY BANKRUPTCY OR NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY (OTHER THAN IN CONNECTION WITH APPROVAL OF THIS DISCLOSURE STATEMENT OR CONFIRMATION OF THE PLAN), NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS.  YOU ARE ADVISED TO OBTAIN INDEPENDENT EXPERT ADVICE ON SUCH SUBJECTS.

THE OFFER OF NEW DEBT INSTRUMENTS OR EQUITY SECURITIES TO HOLDERS OF CERTAIN CLASSES OF CLAIMS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS.  THE OFFERS AND ISSUANCES ARE BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SPECIFIED IN SECTION 1145 OF THE BANKRUPTCY CODE OR OTHER EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT.  NONE OF THE NEW DEBT INSTRUMENTS OR EQUITY SECURITIES TO BE ISSUED UNDER OR IN CONNECTION WITH THE PLAN OR UPON EXERCISE OF ANY WARRANTS OR OPTIONS CONTEMPLATED BY THE PLAN HAS BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  NOTHING HEREIN SHALL BE DEEMED AN ACKNOWLEDGEMENT THAT DEBT INSTRUMENTS OFFERED OR ISSUED PURSUANT TO THE PLAN ARE SUBJECT TO THE SECURITIES ACT OR SIMILAR STATE OR “BLUE SKY” LAWS.

ONLY ACCREDITED INVESTORS ARE ELIGIBLE TO PARTICIPATE IN THE PROPCO RIGHTS OFFERING AND TO RECEIVE THE NPH INVESTMENT RIGHTS AND THE NPH POST-EFFECTIVE RIGHTS IN CONNECTION THEREWITH, IN ALL CASES ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE PLAN.  THE NPH INVESTMENT RIGHTS AND THE NPH POST-EFFECTIVE RIGHTS ARE NOT BEING OFFERED TO ANY PARTY THAT IS NOT AN ACCREDITED INVESTOR.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  ALL FORWARD-LOOKING STATEMENTS CONTAINED HEREIN OR OTHERWISE MADE BY THE DEBTORS INVOLVE MATERIAL RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON NUMEROUS FACTORS, INCLUDING FACTORS THAT ARE BEYOND THE DEBTORS’ CONTROL.  ACCORDINGLY, THE DEBTORS’ FUTURE PERFORMANCE AND FINANCIAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY SUCH FORWARD-LOOKING STATEMENTS.  SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THIS DISCLOSURE STATEMENT.  THE DEBTORS DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE FORWARD-LOOKING STATEMENTS EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT ANY PROJECTED RESULTS EXPRESSED OR IMPLIED THEREIN WILL NOT BE REALIZED.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO OR HAVE BEEN OR WILL BE SEPARATELY FILED WITH THE BANKRUPTCY COURT.  ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS.  IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION OF THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER SUCH DOCUMENTS, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES.  EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED,

FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT.  SUBJECT TO THE TERMS OF ANY DEFINITIVE DOCUMENTATION TO BE EXECUTED IN CONNECTION WITH THE PLAN, THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.  IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN SECTION VIII.A HEREIN, “RISK FACTORS — CERTAIN BANKRUPTCY CONSIDERATIONS.”

EXCEPT AS OTHERWISE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT NECESSARILY BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.  THE FINANCIAL INFORMATION CONTAINED HEREIN HAS BEEN PRODUCED BASED UPON THE DEBTORS’ BOOKS AND RECORDS AS THEY ARE MAINTAINED IN THE ORDINARY COURSE OF BUSINESS AND IN ACCORDANCE WITH THE DEBTORS’ ORDINARY AND CUSTOMARY ACCOUNTING PRACTICES.

IRS CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

DISCLOSURE STATEMENT TO ACCOMPANY JOINT
CHAPTER 11 PLAN OF REORGANIZATION FOR
STATION CASINOS, INC. AND ITS AFFILIATED  DEBTORS

v

		1.	Administrative Claims	56
		2.	Priority Tax Claims	57
		3.	Other Priority Claims	58

	B.	Classification and Treatment of Holders of Claims and Equity Interests		58

		1.	Claims and Equity Interests Against Parent Debtors	58
		2.	Claims and Equity Interests Against Propco	62
		3.	Claims and Equity Interests Against Mezzco Debtors	63
		4.	Claims and Equity Interests Against SCI	69
		5.	Claims and Equity Interests Against Other Opco Debtors	73

	C.	Means For Implementation of the Plan		77

		1.	Transfers Under the Plan, Generally	77
		2.	Plan Transactions	78

	D.	Comprehensive Settlement And Releases		84

	E.	Gaming Regulatory Compliance		84

	F.	Cancellation of Existing Securities and Agreements		84

	G.	Provisions for Resolving and Treating Disputed Claims		85

	H.	Treatment of Executory Contracts and Unexpired Leases		85

	I.	Effect of Confirmation of the Plan on Debtors		87

	J.	Summary of Other Provisions of the Plan		91

V.	CONFIRMATION AND CONSUMMATION PROCEDURE			92

	A.	Confirmation of the Plan		92

	B.	Conditions to Confirmation and Effectiveness		95

		1.	Conditions Precedent to Confirmation	95
		2.	Conditions Precedent to the Effective Date and Consummation of the Plan	96
		3.	Effect of Failure of Conditions Precedent	97

VI.	SECURITIES LAW MATTERS			97

	A.	U.S. Securities Law Matters		97

	B.	Section 1145 of the Bankruptcy Code		97

	C.	Section 4(2) of the Securities Act/Regulation D		98

	D.	Rule 144 and Rule 144A		98

VII.	FINANCIAL INFORMATION			99

	A.	NEW PROPCO		99

	B.	NEW OPCO		99

	C.	ADDITIONAL FINANCIAL INFORMATION		100

VIII.	RISK FACTORS			100

	A.	General		100

		1.	The Debtors Have No Duty To Update	100
		2.	Information Presented Is Based On The Debtors’ Books And Records, And Is Unaudited	100
		3.	Projections And Other Forward-Looking Statements Are Not Assured, And Actual Results Will Vary	100
		4.	This Disclosure Statement Was Not Approved By The SEC	101
		5.	Certain Tax Implications of the Plan	101

	B.	Certain Bankruptcy Considerations		101

		2.	Risk of Non-Occurrence of Effective Date	102
		3.	Risk that Claims Will Be Higher Than Estimated	102

		4.	Liquidity Risks Prior to Consummation of the Plan	103
		5.	The Debtors’ Management Team May Allocate Less Time to the Operation of the Debtors’ Business Operations	103
		6.	Estimated Valuation and the Estimated Recoveries to Holders of Allowed Claims Are Not Intended to Represent the Potential Market Value (if any) of the Plan Consideration	103
		7.	No Representations Outside of this Disclosure Statement are Authorized	103

	C.	Risks Related to the Reorganized Debtors’ Significant Indebtedness		103

		1.	Continuing Leverage and Ability to Service Debt	103
		2.	Restrictive Financial and Operating Covenants under Credit Facilities for New Opco and New Propco	104

	D.	Risks Relating to New Propco Membership Interests		104

		1.	A Liquid Trading Market for the New Propco Membership Interests is Unlikely to Develop	104
		2.	Potential Dilution of the New Propco membership interests	105
		3.	Dividends	105
		4.	Restrictions on Transfer	105

	E.	Risks Relating to Holdco Membership Interests		105

		1.	A Liquid Trading Market for the Holdco Membership Interests is Unlikely to Develop	105
		2.	Potential Dilution of the Holdco Membership Interests	105
		3.	Dividends	106
		4.	Restrictions on Transfer	106

	F.	Business Risks		106

		1.	Risks Related to the Chapter 11 Cases	106
		2.	Prolonged Continuation of the Chapter 11 Cases May Harm the Debtors’ Business	107
		3.	Recent Instability in the Financial Markets Have Had an Impact on the Debtors’ Business and May Continue to Adversely Affect the Debtors in the Future	107
		4.	The Debtors’ Business is Sensitive to Reductions in Discretionary Consumer Spending as a Result of Downturns in the Economy	107
		5.	Factors Affecting the Economy May Harm the Debtors’ Operating Results	107
		6.	The Debtors Depend on Key Markets and May Not Be Able to Continue to Attract a Sufficient Number of Guests and Gaming Customers in Nevada to Make the Debtors’ Operations Profitable	108
		7.	The Debtors Face Substantial Competition in the Gaming Industry	108
		8.	The Debtors May Incur Losses that are Not Adequately Covered By Insurance Which May Harm the Debtors’ Results of Operations	109
		9.	Certain Construction Risks May Arise During the Building of Any New Property	109
		10.	The Debtors Rely on Key Personnel, the Loss of the Services of Whom Could Materially and Adversely Affect their Results of Operations	110
		11.	The Debtors Regularly Pursue New Gaming Acquisition and Development Opportunities and May Not Be Able to Recover their Investment or Successfully Expand to Additional Locations	110
		12.	The Debtors are Subject to Extensive State and Local Regulation and Licensing and Gaming Authorities Have Significant Control Over the Debtors’ Operations Which Could Have an Adverse Effect on their Business	111
		13.	The Debtors are Subject to Native American Gaming Regulations Which Could Have an Adverse Effect on the Debtors’ Business	111
		14.	Factors Affecting Tax Laws Could Have an Adverse Effect on the Debtors’ Business	112

IX.	Material Gaming Law Considerations			112

X.	Material United States Federal Income Tax Considerations			118

	A.	CONSEQUENCES TO THE DEBTORS		119

		1.	SCI Group gain and loss	121
		2.	SCI Group CODI and Future NOL Limitations	123

	B.	CONSEQUENCES TO CERTAIN HOLDERS OF CLAIMS		124

		1.	Consequences to Mortgage Lenders and Mezzco Lenders	124
		2.	Consequences to Holders of Prepetition Opco Credit Agreement Claims, General Unsecured Claims, Senior Notes and Subordinated Notes	124
		3.	Consequences to Land Loan Lenders	125
		4.	Distributions in Discharge of Accrued but Unpaid Interest	126
		5.	Market Discount	126

	C.	Consequences of holding New Propco Debt, New Opco Notes, The New Land Loan and New Propco Equity		126

		1.	Ownership and Disposition of New Debt	126
		2.	Ownership and Disposition of Holdco Equity Interests	127
		3.	Ownership and Disposition of NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights	127

	D.	INFORMATION REPORTING AND WITHHOLDING		128

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			128

	A.	Liquidation Under Chapter 7		128

	B.	Alternative Plans of Reorganization		129

XII.	CONCLUSION AND RECOMMENDATION			129

SCHEDULES AND EXHIBITS

List of Debtors	Schedule I

List of Opco Group Sellers	Schedule II

The Plan	Exhibit A

Schematic of Restructuring Transactions	Exhibit B

Liquidation Analysis	Exhibit C

Projected Financial Information For New Propco	Exhibit D

New Propco Holdco Term Sheet	Exhibit E

I.              INTRODUCTION

A.                                    The Plan, Generally.

Station Casinos, Inc. (“SCI”), FCP Propco, LLC (“Propco”) and certain of their subsidiaries and affiliates, as debtors and debtors in possession (each, a “Debtor,” and, collectively, the “Debtors”), submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) to holders of Claims against and Equity Interests in the Debtors in connection with:  (i) the solicitation of acceptances of the Joint Chapter 11 Plan of Reorganization for Station Casinos, Inc. And Its Affiliated Debtors, dated June 15, 2010, as the same may be amended (the “Plan”), filed with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”); and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), scheduled for August 27 and 30, 2010 at 10:00 a.m. (prevailing Pacific time).  Unless otherwise defined herein, all capitalized terms contained in this Disclosure Statement shall have the meanings ascribed to them in the Plan.  Headings are for convenience of reference and will not affect the meaning or interpretation of the Disclosure Statement.

This solicitation is being conducted at this time in order to obtain sufficient votes to enable the Plan to be confirmed by the Bankruptcy Court.

The Plan sets forth how the Debtors’ assets and operations will be reorganized and how Claims against and Equity Interests in the Debtors will be treated if the Plan is confirmed by the Bankruptcy Court and is thereafter consummated.  This Disclosure Statement describes certain aspects of the Plan and how it will be implemented if confirmed, the Debtors’ business operations, significant events leading to and occurring during the Chapter 11 Cases, and related matters.  FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT AND ALL RELATED EXHIBITS AND SCHEDULES IN THEIR ENTIRETY.

Attached as Schedules and Exhibits to this Disclosure Statement are copies of the following documents:

•	Schedule I	List of Debtors

•	Schedule II	List of Opco Group Sellers

•	Exhibit A	The Plan

•	Exhibit B	Schematic of Restructuring Transactions

•	Exhibit C	Liquidation Analysis

•	Exhibit D	Projected Financial Information

•	Exhibit E	New Propco Holdco Term Sheet

THE DEBTORS BELIEVE THAT THE PLAN COMPLIES WITH ALL PROVISIONS OF THE BANKRUPTCY CODE AND WILL ENABLE THEM TO RESTRUCTURE OR OTHERWISE SATISFY THEIR DEBT SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11.  THE DEBTORS THEREFORE BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THE DEBTORS’ ESTATES AND THEIR RESPECTIVE CREDITORS.

B.                                    Support For The Plan From The Propco Creditors.

The Plan has the support of creditors holding substantially all the Claims against Propco and the Mezzco Debtors (as defined in the Plan).  Those creditors include: (i) the Mortgage Lenders to Propco, who collectively are owed approximately $1.8 billion in principal amount; (ii) the lenders to each of the Mezzco Debtors (the “Mezzco Lenders”), who collectively are owed approximately $675 million in principal amount from their respective borrowers; and (iii) Propco’s Swap Counterparty, which holds an unsecured Claim against Propco of approximately $144 million, which constitutes the only third party unsecured claim against Propco.

As described below, the Plan also has the support of the Consenting Opco Lenders, who in the aggregate hold approximately 60% in dollar amount of the Claims arising under the Prepetition Opco Credit Agreement, the Holder of all of the Claims under the Prepetition Opco Swap Agreement, and the Official Committee of Unsecured Creditors in these cases.

Propco’s obligations to the Mortgage Lenders are secured by Red Rock, Palace Station, Boulder Station, and Sunset Station (each as defined below) and certain related assets (collectively, the “Propco Properties”).  Under the Plan, the Propco Properties will be transferred to New Propco or one or more of its Subsidiaries as the Mortgage Lenders’ designee in satisfaction of the Mortgage Lenders’ existing secured claims against Propco.  New Propco will be an entity newly formed by the Mortgage Lenders to own and operate the Propco Properties upon consummation of the Plan.  Under and subject to the terms of the Second Amended MLCA or the Stalking Horse APA, New Propco will also acquire certain additional assets from Propco (the “New Propco Transferred Assets”), and from SCI and certain of its affiliates (the “New Propco Purchased Assets” and the “Landco Assets”).

The Debtors are advised that, in conjunction with these transfers to New Propco under the Plan:

•                  the Mortgage Lenders have agreed to sell up to 50% of the equity in New Propco to an affiliate of Fertitta Gaming, LLC, a newly-formed entity owned by Frank Fertitta III and Lorenzo Fertitta (“FG”), for a purchase price (assuming all 50% is sold) of $85.0 million in cash (a portion of which interest may be subsequently sold to an affiliate of Colony Capital, LLC pursuant to an option granted by FG to Colony Capital LLC);

•                  New Propco will enter into a new $1.6 billion credit facility with the Mortgage Lenders;

•                  New Propco will enter into a long-term management agreement with FG, whereby FG will operate the Propco Properties and provide comprehensive management services to New Propco in connection therewith; and

•                  the Mortgage Lenders have agreed to:  (a) assign certain equity interests in New Propco to the Mezzco Lenders; and (b) assign $7.9 million of their cash recovery from Propco to Propco’s Swap Counterparty.

The Debtors are further advised that the Mortgage Lenders, the Mezzco Lenders, the Swap Counterparty, FG and the Fertittas have entered into agreements (the “Propco Lender Support Agreements” or the “Propco PSA”) outlining the terms and conditions of their agreement to support the Plan and the various transactions relating to the ownership and operation of New Propco upon consummation of the Plan.  None of the Debtors are parties to those Propco Lender Support Agreements, but the Debtors have reviewed the Propco Lender Support Agreements and believe that the Plan is (and as amended as described below will be) consistent with the Propco Lender Support Agreements.

C.                                    Support For The Plan From The Prepetition Opco Secured Lender Steering Committee.

The obligations of SCI and various subsidiaries under the Prepetition Opco Credit Agreement and the Opco Cash Collateral Order are secured by substantially all of the assets of SCI and those subsidiaries.  The Plan contemplates that SCI and certain of its subsidiaries (collectively, the “Opco Group Sellers”) will conduct an orderly sale process for substantially all of their assets (other than those assets that will be sold or transferred to Propco or New Propco and certain other Excluded Assets) (collectively, the “New Opco Acquired Assets”) on a going concern basis, under the supervision of the Bankruptcy Court and in a manner designed to procure the highest and best transaction available (the “Sale Process”).  The procedures and deadlines governing the Sale Process have been approved by the Bankruptcy Court in its “Order Establishing Bidding Procedures And Deadlines Relating To Sale Process For Substantially All of The Assets Of Station Casinos Inc. And Certain ‘Opco’ Subsidiaries” entered by the Bankruptcy Court on June 4, 2010 [Docket No. 1563] (the “Bid Procedures Order”).

As authorized under the Bid Procedures Order, the Opco Group Sellers have accepted (subject to all requirements of the Sale Process) an offer from, and entered into an asset purchase agreement with, FG Opco Acquisitions LLC (the “Stalking Horse Bid,” the “Stalking Horse APA,” and the “Stalking Horse Bidder”, respectively).  The Stalking Horse Bidder is an entity owned in whole or in part by FG and the Mortgage Lenders.  The purchase price to be paid under the Stalking Horse APA is approximately $772 million (based upon the face amount of the debt components of the purchase price(1)), consisting of the following:

(1)                                  an amount in cash equal to $317 million, plus the Gun Lake Reimbursement(2) proceeds in excess of $20 million, less the Excess AMT Amount, if any, less the Super Priority Principal Amount if the Stalking Horse Bidder has made the Super Priority Notes Election pursuant to the terms of the Stalking Horse APA;

(2)                                  $430 million in aggregate principal amount of term loans less the Gun Lake Reimbursement proceeds in excess of $20 million, which term loans shall be subject to the terms of the New Opco Credit Agreement; provided that notwithstanding anything herein to the contrary, letters of credit issued and that remain undrawn under the Prepetition Opco Credit Agreement shall be replaced or backstopped by letters of credit issued under the New Opco Credit Agreement;

(3)                                  $25 million in aggregate principal amount of term loans, which shall be subject to the terms of the New Opco PIK Credit Agreement; and

(4)                                  If the Stalking Horse Bidder has made the Super Priority Notes Election pursuant to the terms of the Stalking Horse APA, then Deutsche Bank Trust Company Americas and JP Morgan Chase Bank, N.A., in their capacities as Prepetition Opco Secured Lenders, have consented to receive, and shall receive on the Effective Date, the Super Priority Notes in the Super Priority Principal Amount in lieu of a like amount of Cash that they would otherwise receive as part of their Pro Rata Share of Cash under clause (1) above.

The Bid Procedures Order provides for a competitive bidding process, culminating in the Opco Auction commencing on August 6, 2010.  If the Stalking Horse Bid is not the Successful Bid as a result of the Opco Auction, the Debtors anticipate (a) amending the Plan to reflect and incorporate the terms and conditions of the Successful Bid, and (b) providing such supplemental disclosure of such amendments as the Bankruptcy Court may require.

The Consenting Opco Lenders (a group comprised of the members of the Steering Committee of Prepetition Opco Secured Lenders), certain Non-Debtor Affiliates, FG and the Fertittas have entered into an agreement (as amended, supplemented or otherwise modified from time to time, the “Opco Lender Restructuring Support Agreement”) outlining the terms and conditions of their mutual agreements to support the Sale Process, the Plan and the various transactions relating thereto.  None of the Debtors are parties to the Opco Lender Restructuring Support Agreement, but the Debtors have reviewed that agreement and believe that the Plan is consistent therewith.

D.                                    The Committee Supports the Plan

The Official Committee of Unsecured Creditors (the “Committee”) also supports the Plan and has recommended that unsecured creditors vote in favor of the Plan.  Although the Committee originally objected to the Disclosure Statement and noted its intention at that time to oppose confirmation of the Plan, the Committee has negotiated for and obtained modifications to the Plan, including provisions that will result in a recovery to SCI’s unsecured creditors.  On the basis of those modifications, the Committee now supports the Plan and has entered into

(1)   The Debtors have not reached any conclusion regarding the extent, if any, to which the trading value of the debt components of the purchase price may differ from the face value.

(2)   Capitalized terms used herein that are not otherwise defined herein or in the Plan shall have the meanings ascribed to them in the Stalking Horse APA.

a stipulation with SCI (the “Committee Plan Support Stipulation”) that sets forth the terms and conditions upon which the Committee will support confirmation of the Plan.

E.                                      Purpose, Limitations and Structure of this Disclosure Statement

The purpose of this Disclosure Statement is to provide those holders of Claims against and Equity Interests in the Debtors that are entitled to vote on the Plan with adequate information to make an informed decision as to whether to accept or reject the Plan.  The information in this Disclosure Statement may not be relied upon for any other purpose, and nothing contained in this Disclosure Statement shall constitute an admission of any fact or liability or as a stipulation or waiver by any party, or be admissible in any other case or any bankruptcy or nonbankruptcy proceeding involving any of the Debtors or any other party, or be deemed conclusive advice on the tax, securities or other legal effects of the Plan.

On July     , 2010, after notice and a hearing, the Bankruptcy Court issued an order (the “Disclosure Statement Order”) approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable a hypothetical, reasonable investor being solicited to make an informed judgment whether to accept or reject the Plan.  APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT CONSTITUTES A DETERMINATION THAT THE DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION REGARDING THE PLAN, BUT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

Unless otherwise specified herein, the statements contained in this Disclosure Statement are made only as of the date hereof.  Delivery of this Disclosure Statement after such date does not mean that the information set forth in this Disclosure Statement remains unchanged since such date or the date of the materials relied upon in preparing this Disclosure Statement.  The Debtors have prepared the information contained in this Disclosure Statement in good faith, based upon the information available to them.  Moreover, certain of the statements contained in this Disclosure Statement, by their nature, are forward-looking and contain estimates, assumptions and projections, and there can be no assurance that these forward-looking statements will be correct at any later date.  Except as otherwise expressly stated, no audit of the financial information contained in this Disclosure Statement has been conducted.

If you are eligible to vote on the Plan, this Disclosure Statement and certain related solicitation materials should have been delivered to you.  There are certain documents and other materials identified in this Disclosure Statement and the Plan that are not attached to this Disclosure Statement or the Plan (such documents and materials, the “Plan Supplement”).  The Plan Supplement will be filed with the Bankruptcy Court on or before the date that is ten (10) days prior to the deadline to vote to accept or reject the Plan.  Once it is filed, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  You may obtain a copy of the Plan Supplement once it is filed, or any of the schedules and exhibits to this Disclosure Statement, by accessing the website of the claims agent appointed in these chapter 11 cases (the “Chapter 11 Cases”), at www.kccllc.net/stationcasinos, or by sending a written request to the Debtors’ counsel, Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, CA 90017, Attention:  Robert C. Shenfeld, Esq.

The Plan Supplement will include at least the following documents:

•                  New FG Management Agreement (Opco)

•                  New FG Management Agreement (Propco)

•                  New Opco Credit Agreement

•                  New Opco PIK Credit Agreement

•                  New Opco Purchase Agreement

•                  New Opco Transition Services Agreement

•                  New Propco Credit Agreement

•                  New Propco LLCA.

•                  Opco Lender Support Agreement

•                  Propco Lender Support Agreement

•                  Second Amended MLCA

If you have any questions about the packet of materials you have received, you may contact the Debtors’ counsel by mail at the address listed above, or by phone at (213) 892-4000.

F.                                      Summary of Classification and Treatment of Claims and Equity Interests Under the Plan

The Plan is proposed by SCI, Propco and the following affiliated debtors and debtors in possession:

•                  The three entities that own the existing equity interests in SCI (collectively, the “Parent Debtors”):

•                  FCP Holding, Inc. (owner of 74.8294% of non-voting stock in SCI);

•                  Fertitta Partners, LLC (owner of 25.1706% of non-voting stock in SCI); and

•                  FCP VoteCo, LLC (owner of 100% of voting stock in SCI);

•                  Four entities that are direct or indirect wholly owned subsidiaries of SCI (collectively, the “Other Opco Debtors”):

•                  Northern NV Acquisitions, LLC;

•                  Tropicana Station, LLC;

•                  River Central, LLC; and

•                  Reno Land Holdings, LLC.

•                  The nine entities that comprise the “MezzCo” debtors (collectively, the “Mezzco Debtors”):

•                  FCP MezzCo Parent, LLC;

•                  FCP MezzCo Parent Sub, LLC;

•                  FCP MezzCo Borrower VII, LLC;

•                  FCP MezzCo Borrower VI, LLC;

•                  FCP MezzCo Borrower V, LLC;

•                  FCP MezzCo Borrower IV, LLC;

•                  FCP MezzCo Borrower III, LLC;

•                  FCP MezzCo Borrower II, LLC; and

•                  FCP MezzCo Borrower I, LLC.

SCI also has various other direct and indirect subsidiaries and affiliates (collectively, the “Non-Debtor Affiliates”) that have not filed for bankruptcy relief and have continued to operate their businesses in the ordinary course during the pendency of the Debtors’ chapter 11 cases.  If the Plan is confirmed, certain Non-Debtor Affiliates may file for bankruptcy relief in order to effectuate certain of the transactions contemplated by, or required under, the Plan.  The Debtors expect that any such filings would not affect or disrupt the ordinary course operations of the Debtors or the Non-Debtor Affiliates in any material way.  This Plan contemplates certain transactions involving the Debtors and various of the Non-Debtor Affiliates, including certain asset transfers, and other transactions, as part of the implementation of the Plan (including transactions that may be implemented in connection with bankruptcy filings by certain Non-Debtor Affiliates).  For a description of those transactions, please see Article V of the Plan (“Means for Implementation of the Plan”), Section IV.C of this Disclosure Statement and Exhibit B to this Disclosure Statement, which contains a schematic outlining the various transactions that are proposed to implement the Plan.

Although the Chapter 11 Cases are jointly administered pursuant to an order of the Bankruptcy Court, the Debtors are not proposing the substantive consolidation of their respective bankruptcy estates.  Thus, the Plan provides for the separate classification and treatment of creditors and equity holders for each of the respective eighteen Debtors.  The Debtors are submitting the Plan jointly, covered by a single Disclosure Statement, to simplify drafting and to avoid duplicative costs relating to the preparation and distribution of multiple plans and disclosure statements.  Accordingly, the Plan generally applies to all of the Debtors, except where otherwise indicated.

As described more fully in this Disclosure Statement, the Plan provides for significant distributions on account of certain Allowed Claims in the form of asset transfers, cash payments, assumption of specified liabilities, new debt instruments and new equity securities that will result from the Debtors’ realization of value for their respective assets pursuant to various Plan-related transactions.  The Plan distributions will be in various amounts and will take various forms, depending on the classification and treatment of any particular Claim against or Equity Interest in any particular Debtor.  The following tables summarize the classification and treatment of Claims and Equity Interests for each Debtor under the Plan.  For a more detailed description of the classification and treatment of Claims and Equity Interests under the Plan, please see Section IV.B

1.             Claims and Equity Interests Against Parent Debtors

(A)                               FCP Holding, Inc.

Class	Claim	Treatment	Status	Estimated Amount of Claims(3)	Estimated Recovery (as % of Claim amount)
FHI.1	Prepetition Mortgage Loan Guaranty Claims	See treatment of Class P.2 Claims below	Impaired	Contingent	See treatment of Class P.2 Claims below
FHI.2	Prepetition Mezzanine Loan Guaranty Claims	Extinguished with no recovery	Impaired	Contingent	0%
FHI.3	Land Loan Guaranty Claims	Extinguished with no recovery	Impaired	Contingent	0%
FHI.4	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%

(3)                                  These estimates were compiled based upon a review of the Debtors’ schedules and filed proofs of claim.  These estimates may change as the claims analysis and objection process proceeds.

Class	Claim	Treatment	Status	Estimated Amount of Claims(3)	Estimated Recovery (as % of Claim amount)
FHI.5	Intercompany Claims	Extinguished with no recovery	Impaired	0	0%
FHI.6	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(B)                               Fertitta Partners LLC

Class	Claim	Treatment	Status	Estimated Amount of Claims	Estimated Recovery (as % of Claim amount)
FP.1	Prepetition Mortgage Loan Guaranty Claims	See treatment of Class P.2 Claims below	Impaired	Contingent	See treatment of Class P.2 Claims below
FP.2	Prepetition Mezzanine Loan Guaranty Claims	Extinguished with no recovery	Impaired	Contingent	0%
FP.3	Land Loan Guaranty Claims	Extinguished with no recovery	Impaired	Contingent	0%
FP.4	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
FP.5	Intercompany Claims	Extinguished with no recovery	Impaired	0	0%
FP.6	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(C)           FCP Voteco, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claims	Estimated Recovery (as % of Claim amount)
VC.1	Prepetition Mortgage Loan Guaranty Claims	See treatment of Class P.2 Claims below	Impaired	Contingent	See treatment of Class P.2 Claims below
VC.2	Prepetition Mezzanine Loan Guaranty Claims	Extinguished with no recovery	Impaired	Contingent	0%
VC.3	Land Loan Guaranty Claims	Extinguished with no recovery	Impaired	Contingent	0%

Class	Claim	Treatment	Status	Estimated Amount of Claims	Estimated Recovery (as % of Claim amount)
VC.4	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
VC.5	Intercompany Claims	Extinguished with no recovery	Impaired	0	0%
VC.6	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

2.             Claims and Equity Interests Against Propco

Class	Claim	Treatment	Status	Estimated Amount of Claims	Estimated Recovery (as % of Claim amount)
P.1	Other Secured Claims	Payment in full in Cash or otherwise left Unimpaired	Unimpaired	0	100%
P.2	Prepetition Mortgage Loan Claims	a. All New Propco Transferred Assets, delivered to New Propco as designee of Mortgage Lenders b. Pro Rata shares of Propco Excess Effective Date Cash and any recoveries received by Propco on account of its Claims against SCI	Impaired	$1,801,271,958.33	Transfer of all Collateral securing the Prepetition Mortgage Loan Claims, which has a value of less than the Allowed Prepetition Mortgage Loan Claims.
P.3	General Unsecured Claims	Extinguished with no recovery	Impaired	$144,002,857.00	0%
P.4	Intercompany Claims	Extinguished with no recovery	Impaired	$8,804,953.00	0%
P.5	Equity Interests	Surrendered to FCP MezzCo Borrower I, LLC in satisfaction of its pledge of those Equity Interests, then immediately shall be cancelled and extinguished with no recovery	Impaired	n/a	0%

3.             Claims and Equity Interests Against Mezzco Debtors

(A)                               FCP MezzCo Parent, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claims	Estimated Recovery (as % of Claim amount)
MP.1	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
MP.2	Intercompany Claims	Extinguished with no recovery	Impaired	$5,972,107.00	0%
MP.3	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(B)                               FCP MezzCo Parent Sub, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claims	Estimated Recovery (as % of Claim amount)
MS.1	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
MS.2	Intercompany Claims	Extinguished with no recovery	Impaired	$5,972,107.00	0%
MS.3	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(C)                               FCP Mezzco Borrower VII, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claims	Estimated Recovery (as % of Claim amount)
M7.1	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
M7.2	Intercompany Claims	Extinguished with no recovery	Impaired	$5,972,107.00	0%
M7.3	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(D)                               FCP Mezzco Borrower VI, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
M6.1	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
M6.2	Intercompany Claims	Extinguished with no recovery	Impaired	$5,972,107.00	0%

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
M6.3	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(E)                                 FCP Mezzco Borrower V, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
M5.1	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
M5.2	Mezz IV Pledge Claims	Extinguished with no recovery	Impaired	0	0%
M5.3	Intercompany Claims	Extinguished with no recovery	Impaired	$5,972,107.00	0%
M5.4	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(F)                                 FCP Mezzco Borrower IV, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
M4.1	Mezz IV Loan Claims	Equity Interests in FCP Mezzco Borrower III, LLC; then extinguished and discharged with no recovery	Impaired	$150,437,940.76	0%
M4.2	General Unsecured Claims	Extinguished with no recovery	Impaired	$1,866.97	0%
M4.3	Intercompany Claims	Extinguished with no recovery	Impaired	$5,972,107.00	0%
M4.4	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(G)                               FCP Mezzco Borrower III, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
M3.1	Mezz III Loan Claims	Equity Interests in FCP Mezzco Borrower II, LLC; then extinguished with no recovery	Impaired	$150,337,750.00	0%

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
M3.2	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
M3.3	Intercompany Claims	Extinguished with no recovery	Impaired	$5,972,107.00	0%
M3.4	Equity Interests	Deemed surrendered to the Holders of Mezz IV Loan Claims in satisfaction of its pledge of those Equity Interests; extinguished with no recovery immediately upon such surrender	Impaired	n/a	0%

(H)                               FCP Mezzco Borrower II, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
M2.1	Mezz II Loan Claims	Equity Interests in FCP Mezzco Borrower I, LLC; then extinguished with no recovery	Impaired	$175,000,000.00	0%
M2.2	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
M2.3	Intercompany Claims	Extinguished with no recovery	Impaired	$5,972,107.00	0%
M2.4	Equity Interests	Deemed surrendered to the Holders of Mezz III Loan Claims in satisfaction of its pledge of those Equity Interests; extinguished with no recovery immediately upon such surrender	Impaired	n/a	0%

(I)                                    FCP Mezzco Borrower I, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
M1.1	Mezz I Loan Claims	Equity Interests in Propco; then extinguished with no recovery	Impaired	$200,000,000.00	0%

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
M1.2	General Unsecured Claims	Extinguished with no recovery	Impaired	0	0%
M1.3	Intercompany Claims	Extinguished with no recovery	Impaired	$6,689,503.00	0%
M1.4	Equity Interests	Deemed surrendered to the Holders of Mezz II Loan Claims in satisfaction of its pledge of those Equity Interests; extinguished with no recovery immediately upon such surrender	Impaired	n/a	0%

4.             Claims and Equity Interests Against SCI

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
S.1	Other Secured Claims	Paid in full in Cash or otherwise left Unimpaired	Unimpaired	0	100%
S.2	Prepetition Opco Secured Claims

New Opco Acquired Asset sale proceeds of $772 million, consisting of:

(1) An amount in cash equal to $317 million, plus the Gun Lake Reimbursement(4) proceeds in excess of $20 million, less the Excess AMT Amount (subject to the Super Priority Notes Election);

(2) $430 million in aggregate principal amount of term loans under the New Opco Credit Agreement (less the amount of Gun Lake Reimbursement

			Impaired

Approx. $880 — 890 million as of Petition Date, plus all interest accrued and unpaid thereon as of the Effective Date, and all unpaid fees, costs, expenses and other charges, claims and obligations (including indemnification claims) required to be paid or reimbursed, as

					Approximately 87% (based upon the face amount of the debt components of the purchase price, with no adjustment for any potential variations in the trading price of that debt from

(4)   Capitalized terms used herein that are not otherwise defined herein or in the Plan shall have the meanings ascribed to them in the Stalking Horse APA.

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
		proceeds in excess of $20 million); and (3) $25 million in aggregate principal amount of term loans under the New Opco PIK Credit Agreement.		applicable, pursuant to the Prepetition Opco Credit Agreement and the Prepetition Opco Swap Agreement	the face amount(5))
S.3	Master Lease Rejection Damage Claim	Transfer from SCI of all Master Lease Collateral	Impaired	Unliquidated	Secured portion of claim satisfied through transfer of all Master Lease Collateral; balance of claim receives no recovery
S.4	General Unsecured Claims

Holders of Allowed General Unsecured Claims against SCI:

(a) That are Eligible Opco Unsecured Creditors shall receive their Allocated Pro Rata Share of NPH Warrants;

(b)  That are Eligible Opco Unsecured Creditors and Accredited Investors shall receive their Allocated Pro Rata Share of NPH Investment Rights; and

(c)  That become Qualified Eligible Opco Unsecured Creditors through participation in the Propco Rights Offering and the purchase of NPH Equity therein shall be entitled to exercise NPH Post-Effective Investment Rights in the manner, on the terms and

			Impaired	$8,975,000, plus unsecured deficiency claim portion of Prepetition Opco Secured Claims	NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights, as applicable

(5)   The Debtors have not reached any conclusion regarding the extent, if any, to which the trading value of the debt components of the purchase price may differ from the face value.

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)

subject to the conditions set forth in the NPH Term Sheet.

NOTE: Any Holder of a Class S.2 Claim that votes to accept the Plan, however, shall not be an Eligible Opco Unsecured Creditor and shall be deemed to have elected to waive any and all rights to receive any distributions on account of its Class S.4 deficiency claim and therefore shall not receive any NPH Warrants and shall not have any rights to participate in the Propco Rights Offering, any Equity Raise or in any NPH Post-Effective Investment Rights on account of its Class S.4 deficiency claim.

S.5	Senior Notes Claims

Holders of Allowed Senior Notes Claims against SCI:

(a)  That are Eligible Opco Unsecured Creditors shall receive their Allocated Pro Rata Share of NPH Warrants;

(b)  That are Eligible Opco Unsecured Creditors and Accredited Investors shall receive their Allocated Pro Rata Share of NPH Investment Rights; and

(c)  That become Qualified Eligible Opco Unsecured Creditors through participation in the Propco Rights Offering and the purchase of NPH Equity therein shall be entitled to exercise NPH Post-Effective Investment Rights in the manner, on the terms and subject to the conditions set forth in the NPH Term

			Impaired	$1,283,207,555.26	NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights, as applicable

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
		Sheet.
S.6	Subordinated Notes Claims

Holders of Allowed Subordinated Notes Claims against SCI:

(a)  That are Eligible Opco Unsecured Creditors shall be entitled to their Allocated Pro Rata Share of NPH Warrants;

(b)  That are Eligible Opco Unsecured Creditors and Accredited Investors shall be entitled to their Allocated Pro Rata Share of NPH Investment Rights; and

(c)  That become Qualified Eligible Opco Unsecured Creditors through participation in the Propco Rights Offering and the purchase of NPH Equity therein shall be entitled to exercise NPH Post-Effective Investment Rights in the manner, on the terms and subject to the conditions set forth in the NPH Term Sheet.

PROVIDED, HOWEVER, that the distributions described above to which the Holders of Subordinated Notes Claims otherwise may be entitled shall be subject, in each case, to any applicable contractual subordination arrangements or obligations, including any such arrangements or obligations with respect to (a) Holders of Allowed Class S.4 Claims that also hold Class S.2 Claims and that do not vote to accept the Plan on account of such Class S.2 Claims and (b) Holders of Allowed Senior Notes, except to the extent

			Impaired	$1,558,094,741.08	NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights, as applicable and subject to contractual subordination provisions

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)

the parties otherwise agree and such agreement is reflected in the Plan and approved by the Bankruptcy Court. Absent such agreement, the application of any such arrangement or obligations may result in Holders of Class S.6 Claims receiving no recovery under the Plan. There can be no assurance that any such agreement will be reached that would result in Holders of Class S.6 Claims retaining a recovery under the Plan.

S.7	Mortgage Lender Claims Against SCI

Transfer from Propco of all Master Lease Collateral received by Propco from SCI (based on Propco’s assignment to Mortgage Lenders of claims, liens, etc. arising under Master Lease), plus Class P.2 treatment

			Impaired	Unliquidated	Secured portion of claim satisfied through transfer of all Master Lease Collateral; balance of claim receives no recovery
S.8	Intercompany Claims	Extinguished with no recovery	Impaired	Unliquidated	0%
S.9	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

5.             Claims and Equity Interests Against Other Opco Debtors

(A)                               Northern NV Acquisitions, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
NA.1	Other Secured Claims	Paid in full in Cash or otherwise left Unimpaired	Unimpaired	0	100%
NA.2	General Unsecured	No distribution under	Impaired	$21,734.72	0%

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
	Claims	Stalking Horse Bid, subject to higher/better bids at Opco Auction
NA.3	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(B)                               Reno Land Holdings, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
RL.1	Other Secured Claims	Paid in full in Cash or otherwise left Unimpaired	Unimpaired	0	100%
RL.2	General Unsecured Claims	No distribution under Stalking Horse Bid, subject to higher/better bids at Opco Auction	Impaired	0	0%
RL.3	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(C)                               River Central, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
RC.1	Other Secured Claims	Paid in full in Cash or otherwise left Unimpaired	Unimpaired	0	100%
RC.2	Prepetition Opco Credit Agreement Guaranty Claims	See treatment of Class S.2 Claims	Impaired	See Class S.2	See treatment of Class S.2 Claims
RC.3	General Unsecured Claims	No distribution under Stalking Horse Bid, subject to higher/better bids at Opco Auction	Impaired	0	0%
RC.4	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

(D)                               Tropicana Station, LLC

Class	Claim	Treatment	Status	Estimated Amount of Claim	Estimated Recovery (as % of Claim amount)
TS.1	Other Secured Claims	Paid in full in Cash or otherwise left Unimpaired	Unimpaired	0	100%
TS.2	Prepetition Opco Credit Agreement Guaranty Claims	See treatment of Class S.2 Claims	Impaired	See Class S.2	See treatment of Class S.2 Claims
TS.3	General Unsecured Claims	No distribution under Stalking Horse Bid, subject to higher/better bids at Opco Auction	Impaired	0	0%
TS.4	Equity Interests	Extinguished with no recovery	Impaired	n/a	0%

G.                                    Voting on the Plan

The Disclosure Statement Order approved certain procedures governing the solicitation of votes on the Plan from holders of Claims against and Equity Interests in the Debtors, which procedures are described below.

1.                                       Classes Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of claims or interests that are members of a class that (a) is “impaired” within the meaning of section 1124 of the Bankruptcy Code (an “Impaired Class”) and (b) is not deemed to have rejected the plan under section 1126(g) of the Bankruptcy Code are entitled to vote to accept or reject a plan of reorganization (each, a “Voting Class”). Classes of claims or interests that are not impaired under Bankruptcy Code section 1124 are conclusively presumed to have accepted the plan and are not entitled to vote to accept or reject the plan. Impaired Classes consisting of members that will receive no recovery under the plan are deemed to have rejected the plan under Bankruptcy Code section 1126(g) and are not entitled to vote to accept or reject the plan.

Only holders of record of Claims or Equity Interests as of the Voting Record Date (i.e. July 15, 2010) that are classified in Voting Classes have been sent a copy of this Disclosure Statement and an appropriately customized Ballot.

Under the Plan, the Voting Classes are Classes FHI.1, FP.1, VC.1, P.2, M5.2, M4.1, M3.1, M2.1, M1.1, S.2, S.3, S.4, S.5, S.6, S.7, RC.2 and TS.2.

Under the Plan, the Classes that are not entitled to vote (each, a “Non-Voting Class”) are:

•                  FHI.2, FHI.3, FHI.4, FHI.5, and FHI.6

•                  FP.2, FP.3, FP.4, FP.5, and FP.6

•                  VC.2, VC.3, VC.4, VC.5, and VC.6

•                  P.1, P.3, P.4, and P.5

•                  MP.1, MP.2 and MP.3

•                  MS.1, MS.2 and MS.3

•                  M7.1, M7.2, and M7.3

•                  M6.1, M6.2, and M6.3

•                  M5.1, M5.3, and M5.4

•                  M4.2, M4.3, and M4.4

•                  M3.2, M3.3, and M3.4

•                  M2.2, M2.3, and M2.4

•                  M1.2, M1.3, and M1.4

•                  S.1, S.8, and S.9

•                  NA.1, NA.2, and NA.3

•                  RL.1, RL.2 and RL.3

•                  RC.1, RC.3 and RC.4

•                  TS.1, TS.3 and TS.4

2.                                       Votes Required for Acceptance of the Plan by a Class

Pursuant to the Bankruptcy Code, a class of claims is considered to have accepted a proposed plan of reorganization if the plan is accepted by more than one-half of the class members that actually voted on the plan, holding at least two-thirds in terms of dollar amount of the claims in that class for which a valid ballot was submitted. Thus, for each of the Voting Classes under the Plan, the Class will have accepted the Plan if, of the total number of Class members that vote, more than one-half vote to accept the Plan, and such majority of voters holds at least two-thirds of the total dollar amount of the Claims in that Class for which a Ballot was properly submitted.

3.                                       Tabulation of Votes

A vote to accept or reject the Plan may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not cast in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. A Ballot that does not indicate the acceptance or rejection of the Plan or that indicates both acceptance and rejection of the Plan will be disregarded. If the holder of a Claim or Equity Interest does not properly submit its Ballot, or that holder’s vote is disregarded, that holder and that holder’s Claim or Equity Interest will not be included in deciding whether the requisite number of Class members and amount of Claims or Equity Interests voted to accept or reject the Plan.

Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization notwithstanding the rejection of the plan by one or more Impaired Classes of claims or interests. Under that section, a plan may be confirmed if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non accepting class. The Plan contemplates the deemed rejection (under Bankruptcy Code section 1126(g)) of those Classes of Claims and Equity Interests for which there will be no distributions. In addition, the Voting Classes may not vote to accept the Plan. Accordingly, the Debtors will be requesting confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code at the Confirmation Hearing. For a more detailed description of the requirements for confirmation of a plan that has been rejected by one or more classes, please see Section V.A.

4.                                       Voting Instructions

If you are entitled to vote on the Plan, a Ballot is enclosed with this Disclosure Statement. If you are entitled to vote in more than one Class, you will receive separate Ballots for each Claim or Equity Interest, which must be used for each separate Class of Claims and Equity Interests. Please refer to your Ballot and the Disclosure Statement Order for more specific instructions on voting on the Plan.

The Debtors, the Mortgage Lenders, the Consenting Opco Lenders and the Committee recommend that you vote in favor of confirmation of the Plan.

If you are a holder of record of a Claim or Equity Interest:

Please vote and return your Ballot(s) in accordance with the instructions set forth herein and in the instructions accompanying your Ballot(s), to:

Station Casinos Ballot Processing Center

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

TO BE COUNTED, YOUR EXECUTED BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED AT THE ADDRESS ABOVE NO LATER THAN 5:00 P.M. (PREVAILING PACIFIC TIME) ON AUGUST 20, 2010 (THE “VOTING DEADLINE”). ANY BALLOT RECEIVED THAT IS NOT EXECUTED, DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL BE DISREGARDED. DO NOT RETURN ANY OTHER DOCUMENTS WITH YOUR BALLOT. FACSIMILE BALLOTS WILL NOT BE ACCEPTED.

5.                                       Inquiries

If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and either did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have questions about the procedures for voting your Claim or Equity Interest, or about the packet of materials that you received, please contact Kurtzman Carson Consultants LLC (the “Voting Agent”), at 2335 Alaska Avenue, El Segundo, CA 90245, Attention: Station Casinos Ballot Processing, or by telephone at (877) 499-4512.

If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, Los Angeles, CA 90017, Attention: Robert C. Shenfeld, Esq. by telephone at (213) 892-4000 or by electronic mail at rshenfeld@milbank.com.

H.                                    Confirmation Hearing

Pursuant to Bankruptcy Code section 1128, the Confirmation Hearing will commence on August 27, 2010, beginning at 10:00 a.m. (prevailing Pacific time), before the Honorable Gregg W. Zive, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Nevada, 300 Booth Street, Reno, Nevada 89509. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before August 12, 2010 at 5:00 p.m. (prevailing Pacific time). The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Subsequent to the Confirmation Hearing, the Bankruptcy Court may issue an Order confirming the Plan (the “Confirmation Order”).

I.                                         Overview of Chapter 11 Process

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of the debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor in property as of the Petition Date.  The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case.  A plan of reorganization sets forth the terms for satisfying claims against and equity interests in a debtor.  Upon confirmation of a plan of reorganization, it is binding on the debtor, any issuer of securities under the plan, and any creditor or equity interest holder of the debtor.  Subject to certain limited exceptions, the confirmation order discharges the debtor from any debts that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

After a chapter 11 plan has been filed, holders of certain claims against and equity interests in a debtor are permitted to vote to accept or reject such plan.  Before soliciting acceptances of the proposed plan, however, a debtor is required under section 1125 of the Bankruptcy Code to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.

The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.  This Disclosure Statement sets forth specific information regarding the pre-bankruptcy history of the Debtors (within the context of the greater Station Casinos enterprise), the nature and progress of the Chapter 11 Cases, and the anticipated organizational and capital structure and operations of the Station properties after confirmation of the Plan and emergence from chapter 11.  This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of confirmation of the Plan, certain risk factors associated with the debt and equity securities that will be issued to holders of certain Classes of Claims and Equity Interests, and the manner in which distributions will be made under the Plan.  In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Equity Interests entitled to vote must follow in order for their votes to be counted.

II.            GENERAL INFORMATION ABOUT STATION CASINOS

The Debtors and their Non-Debtor Affiliates form a consolidated gaming and entertainment enterprise that currently owns and operates ten major hotel/casino properties (two of which are 50% owned) under the SCI and Fiesta brand names and eight smaller casino properties (three of which are 50% owned) in the Las Vegas metropolitan area, as well as manages a casino for a Native American tribe (such consolidated enterprise, “Station Casinos”).

A.                                    Description and History of Station Casinos’ Business

1.                                       Operations

Station Casinos is a gaming and entertainment company that currently owns and operates ten major hotel/casino properties (two of which are 50% owned) under the Station and Fiesta brand names and eight smaller casino properties (three of which are 50% owned) in the Las Vegas metropolitan area.  Station Casinos also manages a casino for a Native American tribe.  Station Casinos’ growth strategy includes the master-planned expansions of its existing gaming facilities in Nevada, the development of gaming facilities on certain real estate that it owns or is under contract to acquire in the Las Vegas valley and Reno, Nevada, the evaluation and pursuit of additional acquisition or development opportunities in Nevada and other gaming markets and the pursuit of additional management agreements with Native American tribes.  New Propco (as the new owner of the Propco Properties and certain other assets) and the Successful Bidder (as the new owner of the New Opco Acquired Assets) may or may not elect to pursue the growth strategy previously adopted by Station Casinos.

SCI and its subsidiaries own and operate Palace Station Hotel & Casino (“Palace Station”), Boulder Station Hotel & Casino (“Boulder Station”), Texas Station Gambling Hall & Hotel (“Texas Station”), Sunset Station Hotel & Casino (“Sunset Station”), Santa Fe Station Hotel & Casino (“Santa Fe Station”), Red Rock Casino Resort Spa (“Red Rock”), Fiesta Rancho Casino Hotel (“Fiesta Rancho”), Fiesta Henderson Casino Hotel (“Fiesta Henderson”), Wild Wild West Gambling Hall & Hotel (“Wild Wild West”), Wildfire Casino—Rancho (“Wildfire Rancho”), Wildfire Casino—Boulder (“Wildfire Boulder”), Gold Rush Casino (“Gold Rush”)

and Lake Mead Casino.  SCI and its subsidiaries also own a 50% interest in Green Valley Ranch Resort Spa Casino (“Green Valley Ranch”), Aliante Station Casino + Hotel (“Aliante Station”), Barley’s Casino & Brewing Company (“Barley’s”), The Greens Gaming and Dining (“The Greens”) and Wildfire Lanes and Casino (“Wildfire Lanes”).  Each of the Station casinos caters primarily to local Las Vegas area residents.  In addition, SCI and its subsidiaries manage Thunder Valley Casino (“Thunder Valley”) in Sacramento, California on behalf of the United Auburn Indian Community (“UAIC”).

Properties

Set forth below is certain information as of December 31, 2009 concerning the Station Casinos properties, all of which are owned and/or operated by subsidiaries of SCI except as otherwise indicated.  The properties are more fully described following the table.

	Hotel Rooms	Slots(1)	Gaming Tables(2)	Parking Spaces(3)	Acreage
Casino Properties
Palace Station	1,000	1,722	46	2,600	30
Boulder Station	300	2,749	41	4,800	54
Texas Station	200	1,994	31	5,900	47
Sunset Station	457	2,463	41	5,500	82
Santa Fe Station	200	2,825	47	5,200	38
Red Rock	815	2,989	64	6,800	64
Green Valley Ranch (50% owned)	490	2,392	55	3,900	40
Aliante Station (50% owned)	202	2,013	44	4,800	40
Fiesta Rancho	100	1,412	16	2,050	25
Fiesta Henderson	224	1,628	19	3,000	46
Other Properties
Wild Wild West	262	200	6	600	19
Wildfire Rancho	—	194	—	265	5
Wildfire Boulder	—	172	—	230	2
Gold Rush	—	154	—	125	1
Lake Mead Casino	—	75	—	64	3
Barley’s (50% owned)	—	199	—	—	—
The Greens (50% owned)	—	36	—	—	—
Wildfire Lanes (50% owned)	—	196	—	—	—
Managed Properties
Thunder Valley (4)	—	2,426	102	4,500	49

(1)          Includes slot and video poker machines and other coin-operated devices.

(2)          Generally includes blackjack (“21”), craps, roulette, pai gow poker, mini baccarat, let it ride, three-card poker, Texas hold’em and wild hold’em.  The Casino Properties, with the exception of Green Valley Ranch, also offer a keno lounge and bingo parlor.  The Casino Properties also offer a race and sports book and the Other Properties offer a sports book with the exception of The Greens and Lake Mead Casino.

(3)          Includes covered parking spaces of 1,900 for Palace Station, 1,900 for Boulder Station, 3,500 for Texas Station, 2,900 for Sunset Station, 4,500 for Santa Fe Station, 5,100 for Red Rock, 2,700 for Green Valley Ranch, 3,300 for Aliante Station, 1,000 for Fiesta Rancho and 1,100 for Fiesta Henderson.

(4)          A Non-Debtor Affiliate of SCI manages Thunder Valley on behalf of the UAIC.

Casino Properties

Palace Station

Palace Station is strategically located at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas’ most heavily traveled areas.  Palace Station is a short distance from McCarran International Airport and from major attractions on the Las Vegas Strip and downtown Las Vegas.  Palace Station features a turn-of-the-20th-

century railroad station theme with non-gaming amenities including newly remodeled hotel rooms, seven full-service restaurants, a 275-seat entertainment lounge, four additional bars, two swimming pools, an approximately 20,000-square-foot banquet and convention center, a gift shop and a non-gaming video arcade.

Boulder Station

Boulder Station, which opened in August 1994, is strategically located on Boulder Highway, immediately adjacent to the Interstate 515 interchange.  Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas.  Boulder Station features a turn-of-the-20th-century railroad station theme with non-gaming amenities including five full-service restaurants, a 750-seat entertainment lounge, six additional bars, an 11-screen movie theater complex, a Kid’s Quest child care facility, a swimming pool, a non-gaming video arcade and a gift shop.

Texas Station

Texas Station, which opened in July 1995, is strategically located at the corner of Lake Mead Boulevard and Rancho Drive in North Las Vegas.  Texas Station features a friendly Texas atmosphere, highlighted by distinctive early Texas architecture with non-gaming amenities including five full-service restaurants, a Kid’s Quest child care facility, a 300-seat entertainment lounge, a 1,700-seat event center, eight additional bars, an 18-screen movie theater complex, a swimming pool, a non-gaming video arcade, a gift shop, a 60-lane bowling center and approximately 40,000 square feet of meeting and banquet space.

Texas Station is subject to a ground lease.  The lessor is Texas Gambling Hall & Hotel, Inc., which is an affiliate of a member of the Fertitta family but is not owned or controlled by Frank or Lorenzo Fertitta or FG.  The ground lease contains a change of control provision that requires the lessee (Texas Station, LLC) to purchase the ground lease property upon a change of control (the “Texas Put Right”) if the lessor elects to exercise the Texas Put Right.  The lessor has one year from the change of control to exercise the Texas Put Right.  The ground lease provides that the purchase price would be calculated based upon a net present value calculation of the remaining rent due under the ground lease.  The amount of the forced purchase price thus would depend upon, among other things, the remaining term of the ground lease at the time of the triggering change of control, as well as the discount factor used in the net present value calculation.  In connection with negotiations regarding the Sale Process and potential bids for the New Opco Acquired Assets, the lessor, the Mortgage Lenders and the lessee (Texas Station, LLC) entered into a binding settlement to avoid the process of determining the net present value of the rental stream, with all of the attendant potential disputes, and to fix the cost of purchasing the Texas Station real estate upon a change of control resulting from the Sale Process as follows:  (i) if the Acquisition is consummated and the Stalking Horse Bidder is the Successful Bidder, the Texas Put will be extinguished and no longer exercisable; (ii) if a person other than the Stalking Horse Bidder is selected as the Successful Bidder for the Opco assets, the price for the settlement of the Texas Put will be $75 million and shall be required to be paid at closing of purchase pursuant to such bid; and (iii) if the Plan is not confirmed, a person other than the Stalking Horse Bidder is not selected as the successful bidder under the Plan and the Asset Transfers occur, the price for the settlement of the Texas Put (and the buyout of the ground lease) will be $75 million and shall not he required to he paid until the first anniversary of the consummation of the transfer of the New Propco Purchased Assets.

The Committee has disputed the bona fides of the settlement of the Texas Put Right and has appealed the Bankruptcy Court’s approval of the inclusion of the settlement of the Texas Put Right in the Bidding Procedures Order and expects to raise the same issue in its appeal of the Second Amended MLCA.  Pursuant to the Committee Plan Support Stipulation, if the Plan is confirmed and becomes effective, that appeal will be dismissed.

Sunset Station

Sunset Station, which opened in June 1997, is strategically located at the intersection of Interstate 515 and Sunset Road.  Multiple access points provide customers convenient access to the gaming complex and parking areas.  Situated in a highly concentrated commercial corridor along Interstate 515, Sunset Station has prominent visibility from the freeway and the Sunset commercial corridor.  Sunset Station is located approximately nine miles east of McCarran International Airport and approximately seven miles southeast of Boulder Station.  Sunset Station features a Spanish/Mediterranean-style theme with non-gaming amenities including seven full-service restaurants themed to capitalize on the familiarity of the restaurants at Station Casinos’ other properties, a

520-seat entertainment lounge, a 4,000-seat outdoor amphitheater, eight additional bars, a gift shop, a non-gaming video arcade, a 13-screen movie theater complex, a 72-lane bowling center, a Kid’s Quest child care facility and a swimming pool.

Santa Fe Station

In October 2000, a subsidiary of SCI purchased Santa Fe Station which is strategically located at the intersection of Highway 95 and Rancho Drive, approximately five miles northwest of Texas Station.  Santa Fe Station features non-gaming amenities including five full-service restaurants, a gift shop, a non-gaming video arcade, a swimming pool, a 500-seat entertainment lounge, seven additional bars, a 60-lane bowling center, a 16-screen movie theater complex, a Kid’s Quest child care facility and over 14,000 square feet of meeting and banquet facilities.

Red Rock

Red Rock, which opened on April 18, 2006, is strategically located on Charleston Boulevard at the Interstate 215/Charleston interchange in the Summerlin master-planned community in Las Vegas, Nevada.  Red Rock features an elegant desert oasis theme with a contemporary design, offering 815 hotel rooms featuring ultra-modern design filled with the most up-to-date luxury amenities.  In addition to its standard guestrooms, the hotel offers six styles of suites, including one-of-a-kind custom villas and penthouse suites.  Additional non-gaming amenities include ten full-service restaurants, a 16-screen movie theater complex, 94,000 square feet of meeting and convention space, a night club, a full-service spa, a 72-lane bowling center and a Kid’s Quest child care facility.

Green Valley Ranch

Green Valley Ranch, which opened in December 2001, is strategically located at the intersection of Interstate 215 and Green Valley Parkway in Henderson, Nevada.  Green Valley Ranch is approximately five minutes from McCarran International Airport and seven minutes from the Las Vegas Strip.  A subsidiary of SCI jointly developed the project on 40 acres of a 170-acre multi-use commercial development with GCR Gaming.  In addition to SCI’s indirect 50% ownership interest in Green Valley Ranch, a subsidiary of SCI is also the managing partner of Green Valley Ranch and receives a management fee equal to 2% of the property’s revenues and approximately 5% of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).

Green Valley Ranch was designed to complement the Green Valley master-planned community.  The AAA Four Diamond resort features a Mediterranean-style villa theme with non-gaming amenities including eight full-service restaurants, a 4,200-square-foot non-gaming arcade, a state-of-the-art spa with outdoor pools, a 10-screen movie theater complex, two gift shops, approximately 65,000 square feet of meeting and convention space and an entertainment lounge.  Green Valley Ranch also offers an 8-acre complex featuring private poolside cabanas, a contemporary poolside bar and grill, one and a half acres of vineyards and an outdoor performance venue.

GV Ranch Station, Inc. (“GVRS”), a wholly owned subsidiary of SCI, owns a 50% equity interest in the joint venture that owns Green Valley Ranch and also manages Green Valley Ranch.  GVRS has filed a chapter 11 case that is being jointly administered with SCI’s chapter 11 case and those of SCI’s other Affiliates.  The joint venture that owns Green Valley Ranch has commenced discussions with its own lenders about restructuring alternatives.  Neither Green Valley Ranch nor GVRS’ equity interest in the joint venture that owns Green Valley Ranch will be included in the Opco Auction or the New Opco Acquired Assets.  The Debtors do not believe that GVRS’ equity interests in the joint venture that owns Green Valley Ranch have any value.

Aliante Station

Aliante Station, which opened in November  2008, is strategically located at the intersection of Interstate 215 and Aliante Parkway in North Las Vegas, Nevada.  A subsidiary of SCI jointly developed the project on 40 acres in the Aliante master-planned community with The Greenspun Corporation.  Aliante Station features a contemporary desert theme with non-gaming amenities including 202 hotel rooms, six full-service restaurants, a 16-screen movie theater complex, an entertainment lounge and approximately 14,000 square feet of meeting and banquet space.  A subsidiary of SCI receives a management fee equal to 2% of the property’s revenues and approximately 5% of EBITDA.

The joint venture that owns Aliante Station has commenced discussions with its own lenders about restructuring alternatives.  Neither Aliante Station nor SCI’s indirect equity interest in the joint venture that owns Aliante Station will be included in the Opco Auction or the New Opco Acquired Assets.  The Debtors do not believe that that SCI’s indirect equity interests in the joint venture that owns Aliante Station have any value.

Fiesta Rancho

Fiesta Rancho was purchased in January 2001 and is strategically located at the intersection of Lake Mead Boulevard and Rancho Drive in North Las Vegas across from Texas Station.  Fiesta Rancho features a Southwestern theme with non-gaming amenities including three full-service restaurants, a gift shop, a non-gaming video arcade, a swimming pool, a 700-seat entertainment lounge, a regulation-size ice skating rink and four additional bars.

Fiesta Henderson

Fiesta Henderson was purchased in January 2001 and is strategically located at the intersection of Interstate 215 and Interstate 515 in Henderson, Nevada.  The property features four full-service restaurants, a 12-screen movie theater complex, a gift shop, a swimming pool, three bars and lounges and meeting space.

Other Properties

Wild Wild West

Wild Wild West was acquired in July 1998 and is strategically located on Tropicana Avenue and immediately adjacent to Interstate 15.  Wild Wild West’s non-gaming amenities include a full-service restaurant, a bar, a gift shop and a truck plaza.

Wildfire Rancho

Wildfire Rancho was acquired in January 2003 and is located on Rancho Drive across from Texas Station.  Wildfire Rancho’s non-gaming amenities include a lounge, outdoor patio and a full-service restaurant.

Wildfire Boulder & Gold Rush

Wildfire Boulder (formerly known as Magic Star) and Gold Rush were acquired in August 2005.  Wildfire Boulder is located on Boulder Highway in Henderson, Nevada.  Gold Rush is located at the intersection of Interstate 515 and Sunset Road, adjacent to Sunset Station in Henderson, Nevada.  Both properties offer non-gaming amenities which include a full service restaurant and a bar.

Lake Mead Casino

In September 2006, SCI purchased Lake Mead Casino located in Henderson, Nevada.  Lake Mead Casino’s non-gaming amenities include a full-service restaurant and bar.

Barley’s, The Greens and Wildfire Lanes

Barley’s, which opened in January 1996, is a casino and brew pub located in Henderson, Nevada.  Barley’s non-gaming amenities include a full-service restaurant, a pizza kitchen and a bar.  In November 2005, a subsidiary of SCI purchased a 50% interest in The Greens, a restaurant and lounge, located in Henderson, Nevada.  The Greens’ non-gaming amenities include a full-service restaurant and bar.  In October 2007, a subsidiary of SCI purchased a 50% interest in Wildfire Lanes (formerly known as Renata’s) located in Henderson, Nevada.  Wildfire Lanes’ non-gaming features include a full-service restaurant, a bar and an 18-lane bowling center.  A subsidiary of SCI is the managing partner for Barley’s, The Greens and Wildfire Lanes and receive a management fee equal to approximately 10% of EBITDA.

Managed Properties

Thunder Valley

A subsidiary of SCI entered into a Development Services Agreement and a Management Agreement with the UAIC.  The seven-year Management Agreement was approved by the National Indian Gaming Commission (the “NIGC”); that agreement expired in June, 2010.  Pursuant to those agreements, and in compliance with a Memorandum of Understanding entered into by the UAIC and Placer County, California, a subsidiary of SCI developed, with the UAIC, Thunder Valley Casino, a gaming and entertainment facility located approximately seven miles north of Interstate 80 on Highway 65, in Placer County, California, near Sacramento, opened in June 2003.  Prior to expiration of the Management Agreement, a subsidiary of SCI received a management fee equal to 24% of the facility’s net income (as defined in the management agreement).  Thunder Valley’s non-gaming amenities include three specialty restaurants, a 500-seat buffet, a food court and a center pit bar.

Expansion Opportunities

Although Station Casinos has a number of development and management opportunities in the Las Vegas Valley, Northern California, Reno, Nevada and other locations, such development and management opportunities require significant financial support and/or third party financing, which may not be available on satisfactory terms and conditions.  In addition, the timing of these types of project is difficult to predict and is dependent upon the receipt of the necessary governmental and regulatory approvals.  The decision of any acquirer or purchaser of Station Casinos’ assets to proceed with any new gaming or development opportunity is dependent upon future economic and regulatory factors, the availability of acceptable financing and competitive and strategic considerations.  As many of these considerations are beyond SCI’s control, no assurances can be made that any particular project will proceed.  Future decisions on such opportunities shall be made by New Opco and/or any Successful Bidder, as applicable.

Development and Acquisition Opportunities

In December 2006, a subsidiary of SCI entered into an amended and restated operating agreement with FBLV Holding Company LLC (“FBLV”), pursuant to which the parties contributed approximately 52 acres (with approximately 20 acres contributed by SCI and its subsidiaries for its 50% ownership and approximately 32 acres contributed by FBLV for their 50% ownership) of improved and unimproved real property located along Rancho Road south of Palace Station in Las Vegas, Nevada into a joint venture.  It was anticipated that the joint venture would develop, construct and manage, pursuant to a master development plan, a mixed-use residential, retail and entertainment project on all or a portion of such property.  The timing, cost and scope of the project have yet to be determined.

Land Held for Development

SCI and its subsidiaries have land held for development consisting primarily of eleven sites that are owned or leased, which includes 368 acres in the Las Vegas valley, 1,321 acres in northern California and 200 acres in Reno, Nevada.  The primary gaming-entitled land owned by SCI and its subsidiaries in the Las Vegas valley consists of 77 acres of land (106 acres including those leased or under contract) on which the Wild Wild West is located and the surrounding area, 71 acres located at the intersection of Durango Road and the Southern Beltway/Interstate 215 in the southwest area of Las Vegas, 58 acres also located in southwest Las Vegas at the intersection of Town Center and Interstate 215, 45 acres in the master-planned community of Inspirada located in Henderson, Nevada, 61 acres located on the southern end of Las Vegas Boulevard at Cactus Avenue of which SCI leases and has an option to purchase 2.5 acres, and 30 acres on Boulder Highway at the site formerly known as the Castaways Hotel Casino and Bowling Center.

In December 2008, SCI amended the lease and purchase agreement for the 19-acre parcel of land on which the Wild Wild West is located.  Under the amended agreement, Tropicana Station, Inc. has an option to purchase the land on or before December 28, 2011, for a purchase price of $36 million.  The exercise of that option, however, is tied to and conditioned upon the concurrent exercise of four other options to acquire separate parcels of property.  All five options must be exercised in unison, with the aggregate purchase price totaling $60 million.  The amended lease also includes options to purchase the land in July 2023, 2044 and 2065 for a purchase price equal to fair market value as of July 2022, 2043 and 2064, respectively.

The properties and options associated with the Wild Wild West are among the Landco Assets to be transferred, directly or indirectly, to the designee of the Landco Lenders under the Plan.  The revenues generated by the Wild Wild West property are not sufficient to meet the rent payments, and the deficiency will be approximately $1.6 million per year starting January 2011.  In addition to generating negative cash flow, the Debtors believe that the option prices for acquiring the property are substantially above market and therefore have no value to SCI.

Native American Development

The Federated Indians of Graton Rancheria

Non-Debtor Subsidiaries of SCI have entered into Development and Management Agreements with the Federated Indians of Graton Rancheria (the “FIGR”), a federally recognized Native American tribe.  Pursuant to those agreements, the SCI Subsidiaries will assist the FIGR in developing and operating a gaming and entertainment project to be located in Sonoma County, California.  The FIGR selected Station Casinos to assist them in designing, developing and financing their project and, upon opening, the SCI subsidiary will manage the facility on behalf of the FIGR.  The Management Agreement has a term of seven years from the opening of the facility and the SCI subsidiary will receive a management fee equal to 24% of the facility’s net income.  A Subsidiary of SCI will also receive a development fee equal to 2% of the cost of the project upon the opening of the facility.  SCI’s equity interests in the Subsidiaries involved with this property are among the Opco Assets included in the Opco Auction.

Gun Lake Tribe

On November 13, 2003, a Non-Debtor Subsidiary of SCI agreed to purchase a 50% interest in MPM Enterprises, LLC, a Michigan limited liability company (“MPM”).  Concurrently with execution of the agreement to purchase that interest, MPM and the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe (“Gun Lake”), entered into amended Development and Management Agreements, pursuant to which MPM agreed to assist Gun Lake in developing and operating a gaming and entertainment project to be located in Allegan County, Michigan.  The proposed project will be located on approximately 147 acres on Highway 131 near 129th Avenue, approximately 25 miles north of Kalamazoo, Michigan.  As currently contemplated, the project will include approximately 1,400 slot machines, 28 table games and various dining options.  Construction of the project includes the conversion of an existing 76,000 square-foot building into the casino and entertainment facility (the “Casino”).  Development of the gaming and entertainment project and operation of Class III gaming is subject to certain governmental and regulatory approvals, including, but not limited to, final approval of the Management Agreement by the National Indian Gaming Commission (the “NIGC”).

Under the terms of the amended and restated development agreement with Gun Lake, MPM has agreed to arrange financing for the ongoing development costs and construction of the Casino, including periodic loans to Gun Lake for operating expenses and credit support in the form of a $15,000,000 cash deposit to secure completion and keep well obligations.  As a result of these obligations, MPM has made loans for development expenses in the approximate amount of $58,600,000 as of May 31, 2010, and SC Michigan LLC (an affiliate of the Manager) has made construction advances to Gun Lake in the approximate amount of $17,600,000 as of May 31, 2010 (collectively referred to as the “Manager Loans”).  The Manager Loans made by the Manager will be partially repaid in the amount of approximately $25,000,000 (of which 85% or $21,250,000 will be distributed to SC Michigan, LLC) at the closing of any construction financing that Gun Lake may obtain and the Manager Loans made by SC Michigan LLC as construction advances will be paid in full at the closing of any construction financing that Gun Lake may be able to obtain.  Thus total proceeds to SC Michigan LLC at a closing of construction funding, if received, will be approximately $38,850,000.  These potential proceeds are defined as the “Gun Lake Reimbursement” in the Stalking Horse APA.

The amended and restated management agreement with Gun Lake has a term of seven years from the opening of the facility and provides for a management fee of 30% of the project’s net income to be paid to

MPM.  Pursuant to the terms of the MPM Operating Agreement, Station Casinos’ portion of the management fee is 50% of the first $24 million of management fees earned, 83% of the next $24 million of management fees and 93% of any management fees in excess of $48 million.

SCI’s equity interests in the Subsidiaries involved with this property are among the Opco Assets included in the Opco Auction.

Mechoopda Indian Tribe

A Non-Debtor Subsidiary of SCI entered into Development and Management Agreements with the Mechoopda Indian Tribe of Chico Rancheria, California (the “MITCR”), a federally recognized Native American tribe.  Pursuant to those agreements, SCI’s subsidiary will assist the MITCR in developing and operating a gaming and entertainment facility to be located on a portion of an approximately 650-acre site in Butte County, California, at the intersection of State Route 149 and Highway 99, approximately 10 miles southeast of Chico, California and 80 miles north of Sacramento, California.  Under the terms of the Development Agreement, SCI’s subsidiary has agreed to arrange the financing for the ongoing development costs and construction of the facility.  Funds advanced by SCI and its subsidiaries are expected to be repaid from the proceeds of the project financing or from the MITCR’s gaming revenues.

The Management Agreement has a term of seven years from the opening of the facility and provides for a management fee of 24% of the facility’s net income.  As currently contemplated, the facility will include approximately 700 slot machines, 12 table games and dining and entertainment amenities.  Development of the facility is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of California, the Department of the Interior (the “DOI”) accepting land into trust on behalf of the MITCR and approval of the Management Agreement by the NIGC.

SCI’s equity interests in the Subsidiaries involved with this property are among the Opco Assets included in the Opco Auction.

North Fork Rancheria of Mono Indian Tribe

A Non-Debtor Subsidiary of SCI has entered into Development and Management Agreements with the North Fork Rancheria of Mono Indians (the “Mono”), a federally recognized Native American tribe located near Fresno, California.  Pursuant to those agreements, SCI’s subsidiary will assist the Mono in developing and operating a gaming and entertainment facility to be located in Madera County, California.  A subsidiary of SCI has purchased, for the benefit of the Mono, a 305-acre parcel of land located on Highway 99 north of the city of Madera.  Under the terms of the Development Agreement, SCI’s subsidiary has agreed to arrange the financing for the ongoing development costs and construction of the facility.  Funds advanced are expected to be repaid from the proceeds of the project financing or from the Mono’s gaming revenues.  The Management Agreement has a term of seven years from the opening of the facility and provides for a management fee of 24% of the facility’s net income.  As currently contemplated, the facility will include approximately 2,000 slot machines, 60 table games, restaurants, a hotel and entertainment amenities.  Development of the gaming and entertainment project is subject to certain governmental and regulatory approvals, including, but not limited to, approval by the California Legislature of the gaming compact with the State of California, the DOI accepting the land into trust on behalf of the Mono and approval of the Management Agreement by the NIGC.

SCI’s equity interests in the Subsidiaries involved with this property are among the Opco Assets included in the Opco Auction.

2.                                       Corporate History

SCI was incorporated in 1976 and became a publicly traded company on the New York Stock Exchange in 1993.  In August 2006, Frank J. Fertitta III and Lorenzo J. Fertitta (collectively, the “Fertittas”) began discussions with SCI’s senior management regarding the possibility of a go-private transaction (the “2007 Going Private Transaction” or “Transaction,” which definitions include the Sale and Leaseback defined below).  In November 2006, SCI’s Board of Directors (the “Board”) formed a Special Committee of Independent Directors (the “2006 Special Committee”) to investigate and take any necessary actions in connection with any proposals, offers, or expressions of interest for a business combination.  In December 2006, Fertitta Colony Partners, LLC (“FCP”), an entity jointly owned by affiliates of Colony Capital, LLC (“Colony”) and affiliates of the Fertittas, delivered a letter to SCI’s Board proposing to acquire all of SCI’s outstanding shares for $82.00 per share in cash.  For the next two and a half months, FCP and the 2006 Special Committee negotiated and then agreed to a transaction price of $90 per share plus dividends.  The 2006 Special Committee unanimously recommended that the Transaction be approved and determined that the terms of the Sale and Leaseback were fair and reasonable to SCI.  The Board approved the 2007 Going Private Transaction, including the sale of certain real property to Propco and the leaseback of such property to SCI (the “Sale and Leaseback”).

In February 2007, SCI issued a press release announcing the 2007 Going Private Transaction.  The negotiating history was set forth in the Definitive Proxy, which was distributed to all of SCI’s shareholders in advance of their vote on the 2007 Going Private Transaction.  On August 13, 2007, the 2007 Going Private Transaction was approved by holders of 79% of the shares of SCI, including 72% of the shares not held by insiders.

As part of the 2007 Going Private Transaction, Colony invested approximately $2.7 billion in cash (through a contribution to FCP) to obtain an approximately 75% equity interest in SCI.  The Fertittas, other members of the Fertitta family, and certain of SCI’s officers invested almost $900 million through their roll-over stock contribution to obtain an approximately 25% equity interest in SCI.  A group of the world’s most sophisticated lenders also participated in the 2007 Going Private Transaction, lending more than $3.65 billion in funds necessary to consummate the 2007 Going Private Transaction.  All of these negotiations took place at arm’s length with a robust and highly involved 2006 Special Committee.  Concurrent with these negotiations and throughout the closing period, the 2007 Going Private Transaction was subjected to a substantial due diligence and credit review process by sophisticated lenders and investors, represented by experienced counsel and financial advisors.  In addition, details of the 2007 Going Private Transaction were reported publicly in SCI’s public filings.

There was no transfer from SCI to any of individual employees or officers of SCI under any of their respective employment agreements as part of the 2007 Going Private Transaction.  Rather, the Board determined to remove the restriction on sale and the forfeiture contingency for the restricted stock held by officers and employees of SCI at the time of the 2007 Going Private Transaction.  The Board removed such restriction at the specific request of FCP, who like any buyer in a take-private transaction, was seeking to purchase 100% of the outstanding stock of the Debtor.  The Board acceded to FCP’s demand and acted under the authority vested to it by the stock compensation plans then in effect—not under any employee’s employment contract.   Finally, none of the SCI employees or officers held any unvested options at the time of the 2007 Going Private Transaction, and all of the restricted stock held by management (including the Fertittas) was sold directly to Colony through FCP—no SCI assets were used to effect the purchase.

As a result of the 2007 Going Private Transaction, 24.1% of the issued and outstanding shares of non-voting common stock of SCI are owned by Fertitta Partners LLC, a Nevada limited liability company and a Parent Debtor (“Fertitta Partners”) owned by affiliates of Frank J. Fertitta III, Chairman, Chief Executive Officer and President of Station, affiliates of Lorenzo J. Fertitta, Vice Chairman of SCI, affiliates of Blake L. Sartini and Delise F. Sartini, and certain officers and other members of management of SCI.  The remaining 75.9% of the issued and outstanding shares of non-voting common stock of SCI are owned by FCP Holding, Inc., a Nevada corporation and one of the Parent Debtors (“FCP HoldCo”), which is a wholly-owned subsidiary of FCP.  Substantially simultaneously with the consummation of the 2007 Going Private Transaction, shares of voting common stock of SCI were issued for nominal consideration to FCP VoteCo LLC, a Nevada limited liability company and one of the Parent Debtors (“FCP VoteCo”), which is owned equally by Frank J. Fertitta III, Lorenzo J. Fertitta and Thomas J. Barrack, Jr., the Chairman and Chief Executive Officer of Colony.

Following the consummation of the 2007 Going Private Transaction, SCI was privately owned through the Parent Debtors (FCP HoldCo, Fertitta Partners and FCP VoteCo).  SCI common stock ceased trading on the New York Stock Exchange at market close on November 7, 2007, and is no longer listed on any exchange or quotation system.  SCI’s voting common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

3.                                       Corporate Governance

SCI.  Set forth below are the names, ages, position or positions and biographical information of the directors and executive officers of SCI:

Name	Age	Position
Frank J. Fertitta III	48	Chairman of the Board, Chief Executive Officer and President
Thomas M. Friel	46	Executive Vice President, Chief Accounting Officer and Treasurer
Richard J. Haskins	46	Executive Vice President, General Counsel and Secretary
Kevin L. Kelley	52	Executive Vice President and Chief Operating Officer
Scott M Nielson	52	Executive Vice President and Chief Development Officer
Lorenzo J. Fertitta	41	Vice Chairman of the Board
Thomas J. Barrack, Jr.	62	Director
Jonathan H. Grunzweig	46	Director
James E. Nave, D.V.M.	65	Director

Frank J. Fertitta III.    Mr. Fertitta has served as Chairman of the Board of SCI since February 1993, Chief Executive Officer since July 1992 and President since July 2008.  Mr. Fertitta also served as President of SCI from 1989 until July 2000.  He has held senior management positions since 1985, when he was named General Manager of Palace Station.  He was elected a director of SCI in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer.  Mr. Fertitta is a co-owner of Zuffa, LLC which is the parent company of the Ultimate Fighting Championship.

Thomas M. Friel.    Mr. Friel was appointed Executive Vice President, Chief Accounting Officer and Treasurer of SCI in March 2007.  He served as Vice President of Finance and Corporate Controller from July 1999 to March 2007.  Mr. Friel is a Certified Public Accountant.  He is a member of the Board of Directors of Big Brothers and Big Sisters of Southern Nevada.

Richard J. Haskins.    Mr. Haskins was appointed Executive Vice President and Secretary of SCI in July 2004 and has served as General Counsel of SCI since April 2002.  He previously served as Assistant Secretary from September 2003 to July 2004, as Vice President and Associate General Counsel from November 1998 to March 2002 and as General Counsel of Midwest Operations from November 1995 to October 1998.  Mr. Haskins is a member of the American Bar Association, Kansas Bar Association, Missouri Bar Association and Nevada Bar Association.

Kevin L. Kelley.    Mr. Kelley became Executive Vice President and Chief Operating Officer of SCI on January 7, 2008.  He was previously employed as Senior Vice President for Las Vegas Sands Corp.  From January 2003 to May 2006, he served as President and Chief Operating Officer of Hard Rock Hotel, Inc.  Prior to joining Hard Rock Hotel, Inc., Mr. Kelley served SCI in various capacities from August 1993 to January 2003, most recently as President of Westside Operations, where he oversaw all operations of SCI’s five west side properties.

Scott M Nielson.    Mr. Nielson was appointed Chief Development Officer of SCI in July 2004 and has been an Executive Vice President of SCI since June 1994.  He served as Chief Legal Officer from March 2002 to July 2004 and General Counsel from 1991 to March 2002.  In 1992, he was appointed Secretary of SCI and served in that position until July 2004.  From 1991 through June 1994, he served as Vice President of SCI.  From 1986 to 1991, Mr. Nielson was in private legal practice as a partner in the Las Vegas firm of Schreck, Jones, Bernhard, Woloson & Godfrey (now Brownstein Hyatt Farber Schreck, LLP), where he specialized in gaming law and land use planning and zoning.  Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

Lorenzo J. Fertitta.    Mr. Fertitta was appointed Vice Chairman of the Board of SCI in December 2003 and has served as a director since 1991.  Mr. Fertitta also served as President of SCI from July 2000 until June 30, 2008.  Mr. Fertitta is a co-owner of Zuffa, LLC which is the parent company of the Ultimate Fighting Championship and has served as its chairman and chief executive officer since June 2008.  From 1991 to 1993, he served as Vice President of SCI.  Mr. Fertitta served as President and Chief Executive Officer of Fertitta Enterprises,

Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property.  Mr. Fertitta is currently a member of the Board of Directors of the Nevada Resort Association.  Mr. Fertitta served as a director of the American Gaming Association from December 2005 to May 2008 and as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000.

Thomas J. Barrack, Jr.    Mr. Barrack was appointed to the Board of Directors in connection with the 2007 Going Private Transaction on November 7, 2007.  Mr. Barrack is the Founder, Chairman and Chief Executive Officer of Colony Capital, LLC.  Colony Capital, LLC is the sole managing member of Colony Capital Acquisitions, LLC.  During the past five years, Mr. Barrack has, in such positions, provided overall strategic and investment direction and leadership to Colony Capital, LLC and its affiliates.

Jonathan H. Grunzweig.    Mr. Grunzweig was appointed to the Board of Directors on December 19, 2007.  He is currently a member of the Audit Committee.  Mr. Grunzweig is a Principal and the Chief Investment Officer of Colony Capital, LLC.  Prior to joining Colony Capital, LLC in 1999, Mr. Grunzweig was a Partner with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he specialized in corporate finance and mergers and acquisitions.  Mr. Grunzweig also served as General Counsel for Colony Capital, LLC’s global investment program for a period of time prior to a two-year relocation to London for Colony Capital, LLC.

James E. Nave, D.V.M.    Dr. Nave was appointed to the Board of Directors on December 19, 2007.  Dr. Nave had served as a director of SCI from March 2001 until November 7, 2007 at which time he voluntarily resigned from the Board of Directors upon the consummation of the 2007 Going Private Transaction.  During that period, he was the Chairman of the Audit Committee and served on the Governance and Compensation Committee.  He is currently a member of the Audit Committee.  Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976.  Dr. Nave has also served on the Board of Directors of Bank West of Nevada since 1994, where he also serves as Chairman of the Site Committee.  Dr. Nave has served on the Board of Directors of Western Alliance Bancorporation since 2003, where he also serves as a member of the Audit and Compensation Committees.  Dr. Nave is also the Globalization Liaison Agent for Education and Licensing for the American Veterinary Medical Association and was the Chairperson of the National Commission for Veterinary Economics Issues from 2001 through July 2007.  In addition, Dr. Nave is a member and past President of the Nevada Veterinary Medical Association, the Western Veterinary Conference and the American Veterinary Medical Association.  He is also a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, the American Animal Hospital Association and the Executive Board of the World Veterinary Association.  Dr. Nave was a member of the University of Missouri, College of Veterinary Medicine Development Committee from 1984 to 1992.  He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996.

Other Debtors.  Each of the other Debtors is managed by its own board of directors, board of managers or members, as applicable.  In some cases, persons currently serving on the managing body of a Debtor are officers of SCI or members of the Board of Directors of SCI.  FCP MezzCo Borrower V, LLC, FCP MezzCo Borrower IV, LLC, FCP MezzCo Borrower III, LLC, FCP MezzCo Borrower II, LLC, FCP MezzCo Borrower I, LLC and FCP Propco, LLC are each member managed, subject to the requirement that specified actions are approved by a board of directors consisting of a majority of members that qualify as independent pursuant to the terms of the organizational documents of such entities.  The members of the boards of managers of each of Propco and the MezzCo Debtors are Richard J. Haskins, Robert A. Kors and Robert J. White.

4.                                       Employees

As of January 31, 2010, Station Casinos had approximately 11,689 employees in Nevada, which includes employees of Green Valley Ranch, Aliante Station, Barley’s, and The Greens and Wildfire Lanes.  From time to time, certain of Station Casinos’ employees are contacted by unions and Station Casinos engages in discussions with such employees regarding establishment of collective bargaining agreements.

B.                                    The Debtors’ Prepetition Financing Arrangements

1.                                       Prepetition Opco Credit Agreement

In connection with the 2007 Going Private Transaction, SCI, as borrower, entered into a $900 million senior secured credit agreement (the “Prepetition Opco Credit Agreement”) consisting of a $650 million revolving facility (the “Revolver”) and a $250 million term loan (the “Term Loan”).  The maturity date for both the Term Loan and the Revolver is August 7, 2012 subject to a single 15-month extension.  The obligations of SCI under the Prepetition Opco Credit Agreement are guaranteed by certain Debtors and non- Debtor subsidiaries of SCI.  The obligations of SCI under the Prepetition Opco Credit Agreement are secured by a first priority security interest in certain real property owned by SCI and the guarantors under the Prepetition Opco Credit Agreement, pledges of certain equity interests owned by SCI and the guarantors and tangible and intangible personal property owned by SCI and the guarantors, other than excluded assets.

Other parties to the Prepetition Opco Credit Agreement include Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Securities and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, JPMorgan Chase Bank, N.A., as Syndication Agent, Bank of Scotland plc, Bank of America, N.A., and Wachovia Bank, N.A., as Co- Documentation Agents, and the lenders party thereto from time to time.

As of the Petition Date, outstanding amounts under the Prepetition Opco Credit Agreement (including unpaid interest) aggregated approximately $880-890 million.

2.                                       CMBS Loans

In connection with the 2007 Going Private Transaction, in November  2007, Propco entered into a mortgage loan in an the original principal amount of $2.05 billion (the “Original Mortgage Loan”), FCP Mezzco Borrower I, LLC (“Mezzco I”) entered into a mezzanine loan in the original principal amount of $150 million (the “Original Mezz I Loan”), FCP Mezzco Borrower II, LLC (“Mezzco II”) entered into a mezzanine loan in the original principal amount of $150 million (the “Original Mezz II Loan”) and FCP Mezzco Borrower III, LLC (“Mezzco III”) entered into a mezzanine loan in the original principal amount of $125 million (the “Original Mezz III Loan”), for the purpose of financing the 2007 Going Private Transaction and related transactions.  In March 2008, the Original Mortgage Loan was amended and resized to $1.8 billion (as amended and resized, the “Mortgage Loan”), the Original Mezz I Loan was amended and resized to $200 million (as amended and resized, the “Mezz I Loan”), the Original Mezz II Loan was amended and resized to $175 million (as amended and resized, the “Mezz II Loan”), the Original Mezz III Loan was amended and resized to $150 million (as amended and resized, the “Mezz III Loan”) and FCP Mezzco Borrower IV, LLC (“Mezzco IV”) entered into a mezzanine loan in the original principal amount of $150 million (the “Mezz IV Loan”) and together with the Mortgage Loan, the Mezz I Loan, the Mezz II Loan and the Mezz III Loan, the “CMBS Loans”).

The Mortgage Loan is secured by substantially all fee and leasehold real property comprising Palace Station, Boulder Station, Sunset Station and Red Rock.  The Mezz I Loan, the Mezz II Loan, the Mezz III Loan and the Mezz IV Loans are secured by pledges of the equity interests in Propco, Mezzco I, Mezzco II and Mezzco III, respectively.   As additional security for the Mezz IV Loan, Mezzco V pledged its ownership interest in the equity of Mezzco IV.  In addition, the Mortgage Loan is secured by liens on the deposit accounts of Propco, which had a cash balance of approximately $100 million as of March 31, 2010.

Other parties to the CMBS Loans include German American Capital Corporation and JPMorgan Chase Bank, N.A., as lenders under the Mortgage Loan.

As of the Petition Date, outstanding amounts under the CMBS Loans (including unpaid interest) aggregated approximately $1.801 billion for the Mortgage Loan, $200.3 million for the Mezz I Loan, $175.2 million for the Mezz II Loan, $150.3 million for the Mezz III Loan and $150.4 million for the Mezz IV Loan.

Propco is required to hedge the LIBOR interest rate such that it will not exceed 5.5% on a blended basis.  As a result, Propco purchased interest rate caps with a combined notional amount of $1.11 billion and a cap rate of 5.8% for an initial premium of $3.6 million.  In addition, Propco entered into an interest rate swap with a notional amount of $1.36 billion in which the borrower pays a fixed rate of approximately 5.3% and receives one-month LIBOR, terminating in November 2012.  The swap was terminated voluntarily on January 6, 2010, resulting in an unsecured claim against Propco of no less than $144,002,857.00.

3.                                       The Master Lease and Related Agreements

a.                                       The Master Lease

Propco, as landlord, and SCI, as tenant, entered into a Master Lease, dated as of November 7, 2007 (as amended as of the Petition Date, the “Master Lease”), under which SCI leases the real property and improvements associated with Boulder Station Hotel & Casino, Red Rock Casino Resort Spa, Palace Station Hotel & Casino and Sunset Station Hotel & Casino (collectively, the “Leased Hotels”).  The Leased Hotels, in turn, are operated by SCI and certain of its non-debtor operating subsidiaries (defined herein as the Operating Subsidiaries).

The Master Lease provides for monthly rental payments from SCI to Propco in amounts that exceed the amounts that Propco requires to meet its ordinary debt service obligations and any other expenses not covered by SCI under the “triple net” provisions of the Master Lease.  Subject to certain conditions, the governing documents permit some of the surplus cash to be upstreamed as dividends to the Mezzanine Entities that own equity up the Propco “stack” to service such Mezzanine Entities’ debt, with any residual amounts then ultimately “flowing back” to SCI as the ultimate parent entity.

b.                                      The License Agreement

Concurrently with the execution of the Master Lease, SCI and Propco executed and delivered the License and Reservation Service Agreement (the “License Agreement”) dated as of November 7, 2007, pursuant to which SCI agreed to license to Propco, among other things, certain trademarks (both exclusive and non-exclusive), the use of customer lists and other items identified therein, and the use of SCI’s common reservation system (the “Licensed Assets”).  In addition to providing the Licensed Assets, without limiting the agreements contained in the License Agreement, SCI also agreed to provide, under certain circumstances, after termination of the Master Lease:  (i) an eighteen month license on certain specified trademarks; (ii) non-exclusive use of certain customer lists for advertising purposes for an eighteen month period; and (iii) non-exclusive use of SCI’s common reservation system for the same eighteen month period.

c.                                       The Propco FF&E Security Agreement From SCI

Section 12.4 of the Master Lease contains a security agreement, pursuant to which SCI pledged, assigned and granted Propco a security interest and an express contractual lien in and to (i) all of the personal property (including furniture, fixtures, goods, inventory, equipment, furnishings, objects of art, machinery, appliances, appurtenances and signage together with tools and supplies (including spare parts inventories) related to, now or in the future contained in, used in connection with, attached to, or otherwise placed on any part of the Leased Hotels) owned by SCI or the Operating Subtenants as more fully described in the Master Lease and (ii) the FF&E Reserve Collateral as described in the Master Lease (collectively the “Master Lease Collateral”).

d.                                      The Propco FF&E Security Agreement From The Sublessees

Concurrently with the execution of the Master Lease and the License Agreement, Propco and the Operating Subsidiaries entered into the Security Agreement (All Furniture, Fixtures and Equipment) (the “Security Agreement”)  dated November 7, 2007 granting to Propco liens on and security interests in (i) all of the personal property (including furniture, fixtures, goods, inventory,  equipment, furnishings, objects of art, machinery, appliances, appurtenances and signage together with tools and supplies (including spare parts inventories) related to, now or in the future contained in, used in connection with, attached to, or otherwise placed on any part of the  Leased Hotels) owned by the Operating Subsidiaries (ii) the “Sublease FF&E Reserve” of each Operating Subsidiary (as defined in each of the Operating Subsidiaries’ subleases (the “Subleases”)) maintained under each of the Subleases, and (iii) any and all products, rents, proceeds and products of the foregoing, each as more fully described in such Security Agreement to further secure SCI’s obligations to Propco under the Master Lease (collectively the “Operating Subsidiaries Lease Collateral”).

4.                                       Senior Notes

SCI is obligated under certain $450 million 6% Senior Notes due 2012 (the “2012 Senior Notes”) issued pursuant to an Indenture dated as of March 17,2004 by and between SCI and Law Debenture Trust Company of New York, as trustee and $400 million 7¾% Senior Notes due August 15, 2016 issued pursuant to an Indenture dated as of August 1, 2006 by and between SCI and Law Debenture Trust Company of New York, as trustee (the “2016 Senior Notes” and together with the 2012 Senior Notes, the “Senior Notes”).  The 2012 Senior Notes and 2016 Senior Notes are unsecured and are not guaranteed.  As of the Petition Date, $450 million in principal amount of the 2012 Senior Notes and $400 million in principal amount of the 2016 Senior Notes were outstanding.

5.                                       Senior Subordinated Notes

SCI is obligated under certain $450 million 6½% Senior Subordinated Notes due 2014 issued pursuant to an Indenture dated as of January 29, 2004 by and between SCI and Law Debenture Trust Company of New York, as trustee (the “2014 Subordinated Notes”), $700 million 6 7/8% Senior Subordinated Notes due 2016 issued pursuant to an Indenture dated as of February 27, 2004 by and between SCI and Law Debenture Trust Company of New York, as trustee (the “2016 Subordinated Notes”) and $300 million 6 5/8% Senior Subordinated Notes due 2018 issued pursuant to an Indenture dated as of March 13, 2006 by and between SCI and Law Debenture Trust Company of New York, as trustee (the “2018 Subordinated Notes”) and together with the 2014 Subordinated Notes and the 2016 Subordinated Notes, the “Subordinated Notes”)).  The 2014 Subordinated Notes, 2016 Subordinated Notes and 2018 Subordinated Notes are unsecured and are not guaranteed.  In addition, such notes are subordinated in right of payment to senior debt of SCI.  As of the Petition Date, $450 million in principal amount of the 2014 Subordinated Notes, $700 million in principal amount of the 2016 Subordinated notes and $300 million in principal amount of the 2018 Subordinated Notes were outstanding.

6.                                       Land Loan

On February 7, 2008, CV Propco, LLC, a wholly-owned, indirect subsidiary of SCI that is a Non-Debtor Affiliate, as borrower, entered into a $250 million delay-draw term loan which is secured by land located on the southern end of Las Vegas Boulevard at Cactus Avenue and land surrounding Wild Wild West in Las Vegas, Nevada (the “Land Loan”).  The Land Loan contains no principal amortization and matures on February 7, 2011.  In addition, the borrower entered into two interest rate swap agreements with notional amounts of $200 million as required by the terms of the Land Loan.  Those swap agreements were terminated as of November 19, 2009.

7.                                       Headquarters Lease

In November 2007, SCI entered into a sale-leaseback agreement related to its corporate office building with a third-party real estate investment firm.  SCI sold the corporate office building for approximately $70 million and subsequently entered into a lease with the purchaser for an initial period of 20 years with four options to extend the lease, each option for an extension of five years.  The lease also contains an option to purchase the property for $70 million.  The Debtors believe that the current rent and the lease buyout price are both substantially above market.  Under the terms of the Stalking Horse APA, the Stalking Horse Bidder has the right to take assignment of the headquarters lease.  If the Stalking Horse Bidder or any other party does not take assignment of the lease, SCI anticipates that the lease will be rejected.

C.                                    Pending Litigation and Other Legal Matters

In the ordinary course of business, the Debtors are party to various lawsuits, legal proceedings and claims arising out of their respective businesses.  The Debtors cannot predict with certainty the outcome of these lawsuits, legal proceedings and claims.  Nevertheless, they do not believe that the outcome of any currently existing proceeding, even if determined adversely, would have a material adverse effect on their business, financial condition or results of operations.

With certain exceptions, the filing of the Chapter 11 Cases operates as a stay with respect to the commencement or continuation of litigation against the Debtors that was or could have been commenced before the commencement of the Chapter 11 Cases.  In addition, to the stay of any litigation upon the commencement of the Chapter 11 Cases, the Debtors’ liability for any such litigation is subject to discharge in connection with the confirmation of a plan of reorganization, with certain exceptions.  Therefore, certain litigation claims against the Debtors may be subject to compromise in connection with the Chapter 11 Cases.  This may reduce the Debtors’ exposure to losses in connection with adverse determination of such litigation.

Luckevich, Scott and St. Cyr Litigation

On February 4, 2008, Josh Luckevich, Cathy Scott and Julie St. Cyr filed a purported class action complaint against SCI and certain of its subsidiaries in the United States District Court for the District of Nevada, Case No. CV-00141 (the “Federal Court Action”). The plaintiffs are all former employees of SCI or its subsidiaries. The complaint alleged that SCI (i) failed to pay its employees for all hours worked, (ii) failed to pay overtime, (iii) failed to timely pay wages and (iv) unlawfully converted certain earned wages. The complaint in the Federal Court Action sought, among other relief, class certification of the lawsuit, compensatory damages in excess of $5,000,000, punitive damages and an award of attorneys’ fees and expenses to plaintiffs’ counsel.

On October 31, 2008, SCI filed a motion for judgment on the pleadings. During a hearing on that motion, the United States District Court questioned whether it had jurisdiction to adjudicate the matter. After briefing regarding the jurisdiction question, on May 16, 2009, the United States District Court dismissed the Federal Court Action for lack of jurisdiction and entered a judgment in SCI’s favor. Subsequently, on July 21, 2009, the plaintiffs filed a purported class action complaint against SCI and certain of its subsidiaries in the District Court of Clark County, Nevada, Case No. A-09-595614-C (the “State Court Action”). The complaint in the State Court Action alleges substantially the same claims that were alleged in the complaint in the Federal Court Action.

On August 19, 2009, the corporate defendants, other than SCI, filed an answer responding to the complaint. Subsequently, on August 27, 2009, the corporate defendants, other than SCI, filed a motion to stay the State Court Action pending the resolution of SCI’s bankruptcy petition. That motion was granted on September 30, 2009.

On or about April 30, 2010, the plaintiffs and Defendants reached preliminary agreement on the terms of a global settlement of all claims asserted in the Complaint.  Pursuant to the settlement, the current and former employees of Defendants that are members of the class will have:  (a) an aggregate allowed $5 million general unsecured claim against SCI in the bankruptcy case in respect of all of the claims alleged in the Complaint that arose prior to January 28, 2009; and (b) an aggregate allowed $1.2 million (Section 507(a)(4) priority wage and Section 503(b)(1)(A)(i) administrative expense) claim against SCI in respect of all of the claims alleged in the Complaint that arose on and after January 28, 2009 through the date of final approval of the settlement by the Bankruptcy Court.  The settlement remains subject to final documentation, and will further require (i) preliminary approval by the Bankruptcy Court, (ii) notice to the current and former employees covered by the Complaint of their right to object to the settlement and/or be excluded therefrom, and (iii) final approval by the Bankruptcy Court.  If approved by the Bankruptcy Court, SCI has agreed to set aside $1.2 million in an interest bearing account to fund payments to the class members on account of their Section 507(a)(4) priority wage and Section 503(b)(1)(A)(i) administrative expense claims.

NLRB Complaint

On May 28, 2010, the National Labor Relations Board filed a 127 count complaint against SCI alleging various unfair labor practices.  A hearing on the complaint is scheduled for October 25, 2010.

D.                                    Events Leading to the Commencement of the Chapter 11 Cases

1.                                       Overview

The 2007 Going Private Transaction, which was completed in November 2007, left the Debtors highly, but not unreasonably, leveraged.  Under the business circumstances prevailing at the time of the 2007 Going Private Transaction, such leverage would not have hindered the Debtors’ business operations or ability to service their indebtedness.  However, shortly after the consummation of the 2007 Going Private Transaction, the economy in the United States sharply declined, consumer spending deteriorated and the credit markets severely contracted.  The decline in the economy, diminished consumer confidence and the unavailability of credit have been devastating to the gaming industry generally and Las Vegas in particular.  Foreclosure and unemployment rates in Nevada are among the highest in the United States, and many planned construction projects for new casinos have been delayed or cancelled, causing further deterioration of the Las Vegas economy and reduced discretionary consumer spending by Las Vegas residents.  The Debtors have been severely impacted by the economic downturn because all of their owned casinos are located in Las Vegas, and their properties have historically attracted customers from the Las

Vegas valley.  In addition, the value of real estate in Nevada has significantly eroded as a result of the deterioration of the economy.

As a result of the economic conditions, including the credit crisis and a decrease in consumer confidence levels, the Debtors experienced a significant reduction in revenues.  Although the Debtors and the Non-Debtor Affiliates engaged in cost reduction, reductions in workforce and other efforts to mitigate the impact of the decline in revenues, the results of operations of the Debtors and their affiliates have been materially and adversely impacted by the economic downturn and impaired their ability to service their debt obligations.  In addition, the decline in real estate values in Nevada has adversely affected the value of the Debtors’ assets.  The deterioration of the Debtors’ results of operations and asset values and their significant debt levels, coupled with the unavailability of credit generally, negatively impacted their ability to refinance their outstanding indebtedness or otherwise raise capital for a restructuring.  In December 2008, SCI submitted a borrowing request for the remaining $257 million available under the revolving credit facility portion of its Prepetition Opco Credit Agreement, $245.75 million of which was funded.  As a result of the outstanding balance under the Prepetition Opco Credit Agreement and the results of operations for the period ended December 31, 2008, as of December 31, 2008, SCI was not in compliance with the financial covenants contained in its Prepetition Opco Credit Agreement.  In addition, beginning in February 2009, SCI elected not to make the scheduled interest payments on its Senior Notes and Subordinated Notes.  Noncompliance with the financial covenants in the Credit Facility and the failure to make interest payments on the Senior Notes and Senior Subordinated Notes gave rise to events of default under such obligations following the expiration of applicable grace periods.

2.                                       Restructuring Efforts

During 2008 and the first six months of 2009, the Debtors engaged in various discussions with the lenders under the Prepetition Opco Credit Agreement and the CMBS Loans and holders of the Senior Notes and Senior Subordinated Notes regarding restructuring alternatives for the Debtors’ outstanding indebtedness.

In November 2008 the Debtors made an offer to exchange new secured term loans for the outstanding Senior Notes and Senior Secured Notes, which would have included a restructuring of the Prepetition Opco Credit Agreement and the CMBS Loans.  The November 2008 exchange offer was unsuccessful.

In February 2009, the Debtors solicited votes from the holders of the Senior Notes and Senior Subordinated for a prepackaged plan of reorganization pursuant to which the holders of the Senior Notes and Senior Subordinated Notes would have received second and third lien notes, respectively, and cash in a plan of reorganization, and the outstanding indebtedness under the Prepetition Opco Credit Agreement and CMBS Loans would have been restructured.  The solicitation for the prepackaged plan of reorganization did not receive sufficient votes to approve the plan, and that plan did not proceed.

SCI elected not to make scheduled interest payments on its outstanding Senior Notes and Senior Subordinated Notes beginning with the interest payment due on the 2014 Subordinated Notes on February 1, 2009.  In March 2009, the holders of a majority in principal amount of each series of Senior Notes and Senior Subordinated Notes entered a forbearance agreement with SCI with respect to the events of default resulting from the failure to pay interest on the Senior Notes and Senior Subordinated Notes.  Majority lenders under the Prepetition Opco Credit Agreement likewise entered into a forbearance agreement with SCI relating to various potential events of default, including the failure to meet certain financial covenants for the quarter ended December 31, 2008.  Such forbearance agreements had an initial term that expired on April 15, 2009, but were extended to May 29, 2009.  During the period from March 2009 to the commencement of the Chapter 11 Cases, the Debtors continued to negotiate the terms of a consensual restructuring with the various creditors of the Debtors.  Despite the efforts of the Debtors to negotiate the terms of a restructuring with their creditors, the Debtors were unable to reach an agreement among the various creditor constituencies and commenced the Chapter 11 Cases on July 28, 2009 to avail themselves of an opportunity to achieve a restructuring and thereby preserve the value of their business through the chapter 11 process.

In connection with the filing of the Chapter 11 Cases, on July 28, 2009, SCI entered into a Second Forbearance Agreement and Second Amendment to the Prepetition Opco Credit Agreement with the lenders holding a majority of the commitments under its Prepetition Opco Credit Agreement pursuant to which the lenders agreed, among other things, to forbear from exercising their default-related rights, remedies and powers or privileges against the Non-Debtor Affiliates that guarantee SCI’s obligations under the Prepetition Opco Credit Agreement through January 31, 2010, unless earlier terminated.  The forbearance agreement expired on January 31, 2010, but the Consenting Opco Lenders have agreed to support this Plan, the Bid Procedures Order, the Stalking Horse Bid subject to the Auction Process and the Second Compromise Agreement pursuant to the Opco Lender Restructuring Support Agreement and SCI has had periodic discussions with the Administrative Agent regarding formalizing a new forbearance agreement.

3.                                       Pre-Petition Formation of the Special Litigation Committee

During the course of the restructuring negotiations described above, certain holders of the Senior Notes and Subordinated Notes expressed that SCI might have fraudulent conveyance and related claims against third parties that could be asserted by SCI in connection with the 2007 Going Private Transaction.  SCI’s Board, as responsible fiduciaries, took seriously the suggestion that certain of its creditors apparently believed that valuable litigation claims might exist.  In response, in March 2009, SCI’s Board authorized the formation of an independent Special Litigation Committee (the “SLC”) to investigate and report to the Board regarding whether SCI had colorable claims that could be brought against lenders, former stockholders or others, in connection with the 2007 Going Private Transaction.

SCI’s Directors understood their fiduciary obligation to investigate allegations of claims that might exist for two reasons.  First, the Board understood that if such claims existed, they might represent valuable assets that SCI should pursue.  Second, the Board also understood that if such claims were not colorable but nonetheless were likely to be asserted as leverage by creditor constituents in any restructuring discussions, those threats could seriously impede SCI’s ability to reorganize in a value-maximizing way.  With these considerations in mind, the Board formed the SLC and authorized it to conduct an  independent review and investigation of any and all claims that reasonably could be brought in connection with the 2007 Going Private Transaction.  And if the SLC had determined that viable claims existed, the SLC would have been given full authority to prosecute and/or settle the claims consistent with its fiduciary duties to the entire estate.

The SLC consists of three members, one of whom is himself an independent member of SCI’s Board and two additional independent members with no prior relationship to SCI who are experts in financial and restructuring matters.  Dr. James Nave is an independent director of SCI, in accordance with the standards set by the New York Stock Exchange.  He has served as a director of SCI since March 2001.  He is chairman of the Audit Committee and served on the Governance and Compensation Committee when SCI was a publicly-traded company.  David Weekly had no prior relationship or business dealings with SCI, SCI’s current or former officers and directors or any other of the parties involved in the Transaction prior to being elected as a member of the SLC.  He is a Principal and Senior Managing Director of Fenix Financial Forensics LLC.  Prior to joining Fenix Financial Forensics LLC, Mr. Weekly served as the Partner-in-Charge of KPMG’s United States Dispute Advisory Services practice.  Mr. Weekly also served as the worldwide director of Litigation Services, Partner-in-Charge of the United States Complex Claims and Events practice, and Partner-in-Charge of National Law Firm Relationships for Arthur Anderson LLP.   He is a certified public accountant, a certified insolvency and restructuring advisor, and a certified fraud examiner.  Jerry Coffey is the General Counsel of Entegra Power Group LLC.  He had no prior relationship or business dealings with SCI, SCI’s current or former officers and directors or any other of the parties involved in the Transaction prior to being elected as a member of the SLC.

The SLC retained its own independent legal counsel, Squire Sanders & Dempsey L.L.P. (“Squire Sanders”), and hired its own independent financial advisor, Odyssey Capital Group, LLC (“Odyssey” and together with Squire Sanders, the “SLC Professionals”), to perform expert financial analysis in connection with its investigation.  Neither professional firm has ever performed work for SCI, its affiliates, the Fertitta family, or any of their affiliates.  In sum, the SLC and its professionals are the only participants in these cases that truly have no interest in the outcome of any potential (or theoretical) fraudulent conveyance or other claims derived from the 2007 Going Private Transaction.

The SLC was formed and began its investigation of the 2007 Going Private Transaction in March of 2009, but that investigation was not completed until after the filing of the Chapter 11 Cases.  The SLC’s issuance of a report of its findings, as well as certain additional work the SLC did in connection with the Master Lease, are discussed in sections III.E, F and H  below.

III.           EVENTS DURING CHAPTER 11 CASES

A.                                    Commencement of Chapter 11 Cases

On July 28, 2009 (the “Petition Date”), SCI and certain of its subsidiaries and affiliates filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code.  All 18 of these Chapter 11 Cases are jointly administered in the Bankruptcy Court.  The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

On February 10, 2010, GV Ranch Station, Inc., a subsidiary of SCI, filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.  Pursuant to the Bankruptcy Court’s Order:  (1) Further Directing Joint Administration Of Chapter 11 Cases; And (2) Applying Certain Prior Orders Entered In This Jointly Administered Case To The Bankruptcy Case Of GV Ranch Station, Inc. [Docket No. 133], GV Ranch Station, Inc.’s case is being jointly administered with the cases of the other Debtors.  GV Ranch Station, Inc. is not subject to the Plan.

B.                                    First Day Orders

On July 30, 2009, the Bankruptcy Court approved certain “first day” orders designed to minimize the disruption of the Debtors’ business operations and to facilitate their reorganization (certain of the orders were entered on an interim basis at the time and entered as final relief on later dates).

C.                                    Postpetition Financing and Use of Cash Collateral

In connection with the filing of the Chapter 11 Cases, on July 31, 2009, SCI entered into a $150 million unsecured, subordinated administrative priority debtor in possession credit agreement (the “DIP Credit Agreement”) among SCI, as borrower, Vista Holdings, LLC (a non-debtor subsidiary of SCI), as administrative agent (the “Administrative Agent”) and lender, and the lenders party thereto.  The DIP Credit Agreement provides for a $150 million revolving credit facility that will be funded on a committed basis for so long as Vista Holdings, LLC has cash and cash equivalents on hand in an amount in excess of $100 million.  The proceeds of the loans incurred by the DIP Credit Agreement will be used for working capital and other general corporate purposes of SCI and will be available for intercompany loans to its subsidiaries during the pendency of the Chapter 11 Cases.  As of May 31, 2010, advances under the DIP Credit Agreement totaled approximately $172 million, and Vista Holdings, LLC had cash and cash equivalents on hand of approximately $12.9 million.

SCI’s obligations under the DIP Credit Agreement will be an administrative expense claim in the Chapter 11 Case having pari passu priority with other administrative expense claims, provided that repayment of the loan by SCI shall be subordinate to the full repayment of the lenders under SCI’s prepetition Credit Facility.  Repayment of the Postpetition Financing is conditional on, and Vista shall not have any right to repayment, reimbursement or enforcement (including exercise of rights of offset, recoupment or otherwise) of any kind or nature, other than the prosecution of allowance (but not payment) of an unsecured administrative claim, all as provided in the Final DIP Order.  The Postpetition Financing is unsecured and subordinated to the Debtors’ prepetition and postpetition obligations to the Prepetition Lenders.  It does not grant Vista collateral or superpriority administrative expense status. The Debtors cannot borrow from Vista for any purposes that are inconsistent with the Final DIP Order and the Budget.  As a result of the subordination provisions, the Plan provides that the DIP Facility Claims will not receive any recovery or repayment under the Plan.

Also, in connection with the filing of the Chapter 11 Case, on July 31, 2009, SCI entered into an Unsecured Revolving Loan Promissory Note in favor of Past Enterprises, Inc. (a non-debtor subsidiary of SCI) pursuant to which Past Enterprises provides to SCI an unlimited revolving credit facility (the “Past Revolving Loan” and together with the DIP Credit Agreement, the “DIP Financing”) at an interest rate of 2.78% per annum, the proceeds of which will be used for working capital and other general corporate purposes of SCI and will be available for intercompany loans to its subsidiaries, including the Non-Debtor Affiliates, including the Non-Debtor Affiliates.

The Past Revolving Loan matures on the earlier of (i) demand, or (ii) July 31, 2011, and provides for a default rate of interest of 4.78% if principal or interest due thereunder is not paid when due.  As of May 31,

2010, advances under the Past Revolving Loan totaled approximately $154.4 million, and Past Enterprises had cash and cash equivalents on hand of approximately $87.1 million.  All of the Past Enterprise’s tangible and intangible assets (including all cash on hand) are subject to the Liens of the Administrative Agent.

SCI’s obligations under the Past Revolving Loan will be an administrative expense claim in the Chapter 11 Case having pari passu priority with other administrative expense claims, provided that repayment of the loan by SCI shall be subordinate to the full repayment of the lenders under SCI’s prepetition Credit Facility.  As a result of the subordination provisions, the Plan provides that the DIP Facility Claims will not receive any recovery or repayment under the Plan.

The Final DIP Order and the DIP Credit Agreement provided maximum borrowings from Vista of $150 million.  With the consent of the lenders under the Prepetition Opco Credit Agreement, SCI subsequently requested authority from the Court to increase SCI’s previously authorized debtor in possession borrowing authorization under the Final DIP Order to an increased amount of $185 million, provided that all borrowings and the repayment thereof and any rights related thereto shall be on the same terms and conditions as are set forth in the DIP Credit Agreement and the Final DIP Order.  In addition, the DIP Credit Agreement originally provided for an outside maturity date of February 10, 2010.  SCI and Vista were willing to extend such outside maturity date to August 10, 2010, in order to facilitate SCI’s continued access to debtor in possession financing from Vista under the same terms and conditions as are set forth in the DIP Credit Agreement and the Final DIP Order.  On February 2, 2010 [Docket No. 963], the Court approved the request to amend the DIP Credit Agreement to so extend the outside maturity date to August 10, 2010 and increase the borrowing under the DIP Credit Agreement to $185 million.

The DIP Financing claims (defined in the Plan as “DIP Facility Claims”) held by Vista Holdings, LLC and Past Enterprises, Inc. shall receive no distribution under the Plan and shall be extinguished and discharged upon the Effective Date, without payment of any consideration.

The Propco Cash Collateral Stipulation

On September 9, 2009, the Bankruptcy Court entered a final order approving the Stipulation And Final Order For (i) Adequate Protection and (ii) Use Of Cash Collateral With Respect To Secured Loans To FCP Propco, LLC, (the “Propco Cash Collateral Stipulation”) [Docket No. 295], which stipulation was entered into between Propco, SCI, the Mortgage Lenders and Deutsche Bank AG as swap counterparty.  As of the date of this Disclosure Statement, the Propco Cash Collateral Stipulation continues in full force and effect.

The SCI Cash Collateral Stipulation

On October 13, 2009, Bankruptcy Court entered the SCI Final Cash Collateral Order [Docket No. 481].   Pursuant to the SCI Final Cash Collateral Order, SCI is required to submit to the Prepetition Lenders on a regular basis a proposed operating budget for the entire Station Group (the “SCI Budget”) for approval by the Prepetition Lenders as a condition to SCI’s ongoing use of cash collateral.  The existence at all times of an approved SCI Budget is a condition to SCI’s use of cash collateral under the SCI Cash Collateral Order.  If SCI loses consensual use of cash collateral due to, among other things, expiration of the most recently approved SCI Budget, the Prepetition Lenders have the right to terminate the Forbearance Agreement and could potentially take action to force SCI’s non-debtor operating subsidiaries to file their own bankruptcy cases.

The SCI Final Cash Collateral Order provides, among other things, that the Administrative Agent shall receive various forms of adequate protection in respect of the use, sale or lease of its prepetition collateral.  That adequate protection includes the grant of:  (a) replacement liens on substantially all of SCI’s assets and the assets of the Other Opco Debtors, and (b) a superpriority claim against SCI and the Other Opco Debtors, in each case to the extent of the diminution in value of the prepetition collateral of the Administrative Agent.  The Administrative Agent has advised the Debtors that it believes there has been substantial diminution in value of the prepetition collateral, perhaps most notably in the reduction in the amount of cash on hand at the Opco Debtors from the Petition Date to the present, such that the superpriority claims against the Opco Debtors are far in excess of $100 million.

D.                                    The Independent Lenders’ Examiner Motion

On September 3, 2009, a group of lenders holding approximately 30% of the debt under the Prepetition Opco Credit Agreement (the “Independent Lenders”) filed the “Amended Motion of The Independent Lenders to Stations Casinos, Inc. for the Appointment of an Examiner”[Docket No. 272] (the “Examiner Motion”) seeking the appointment of an examiner in the Chapter 11 Cases pursuant to Section 1104(c)(2) of the Bankruptcy Code.  The Examiner Motion was opposed by the Debtors, the Committee, the Mortgage Lenders and Deutsche Bank Trust Company Americas, in its capacity as Administrative Agent for the Prepetition Lenders.

On September 30, 2009, the Court held a status conference regarding the Examiner Motion.  A further hearing on the matter was scheduled for November 20, 2009.  Prior to the November 20 hearing, the Independent Lenders and Debtors attempted to reach a consensual resolution of the Examiner Motion.  The parties reached agreement on the morning of the scheduled hearing which was memorialized in a stipulation that was expressly subject to Court approval.  The stipulation resolving the Examiner Motion provided that:

•                  the Examiner Motion would be withdrawn without prejudice;

•                  Debtors would have regular status meetings with the Independent Lenders and provide them with information updates and due diligence materials; and

•                  Debtors would  pay the reasonable fees and costs incurred by the legal and financial advisors to the Independent Lenders in set amounts and subject to a monthly aggregate cap, subject to the parties reservation of all rights.

On December 28, 2009, Debtors filed a motion seeking Court approval of the foregoing stipulated resolution.  The Committee objected, arguing that there was no legal basis for the Independent Lenders’ legal fees to be paid out of the estate and that the terms of the proposed stipulation were not in the best interests of the estate.  In addition, the Deutsche Bank Trust Company Americas, in its capacity as Administrative Agent for the Prepetition Lenders, filed a limited objection to the motion seeking approval of the stipulated resolution of the Examiner Motion.

A hearing on the Motion was held on January 28, 2010.  At the conclusion of the Hearing, the Court denied the motion.  See the Court’s findings of fact and conclusions of law [Docket No. 1138] and Order [Docket No. 1139].  Among the Court’s findings in connection with the denial of the motion were:  (a) the Independent Lenders have a low probability of success on the Examiner Motion because the SLC has already completed a substantial amount of work on many of the topics that are subject of the Examiner Motion and appointment of an examiner would be duplicative and wasteful of that effort, and would not benefit the estate; (b) litigation in connection with the Examiner Motion would likely be complex but raise many of the same issues that have been investigated in connection with the Committee Standing Motion (see Section III.H below) and thus, appointment of an Examiner would be duplicative of the litigation already conducted in connection with such motion and would result in an additional layer of expense, would be inconvenient, and would delay the Debtors’ reorganization efforts; (c) the costs associated with the stipulated resolution (payment of Independent Lenders’ professionals fees) is further indicia that the Examiner Motion is unlikely to succeed on the merits; (d) denial of the motion is consistent with the position the Committee took in opposition to the Examiner Motion as well as the concerns regarding the settlement of the Examiner Motion raised by the Committee; and (e) based on the Court’s review of the Examiner Motion, the Court determined that the payment of the Independent Lenders’ fees and expenses is not fair and reasonable because the Independent Lenders have an exceedingly low probability of success on the Examiner Motion.

E.                                      Issuance of the SLC Report Regarding Its Investigation of the 2007 Going Private Transaction

As discussed in section III.D.3 above, the SLC began its investigation of the 2007 Going Private Transaction in March 2009, but that work was not completed until after the commencement of the Chapter 11 Cases.  The SLC’s findings were memorialized in a publicly available report that was filed with the Court on September 22, 2009 (the “SLC Report”) [Docket No. 353].  The SLC Report is a publicly available document.  In the course of its investigation, the SLC and the SLC Professionals reviewed several hundred thousand pages of documents and information obtained from SCI and other sources. The SLC interviewed 19 people—some of them on multiple occasions—including Company representatives and third parties.  In addition to its own review, the SLC requested that Odyssey perform an additional investigation and make findings regarding the 2007 Going Private Transaction.  SCI did not limit the SLC or the SLC Professionals in any way, including in its access to documents or information.  Based on the SLC’s investigation, including the findings of its independent financial advisor, the SLC determined:

•      The financial projections for the 2007 Going Private Transaction were reasonable when made and were not unduly optimistic or overly aggressive.

•      SCI was not insolvent at the time of the Transaction and did not become insolvent as a result of the Transaction.

•      SCI was not left with unreasonably small capital.

•      SCI did not intend or expect to incur debts beyond its ability to pay those debts as they matured.

•      No person or entity intended to nor believed the Transaction would defraud, hinder, or delay a creditor of SCI.

•      The participants in the Transaction had a good faith belief that the Transaction would succeed and that SCI would enjoy continued growth.

•      No person or entity engaged in inequitable conduct in connection with the Transaction.

F.             Supplemental Investigation by SLC of the Master Lease and Supplemental SLC Report

Upon issuance and filing of the SLC Report, the Committee expressed concern that the SLC Report did not fully review and investigate the Sale and Leaseback.  In response, on October 5, 2009, SCI’s Board directed the SLC to investigate the Sale and Leaseback, including the potential recharacterization of the Master Lease.  The Supplemental Report of Investigation (the “Supplemental SLC Report”) was issued December 18, 2009 [Docket No. 721].

In investigating the Sale and Leaseback, the SLC reviewed voluminous written materials and interviewed all relevant individuals.  Supplemental SLC Report at 9-10.  The SLC hired another independent expert advisor, Global Gaming and Hospitality LLC (“Global Gaming”), to assist with this aspect of the investigation.  Id.  at 10-11.  SCI did not limit the SLC in any way, including in its access to documents or information in connection with the investigation of the Sale and Leaseback.  Id. at 11.

As a result of its substantial investigation, the SLC concluded that the Master Lease has real economic substance, is a true lease (not a disguised financing), and should be treated as a lease in the bankruptcy cases.  Id. at 28.  Based on its conclusion, the SLC recommended that SCI’s Board refuse any demand to commence or authorize an action seeking to recharacterize the Master Lease as a disguised secured financing.  Id. at 30.  The SLC concluded that any litigation seeking to recharacterize the Master Lease would be unsuccessful, inappropriate, and a waste of the Estates’ resources.  Id. at 29-30.

G.            The Master Lease Compromise Agreement

Due to the severe recession and its impact on the Las Vegas economy, the financial performance of the Leased Hotels deteriorated to the point that the amount of the surplus cash that was “upstreamed” pursuant to the Master Lease through the Propco stack and ultimately “flowed back” to SCI was restricted.  Upon the event of default under the Master Lease that was triggered when the Chapter 11 Cases were filed, the rights of the Mezzanine Entities to any dividends, as well as the rights of SCI to receive any “flow back,” were cut off altogether, resulting in all of the surplus cash being “trapped” at Propco.

After these Chapter 11 Cases were filed, the Debtors requested and obtained Court approval of consensual cash collateral arrangements with the Prepetition Lenders and Mortgage Lenders that, collectively, authorized:  (a) SCI to continue to make rent payments to Propco due under the Master Lease, subject to “rolling” budget approval by the Prepetition Lenders; and (b) Propco to continue to service its mortgage debt (as adequate protection for the Mortgage Lenders), to pay certain other expenses and to otherwise accumulate the “trapped” cash in accounts pledged to the Mortgage Lenders which are also subject to “rolling” budget approval by the Mortgage Lenders.

Notwithstanding the Court’s approval of the cash collateral arrangements, the issues surrounding the Master Lease and the resulting flow of funds from SCI to Propco were a point of contention for all of the major stakeholders in these Chapter 11 Cases.  For example, in connection with the cash collateral hearings, both the Committee and the Independent Lenders raised objections to the “cash trap” and the resulting loss of “flow back” to SCI.  The Debtors acknowledged that resolving the issues raised by the Master Lease and the “upstream” and “flow back” restrictions are integral to the overall restructuring of the Debtors.

The need to address the Master Lease issues became acute in October, 2009, when the Prepetition Lenders advised SCI that they would not approve a cash collateral budget that provided for the payment of rent under the Master Lease beginning in December 2009.  At this same time, the Master Lease, and the payment of rent thereunder, became the focus of the Mortgage Lenders, who asserted that the relationship between Propco and SCI was contractually structured as a lessor/lessee relationship and that SCI was facing the choice to either accept all the terms of the Master Lease or none of the terms in an effort to force SCI to either assume the Master Lease and pay the full amount of the Master Lease monthly rent or reject the Master Lease in its entirety.

As a result of the competing pressures exerted by the Prepetition Lenders and the Mortgage Lenders, SCI faced three potential alternatives:  (a) seeking Court approval of non-consensual use of cash collateral in order to pay the full Master Lease monthly rent notwithstanding the objection of the Prepetition Lenders — which would trigger a difficult contested cash collateral fight and put the Opco Forbearance Agreement in default and force SCI’s non-debtor operating subsidiaries to file for bankruptcy; (b) rejection of the Master Lease as a result of the inability to perform thereunder, accompanied by the surrender of the Leased Hotels and the creation of a massive rejection damages claim against SCI; or (c) engage in discussions with Propco to try to reach an agreement that would both protect the existing rights of both Propco and SCI under the Master Lease, and provide for certain rent deferrals by Propco in exchange for SCI’s agreement to provide certain transition services in the event the Master Lease ultimately is rejected, thereby providing the Master Lease parties with much greater clarity regarding the possibility of a future rejection while at the same time avoiding the need for a premature and precipitous rejection of the Master Lease in December 2009.

Because the first two alternatives — fighting for non-consensual use of cash collateral or immediate rejection of the Master Lease and the resulting implications for the Leased Hotels — each carried significant risks and uncertainties for both SCI and Propco, SCI and Propco decided instead to focus on the third alternative of exploring a negotiated solution to the near-term issues facing the parties as the December rent payment approached.  Propco and SCI believed (and the Court ultimately concurred) that it was in the best interests of both Propco’s and SCI’s estates that they enter into a postpetition compromise regarding the Master Lease in a controlled manner that assured the continued ability of all Debtors to restructure their businesses for the benefit of the Debtors’ Estates.  Accordingly, SCI and Propco, in conjunction with the major stakeholders, embarked on an intense and heavily negotiated compromise agreement regarding the Master Lease, subject to Court approval (the “First Compromise Agreement”).  The “controlled transition” aspects of the Compromise Agreement were designed to provide assurance to all parties in interest that in the event of a rejection of the Master Lease concerns that the gaming authorities could have regarding rejection would be minimized and eliminate the need for regulatory involvement in the process.

In connection with the negotiation of the First Compromise Agreement (and before the negotiations commenced in earnest), it was clear to SCI and Propco that they would be sitting on opposite sides of the negotiating table in any discussions regarding the Master Lease.  In order to ensure that those negotiations would occur at arms’ length and with due consideration for the competing interests of the SCI and Propco estates, responsibility for the representation of Propco’s interests in the negotiations was assumed by the two independent members of Propco’s board, Messrs. Robert White and Robert Kors (the “Propco Independent Directors”), who were advised by Propco’s separate counsel, Gibson, Dunn & Crutcher LLP (“Gibson”).

Thus, shortly after the Prepetition Lenders notified SCI that they would not consent to payment of the December rent under the Master Lease, SCI and the Propco Independent Directors, commenced intensive negotiations to try to structure an agreement that would (a) allow for the continued operation of the Leased Hotels in a manner that would appropriately protect and preserve the value of those operations, (b) provide both estates with some appropriate relief from provisions of the Master Lease that have become problematic in the Debtors’ current environment, and (c) provide the Propco and SCI with a reasonable amount of time to try to solve not only the Master Lease issues, but to formulate an overall restructuring of the Debtors’ businesses as well.

Upon reaching the final terms of the First Compromise Agreement, SCI and Propco presented it to the Bankruptcy Court for approval.  Certain of the major stakeholders filed oppositions to the First Compromise Agreement, and after a lengthy and hotly contested hearing, the First Compromise Agreement, as amended prior to such hearing, was approved by the Court.

The First Compromise Agreement included, among others, the following mutual accommodations:

•              The rent payable in cash to Propco shall be reduced for December 2009, January 2010 and February 2010 from approximately $21,449,000 per month to an amount equal to EBITDAR(6)  for the Leased Hotels in the prior calendar month minus up to $1,600,000 per month (as so calculated, the “Reduced Rent”).  SCI estimates that the Reduced Rent for the 3-month period covered by the First Compromise Agreement will average approximately $13,777,000 per month.

•              The difference between Reduced Rent and contract rent under the Master Lease (such difference, the “Deferred Rent”) will be either (a) paid in cash on an administrative basis if the Master Lease is ultimately assumed by SCI, or (b) added to the prepetition rejection damages claim if the Master Lease is ultimately rejected by SCI.

•              SCI and the Operating Subsidiaries have agreed to provide certain transition services to Propco after, and notwithstanding, any future rejection of the Master Lease and the License Agreement:

•              SCI and the Operating Subsidiaries shall continue to operate the Leased Hotels under their own gaming licenses on an expense reimbursement and fee-for-service basis for a period of up to 150 days post-rejection.  During this period, the Leased Hotels will be operated as if no rejection of the Master Lease or License Agreement had occurred, provided that SCI and the Operating Subsidiaries will not have any financial obligations to Propco under the Master Lease.

•              SCI and the Operating Subsidiaries shall provide reasonably requested non-confidential and non-competitive information to Propco and any replacement manager for the Leased Hotels.

•              SCI and the Operating Subsidiaries will provide a reasonable period of time after they cease providing transition services for Propco to rebrand the Leased Hotels to eliminate all mentions of the name “Station.”

•              SCI and the Operating Subsidiaries agree that, pending transfer to Propco of all collateral granted by SCI and the Operating Subsidiaries to secure the Master Lease and all other personalty to be sold to Propco under the First Compromise Agreement, all such personal property will remain at the Leased Hotels and be available for use in their operation, and, subject to its obligations regarding re-branding, Propco will have a license to use all such collateral in the operation of the Leased Hotels after rejection and until transfer of title is completed, including after the termination of other transition services.

•              Upon the occurrence of certain conditions, SCI and the Operating Subsidiaries will cooperate in a consensual foreclosure of Propco’s liens on such collateral

(6)   “EBITDAR” means Earnings (or Net Income) Before Interest, Taxes, Depreciation, Amortization and Rent.

and will sell outright certain tangible and intangible personal property, including the names Red Rock, Palace, Boulder and Sunset, that is not subject to a lien in favor of Propco.

•              Propco will receive the full benefit of the License Agreement during the transition period, including delivery of the list of SCI customers that predominantly play at a Leased Hotel, and Propco agrees that, subject to such performance, any monetary claim for rejection damages under the License Agreement shall be a general unsecured claim.  Propco will, however, reserve any Bankruptcy Code section 365(n) rights it may have as licensee under the License Agreement.

The First Compromise Agreement provided interim relief with regard to SCI’s rent obligations and provided a floor for transition services for Propco, while also providing some certainty regarding the nature and extent of claims arising in connection with any future rejection of the Master Lease and License Agreement.  The First Compromise Agreement otherwise left Propco and SCI’s current legal positions unaffected.  Propco and its successor/assigns (including the Mortgage Lender) continued to have the ability to argue (if such arguments exist) for additional transition services under the agreements between Propco and SCI or under otherwise applicable law, while leaving SCI free to argue that no additional transition services are required to be provided to Propco.

As plan negotiations progressed, Propco and SCI agreed to extend the First Compromise Agreement by an additional 60 days and to make additional, non-material adjustments to the terms of the First Compromise Agreement to reflect the practical reality of operating the Leased Hotels during the additional 60-day extension.  As a result, the Propco Independent Directors and SCI again negotiated an arms’ length agreement to extend the protections afforded each party under the First Compromise Agreement and entered into the First Amendment to the Amended and Restated Compromise Agreement (the “Compromise Amendment”).

Propco and SCI sought and obtained the agreement of the major stakeholders not to oppose their application to the Court for approval of the Compromise Amendment.  As a result, Propco and SCI sought and obtained an order from the Court approving the Compromise Amendment on March 4, 2010. [Docket No. 1042].

In the days that followed the Court’s approval of the Compromise Amendment, it became clear to the Debtors that the interests and desires of the Opco and Propco Lenders were sufficiently divergent that a separation of SCI’s assets and the four properties owned by Propco, including the related fixtures, furniture, and equipment (collectively, the “Propco Assets”), was the only viable plan for the Debtors to pursue.  Further articulation of the transition services included in the First Compromise Agreement became critical.  SCI and the Propco Independent Directors returned to the negotiating table to reach agreement on a second amended and restated version of the First Compromise Agreement (the “Second Compromise Agreement”). A product of arms’ length negotiation, the Second Compromise Agreement represents a meaningful step towards the separation of SCI and Propco contemplated by the Joint Plan. Where the First Compromise Agreement provided for a short-term solution regarding rent reductions and intermediate transition services, the Second Compromise Agreement provides more definitive steps towards the SCI/Propco separation.

The Second Compromise Agreement includes, among others, the following mutual accommodations:

•              Propco, with the consent of the Propco Lenders, agreed to further reduce rent to a “break—even” level for SCI and its estate.  The rent payable in cash to Propco shall be reduced for May 2010 and each month thereafter until the effective date of a Consensual Plan, as defined in the Second Compromise Amendment, (subject to earlier termination if the Master Lease is rejected by SCI) from approximately $21,449,000 per month under the Master Lease to an amount equal to EBITDAR(7) for the Leased Hotels in the prior calendar month minus (i) actual capital expenditures not paid from the “FF&E Reserve Accounts,”  (ii)

(7)   “EBITDAR” means Earnings (or Net Income) Before Interest, Taxes, Depreciation, Amortization and Rent.

certain out of pocket operating expenses of the Leased Hotels (defined as “Owner’s Expenses”) to the extent not already deducted in the computation of EBITDAR, and (iii) rent due under the Boulder Station ground lease (as so calculated, the “Reduced Rent”).  The 120% of adequate protection floor included in the Prior MLCA has been removed.  Under the new calculation, Reduced Rent cannot exceed EBITDAR for the Leased Hotels.  The Debtors estimate that Reduced Rent under the Second Compromise Amendment will be approximately $ 1,533,000 less per month than if rent were being calculated under the First Compromise Agreement.

•              The Deferred Rent (defined above) will be either (a) paid in cash on an administrative basis if the Master Lease is ultimately assumed by SCI, or (b) added to the prepetition rejection damages claim if the Master Lease is ultimately rejected by SCI.

•              Prior to initiation of transition, SCI will continue to perform all of its other obligations under the Master Lease, with SCI’s obligation to pay the Reduced Rent under the Compromise Amendment constituting an administrative claim against SCI, payable in accordance with the terms of the Second Compromise Amendment.

•              Upon rejection of the Master Lease, Propco will hold an allowed, partially secured prepetition claim against SCI for rejection damages equal to the amount of Deferred Rent plus the amount of Propco’s statutory lease rejection claim, subject to determination.

•              SCI and the Operating Subsidiaries have agreed to provide the following transition services after the occurrence of a Transition Event (as defined in the Second Compromise Amendment):

•      SCI and the Operating Subsidiaries shall assist the Mortgage Lenders (and any designated replacement manager) with licensing by applicable gaming authorities by providing information requested by gaming authorities, among other things.

•      SCI and the Operating Subsidiaries shall continue to operate the Leased Hotels under their own gaming licenses on an expense reimbursement and fee-for-service basis for a period of up to 270 days post-rejection.  During this period, the Leased Hotels will be operated as if no rejection of the Master Lease or License Agreement had occurred, provided that SCI and the Operating Subsidiaries will not have any financial obligations to Propco under the Master Lease.

•      SCI and the Operating Subsidiaries shall permit Propco, the Mortgage Lenders and any designated replacement manager to use the database of Primary Customers, other intellectual property and reservations services, including access to all Transactional Data in an electronically accessible and usable format.

•      SCI and the Operating Subsidiaries shall permit Propco, the Mortgage Lenders and any designated replacement manager to make offers of employment to certain employees of SCI and the Operating Subsidiaries that are exclusively or primarily engaged in the operation of the Leased Hotels.

•      SCI and the Operating Subsidiaries shall deliver to Propco, the Mortgage Lenders and any designated replacement manager financial, accounting and other information that pertains exclusively to the Leased Hotels or is otherwise necessary for the day to day operation of the Leased Hotels for both licensing and transition purposes including preparation of balance sheets for the Leased Hotels, and will permit onsite access to records, onsite observation of operations and access to senior managers, provided that access to confidential or competitive information shall be subject to prior execution of a confidentiality agreement.

•      SCI and the Operating Subsidiaries agree that, following rejection of the Master Lease, SCI and the Operating Subsidiaries shall be deemed to be operating the Leased Hotels for the benefit of Propco, and all cash flow from operations of the Leased Hotels, after payment of all amounts to be paid to SCI and the Operating Subsidiaries under the Second Compromise Amendment, shall be property of and shall be delivered to Propco.  During the first sixty days of transition services, SCI and the Operating Subsidiaries will receive expense reimbursement only.  Thereafter, Propco shall pay SCI and the Operating Subsidiaries a management fee of two percent of gross revenue plus five percent of EBITDA of the Leased Hotels, in addition to expense reimbursement.

•      SCI and the Operating Subsidiaries will provide a reasonable period of time after they cease providing transition services for Propco to rebrand the Leased Hotels to eliminate all mentions of the name “Station.”

•      SCI and the Operating Subsidiaries agree that, pending transfer to Propco of all collateral granted by SCI and the Operating Subsidiaries to secure the Master Lease and all other personalty to be sold to Propco under the Second Compromise Amendment, all such personal property will remain at the Leased Hotels and be available for use in their operation, and, subject to its obligations regarding re-branding, Propco will have a license to use all such collateral in the operation of the Leased Hotels after rejection and until transfer of title is completed, including after the termination of other transition services.

•      SCI and the Operating Subsidiaries will cooperate in a consensual foreclosure of Propco’s liens on such collateral and will sell outright certain tangible and intangible personal property, including the names Red Rock, Palace, Boulder and Sunset, that is not subject to a lien to Propco but is used primarily with respect to the Leased Hotels or is essential to the operation of the Leased Hotels, with such sales being subject to Court approval.

•      Propco will receive the full benefit of the License Agreement during the transition period, including delivery of the list of SCI customers that predominantly play at a Leased Hotel, and Propco agrees that, subject to such performance, any monetary claim for rejection damages under the License Agreement shall be a general unsecured claim.  Propco will, however, reserve any Bankruptcy Code section 365(n) rights it may have as licensee under the License Agreement.

•              SCI and Propco agree that any asset transfer, sale, assignment, or licensing by SCI or an Operating Subsidiary contemplated in the Second Compromise Amendment or under Annex 1 thereto shall be (i) made free and clear of all liens—subject to the approval of the Bankruptcy Court upon reasonable notice and a hearing and without prejudice to the rights (including, without limitation, all rights under the Bankruptcy Code) of any secured creditor holding a perfected lien on the assets to be transferred sold, assigned or licensed and (ii) made subject to the approval of the Bankruptcy Court upon reasonable notice and a hearing.

SCI and Propco filed a joint motion seeking Court approval of the Second Compromise Agreement on April 7, [Docket No. 1179].  The Second Compromise Agreement continued to evolve in the days that followed, and a revised version was filed on April 19, 2010 (the “Revised Second Compromise Agreement”) [Docket No. 1215].  The notable changes reflected in the Revised Second Compromise Agreement are as follows:

•              The members of the Opco Steering Committee support the Revised Second Compromise Agreement.

•              The Revised Second Compromise Agreement represents the resolution of complex issues about transition issues and asset transfers necessary to permit Propco to reorganize and SCI to conduct an orderly sale process, in each case as contemplated by the Debtors’ Joint Plan. In particular:

•      The Revised Second Compromise Agreement details specifically the assets that the parties have agreed will be transferred as part of any orderly separation of SCI and Propco that may be necessary if the SCI sale process results in a sale of the New Opco Acquired Assets to a third party;

•      The Revised Second Compromise Agreement specifies the agreed-upon purchase price of $35 million plus assumption of certain liabilities for those assets to be paid to SCI (subject to the Administrative Agent’s prepetition and postpetition Liens) in the event of a such a separation, as well as the terms and conditions under which the asset transfers will occur and the terms and conditions under which that purchase price will be paid; and

•      The Revised Second Compromise Agreement also recognizes that the assets of SCI, the Parent Debtors, the Other Opco Debtors and the Non-Debtor Affiliates, excluding the SCI Retained Assets (the “Opco Assets”) and the Propco Assets may remain under common ownership and management if FG and the Mortgage Lenders are the winning bidder for the New Opco Acquired Assets and provides for that alternative as well.

A hearing on SCI’s and Propco’s joint motion to approve the Revised Second Compromise Agreement was held on May 4 and 5, 2010. The Court deferred ruling on the joint motion in order to allow the Committee and the Independent Lenders to conduct further discovery and submit additional briefings regarding their opposition. Following an additional hearing on May 27, 2010, the Court granted the joint motion to approve the Revised Second Compromise Agreement on May 28, 2010. The Court found that, among other things, SCI and Propco exercised proper business judgment in entering into the Revised Second Compromise Agreement, and that the elements of compromise were adequately satisfied under Bankruptcy Rule 9019.  The Committee has appealed the order approving the Revised Second Compromise Agreement.  Pursuant to the Committee Plan Support Stipulation, if the Plan is confirmed and becomes effective, that appeal will be dismissed.

H.            The Committee’s Motion to Obtain Standing to Assert Claims Relating to the 2007 Going Private Transaction

1.             The Committee’s Status Report and Demand for Authority to Prosecute Derivative Claims Derived from the 2007 Going Private Transaction and Sale Leaseback

On November 18, 2009 — before the SLC had finished its investigation into the Sale and Leaseback or issued its Supplemental SLC Report — the Committee filed a “Status Report Regarding the Investigation into the 2007 Leveraged Buyout Transaction and Characterization of the Master Lease Transaction” (the “Committee Status Report”) [Docket No. 580].  In the Committee Status Report, the Committee asserted that there are colorable fraudulent conveyance actions to pursue related to the 2007 Going Private Transaction.

On December 8, 2009, the Committee sent a letter to the Debtors demanding that the Debtors consent within just a few days to the Committee prosecuting such claims.  For the following two weeks, the Committee and the Debtors exchanged letters in which the Debtors sought to better understand the basis of the demand and the factual information upon which the Committee purported to rely in coming to a conclusion that differed from the conclusion reached by the SLC and the SLC Professionals after their extensive investigation.  On December 28, 2009, without having provided the factual information requested by the Debtors or waiting for Debtors to respond to the demand, the Committee filed a motion seeking standing and authority (the “Committee Standing Motion”) to prosecute civil actions on behalf of the Debtors’ Estates attacking (1) the 2007 Going Private Transaction; and (2) the Sale and Leaseback.  The claims alleged in the Committee Standing Motion included claims that:  (a) various components of the 2007 Going Private Transaction constituted actual fraudulent conveyances, constructive fraudulent conveyances, or otherwise avoidable transactions; (b) the Master Lease should be recharacterized and/or was an actual and constructive fraudulent conveyance; (c) insiders of SCI breached their fiduciary duties to SCI and its creditors through pursuing the 2007 Going Private Transaction; and (d) claims raised by the named defendants against the Debtors’ estates should be equitably subordinated.  The redacted version of the Committee Standing Motion, supporting papers and replies are available on the Docket as items 737-743, 746-748, 884-888, 894-899 and 901.  On July 8, 2010, the Committee filed a supplement to the Committee Standing Motion, which is available on the Docket as item 1734.  Response to that supplement are due on August 13, 2010.  The Committee Standing Motion was opposed by the Debtors, the SLC, Frank and Lorenzo Fertitta, the Administrative Agent on behalf of the Prepetition Opco Lenders and the Mortgage Lenders.  The oppositions are available on the Docket as items 807, 804, 826, and 828.

2.             The Court Ruling on the Standing Motion

At the conclusion of hearing on the Committee Standing Motion, the Bankruptcy Court elected to defer its ruling on the Committee Standing Motion until no earlier than the time of the hearing on the Disclosure Statement.  The Court subsequently deferred its ruling on the Committee Standing Motion further to permit the filing of responses to the Committee’s supplement.  Pursuant to the Committee Plan Support Stipulation, if the Plan is confirmed and becomes effective, the Committee will withdraw the Committee Standing Motion and the claims asserted therein will be released under the Plan.

I.              Bidding Procedures for the New Opco Acquired Assets

An essential component of the Plan is the sale of the New Opco Acquired Assets (i.e. the assets of the Opco Group Sellers other than those assets that will be sold or transferred to Propco or New Propco and certain other excluded Assets) to the highest bidder in a sale process that will run contemporaneously with the solicitation of votes on the Plan, culminating in an auction shortly before the confirmation hearing on the Plan, but sufficiently in advance of the confirmation hearing so that the terms of the proposed sale to the highest bidder will be known and available for the Court’s consideration and approval at the time of the confirmation hearing.  The Debtors established a series of procedures by which bids for the New Opco Acquired Assets would be solicited and accepted, which the Court has approved in the Bidding Procedures Order (the “Bidding Procedures”).  The Bidding Procedures were developed following consultation with the Debtors’ legal and financial professionals.  The Debtors believe that the adoption of the Bidding Procedures will provide interested parties with ample opportunity to formulate bids for the New Opco Acquired Assets and will facilitate the solicitation, submission and evaluation of bids for the New Opco Acquired Assets in a manner that will maximize the value of the New Opco Acquired Assets for the Debtors’ Estates.

The Debtors, under the direction of SCI’s independent director, and their advisors believe they are in a position to solicit interest in the New Opco Acquired Assets from all parties who may potentially have a serious interest in submitting bids.  Among other things, the Bidding Procedures provide that:

•              Potential Bidders shall have until June 30, 2010 to submit a preliminary letter of intent and certain other information necessary for the Debtors’ to assess the Potential Bidders interest in and ability to consummate a transaction regarding the New Opco Acquired Assets;

•              Potential Bidders that are designated Qualified Bidders shall have until the Bid Deadline, July 30, 2010, to submit to the Debtors their definitive bid materials, which shall include, among other things, a duly authorized and executed purchase agreement for the subject New Opco Acquired Assets that will serve as an irrevocable offer pending the Debtors’ selection of a Successful Bidder for such assets;

•              A Qualified Bid will be valued based upon several factors including, without limitation, items such as the amount of the purchase price, the type of consideration constituting the purchase price and the net value (including assumed liabilities and the other obligations to be performed or assumed by the bidder) provided by such bid, the claims likely to result from or be created by such bid in relation to other bids, the relative ability of the counterparties to the Sale proposed by the Qualified Bidder to consummate such Sale, the nature and extent of any proposed revisions to the Purchase Agreement, the effect of the proposed Sale on the value of the ongoing businesses of the Debtors (including ongoing relationships with customers and suppliers), other factors affecting the speed, certainty and value of the proposed Sale (including Nevada Gaming Commission, National Indian Gaming Commission or other regulatory or other approvals required to close the Sale), any assets excluded from the bid,  the transition services required from the Debtors post-closing and any related restructuring costs, and the likelihood and timing of consummating such Sale (including an evaluation of closing conditions), each as determined by the Debtors following consultation with the Consultation Parties;

•              If the Debtors do not receive any Qualified Bids, the Debtors shall proceed as set forth in the “No Qualified Bids” section of the Bidding Procedures which, among other things, reserve to the Debtors the right to terminate the sale process or extend the deadlines for receiving, evaluating and selecting a Successful Bid, in each case, subject to the terms of the Bidding Procedures;

•              If multiple Qualified Bids are submitted for the same or for overlapping subsets of the New Opco Acquired Assets, the Debtors, under the direction of SCI’s independent director, will conduct an auction under the supervision of the Court in accordance with the Bidding Procedures to determine the highest or otherwise best offer for such assets following competitive bidding;

•              Subject to the terms of the Bidding Procedures, if the Debtors receive a single Qualified Bid, the Debtors reserve the right, in consultation with the Consultation Parties, to terminate the sale process or extend, subject to the terms hereof, the deadlines set forth in the Bidding Procedures without further notice in an effort to solicit and obtain competing Qualified Bids.  Alternatively, Debtors may evaluate the single Qualified Bid on its own merit to determine whether such single Qualified Bid is a Successful Bid;

•              Once a Successful Bid or Successful Bids are selected, the Debtors will promptly seek Court approval of the selected transaction(s) as part of the hearing on confirmation of the Joint Plan.

Following the Debtors’ submission of the Bidding Procedures to the Court, further negotiations ensued amongst the Debtors, the Opco Agent, the Opco Steering Committee, the Mortgage Lenders,  and FG.  A revised version of the Bidding Procedures (the “Revised Bidding Procedures”) was filed on April 19, 2010 [Docket No. 1214].  The Revised Bid Procedures reflect the following changes to the Bidding Procedures:

•              The members of the Opco Steering Committee support the Revised Bidding Procedures.

•              With the support of the Opco Steering Committee, the Revised Bidding Procedures reflect the adoption of a Stalking Horse Bid (as defined in the Revised Bidding Procedures) for the Opco Assets.

•              The Stalking Horse Bid provides for a purchase price of $772,000,000 for the Opco Assets (calculated based upon the face amount of the debt components of the purchase price, not on any estimates of the potential trading price of that debt(8)).

•              The Stalking Horse Bidder is an entity owned in whole or in part by FG and the Mortgage Lenders.

•              The Stalking Horse Bid shall be subject to overbids by Qualified Bidders, with initial letters of intent due June 30, 2010 and definitive bids due July 30, 2010.

•              If the Stalking Horse Bidder is not the successful bid and an alternate bid is selected and consummated, the Stalking Horse Bidder shall be entitled to reimbursement of reasonable out-of-pocket expenses not to exceed $4 million, but will not be entitled to any break-up fee.

•              The sale process contemplated by the Revised Bidding Procedures will be conducted by SCI, under the direction of SCI’s independent director and in consultation with the Opco Agent, the Opco Steering Committee and the official committee of unsecured creditors appointed in the Chapter 11 Cases.

A hearing on the motion to approve the Revised Bidding Procedures was held on May 4 and 5, 2010. The Court deferred ruling on the motion in order to allow the Committee and the Independent Lenders to conduct further discovery and submit additional briefings regarding their opposition. Following an additional hearing on May 27, 2010, the Court granted the motion to approve the Revised Bidding Procedures on May 28, 2010.  The Court found that Opco stands to receive significant benefits under the Revised Bidding Procedures, particularly by securing a stalking horse and in the resolution regarding the value of the Texas Put.  The Court also found, among other things, that uncertainty on that matter would likely chill potential bids for the New Opco Acquired Assets.

Further, the Court found that the Revised Bidding Procedures were negotiated in good faith and at arm’s length. The Order Establishing Bidding Procedures and Deadlines Relating to Sale Process for Substantially All of the Assets of Station Casinos, Inc. and Certain “Opco” Subsidiaries (the “Bidding Procedures Order”) was entered on June 4, 2010 [Docket No. 1563].

(8)   The Debtors have not reached any conclusion regarding the extent, if any, to which the trading value of the debt components of the purchase price may differ from the face value.

The Committee has appealed the Bidding Procedures Order.  In addition, the Committee filed a motion to stay the Bidding Procedures Order pending resolution of that appeal.  At a hearing held on June 21, 2010, the Bankruptcy Court denied the Committee’s motion for such a stay.

Among the Committee’s objection to the Bidding Procedures Order was the Committee’s assertion that SCI had not sufficiently evaluated, considered or market-tested the value of the New Propco Purchased Assets and therefore could not justify the exclusion of those assets from the Opco Auction.  SCI strongly disputes that assertion.  Contrary to the Committee’s assertions, in connection with the negotiations with the Propco Lenders regarding the Second Compromise Agreement, the Debtors and the Opco Steering Committee analyzed the nature and value of the Excluded Assets.  In order to get a better sense of the value of these assets to New Propco and to inform their negotiations, the Debtors conducted an extensive analysis of the replacement cost of the bulk of the Excluded Assets.  For the Exclusive Propco, Joint Interest and Non-Exclusive Trademarks, the Debtors concluded that New Propco would incur a cost of $12-14 million for replacement of signs and all other branded products or marketing materials, and for other intellectual property, a cost of $400,000-600,000 to recreate the back-end infrastructure for the websites of the four Propco properties.  The Debtors also evaluated the replacement costs for IT Systems and determined that New Propco would incur costs of $40 million $20 million for hardware and $20 million for software.  In addition, the Debtors concluded that the cost to New Propco of replacing the player tracking software by itself would be approximately $1.5 million.

The Debtors also analyzed the material present value of the remaining Excluded Assets and determined that none of the Excluded Assets had any significant value to any potential purchaser except New Propco.  The only value ascribed to Excluded Asset Category 7, Other Intellectual Property, was its ability to facilitate business continuity for New Propco.  Similarly, the Debtors ascribed no value to Excluded Asset Category 9, Business Information.  The Debtors concluded that Opco would suffer no harm from sharing Business Information for a limited time with Propco to make transition easier as the operations complete the separation process and that any value is in business continuity for Propco alone.

With respect to the Primary Customer Database, its value is in the ability to properly market to the top customers at a particular property.  However, under the First Master Lease Compromise Agreement, New Propco already had the right to access the Primary Customer Database.  The only change related to the Primary Customer Database in the Second Compromise Agreement is that Opco and New Propco each receive exclusivity for top 25% of players at their respective properties. The only real value in doing so is to keep the information in the database from direct competitors of Propco, i.e., Boyd, seeking an unfair and inappropriate competitive advantage.

The Debtors analyzed the value of the Employee Non-Compete Contracts, and determined that release of the Non-Compete Contracts would not harm Opco.  Issues with assignability render the contracts of little value to any third party purchasers.  The Debtors also considered the need to treat employees fairly and determined that it is unlikely that any strategic buyer would seek to hire a substantial number of the current corporate employees because elimination of such redundancies is one of the primary synergies a strategic buyer would hope to achieve with a purchase of the Opco Assets.

In addition, the Debtors analyzed the value of the Corporate Offices and FF&E and ascribed no value to either.  The corporate office lease is underwater—approximately twice the market rate and are located within the Red Rock property and of minimal value to a potential purchaser other than Propco.

Finally, the Debtors considered the value of the lease of the Wild Wild West Assemblage and the associated option to purchase the fee simple interest.  The Debtors determined that the lease on the assemblage is underwater and as of December 2010, will have a negative cash flow of $1.6 million.  Consequently, the Debtors assigned no value to the lease. Similarly, the option to purchase the leased land is at a rate substantially in excess of the market and no feasible development options for the land for a long period of time.  Accordingly, the Debtors ascribe no value to the option to purchase the Wild Wild West Assemblage.

The Administrative Agent and the Opco Steering Committee both carefully considered the value of the Excluded Assets and concluded that the proposed transfer of the Excluded Assets to Propco would not harm Opco.  Alvarez & Marsal, on behalf of the Administrative Agent, conducted an analysis of certain assets of Opco and provided assessments of the indicative value of such assets.  Primarily, though, the Opco Lenders saw the Excluded Assets as a way to capture additional value for the Opco estate from Propco, because Propco needed those assets to maintain continuity in its business.  The Opco Lenders used the asset transfers (and Propco’s unique need for those assets) as a way to lock in additional value for the Opco estate without any detriment to Opco.

The value of the Excluded Assets was established when those assets were subjected to an arms-length negotiation where the Administrative Agent and the Opco Steering Committee and the Opco Debtors (negotiating, as set forth above, with an informed view of value) attempted to extract additional concessions from Propco.  It was through this process (an arms-length negotiation between a willing buyer and a willing seller) that the various parties arrived at a rigorously negotiated compromise.

The SCI Board also considered the value of the Excluded Assets.  Lazard advised the Board that the $35 million in cash consideration was fair in the context of the overall transaction (which included the other forms of monetary and non-monetary consideration cited above).  SCI’s Board of Directors included an independent director, Dr. James Nave. Dr. Nave was advised by separate and independent counsel, Skadden Arps Meagher & Flom, LLP, and sought Skadden’s advice in connection with the Bidding Procedures.  As SCI’s independent director, Dr. Nave voted first before the other board members.  Dr. Nave voted in favor of the Bidding Procedures and then the other four members of the Board voted  in favor of the proposal.

The value of the Excluded Assets should not be determined in a vacuum, but rather as a single component of a complex transaction.  When considering the value Opco received for the Excluded Assets, it is also important to remember that the Stalking Horse Bid is a crucial component of the overall transaction.  The Opco Steering Committee and SCI conducted a vigorous competition between Boyd and the ultimate Stalking Horse Bidder to determine who they would propose to be the stalking horse bidder and believed they had squeezed “all the juice out of the orange” in taking both bidders as far as they would go.  The Stalking Horse Bid sets a minimum floor price of $772 million for the sale of the Opco Assets, which the Opco Lenders which was “the highest and best bid” resulting from months of intense negotiations leading up to the filing of the Motions.  The Stalking Horse Bid adds value to the Opco estate and encourages bids because it is a fair and reasonable reflection of what stakeholders who know the most about the Station enterprise believe to be the true potential worth of such enterprise in the right hands.  The Opco Lenders believed, and the evidence shows, that in a naked auction with no stalking horse bidder, the price ultimately paid for the Opco Assets would be lower.

Opco will receive substantial monetary and non-monetary consideration for the Excluded Assets.  In cash consideration alone, Opco stands to receive $35 million, plus $13 million in assumed liabilities.  If the Stalking Horse Bidder is not the successful bidder, the aforementioned $35 million, subject to the Administrative Agent’s liens, will be available to any such Successful Bidder for Opco Assets in the Auction to contribute as additional consideration or purchase as a working capital asset.  Beyond cash consideration, the Second Amended Master Lease Compromise Agreement includes further Reduced Rent of approximately $1.5 million per month, which is a significant amount of savings considering that these cases will continue for additional time.  The Second Compromise Agreement also includes the resolution of (1) potential disputes over the ownership of the assets, (2) liens on those assets, and (3) the Texas Station Put Option.  The Second Compromise Agreement also clarifies and refines the nature and extent of Transition Services provided for in the First Compromise Agreement and, in doing so, allows for a smooth separation of Opco and Propco if such separation becomes necessary.  In the absence of this type of negotiated resolution there well could be significant, expensive, and time-consuming litigation.  Moreover, there is additional non-monetary consideration—the resolution of a potential dispute over the Excluded Assets provides certainty for any Successful Bidder.  Indeed, it would likely be impossible to conduct a sale of the Opco Assets until the Debtors were able to provide potential bidders with certainty about which assets are being auctioned.

The Committee asserts that the Debtors did not subject the Excluded Assets to a formal valuation or market test and that the fair market value of the Excluded Assets is unknown.  Pursuant to the Committee Plan Support Stipulation, if the Plan is confirmed and becomes effective, the Committee will dismiss its appeal of the Bidding Procedures Order.

J.                                      Opco Lender Restructuring Support Agreement

The Plan and the Plan Facilitation Motions were filed with the support of the Propco Lenders.  In addition, the Propco Lenders and FG have entered into a plan support agreement of their own (the “Propco PSA”) that sets forth their agreement to support the Plan and to take certain actions to facilitate confirmation and consummation of the transactions contemplated by the Plan.  A copy of the Propco PSA will be included in the Plan Supplement.  At the time the Plan and the motions to approve the Second Compromise Agreement and Bidding Procedures were filed (the “Plan Facilitation Motions”), the Debtors had the support of the Propco Lenders but did not have corresponding support from the Opco Lenders.  The Opco Lenders had expressed their desire for a sale of the Opco Assets, but there was no agreement as to how the Opco Sale Process would be conducted, what the Excluded Assets would be and how they would be treated, or how the issues relating to the Second Compromise Agreement would be resolved (collectively, the “Opco/Propco Separation Issues”).  To the contrary, the Opco Agent and Opco Lender Steering Committee informed the Debtors that the Plan Facilitation Motions would receive vigorous opposition from the Opco Agent and Opco Lender Steering Committee, as would the Plan, if the Opco/Propco Separation Issues were not resolved consensually and quickly.

The Debtors believe that resolution of the Opco/Propco Separation Issues was essential to the Debtors’ efforts to proceed with a plan that maximizes value, preserves jobs and satisfies regulatory requirements.  The Debtors further believe that a negotiated resolution of those issues that had the support of both the Propco Lenders and the Opco Lenders was critical, because complex and protracted litigation over the Opco/Propco Separation Issues would be extremely costly and would jeopardize both the Propco Restructuring and the Debtors’ ability to conduct an orderly and value-maximizing Opco Sale Process.  The Propco Lenders, in supporting the Plan Facilitation Motions, agreed with the Debtors’ view, and the Opco Agent and Opco Lender Steering Committee also shared that view.  Immediately after the Plan Facilitation Motions were filed, the parties undertook around-the-clock negotiations in a final attempt to try to reach acceptable resolutions of the Opco/Propco Separation Issues.

The parties’ extraordinary efforts proved to be successful.  On April 16, 2010, the members of the Opco Lender Steering Committee, the Opco Debtors and certain of SCI’s non-debtor subsidiaries, FG and the FG Principals entered into the Opco Lender Support Agreement.  A copy of the Opco Lender Support Agreement will be included in the Plan Supplement.  The Debtors’ entry into the Opco Lender Support Agreement was expressly conditioned on receiving Court approval thereof, and the Debtors filed a motion seeking such Court approval on April 19, 2010 [Docket No. 1219]. Although the Court did not ultimately authorize the Debtors’ entry into the Opco Lender Support Agreement, it remains in full force and effect with respect to the other parties thereto.  In addition to agreement on the Opco Lender Support Agreement and the Term Sheet annexed thereto, the parties also reached agreement on revisions to the Bidding Procedures and the Second Compromise Agreement that will permit the Debtors to enjoy the support of the Opco Agent and the Opco Steering Committee for both of the Plan Facilitation Motions.  The Propco PSA and Opco Lender Support Agreement are back-to-back support agreements that, taken in tandem, evidence the support of the Propco Lenders and the Opco Lenders Steering Committee for the reorganization path that has been chosen by the Debtors.

The Opco Lender Support Agreement serves two basic purposes: (a) it evidences the agreement of the Consenting Lenders to support the Plan and the Plan Facilitation Motions, as well as the continued use of cash collateral by Opco and its non-debtor subsidiaries and affiliates and the requested extension of the Debtors’ exclusive right to file a plan, among other things; and (b) it sets forth the Consenting Lenders’ agreement to the designation of the bid for the Opco Assets that has been submitted by FG and the Mortgage Lenders (together, the “Purchaser”) as the stalking horse bid in the Opco Sale Process (the “Stalking Horse Bid”), subject to the terms of the Bid Procedures.  The Opco Lender Support Agreement provides the framework for the Purchaser to acquire the Opco Assets and assume certain liabilities pursuant to the Term Sheet annexed to the Opco Lender Support Agreement (the “Term Sheet”).  The Bidding Procedures unequivocally provide, however, that the Stalking Horse Bid will be subject to overbid pursuant to the terms and conditions of the Opco Sale Process.  Accordingly, the Debtors believe that the Bidding Procedures and the conduct of the Opco Sale Process, each as modified, will maximize the value of the Opco Debtors’ Estates, for the benefit of creditors of the Opco Debtors.

The Term Sheet sets forth the fundamental terms of the Stalking Horse Bid.  The highlights of the bid are as follows:

•                                          Purchase price of $772,000,000 for the Opco Assets (based upon the face amount of the debt components of the purchase price(9)).

(9)   The Debtors have not reached any conclusion regarding the extent, if any, to which the trading value of the debt components of the purchase price may differ from the face value.

•                                          Purchase Price consists of $317 million in cash and $455 million in new debt.

•                                          The new debt will be comprised of a $430 million term loan, secured by substantially all of the Opco Assets, and a $25 million land loan secured by Opco’s existing unencumbered land parcels (other than the Wild Wild West property).  The terms and conditions of the new loans are summarized in separate loan term sheets that are annexed to the Term Sheet and will be set forth in full in the Plan Supplement.

•                                          If the Stalking Horse Bidder is not the successful bid and an alternate bid is selected and consummated, the Stalking Horse Bidder shall be entitled to reimbursement of reasonable out-of-pocket expenses not to exceed $4 million and to the consensual transfer and purchase of the Excluded Assets on the terms and conditions set forth in the Revised Compromise Agreement, but will not be entitled to any break-up fee.

The Stalking Horse Bid has since been fully documented in the Stalking Horse APA.  The Stalking Horse APA provided the Debtors and their estates with “downside” protection and a purchase price “floor” by locking in a $772 million bid for the Opco Assets.

The Stalking Horse Bid will provide a recovery to the Prepetition Opco Secured Lenders of approximately 87%, based upon the face amount of the debt components of the purchase price and without taking into account any variations in the potential trading price of that debt from the nominal face amount.  That bid, however, will not be sufficient to generate recoveries for unsecured creditors.  The Debtors believe there may be some unencumbered assets that do not serve as collateral for the Prepetition Opco Secured Claims, and the Committee asserts that the Debtors have a number of assets not specifically identified in the Plan that should be available for distribution to creditors.  The Debtors, on the other hand, believe that all of these assets will be included in the sale of the New Opco Acquired Assets and thus are not available for distribution to creditors in some other fashion.  These assets include two copyrights registered with the United States Copyright Office that do not appear to have liens recorded against them in the United States Copyright Office by the Prepetition Opco Lenders.  Absent perfection by a proper recording in the United States Copyright Office, the two copyrights are unencumbered.

In addition, the Committee believes that there are parcels of real property in Reno, Nevada that SCI transferred to Tropicana Station, LLC (which is a guarantor of SCI’s obligations to the Prepetition Opco Lenders) in January 2009.  The Committee asserts that virtually no value was exchanged for such transfer and that the land was not, and does not appear to be, subject to any mortgage or other encumbrance.  The Committee believes that the transfer is avoidable, such that SCI could recover the real property from Tropicana Station, LLC.  Tropicana Station, LLC’s schedules indicate its total real property has a book value in excess of $11 million.

The Committee believes that since the Petition Date, SCI has engaged in the development of new intellectual property assets and acquired additional customers visiting and becoming patrons of SCI’s casinos such that SCI’s customer list has grown post-petition.  The Committee believes that these assets are also unencumbered by any liens.

Since the Petition Date there have been approximately 32 new trademarks issued to or trademark applications submitted by SCI.  The Committee also believes that SCI has applied for and/or been granted various patents postpetition.  Further, the Committee believes that intellectual property developed postpetition includes promotions, new marketing programs designed to attract and retain customers, and innovative gaming strategies that are intended to identify and exploit customer preferences, all developed after the Petition Date, which may have resulted in new customers visiting and/or becoming patrons of SCI’s casinos.  To the extent the names of any individuals have been tracked or added to SCI’s customer list post-petition, the Committee asserts that the value of such information, along with the value of any post-petition intellectual property (which itself has been supported in case law), belongs to SCI’s general unsecured creditors.

The Debtors do not necessarily agree with the Committee’s assertions, arguments or theories described above, and also believe that all of the foregoing assets likely are encumbered by the replacement liens and superpriority claims of the Prepetition Opco Secured Lenders under the Final DIP Order and are not of sufficient value to generate any recovery for unsecured creditors.  (The superpriority claims of the Prepetition Opco Secured Lenders likely are far in excess of $100 million.).  In addition, even if the Committee is correct on one or more of their theories, there are significant obligations, including administrative and priority claims and the superpriority claims of the Prepetition Opco Secured Lenders, that would have to be satisfied before any recovery from those assets would flow down to SCI’s general unsecured creditors.   The Debtors do not believe there is sufficient value in the assets that the Committee alleges to exist to result in any recovery to SCI’s general unsecured creditors.  As a result of the settlement with the Committee memorialized in the Committee Plan Support Stipulation, if the Plan is confirmed and becomes effective, the Committee will not be taking any action to pursue its assertions, arguments or theories with respect to the assets described above.

A hearing on the Debtors’ motion seeking Court approval of the Opco Lender Support Agreement was held on May 4 and 5, 2010. The Court deferred ruling on the motion in order to allow the Committee and the Independent Lenders to conduct further discovery and submit additional briefings regarding their opposition. Following an additional hearing on May 27, 2010, the Court denied the motion to approve the Opco Lender Support Agreement on May 28, 2010, but that agreement remains binding among all of the non-Debtor parties thereto.

K.                                    Extension of Exclusivity

After a fulsome hearing, the Court entered an order extending the Debtors’ initial exclusive plan filing period from November 25, 2009 to March 25, 2010, and the initial exclusive plan solicitation period from January 24, 2010 to May 24, 2010 [Docket No. 703].  On April 7, 2010, the Debtors filed a motion seeking an additional extension of the exclusive plan solicitation period from May 24, 2010 to the dates on which the Court schedules confirmation hearings on the Plan [Docket No. 1172].  By order entered on May 13, 2010 [Docket No. 1440], the Court granted the Debtors’ request and extended the Debtors’ exclusivity through the Confirmation Hearing Date, subject to the Exclusive Period being terminated by subsequent order of the Court for cause shown, whether such request for termination was brought by motion or made sua sponte.

L.                                     Bar Date and Schedules

1.                                       Schedules and Statements

On October 20, 2009, the Debtors filed with the Bankruptcy Court their respective Statements of Financial Affairs and Schedules of Assets and Liabilities (collectively, as amended, the “Schedules”).

2.                                       Bar Date

By order dated November 20, 2009 (the “Bar Date Order”), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court set January 15, 2010 at 5:00 p.m. (prevailing Pacific time) (the “Bar Date”), as the date and time by which general proofs of claim were required to be filed by substantially all claimants of the Debtors.  Unless specifically exempted by the Bar Date Order, all potential creditors were required to file proofs of claim notwithstanding section 1111(a) of Bankruptcy Code and Bankruptcy Rule 3003(c)(2), which generally requires a proof of claim be filed only with respect to prepetition claims that are not scheduled in the Debtors’ Schedules or which is listed in the Schedules as disputed, contingent or unliquidated.

Notice of the Bar Date and a proof of claim form were mailed to (i) all creditors and other known holders of claims, including all creditors listed in the Debtors’ Schedules; (ii) all parties to executory contracts and unexpired leases of the Debtors; (iii) all parties to litigation with the Debtors; (iv) all members of the Creditors’ Committee; (v) all persons and entities included in the Debtors’ Master Service List; and (vi) all persons and entities requesting notice pursuant to Bankruptcy Rule 2002 as of the entry of the Bar Date Order.

IV.           THE PLAN

THIS SECTION DESCRIBING THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN PROVIDES A SUMMARY OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN.  THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, TO THE EXHIBITS ATTACHED

HERETO, AND TO THE PLAN SUPPLEMENT.  IN THE EVENT OF ANY INCONSISTENCIES, THE PROVISIONS OF THE PLAN SHALL GOVERN.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS.

Although the Chapter 11 Cases are jointly administered pursuant to an order of the Bankruptcy Court, the Debtors are not proposing the substantive consolidation of their respective bankruptcy estates.  Thus, the Plan is really 18 distinct chapter 11 plans, one separate plan for each Debtor.  However, because many of the procedural provisions of those separate plans are the same, and to save the Debtors’ Estates the cost of duplicative efforts to draft multiple disclosure statements and separately solicit approval of multiple plans, the Debtors are submitting a single Plan and this Disclosure Statement.

A.                                    Administrative Claims, Priority Tax Claims and Other Priority Claims

Pursuant to Bankruptcy Code section 1123(a)(1), the Claims against each of the Debtors set forth in this Article 2 are not classified within any Classes.  The Holders of such Claims are not entitled to vote on the Plan.  The treatment of the Claims set forth below is consistent with the requirements of Bankruptcy Code section 1129(a)(9).

The Chapter 11 Cases for each of the Debtors will not be substantively consolidated.  Accordingly, Holders of unclassified Claims again a particular Debtor shall have their Claim allowed and treated in such respective Debtor’s Estate.  As such, for each category of unclassified Claims, a sub-category shall be deemed to exist for each Debtor.

1.          Administrative Claims

Except as otherwise provided herein, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim other than the Holder of the DIP Facility Claims will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) payment in full in Cash from the Debtor(s) against which the Administrative Claim is Allowed for the unpaid portion of such Allowed Administrative Claim; or (ii) such other less favorable treatment as agreed to in writing by such Holder.

Notwithstanding anything herein to the contrary but subject to the immediately following paragraph, to the extent applicable, all Allowed Administrative Claims (including, without limitation, professional fees and expenses, whether incurred on an hourly, monthly, “success” or other basis) shall be subject to an allocation among SCI and the Other Opco Debtors, on the one hand, and Propco, the Parent Debtors and the Mezzco Debtors, on the other hand, to ensure that the Allowed Administrative Claims are being allocated to the Debtor(s) that incurred the obligations or received the benefit thereof.  Such allocation will be either acceptable to the Required Consenting Lenders and the Holders of the Prepetition Mortgage Loan Claims or ordered by the Bankruptcy Court following notice and a hearing; provided further that, any expense reimbursement payable pursuant to the Bid Procedures Order shall constitute an Allowed Administrative Claim against SCI and its Estate only.

Notwithstanding anything herein to the contrary, the Allowed Administrative Claim of Lazard Frères & Co. LLC (“Lazard”) for any “Restructuring Fee” (as that term is defined in the Order approving Lazard’s retention [Docket No. 326] (the “Lazard Retention Order”)) as Debtors’ financial advisor and investment banker shall be subject to the following allocation: (i) SCI and the Other Opco Debtors, shall be responsible for payment of half of the Restructuring Fee   on the one hand, and (ii) Propco, the Parent Debtors and the Mezzco Debtors, shall be responsible for payment of the other half of the Restructuring Fee on the other hand.  For the avoidance of doubt, none of Lazard’s other fees, including without limitation its Monthly Fees (as that term is defined in the Lazard Retention Order), shall be allocated, and SCI and the Other Opco Debtors shall remain obligated to pay such fees to the extent Allowed.  The allocation of the Restructuring Fee is the result of good faith, arms length negotiation between and among SCI and the Other Opco Debtors, Propco, the Prepetition Opco Secured Lenders and the

Mortgage Lenders, based upon the nature and extent of services rendered by Lazard to the various Debtor entities throughout the restructuring process.

The Debtors estimate that the amount of Allowed Administrative Claims that will be outstanding as of the Effective Date, excluding DIP Facility Claims and Superpriority Claims under the Opco Cash Collateral Order, will be approximately $55-65 million if the Debtors are able to reach a settlement with the Committee prior to Confirmation and approximately $65-75 million if no such settlement is reached.  These estimates do not include any Administrative Claims, including adequate protection or professional fee claims, that have been or will be paid in the ordinary course or otherwise pursuant to applicable Court-approved procedures prior to the Effective Date.”

All Superpriority Claims under, and as defined in the Opco Cash Collateral Order, and any other Administrative Claims relating to SCI’s adequate protection obligations arising under the Opco Cash Collateral Order shall be afforded the treatment set forth in Article III.B.4. under the heading “Prepetition Opco Secured Claims against SCI.”  All Administrative Claims relating to SCI’s and Propco’s respective adequate protection obligations arising under the Propco Cash Collateral Order shall be afforded the treatment set forth in Article III.B.2 under the hearing “Prepetition Mortgage Loan Claims against Propco.”

The DIP Facility Claims held by Vista Holdings, LLC and Past Enterprises, Inc. shall receive no distribution under the Plan and shall be extinguished and discharged upon the Effective Date, without payment of any consideration.

(A)                               Bar Date for Administrative Claims

Except as otherwise provided in Section IV.A of the Plan, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims but do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims and such Administrative Claims shall be deemed extinguished as of the Effective Date.

(B)                               Professional Compensation and Reimbursement Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File an application for final allowance of such Professional Fee Claim against the applicable Debtor and its estate no later than the Professional Fees Bar Date; provided that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered to the Debtors before the Effective Date in accordance with the terms of the Ordinary Course Professionals Order and without further Bankruptcy Court order.

2.          Priority Tax Claims

The legal, equitable and contractual rights of the Holders of Priority Tax Claims are unaltered by the Plan.  Subject to Article VIII of the Plan, on, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors:  (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (b) such other less favorable treatment as agreed to in writing by such Holder; or (c) pursuant to and in accordance with Bankruptcy Code sections 1129(a)(9)(C) and (D), Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date; provided, further, that Priority Tax Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors or the Plan Administrator without further notice to or order of the Bankruptcy Court.

3.          Other Priority Claims

Each Allowed Other Priority Claim, if any, shall, in full and final satisfaction of such Claim, be paid in full in Cash by the applicable Debtor or Plan Administrator upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

B.                                    Classification and Treatment of Holders of Claims and Equity Interests

One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan.  In general, an “allowed” claim or “allowed” equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court or other court of appropriate jurisdiction determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor.

The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature.  Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature.  If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to holders of such claims or interests, including the right to vote on the plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, grants such holder a claim for damages incurred, and does not otherwise alter the holders’ legal, equitable and contractual rights.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, voting, confirmation and distribution pursuant hereto and pursuant to Bankruptcy Code sections 1122 and 1123(a)(1).  The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.  If there are no Claims or Interests in a particular Class, then such Class of Claims or Interests shall not exist for all purposes of the Plan.

1.             Claims and Equity Interests Against Parent Debtors

(A)                               FCP Holding, Inc.

Class FHI.1 — Prepetition Mortgage Loan Guaranty Claims against FCP Holding, Inc.

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mortgage Loan Guaranty shall be terminated, and the Prepetition Mortgage Loan Guaranty shall be extinguished and discharged.  Holders of Class FH.1 Claims shall receive the treatment set forth for Holders of Class P.2 Claims in Section III.B.2 below.

Voting:  Class FHI.1 is Impaired and the Holders of Class FHI.1 Claims are entitled to vote to accept or reject the Plan.

Class FHI.2 — Prepetition Mezzanine Loan Guaranty Claims against FCP Holding, Inc.

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mezzanine Loan Guaranty shall be terminated, and the Prepetition Mezzanine Loan Guaranty shall be extinguished and discharged.  Holders of Class FHI.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FHI.2 is Impaired.  The Holders of Class FHI.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.2 Claims are not entitled to vote to accept or reject the Plan.

Class FHI.3 — Land Loan Guaranty Claims Against FCP Holding, Inc.

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Land Loan Agreement guaranty issued by FCP Holding, Inc. shall be extinguished and discharged.  Holders of Class FHI.3 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FHI.3 is Impaired.  The Holders of Class FHI.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.3 Claims are not entitled to vote to accept or reject the Plan.

Class FHI.4 — General Unsecured Claims against FCP Holding, Inc.

Treatment:   Holders of Class FHI.4 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FHI.4 Impaired.  The Holders of Class FHI.4 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.4 Claims are not entitled to vote to accept or reject the Plan.

Class FHI.5 — Intercompany Claims against FCP Holding, Inc.

Treatment:  Holders of Class FHI.5 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FHI.5 Impaired.  The Holders of Class FHI.5 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.5 Claims are not entitled to vote to accept or reject the Plan.

Class FHI.6 — Equity Interests in FCP Holding, Inc.

Treatment:  On the Effective Date, all Equity Interests in FCP Holding, Inc. shall be cancelled and extinguished.  Holders of Class FHI.6 Equity Interests shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FHI.6 Impaired.  The Holders of Class FHI.6 Equity Interests will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.6 Claims are not entitled to vote to accept or reject the Plan.

(B)                               Fertitta Partners LLC

Class FP.1 — Prepetition Mortgage Loan Guaranty Claims against Fertitta Partners LLC.

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mortgage Loan Guaranty shall be terminated, and the Prepetition Mortgage Loan Guaranty shall be extinguished and discharged.  Holders of Class FH.1 Claims shall receive the treatment set forth for Holders of Class P.2 Claims in Section III.B.2 below.

Voting:  Class FP.1 is Impaired and Holders of Class FP.1 Claims are entitled to vote to accept or reject the Plan.

Class FP.2 — Prepetition Mezzanine Loan Guaranty Claims against Fertitta Partners LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mezzanine Loan Guaranty shall be terminated, and the Prepetition Mezzanine Loan Guaranty shall be extinguished and discharged.  Holders of Class FH.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FP.2 is Impaired.  The Holders of Class FP.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.2 Claims are not entitled to vote to accept or reject the Plan.

Class FP.3 — Land Loan Guaranty Claims Against Fertitta Partners LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Land Loan Agreement guaranty issued by Fertitta Partners LLC shall be extinguished and discharged.  Holders of Class FP.3 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FP.3 is Impaired.  The Holders of Class FP.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.3 Claims are not entitled to vote to accept or reject the Plan.

Class FP.4 — General Unsecured Claims against Fertitta Partners LLC

Treatment:  Holders of Class FP.4 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FP.4 Impaired.  The Holders of Class FP.4 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.4 Claims are not entitled to vote to accept or reject the Plan.

Class FP.5 — Intercompany Claims against Fertitta Partners LLC

Treatment:  Holders of Class FP.5 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FP.5 Impaired.  The Holders of Class FP.5 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.5 Claims are not entitled to vote to accept or reject the Plan.

Class FP.6 — Equity Interests in Fertitta Partners LLC

Treatment:  On the Effective Date, all Equity Interests in Fertitta Partners LLC shall be cancelled and extinguished.  Holders of Class FP.6 Equity Interests shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class FP.6 Impaired.  The Holders of Class FP.6 Equity Interests will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.6 Claims are not entitled to vote to accept or reject the Plan.

(C)                               FCP Voteco, LLC

Class VC.1 — Prepetition Mortgage Loan Guaranty Claims against FCP Voteco, LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mortgage Loan Guaranty shall be terminated, and the Prepetition Mortgage Loan Guaranty shall be extinguished and discharged.  Holders of Class VC.1 Claims shall receive the treatment set forth for Holders of Class P.2 Claims in Section III.B.2 below.

Voting:  Class VC.1 is Impaired and the Holders of Class VC.1 Claims are entitled to vote to accept or reject the Plan.

Class VC.2 — Prepetition Mezzanine Loan Guaranty Claims against FCP Voteco, LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mezzanine Loan Guaranty shall be terminated, and the Prepetition Mezzanine Loan Guaranty shall be extinguished and discharged.  Holders of Class FH.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class VC.2 is Impaired.  The Holders of Class VC.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.2 Claims are not entitled to vote to accept or reject the Plan.

Class VC.3 — Land Loan Guaranty Claims Against FCP Voteco, LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Land Loan Agreement guaranty issued by FCP Voteco, LLC shall be extinguished and discharged.  Holders of Class VC.3 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class VC.3 is Impaired.  The Holders of Class VC.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.3 Claims are not entitled to vote to accept or reject the Plan.

Class VC.4 — General Unsecured Claims against FCP Voteco, LLC

Treatment:  Holders of Class VC.4 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class VC.4 is Impaired.  The Holders of Class VC.4 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.4 Claims are not entitled to vote to accept or reject the Plan.

Class VC.5 — Intercompany Claims against FCP Voteco, LLC

Treatment:  Holders of Class VC.5 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class VC.5 is Impaired.  The Holders of Class VC.5 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.5 Claims are not entitled to vote to accept or reject the Plan.

Class VC.6 — Equity Interests in FCP Voteco, LLC

Treatment:  On the Effective Date, all Equity Interests in FCP Voteco, LLC shall be cancelled and extinguished.  Holders of Class VC.6 Equity Interests shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class VC.6 is Impaired.  The Holders of Class VC.6 Equity Interests will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.6 Claims are not entitled to vote to accept or reject the Plan.

2.             Claims and Equity Interests Against Propco

Class P.1 — Other Secured Claims against Propco

Classification:  Each Class P.1 Claim, if any, is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class P.1A, Class P.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class P.1 Claims, if any, are unaltered by the Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class P.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class P.1 Claim shall either (at the election of the Debtors):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class P.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such claim by New Propco and retention of all existing liens to secure such claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class P.1 is an Unimpaired Class, and the Holders of Class P.1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class P.1 Claims are not entitled to vote to accept or reject the Plan.

Class P.2 — Prepetition Mortgage Loan Claims against Propco

Allowance:  On the Effective Date, the Prepetition Mortgage Loan Agreement Claims shall be deemed Allowed in an aggregate amount equal to principal in the amount of not less than $1,800,000,000, plus all interest accrued and unpaid thereon as of the Effective Date, and all unpaid fees, costs, expenses and other charges required to be paid or reimbursed, as applicable, pursuant to the Prepetition Mortgage Loan Agreement and the Propco Cash Collateral Order.

Treatment:  On the Effective Date, Holders of Allowed Class P.2 Claims shall receive, on account, and in full satisfaction, of those Claims their respective Pro Rata shares of:

(a)           the New Propco Transferred Assets, which will be delivered to New Propco or one or more Subsidiaries thereof, as the designee(s) of the Mortgage Lenders for purposes of distribution of such assets; and

(b)           their respective Pro Rata shares of (i) Propco Excess Effective Date Cash; and (ii) any recoveries received by Propco on account of any claims Propco has against SCI, including the Master Lease Rejection Damage Claim, all or a portion of which the Mortgage Lenders may direct to be delivered to New Propco or one or more subsidiaries thereof as the designees of the Mortgage Lenders for purposes of distribution of such assets.

Voting:  Class P.2 is Impaired, and Holders of Class P.2 Claims are entitled to vote to accept or reject this Plan.

Class P.3 — General Unsecured Claims against Propco

Treatment:  Holders of Class P.3 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class P.3 is Impaired.  The Holders of Class P.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class P.3 Claims are not entitled to vote to accept or reject the Plan.

Class P.4 — Intercompany Claims against Propco

Treatment:  Holders of Class P.4 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class P.4 is Impaired.  The Holders of Class P.4 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class P.4 Claims are not entitled to vote to accept or reject the Plan.

Class P.5 — Equity Interests in Propco

Treatment:  On the Effective Date, all Equity Interests in Propco shall be deemed to be surrendered to the lenders under the Mezz I Loan to FCP MezzCo Borrower I, LLC in satisfaction of its pledge of those Equity Interests.  Immediately upon such surrender, those Equity Interests shall be cancelled and extinguished.  Holders of Class P.5 Equity Interests shall not receive or retain any other property from any Debtor on account of their Claims under the Plan.

Voting:  Class P.5 is Impaired, and Holders of Class P.5 Equity Interests are deemed to reject the Plan.

3.             Claims and Equity Interests Against Mezzco Debtors

(A)                               FCP MezzCo Parent, LLC

Class MP.1 — General Unsecured Claims against FCP MezzCo Parent, LLC

Treatment:  Holders of Class MP.1 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class MP.1 is Impaired.  The Holders of Class MP.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class MP.1 Claims are not entitled to vote to accept or reject the Plan.

Class MP.2 — Intercompany Claims against FCP MezzCo Parent, LLC

Treatment:  Holders of Class MP.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class MP.2 is Impaired.  The Holders of Class MP.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class MP.2 Claims are not entitled to vote to accept or reject the Plan.

Class MP.3 — Equity Interests in FCP MezzCo Parent, LLC

Treatment:  On the Effective Date, all Class MP.3 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class MP.3 is Impaired, and the Holders of Class MP.3 Equity Interests are deemed to have rejected the Plan.

(B)                               FCP MezzCo Parent Sub, LLC

Class MS.1 — General Unsecured Claims against FCP MezzCo Parent Sub, LLC

Treatment:  Holders of Class MS.1 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class MS.1 is Impaired.  The Holders of Class MS.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class MS.1 Claims are not entitled to vote to accept or reject the Plan.

Class MS.2 — Intercompany Claims against FCP MezzCo Parent Sub, LLC

Treatment:  Holders of Class MS.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class MS.2 is Impaired.  The Holders of Class MS.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class MS.2 Claims are not entitled to vote to accept or reject the Plan.

Class MS.3 — Equity Interests In FCB MezzCo Parent Sub, LLC

Treatment:  On the Effective Date, all Class MS.3 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class MS.3 is Impaired, and the Holders of Class MS.3 Equity Interests are deemed to have rejected the Plan.

(C)                               FCP Mezzco Borrower VII, LLC

Class M7.1 — General Unsecured Claims against FCP MezzCo Borrower VII, LLC

Treatment:  Holders of Class M7.1 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M7.1 is Impaired.  The Holders of Class M7.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M7.1 Claims are not entitled to vote to accept or reject the Plan.

Class M7.2 — Intercompany Claims against FCP MezzCo Borrower VII, LLC

Treatment:  Holders of Class M7.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M7.2 is Impaired.  The Holders of Class M7.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M7.2 Claims are not entitled to vote to accept or reject the Plan.

Class M7.3 — Equity Interests In FCP MezzCo Borrower VII, LLC

Treatment:  On the Effective Date, all Class M7.3 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class M7.3 is Impaired, and the Holders of Class M7.3 Equity Interests are deemed to have rejected the Plan.

(D)                               FCP Mezzco Borrower VI, LLC

Class M6.1 — General Unsecured Claims against FCP MezzCo Borrower VI, LLC

Treatment:  Holders of Class M6.1 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M6.1 is Impaired.  The Holders of Class M6.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M6.1 Claims are not entitled to vote to accept or reject the Plan.

Class M6.2 — Intercompany Claims against FCP MezzCo Borrower VI, LLC

Treatment:  Holders of Class M6.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M6.2 is Impaired.  The Holders of Class M6.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M6.2 Claims are not entitled to vote to accept or reject the Plan.

Class M6.3 — Equity Interests In FCP MezzCo Borrower VI, LLC

Treatment:  On the Effective Date, all Class M6.3 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class M6.3 is Impaired, and the Holders of Class M6.3 Equity Interests are deemed to have rejected the Plan.

(E)                                 FCP Mezzco Borrower V, LLC

Class M5.1 — General Unsecured Claims against FCP MezzCo Borrower V, LLC

Treatment:  Holders of Class M5.1 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M5.1 is Impaired.  The Holders of Class M5.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M5.1 Claims are not entitled to vote to accept or reject the Plan.

Class M5.2 — Mezz IV Pledge Claims against FCP MezzCo Borrower V, LLC

Treatment:  Holders of Class M5.2 Claims will receive the Equity Interests in FCP Mezzco Borrower IV, LLC on account of their Claims under the Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M5.2 is Impaired.  The Holders of Class M5.2 Claims are entitled to vote to accept or reject the Plan.

Class M5.3 — Intercompany Claims against FCP MezzCo Borrower V, LLC

Treatment:  Holders of Class M5.3 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M5.3 is Impaired.  The Holders of Class M5.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M5.3 Claims are not entitled to vote to accept or reject the Plan.

Class M5.4 — Equity Interests In FCP MezzCo Borrower V, LLC

Treatment:  On the Effective Date, all Class M5.4 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class M5.4 is Impaired, and the Holders of Class M5.4 Equity Interests are deemed to have rejected the Plan.

(F)                                 FCP Mezzco Borrower IV, LLC

Class M4.1 — Mezz IV Loan Claims against FCP MezzCo Borrower IV, LLC

Treatment:  Holders of Class M4.1 Claims will receive the Equity Interests in FCP Mezzco Borrower III, LLC on account of their Claims under the Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M4.1 is Impaired.  The Holders of Class M4.1 Claims are entitled to vote to accept or reject the Plan.

Class M4.2 — General Unsecured Claims against FCP MezzCo Borrower IV, LLC

Treatment:  Holders of Class M4.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M4.2 is Impaired.  The Holders of Class M4.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M4.2 Claims are not entitled to vote to accept or reject the Plan.

Class M4.3 — Intercompany Claims against FCP MezzCo Borrower IV, LLC

Treatment:  Holders of Class M4.3 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M4.3 is Impaired.  The Holders of Class M4.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M4.3 Claims are not entitled to vote to accept or reject the Plan.

Class M4.4 — Equity Interests In FCP MezzCo Borrower IV, LLC

Treatment:  On the Effective Date, all Class M4.4 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class M4.4 is Impaired, and the Holders of Class M4.4 Equity Interests are deemed to have rejected the Plan.

(G)                               FCP Mezzco Borrower III, LLC

Class M3.1 — Mezz III Loan Claims against FCP MezzCo Borrower III, LLC

Treatment:  Holders of Class M3.1 Claims shall receive the Equity Interests in FCP Mezzco Borrower II, LLC on account of their Claims under the Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M3.1 is Impaired.  The Holders of Class M3.1 Claims are entitled to vote to accept or reject the Plan.

Class M3.2 — General Unsecured Claims against FCP MezzCo Borrower III, LLC

Treatment:  Holders of Class M3.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M3.2 is Impaired.  The Holders of Class M3.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M3.2 Claims are not entitled to vote to accept or reject the Plan.

Class M3.3 — Intercompany Claims against FCP MezzCo Borrower III, LLC

Treatment:  Holders of Class M3.3 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M3.3 is Impaired.  The Holders of Class M3.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M3.3 Claims are not entitled to vote to accept or reject the Plan.

Class M3.4 — Equity Interests In FCP MezzCo Borrower III, LLC

Treatment:  On the Effective Date, all Equity Interests in FCP MezzCo Borrower III, LLC shall be deemed to be surrendered to the Holders of Mezz IV Loan Claims in satisfaction of its pledge of those Equity Interests.  Immediately upon such surrender, those Equity Interests shall be cancelled and extinguished.  Holders of Class M3.4 Equity Interests shall not receive or retain any other property from any Debtor on account of their Claims under the Plan.

Voting:  Class M3.4 is Impaired, and the Holders of Class M3.4 Equity Interests are deemed to have rejected the Plan.

(H)                               FCP Mezzco Borrower II, LLC

Class M2.1 — Mezz II Loan Claims against FCP MezzCo Borrower II, LLC

Treatment:  Holders of Class M2.1 Claims shall receive the Equity Interests in FCP Mezzco Borrower I, LLC on account of their Claims under the Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M2.1 is Impaired.  The Holders of Class M2.1 Claims are entitled to vote to accept or reject the Plan.

Class M2.2 — General Unsecured Claims against FCP MezzCo Borrower II, LLC

Treatment:  Holders of Class M2.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M2.2 is Impaired.  The Holders of Class M2.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M2.2 Claims are not entitled to vote to accept or reject the Plan.

Class M2.3 — Intercompany Claims against FCP MezzCo Borrower II, LLC

Treatment:  Holders of Class M2.3 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M2.3 is Impaired.  The Holders of Class M2.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M2.3 Claims are not entitled to vote to accept or reject the Plan.

Class M2.4 — Equity Interests In FCP MezzCo Borrower II, LLC

Treatment:  On the Effective Date, all Equity Interests in FCP MezzCo Borrower II, LLC shall be deemed to be surrendered to the Holders of Mezz III Loan Claims in satisfaction of its pledge of those Equity Interests.  Immediately upon such surrender, those Equity Interests shall be cancelled and extinguished.  Holders of Class M2.4 Equity Interests shall not receive or retain any other property from any Debtor on account of their Claims under the Plan.

Voting:  Class M2.4 is Impaired, and the Holders of Class M2.4 Equity Interests are deemed to have rejected the Plan.

(I)                                    FCP Mezzco Borrower I, LLC

Class M1.1 — Mezz I Loan Claims against FCP MezzCo Borrower I, LLC

Treatment:  Holders of Class M1.1 Claims shall receive the Equity Interests in Propco on account of their Claims under the Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M1.1 is Impaired.  The Holders of Class M1.1 Claims are entitled to vote to accept or reject the Plan.

Class M1.2 — General Unsecured Claims against FCP MezzCo Borrower I, LLC

Treatment:  Holders of Class M1.2 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M1.2 is Impaired.  The Holders of Class M1.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M1.2 Claims are not entitled to vote to accept or reject the Plan.

Class M1.3 — Intercompany Claims against FCP MezzCo Borrower I, LLC

Treatment:  Holders of Class M1.3 Claims shall not receive or retain any property on account of their Claims under the Plan.

Voting:  Class M1.3 is Impaired.  The Holders of Class M1.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M1.3 Claims are not entitled to vote to accept or reject the Plan.

Class M1.4 — Equity Interests In FCP MezzCo Borrower I, LLC

Treatment:  On the Effective Date, all Equity Interests in FCP MezzCo Borrower I, LLC shall be deemed to be surrendered to the Holders of Mezz II Loan Claims in satisfaction of its pledge of those Equity Interests.  Immediately upon such surrender, those Equity Interests shall be cancelled and extinguished.  Holders of Class M1.4 Equity Interests shall not receive or retain any other property from any Debtor on account of their Claims under the Plan.

Voting:  Class M1.4 is Impaired, and the Holders of Class M1.4 Equity Interests are deemed to have rejected the Plan.

4.             Claims and Equity Interests Against SCI

Class S.1 — Other Secured Claims against SCI

Classification:  Each Class S.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class S.1A, Class S.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class S.1 Claims are unaltered by the Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class S.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class S.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class S.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class S.1 is an Unimpaired Class, and the Holders of Class S.1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class S.1 Claims are not entitled to vote to accept or reject the Plan.

Class S.2 — Prepetition Opco Secured Claims against SCI

Allowance:  On the Effective Date, the Prepetition Opco Secured Claims shall be deemed Allowed in the aggregate principal amount of not less than $882,015,849.96 plus all interest accrued and unpaid thereon as of the Effective Date, and all unpaid fees, costs, expenses and other charges, claims and obligations (including indemnification claims) required to be paid or reimbursed, as applicable, pursuant to the Prepetition Opco Credit Agreement and the Prepetition Opco Swap Agreement.  To the extent the value of the Collateral securing Prepetition Opco Secured Claims is less than the amount of those Claims, such deficiency shall be classified as a General Unsecured Claim in Class S.4.  Any Holder of a Class S.2 Claim that votes to accept the Plan, however, shall not be an Eligible Opco Unsecured Creditor and shall be deemed to have elected to waive any and all rights to receive any distributions on account of its Class S.4 deficiency claim and therefore shall not receive any NPH Warrants and shall not have any rights to participate in the Propco Rights Offering, any Equity Raise or in any NPH Post-Effective Investment Rights on account of its Class S.4 deficiency claim.

Treatment:  On the Effective Date, Holders of Allowed Claims arising under the Prepetition Opco Credit Agreement and the Prepetition Opco Swap Agreement shall receive on account, and in full satisfaction, of those Claims and their Superpriority Claims (as defined in the Opco Cash Collateral Order) and any other Administrative Claims arising under the Opco Cash Collateral Order, their respective Pro Rata shares of:

(a)  If the Stalking Horse Bidder is the Successful Bidder (subject in all respects to the terms of the Stalking Horse APA and with capitalized terms having the meanings ascribed to them in the Stalking Horse APA):

(1)          an amount in cash equal to $317 million, plus the Gun Lake Reimbursement proceeds in excess of $20 million, less the Excess AMT Amount, if any, less the Super Priority Principal Amount if the Stalking Horse Bidder has made the Super Priority Notes Election pursuant to the terms of the Stalking Horse APA;

(2)          $430 million in aggregate principal amount of term loans less the Gun Lake Reimbursement proceeds in excess of $20 million, which term loans shall be subject to the terms of the New Opco Credit Agreement; provided that notwithstanding anything herein to the contrary, letters of credit issued and that remain undrawn under the Prepetition Opco Credit Agreement shall be replace or backstopped by letters of credit issued under the New Opco Credit Agreement;

(3)          $25 million in aggregate principal amount of term loans, which shall be subject to the terms of the New Opco PIK Credit Agreement; and

(4)          if the Stalking Horse has made the Super Priority Notes Election pursuant to the terms of the Stalking Horse APA, then Deutsche Bank Trust Company Americas and JP Morgan Chase Bank, N.A., in their capacities as Prepetition Opco Secured Lenders, have consented to receive, and shall receive on the Effective Date, the Super Priority Notes in the Super Priority Principal Amount in lieu a like amount of Cash that they would otherwise receive as part of their Pro Rata Share of Cash under clause (1) above.

(b) If the Successful Bidder is a Person other than the Stalking Horse Bidder:

[SUPPLEMENTAL DISCLOSURE TO COME FOLLOWING OPCO AUCTION]

Voting:  Class S.2 is Impaired, and Holders of Class S.2 Claims are entitled to vote to accept or reject this Plan.  Any Holder of a Class S.2 Claim that votes to accept the Plan, however, shall not be an Eligible Opco Unsecured Creditor and shall be deemed to have elected to waive any and all rights to receive any distributions on account of its Class S.4 deficiency claim and therefore shall not receive any NPH Warrants and shall not have any rights to participate in the Propco Rights Offering, any Equity Raise or in any NPH Post-Effective Investment Rights on account of its Class S.4 deficiency claim.

Reserved Claims:  Unless otherwise settled, SCI reserves the right to set off against distributions to be made under this Section III.B.4 to any Non-Funding Lender (as defined in the Opco Cash Collateral Order) any amounts recoverable by SCI on account of any Reserved Claims (as defined in the Opco Cash Collateral Order) against any such Non-Funding Lender under applicable law.  Natixis, New York Branch, a Non-Funding Lender, disputes that it is liable to SCI for any Reserved Claims and reserves any and all rights, claims and defenses it may have.

Class S.3 — Master Lease Rejection Damage Claim against SCI

Treatment:  On the Effective Date, Propco, in its capacity as Holder of the Master Lease Rejection Damage Claim, shall receive from SCI and the Operating Subtenants a transfer of all of the Master Lease Collateral in full satisfaction of the secured portion of the Master Lease Rejection Damage

Claim.  If the Stalking Horse Bid is the Successful Bid, Propco will not receive any other distributions on account of its Allowed Class S.3 Claim.  If the Stalking Horse Bid is not the Successful Bid, the Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Class S.3 is Impaired and Holders of Class S.3 Claims are entitled to vote to accept or reject the Plan.

Class S.4 — General Unsecured Claims against SCI

Treatment:  On the Effective Date or promptly following any subsequent date on which an applicable claim becomes an Allowed Claim, Holders of Allowed General Unsecured Claims against SCI:

(a)  That are Eligible Opco Unsecured Creditors shall receive their Allocated Pro Rata Share of NPH Warrants;

(b)  That are Eligible Opco Unsecured Creditors and Accredited Investors shall receive their Allocated Pro Rata Share of NPH Investment Rights; and

(c)  That become Qualified Eligible Opco Unsecured Creditors through participation in the Propco Rights Offering and the purchase of NPH Equity therein shall be entitled to exercise NPH Post-Effective Investment Rights in the manner, on the terms and subject to the conditions set forth in the NPH Term Sheet.

Voting:  Class S.4 is Impaired, and Holders of Class S.4 Claims are entitled to vote to accept or reject this Plan.  In addition to voting to accept or reject the Plan, the Ballots distributed to Holders of Class S.4 Claims as of the Rights Offering Record Date will provide such Holders that are Accredited Investors with the opportunity to indicate whether they are interested in participating in the Propco Rights Offering.  Any Holder that is an Accredited Investor that indicates an interest in so participating will then be given the opportunity to subscribe in the Propco Rights Offering, provided that it subscribes for the purchase of at least $250,000 of NPH Equity.  Any Holder that does not indicate that it is interested in participating in the Propco Rights Offering by a properly completed Ballot received by the Voting and Claims Agent prior to the Voting Deadline shall not be given an opportunity to subscribe to the Propco Rights Offering.

Class S.5 — Senior Notes Claims against SCI

Treatment:  On the Effective Date, Holders of Allowed Senior Notes Claims against SCI:

(a)  That are Eligible Opco Unsecured Creditors shall receive their Allocated Pro Rata Share of NPH Warrants;

(b)  That are Eligible Opco Unsecured Creditors and Accredited Investors shall receive their Allocated Pro Rata Share of NPH Investment Rights; and

(c)  That become Qualified Eligible Opco Unsecured Creditors through participation in the Propco Rights Offering and the purchase of NPH Equity therein shall be entitled to exercise NPH Post-Effective Investment Rights in the manner, on the terms and subject to the conditions set forth in the NPH Term Sheet.

In addition, the reasonable and documented fees and expenses of the Senior Notes Trustee (including reasonable legal fees and expenses) in an amount to be mutually agreed by the Debtors, FG, the Mortgage Lenders and the Senior Notes Trustee or as otherwise determined by the

Bankruptcy Court, shall be paid upon confirmation of the Plan (with respect to amounts then accrued), and with respect to fees and expenses incurred between confirmation of the Plan and the Effective Date, shall be paid on the Effective Date subject in each case to Bankruptcy Court approval to be included in the Confirmation Order (it being understood that such “reasonable” fees and expenses shall not include any legal fees or expenses incurred by the Senior Notes Trustee after July 27, 2010 in opposing implementation of the terms of the NPH Term Sheet (including confirmation of the Plan) or engaging in litigation activity against any of the Debtors, FG or the Mortgage Lenders, or any of their respective affiliates).

Voting:  Class S.5 is Impaired, and Holders of Class S.5 Claims are entitled to vote to accept or reject this Plan.  In addition to voting to accept or reject the Plan, the Ballots distributed to Holders of Class S.5 Claims as of the Rights Offering Record Date will provide such Holders that are Accredited Investors with the opportunity to indicate whether they are interested in participating in the Propco Rights Offering.  Any Holder that is an Accredited Investor that indicates an interest in so participating will then be given the opportunity to subscribe in the Propco Rights Offering, provided that it subscribes for the purchase of at least $250,000 of NPH Equity.  Any Holder that does not indicate that it is interested in participating in the Propco Rights Offering by a properly completed Ballot received by the Voting and Claims Agent prior to the Voting Deadline shall not be given an opportunity to subscribe to the Propco Rights Offering.

Class S.6 — Subordinated Notes Claims against SCI

Treatment:  On the Effective Date and subject to the immediately following proviso, Holders of Allowed Subordinated Notes Claims against SCI:

(a)  That are Eligible Opco Unsecured Creditors shall be entitled to their Allocated Pro Rata Share of NPH Warrants;

(b)  That are Eligible Opco Unsecured Creditors and Accredited Investors shall be entitled to their Allocated Pro Rata Share of NPH Investment Rights; and

(c)  That become Qualified Eligible Opco Unsecured Creditors through participation in the Propco Rights Offering and the purchase of NPH Equity therein shall be entitled to exercise NPH Post-Effective Investment Rights in the manner, on the terms and subject to the conditions set forth in the NPH Term Sheet.

PROVIDED, HOWEVER, that the distributions described above to which the Holders of Subordinated Notes Claims otherwise may be entitled shall be subject, in each case, to any applicable contractual subordination arrangements or obligations, including any such arrangements or obligations with respect to (a) Holders of Allowed Class S.4 Claims that also hold Class S.2 Claims and that do not vote to accept the Plan on account of such Class S.2 Claims and (b) Holders of Allowed Senior Notes, except to the extent the parties otherwise agree and such agreement is reflected in the Plan and approved by the Bankruptcy Court.

PLEASE NOTE:  Absent agreement otherwise among the parties, the application of any such subordination arrangement or obligations may result in Holders of Class S.6 Claims receiving no recovery under the Plan.  There can be no assurance that any such agreement will be reached that would result in Holders of Class S.6 Claims retaining a recovery under the Plan.

In addition, the reasonable and documented fees and expenses of the Subordinated Notes Trustee (including reasonable legal fees and expenses) in an amount to be mutually agreed by the Debtors, FG, the Mortgage Lenders and the Subordinated Notes Trustee or as otherwise determined by the Bankruptcy Court, shall be paid upon confirmation of the Plan (with respect to amounts then accrued), and with respect to fees and expenses incurred between confirmation of the Plan and the

Effective Date, shall be paid on the Effective Date subject in each case to Bankruptcy Court approval to be included in the Confirmation Order and such fees and expenses shall not be subject to the subordination or turn-over provisions of the Subordinated Notes Indentures (it being understood that such “reasonable” fees and expenses shall not include any legal fees or expenses incurred by the Subordinated Notes Trustee after July 27, 2010 in opposing implementation of the terms of the NPH Term Sheet (including confirmation of the Plan) or engaging in litigation activity against any of the Debtors, FG or the Mortgage Lenders, or any of their respective affiliates).

Voting:  Class S.6 is Impaired, and Holders of Class S.6 Claims are entitled to vote to accept or reject this Plan.  In addition to voting to accept or reject the Plan, the Ballots distributed to Holders of Class S.6 Claims as of the Rights Offering Record Date will provide such Holders that are Accredited Investors with the opportunity to indicate whether they are interested in participating in the Propco Rights Offering in the event the Plan results in NPH Investment Rights being distributed to such Holders.  Any Holder that is an Accredited Investor that indicates an interest in so participating may be given the opportunity to subscribe in the Propco Rights Offering in the event the Plan results in NPH Investment Rights being distributed to such Holders.  Any Holder that does not indicate that it is interested in participating in the Propco Rights Offering by a properly completed Ballot received by the Voting and Claims Agent prior to the Voting Deadline shall not be given an opportunity to subscribe to the Propco Rights Offering.

Class S.7 — Mortgage Lender Claims against SCI

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class S.7 Claims will be deemed to have their Class S.7 Claims satisfied by the distributions to Holders of Class S.3 and Class P.2 Claims as described herein.  If the Stalking Horse Bid is not the Successful Bid and the Successful Bid yields additional consideration for distribution to Class S.7, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Class S.7 is Impaired, and the Holders of Class S.7 Claims are entitled to vote to accept or reject this Plan.

Class S.8 — Intercompany Claims against SCI

Treatment:  Holders of Class S.8 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class S.8 is Impaired.  The Holders of Class S.8 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class S.8 Claims are not entitled to vote to accept or reject this Plan.

Class S.9 — Equity Interests in SCI

Treatment:  On the Effective Date, all Class S.9 Equity Interests shall be deemed canceled and extinguished and shall be of no further force and effect, whether surrendered for cancellation or otherwise.  Upon the cancellation and extinguishment of the Class S.9 Equity Interests, the Parent Debtor Pledges shall be deemed to be cancelled and extinguished.

Voting:  Class S.9 is Impaired, and the Holders of Class S.9 Equity Interests are deemed to have rejected this Plan.

5.          Claims and Equity Interests Against Other Opco Debtors

(A)                               Northern NV Acquisitions, LLC

Class NA.1 — Other Secured Claims against Northern NV Acquisitions, LLC

Classification:  Each Class NA.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class NA.1A, Class NA.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class NA.1 Claims are unaltered by the Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class NA.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class NA.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class NA.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class NA.1 is an Unimpaired Class, and the Holders of Class NA.1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class NA.1 Claims are not entitled to vote to accept or reject the Plan.

Class NA.2 — General Unsecured Claims against Northern NV Acquisitions, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class NA.2 Claims will not receive any distributions from any of the Debtors’ Estates on account of those Claims.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class NA.2 Claims are not expected to receive or retain any property under the Plan.  Class NA.2 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class NA.2 Claims are not entitled to vote to accept or reject this Plan.

Class NA.3 — Equity Interests in Northern NV Acquisitions, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class NA.3 Equity Interests will not receive any distributions from any of the Debtors’ Estates on account of those Equity Interests.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class NA.3 Interests are not expected to receive or retain any property under the Plan.  Class NA.3 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class NA.3 Interests are not entitled to vote to accept or reject this Plan.

(B)                               Reno Land Holdings, LLC

Class RL.1 — Other Secured Claims against Reno Land Holdings, LLC

Classification:  Each Class RL.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class RL.1A, Class RL.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class RL.1 Claims are unaltered by the Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class RL.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class RL.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class RL.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class RL.1 is an Unimpaired Class, and the Holders of Class RL.1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class RL.1 Claims are not entitled to vote to accept or reject the Plan.

Class RL.2 — General Unsecured Claims against Reno Land Holdings, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class RL.2 Claims will not receive any distributions from any of the Debtors’ Estates on account of those Claims.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class RL.2 Claims are not expected to receive or retain any property under the Plan.  Class RL.2 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class RL.2 Claims are not entitled to vote to accept or reject this Plan.

Class RL.3 — Equity Interests in Reno Land Holdings, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class RL.3 Equity Interests will not receive any distributions from any of the Debtors’ Estates on account of those Equity Interests.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class RL.3 Interests are not expected to receive or retain any property under the Plan.  Class RL.3 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class RL.3 Interests are not entitled to vote to accept or reject this Plan.

(C)                               River Central, LLC

Class RC.1 — Other Secured Claims against River Central, LLC

Classification:  Each Class RC.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class RC.1A, Class RC.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class RC.1 Claims are unaltered by the Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class RC.1 Claim becomes an

Allowed Claim, each Holder of an Allowed Class RC.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class RC.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class RC.1 is an Unimpaired Class, and the Holders of Class RC.1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class RC.1 Claims are not entitled to vote to accept or reject the Plan.

Class RC.2 — Prepetition Opco Credit Agreement Claims Against River Central, LLC

Treatment:  Same treatment as that provided for Allowed Class S.2 Claim Holders under Section III.B.4 above.

Voting:  Class RC.2 is Impaired, and Holders of Class RC.2 Claims are entitled to vote to accept or reject this Plan.

Class RC.3 — General Unsecured Claims against River Central, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class RC.3 Claims will not receive any distributions from any of the Debtors’ Estates on account of those Claims.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class RC.3 Claims are not expected to receive or retain any property under the Plan.  Class RC.3 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class RC.3 Claims are not entitled to vote to accept or reject this Plan.

Class RC.4 — Equity Interests in River Central, LLC

Treatment: If the Stalking Horse Bid is the Successful Bid, the Holders of Class RC.4 Equity Interests will not receive any distributions from any of the Debtors’ Estates on account of those Equity Interests.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class RC.4 Interests are not expected to receive or retain any property under the Plan.  Class RC.4 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class RC.4 Interests are not entitled to vote to accept or reject this Plan.

(D)                               Tropicana Station, LLC

Class TS.1 — Other Secured Claims against Tropicana Station, LLC

Classification:  Each Class TS.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class TS.1A, Class TS.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class TS.1 Claims are unaltered by the Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class TS.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class TS.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class TS.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class TS.1 is an Unimpaired Class, and the Holders of Class TS.1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class TS.1 Claims are not entitled to vote to accept or reject the Plan.

Class TS.2 — Prepetition Opco Credit Agreement Claims Against Tropicana Station, LLC

Treatment:  Same treatment as that provided for Allowed Class S.2 Claim Holders under Section III.B.4 above.

Voting:  Class TS.2 is Impaired, and Holders of Class TS.2 are entitled to vote to accept or reject this Plan.

Class TS.3 — General Unsecured Claims against Tropicana Station, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class TS.3 Claims will not receive any distributions from any of the Debtors’ Estates on account of those Equity Interests.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class TS.3 Claims are not expected to receive or retain any property under the Plan.  Class TS.3 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class TS.3 Claims are not entitled to vote to accept or reject this Plan.

Class TS.4 — Equity Interests in Tropicana Station, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class TS.4 Equity Interests will not receive any distributions from any of the Debtors’ Estates on account of those Claims.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class TS.4 Interests are not expected to receive or retain any property under the Plan.  Class TS.4 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class TS.4 Interests are not entitled to vote to accept or reject this Plan.

C.                                    Means For Implementation of the Plan

1.          Transfers Under the Plan, Generally.

As described in detail below, implementation of the Plan will include, among other things, numerous conveyances, assignments, transfers and deliveries among various parties.  All conveyances, assignments, transfers and deliveries to any transferee pursuant to the transactions described under Section V.B.3, Section V.B.4, Section V.B.5, Section V.B.7 and Section V.B.8 below shall be made, and such assets shall vest in the applicable transferee, free and clear of all Liens, Claims, Equity Interests, and any other interests asserted by the Debtors, any creditors of the Debtors, or other Persons (including, without limitation, any Liens, Claims, Equity Interests, or other interests, whether presently known or unknown, in any way relating to or arising from the operations of the Debtors prior to the Effective Date), in accordance with and as contemplated by, among others, sections 105(a), 363, 1123 and 1129 of the Bankruptcy Code, save and excepting any specific obligations expressly undertaken by such transferee or its designee in the Plan or in any document to which such transferee is a party (including the New Opco Purchase Agreement) and which is necessary for Consummation of the Plan.  No such transferee or any of its Subsidiaries, creditors or equity holders shall be or be deemed to be a successor of any of the Debtors or any of the Non-Debtor Affiliates by reason of any theory of law or equity and shall not have any successor or transferee liability of any kind, nature or character, including liabilities arising or resulting from or relating to the transactions contemplated hereby; provided, that the Confirmation order shall not provide that the sale of any property that constitutes New Opco Acquired Assets is free and clear of any environmental liability imposed by a Governmental Unit (as defined in the Stalking Horse APA) arising from or related to such property to the extent that the Bankruptcy Court determines that such property cannot be sold to the Successful Bidder free and clear of such liability pursuant to the Bankruptcy Code.

The transactions consummated pursuant to the Plan, the New Opco Purchase Agreement, the New Propco Purchase Agreement, the New Propco Transfer Agreement and the Landco Asset Transfer Agreement shall not constitute a de facto merger, or a merger, as between any Debtors or any of the Non-Debtor Affiliates and any transferee pursuant to the Plan, the New Opco Purchase Agreement, the New Propco Purchase Agreement, the New Propco Transfer Agreement and the Landco Asset Transfer Agreement under any applicable law (including Nevada law).

Except for any specific obligations expressly undertaken by such transferee or its designee(s) in the Plan or in any agreement or other document to which such transferee or designee is a party and which is entered into in connection with the Consummation of the Plan, none of such transferee, Holdco, Voteco, New Propco or its Subsidiaries, New Opco or its Subsidiaries, the Mortgage Lenders, the Landco Lenders, the Successful Bidder, any of the Subsidiaries of the Successful Bidder or any of their respective designees or affiliates shall have any liability, obligation or responsibility with respect to any Claims against or Equity Interests in any of the Debtors or any of the Non-Debtor Affiliates, including without limitation any amounts owed by the Debtors to holders of Claims or Equity Interests or any obligations of the Debtors pursuant to the Plan.

After the Effective Date, each such transferee and its designated subsidiaries will own the assets conveyed to it and operate its business and manage its affairs free of any restrictions contained in the Bankruptcy Code.  The terms, provisions and conditions of the agreements governing the transactions described in Section V.B.3, Section V.B.4, Section V.B.5, Section V.B.7 and Section V.B.8 below shall govern the obligations of the Debtors and the other parties thereto and to the extent inconsistent with the Plan, such agreements shall control.

Without further approvals or notice, the Debtors, the Administrative Agent and any other applicable Person shall have the power and authority to terminate and discharge (and to consent to terminate and discharge) Liens on any assets to effectuate the terms hereof and the terms of the New Opco Purchase Agreement and the New Propco Purchase Agreement on the Effective Date; provided, that such order shall not provide that the sale of any property that constitutes New Opco Acquired Assets is free and clear of any environmental liability imposed by a Governmental Unit arising from or related to such property to the extent that the Bankruptcy Court determines that such property cannot be sold to the Successful Bidder free and clear of such liability pursuant to the Bankruptcy Code.

2.          Plan Transactions.

The following transactions shall be consummated as specified below in the order specified below or in such other order as is set forth in the Plan Supplement:

(A)                               Formation of New Propco Entities.

On or prior to the Effective Date, Holdco, Voteco, New Propco and the following direct or indirect Subsidiaries shall be formed for the purpose of acquiring all of New Propco Acquired Assets and all of the equity interests in CV Propco, LLC as owner of the Landco Assets.  New Boulder LLC, New Red Rock LLC, New Palace,

LLC, New Sunset, LLC, New Tropicana, LLC, and New Landco Holdco, LLC.  (The legal names of these entities may differ from the names specified herein.)

(B)                               Subsidiary Bankruptcy Filings

To the extent required under the New Opco Purchase Agreement, the New Propco Purchase Agreement, the New Propco Transfer Agreement, the Landco Asset Transfer Agreement or otherwise necessary to Consummate the Plan and the sale of the New Opco Acquired Assets or the sale or transfer of the New Propco Acquired Assets hereunder, following the entry of the Confirmation Order, certain or all of the Non-Debtor Affiliates that are direct or indirect subsidiaries of SCI, all of which are Opco Group Sellers, shall commence voluntary chapter 11 cases in the Bankruptcy Court for the purpose of effectuating the sale of all or a portion of their assets pursuant to and in accordance with the New Opco Purchase Agreement and the Second Amended MLCA, the New Propco Purchase Agreement or the New Propco Transfer Agreement, as the case may be.

(C)                               Transfer of Master Lease Collateral to Propco.

On the Effective Date, pursuant to the New Propco Transfer Agreement, SCI and any Non-Debtor Affiliates (including the Operating Subtenants) that own assets that are included in the Master Lease Collateral shall convey, assign, transfer and deliver all such assets to Propco in satisfaction of Propco’s lien on such assets under the Master Lease and License and in partial satisfaction of the Master Lease Rejection Damage Claim.

(D)                               Landco Assets.

On or prior to the Effective Date, pursuant to the Landco Assets Transfer Agreement and the Second Amended MLCA: (a) all of the equity interests in CV Propco, LLC shall be conveyed, assigned, transferred and delivered by CV Holdco, LLC to the designee of the Landco Lenders, subject to the New Land Loan Agreement; (b) New Landco Holdco shall contribute all of the equity of New Tropicana, LLC and New Cactus Lessee, LLC to CV PropCo, LLC; and (c) all of the Landco Assets not then owned by CV Propco, LLC and not otherwise designated as excluded assets under the Landco Assets Transfer Agreement, shall be conveyed, assigned, transferred and delivered to CV Propco, LLC or to a subsidiary of New Propco, as determined by New Propco.

(E)                                 Transfer of New Propco Transferred Assets from Propco to New Propco Entities.

On the Effective Date, in accordance with the Second Amended MLCA and pursuant to the New Propco Transfer Agreement and in implementation of the distributions to the Mortgage Lenders provided for in Section III.B.2 above on account of their Allowed Class P.2 Claims, all of the New Propco Transferred Assets shall be conveyed, assigned, transferred and delivered to New Propco or any of its designated Subsidiaries, each in their capacities as designee of the Mortgage Lenders.

(F)                                 Mezzco Debtors.

On the Effective Date, the distributions to the holders of Class M5.2 Claims, Class M4.1 Claims, Class M3.1 Claims, Class M2.1 Claims and Class M1.1 Claims provided for in Section III.B.3(e) through Section III.B.3(h) shall be made, and the Equity Interests so distributed shall be cancelled and extinguished as provided for in such Sections.

(G)                               Transfer of New Propco Purchased Assets from Opco Entities to New Propco Entities.

On the Effective Date and subject to the receipt by the Holders of the Prepetition Opco Secured Claims consideration set forth in Section III.B.4, pursuant to the Second Amended MLCA and the New Opco Purchase Agreement (if the Stalking Horse Bidder is the Successful Bidder) or the New Propco Purchase Agreement (if the Stalking Horse Bidder is not the Successful Bidder), for good and valuable consideration set forth in the Second Amended MLCA, all of the New Propco Purchased Assets shall be sold, conveyed, assigned, transferred and delivered to New Propco or its applicable designated Subsidiaries.

(H)                               Transfer of New Opco Acquired Assets to New Opco.

On the Effective Date and subject to the Holders of the Prepetition Opco Secured Claims receipt of the consideration set forth in Section III.B.4, for good and valuable consideration, all of the New Opco Acquired Assets shall be sold, conveyed, assigned, transferred and delivered to the Successful Bidder or its designee(s) pursuant to and in accordance with the New Opco Purchase Agreement.  To the extent necessary to effectuate distributions to Holders of Claims or Equity Interests in SCI or the Other Opco Debtors under this Plan, the Bankruptcy Court shall determine an appropriate allocation of the New Opco Plan Consideration among the New Opco Acquired Assets.

(I)                                    License of IP Assets to New Propco.

If the Successful Bidder is any Person or Persons other than the Stalking Horse Bidder, to the extent required by the Second Amended MLCA on the Effective Date the Successful Bidder shall license the IP Assets to New Propco and its designated subsidiaries pursuant to the IP License Agreement.

(J)                                 New Propco Transactions in Connection with Receipt of New Propco Acquired Assets.

In connection with Consummation of the Plan and New Propco’s receipt of the New Propco Acquired Assets, Voteco, Holdco and New Propco will enter into or cause to be entered into a number of agreements and transactions designed to allow New Propco to operate the New Propco Acquired Assets as a going concern business.  Those agreements and transactions will include, without limitation, the following:

a.             The New Propco LLCA.

The New Propco LLCA will govern the operations of New Propco, including providing that New Propco will be managed through a board of directors.  The New Propco LLCA will provide for voting and non-voting interests which will be held by Voteco and Holdco, respectively.

b.             The New FG Management Agreement.

An affiliate of Fertitta Gaming LLC will enter into a management agreement with New Propco to manage and operate the hotels/casinos commonly known as the Red Rock Casino Resort & Spa, Sunset Station Hotel & Casino, Boulder Station Hotel & Casino and Palace Station Hotel & Casino.  The term of the Propco Management Agreement will consist of twenty-five (25) years.  During the term, the manager will receive a base management fee equal to two percent (2%) of the gross revenues attributable to the properties and an incentive management fee equal to five percent (5%) of EBITDA with respect to each fiscal year, to the extent such EBITDA is positive.

c.             The New Propco Credit Agreement.

New Propco will enter into a new secured credit facility with a group of lenders, initially consisting of affiliates of the Mortgage Lenders, consisting of a term loan facility in the principal amount of $1,600 million (the “Term Facility”) and a revolving credit facility in the maximum amount of $100 million (the “Revolving Credit Facility”).  Interest shall accrue on the principal balance at the rate per annum of not more than LIBOR plus 3.00% or prime rate plus 2.00% for first three years; and LIBOR plus 3.50% or prime rate plus 2.50% for years 4 and 5.  The initial maturity date will be the fifth anniversary of the closing date.  New Propco shall have two options to extend the maturity date for an additional year (i.e., years 6 and 7) to be available subject to absence of default, payment of 1% extension fee for each year, a step-up in interest rate to LIBOR plus 4.50% or prime rate plus 3.50% (in year 6) and LIBOR plus 5.50% or prime rate plus 4.50% (in year 7) and pro forma compliance with a total leverage test to be determined (in year 7).  New Propco shall pay an excess cash flow sweep of 75% to be applied as permanent repayment/amortization to the Term Facility.  Aside from the excess cash flow sweep, there is no scheduled minimum amortization prior to final stated maturity.  The Term Facility and the Revolving Credit Facility shall have customary annual fees, including a commitment fee, as well as customary mandatory prepayment provisions.  The Term Facility and the Revolving Credit Facility shall be guarantied by all subsidiaries of New Propco except unrestricted subsidiaries.  The Term Facility and the Revolving Credit Facility will be secured by a pledge of New Propco equity (including equity held by Holdco and Voteco in New Propco), together with all tangible and intangible assets of New Propco and its subsidiaries (other than (i) any assets of IP Holdco, (ii) liens prohibited by applicable gaming laws, (iii) equity issued by, and any assets of, New Opco or its subsidiaries, or (iv) equity issued by, or any property of, CV Propco and its subsidiaries).  Documentation shall include customary representations, warranties, covenants, including financial ratio covenants and events of default for a credit of this nature.  The new loan documents will provide that, following default, New Propco and FG will provide full transition services under documentation satisfactory to Mortgage Lenders to the Mortgage Lenders and their designees.

d.             The IP License Agreement.

If the Stalking Horse is not selected as the Successful Bidder, the Successful Bidder (and certain of its subsidiaries) will enter into a License Agreement with New Propco pursuant to which the Successful Bidder (and/or such subsidiaries) will grant New Propco and its applicable subsidiaries a license in and to use certain intellectual property, as provided for in the Second Amended MLCA and as more fully described in the License Agreement.

e.                                       The New Propco Non-Compete Agreement.

New Propco will enter into a non-competition agreement with Fertitta Gaming, Frank J. Fertitta III and Lorenzo J. Fertitta which will permit Fertitta Gaming and its affiliates to enter into management agreements with respect to gaming and non-gaming enterprises in which they do not own equity.  The noncompetition agreement will, however, provide that under certain circumstances compensation payable to Fertitta Gaming or certain of its affiliates enters for the management of hotels or casinos that operate in the Las Vegas locals market that exceeds the base and incentive management fee that would be payable if the terms of such management agreement were the same as the Management Agreement will be remitted to New Propco.  The non-competition agreement will provide a right of first refusal for New Propco for investment opportunities in the Las Vegas locals market (other than entities that do not have hotels and hold a “restricted” license) and certain gaming opportunities outside of Las Vegas and will limit the ability of Fertitta Gaming, Frank J. Fertitta III, Lorenzo Fertitta and certain of their respective affiliates to make cash investments in casinos in the Las Vegas locals market in excess of their initial cash investment in New Propco.  The non-competition agreement will terminate upon the later of (x) the termination of the management agreement or (y) the date that neither Frank J. Fertitta III or Lorenzo J. Fertitta is no longer chief executive officer of New Propco.

(K)                               New Propco Employment Related Matters

Upon or promptly following the Effective Date of the Plan, New Propco contemplates taking steps to mitigate the impact on SCI employees of the restructuring process. Specifically, New Propco plans to make offers of employment to SCI’s hourly employees (a) at not less than the same hourly wage rate and position in effect for the respective employee immediately prior to the Effective Date, (b) with substantially similar benefits as the current Section 401(k) plan of SCI, and (c) with health and welfare benefits that in the aggregate are substantially similar to those provided by SCI under its broad-based employee benefit plans in effect immediately prior to the Effective Date.

(L)                                The Propco Rights Offering

The NPH Term Sheet sets forth a detailed summary of the terms and conditions of the Propco Rights Offering and any additional Equity Raises (as defined in the NPH Term Sheet) that may occur.  Taken together, the Propco Rights Offering and the Upsizing Committed Amount (as defined in the NPH Term Sheet) are intended to provide New Propco Holdco with up to $100 million in equity investments, all on the terms of and subject to the conditions of the NPH Term Sheet.  As set forth in the NPH Term Sheet, the net proceeds from the Propco Rights Offering shall be contributed by New Propco Holdco as equity to New Propco and utilized by New Propco for general corporate purposes, including, without limitation, to reduce debt or for one or more Acquisitions (as defined in the NPH Term Sheet).  Pursuant to the terms and  subject to the conditions of the Propco Commitment: (a) the Put Parties (so long as they hold at least 40% in aggregate principal amount of the Senior Notes) shall have the right to purchase at least one-half of the NPH Equity available in the Propco Rights Offering (with such portion of the NPH Equity to be allocated among the Put Parties as they mutually agree), (b) to the extent such NPH Equity is not otherwise purchased by Eligible Opco Unsecured Creditors, or the Put Parties (pursuant to the proviso to the definition of “Allocated Pro Rata Share of NPH Investment Rights”) in accordance with the terms and conditions of the Propco Rights Offering, the Put Parties shall purchase $35.3 million of NPH Equity, and (c) in connection with any Equity Raises (as defined in the NPH Term Sheet) consummated during the Upsizing Commitment Period (as defined in the NPH Term Sheet), to the extent such NPH Equity is not otherwise purchased by Eligible Opco Unsecured Creditors, or the Put Parties (pursuant to the proviso to the definition of “Allocated Pro Rata Share of NPH Investment Rights”) in accordance with the terms and conditions of the NPH Term Sheet, the Put Parties shall purchase such unpurchased portion of each such Equity Raise up to a maximum of $100 million (i.e., up to a maximum of $64.7 million in addition to the $35.3 million commitment specified in clause (b)) of NPH Equity.  In consideration for their agreement to the Propco Commitment, the Put Parties shall receive the Put Premium.  The payment of the Put Premium to the Put Parties on the Effective Date shall be effected in such manner (such as a deduction from the purchase price otherwise payable by the Put Parties for the NPH Equity being purchased by them through Blockerco) as the Debtors, FG, the Mortgage Lenders and the Put Parties shall reasonably determine.

(M)                             New Opco Transactions in Connection with Receipt of New Opco Acquired Assets.

In connection with Consummation of the Plan and New Opco’s receipt of the New Opco Acquired Assets, New Opco will enter into or cause to be entered into a number of agreements and transactions designed to allow New Opco to operate the New Opco Acquired Assets as a going concern business.  If the Stalking Horse Bidder is the Successful Bidder, those agreements and transactions will include, without limitation, the following:

a.             The New Opco Credit Agreement.

New Opco will enter into a new secured credit facility with a group of lenders, initially consisting of the Prepetition Opco Lenders, consisting of a term loan facility in the principal amount of $430 million (the “Term Facility”) and a new “super priority” revolving credit facility in the maximum amount of $25 million (lender agreement to provide the revolver is pending) the availability of which will be subject to standard closing and continuing conditions (the “Revolving Credit Facility” and, together with the Term Facility, the “Senior Facilities”).  In addition, New Opco shall have the option, after the first anniversary of the Effective Date, to solicit lending commitments to increase the amount of the Revolving Credit Facility by up to an additional $25 million.   Interest shall accrue on the principal balance at the rate per annum of not more than LIBOR plus 3.00% or prime rate plus 2.00% for first three years; and LIBOR plus 3.50% or prime rate plus 2.50% for years 4 and 5.  The initial maturity date will be the fifth anniversary of the closing date.  New Opco shall have two options to extend the maturity date for an additional year (i.e., years 6 and 7) to be available subject to absence of default, payment of up to 1% extension fee for each year, a step-up in interest rate to not more than LIBOR plus 4.50% or prime rate plus 3.50%  (in year 6) and not more than LIBOR plus 5.50% or prime rate plus 4.50% (in year 7).  Financial ratio covenants shall include maximum total leverage ratio, minimum interest coverage ratio, and a maximum capital expenditure amount, all to be determined.  Covenant compliance testing shall enjoy an initial holiday and shall commence with respect to a quarter to be determined following the Effective Date.  Beginning with the fiscal year ending December 31, 2011,  New Opco shall pay an excess cash flow sweep of not more than 75% to be applied as permanent repayment/amortization to the Term Facility.  Aside from the excess cash flow sweep, there is no scheduled minimum amortization prior to final stated maturity.  The Senior Facilities shall have customary annual fees, including a commitment fee, as well as customary mandatory prepayment provisions.  The Senior Facilities shall be guarantied by all subsidiaries of New Opco except unrestricted subsidiaries.  The Term Facility and the Revolving Credit Facility will be secured by a pledge of New Opco equity, together with all tangible and intangible assets of New Opco Holdings, New Opco and its subsidiaries (other than property of unrestricted subsidiaries and subject to limitations required by applicable gaming laws).  Documentation shall include customary representations, warranties, covenants, including financial ratio covenants and events of default for a credit of this nature.  The new loan documents will provide that, following default, New Propco and FG will provide full transition services under documentation satisfactory to New Opco Lenders and their designees.

b.             The New Opco PIK Credit Agreement.

New Opco Landco will enter into a new secured credit facility with a group of lenders, initially consisting of affiliates of the Prepetition Opco Lenders pursuant to which New Opco Landco will receive acquisition financing consisting of a term loan in the principal amount of  $25 million term loan (the “New Opco Landco Term Facility”).  Interest shall accrue on the principal balance at the rate per annum of LIBOR plus 3.500% for first five years.  All interest on the New Opco Landco Term Facility will be paid in kind (i.e., capitalized as principal under the New Opco Landco Term Facility) for the first five years. The initial maturity date will be the fifth anniversary of the Effective Date.  New Opco Landco shall have two options to extend the maturity date for an additional year (i.e., years 6 and 7) to be available subject to absence of default, payment of up to 1% extension fee for each year, a step-up in interest rate to not more than LIBOR plus 4.50% (in year 6) and not more than LIBOR plus 5.50% (in year 7).  Interest accruing in years 6 and 7 shall be payable in cash. There is no scheduled minimum amortization prior to final stated maturity.  The New Opco Landco Term Facility shall provide for release of collateral upon payment of release prices to be specified.  The New Opco Landco Term Facility shall have customary annual fees, including a commitment fee, as well as customary mandatory prepayment provisions.  The New Opco Landco Term Facility shall be guarantied by all subsidiaries of New Landco except unrestricted subsidiaries.  The New Opco Landco Term Facility will be secured by a pledge of New Opco Landco equity, together with all tangible and intangible assets of New Landco Holdings New Opco Landco and its subsidiaries (other than property of unrestricted subsidiaries), principally consisting of parcels of undeveloped land known as: Inspirada, Castaways, Durango, Flamingo, Reno Boyd, Mt Rose Highway Site, Reno Convention Center Site, and Sunset/Landell.  Documentation shall include customary representations, warranties, covenants, and events of default for a credit of this nature.   The carry costs of New Opco Landco will be supported by New Opco under a Support Agreement that provides for subordinated loans from New Opco to New Opco Landco to fund taxes, insurance premiums and other land carry costs (excluding debt service)  payable by New Opco Landco.  The new loan documents will provide that, following default, New Opco, New Propco and FG will provide full transition services under documentation satisfactory to New Opco Landco Lenders and their designees.

c.             The New FG Management Agreement.

If the Stalking Horse Bidder is the Successful Bidder, an affiliate of Fertitta Gaming will enter into a management agreement with New Opco to manage and operate the hotels/casinos that are acquired by the Stalking Horse Bidder from the Opco Group Sellers on substantially the same terms as provided under the Propco Management Agreement.

d.             The IP License Agreement.

If the Stalking Horse is not selected as the Successful Bidder, the Successful Bidder (and certain of its subsidiaries) will enter into a License Agreement with New Propco pursuant to which the Successful Bidder (and/or such subsidiaries) will grant New Propco and its applicable subsidiaries a license in and to use certain intellectual property, as provided for in the Second Amended MLCA and as more fully described in the License Agreement.

If the Stalking Horse Bidder is not the Successful Bidder, the agreements and transactions needed to consummate the Successful Bid may differ, and the Plan and Plan Supplement may be amended, modified or supplemented to conform to the requirements of the Successful Bid.

(N)                               The New Opco Credit Agreement and the New Opco PIK Credit Agreement

The collateral agent under the New Opco Credit Agreement and the New Opco PIK Credit Agreement shall have valid, binding and enforceable liens on the collateral specified in the relevant agreements executed by New Opco and its Subsidiaries in connection with the New Opco Credit Agreement and the New Opco PIK Credit Agreement.  The guarantees, mortgages, pledges, liens and other security interests granted pursuant to the New Opco Credit Agreement and the New Opco PIK Credit Agreement are granted in good faith as an inducement to the lenders to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the definitive documentation executed in connection therewith.  The New Opco Credit Agreement and the New Opco PIK Credit Agreement together with all notes, documents or agreements delivered in connection therewith shall be valid, binding and enforceable in accordance with their terms on and after the Effective Date.  Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the New Opco Credit Agreement and the New Opco PIK Credit Agreement or any rights or remedies related thereto.

(O)                              Second Amended MLCA

If the Stalking Horse Bidder is the Successful Bidder, then, notwithstanding anything to the contrary in the Second Amended MLCA, the entry of the Confirmation Order will not automatically trigger a Transition Event and the obligation of SCI and its Subsidiaries to provide transition services thereunder shall be suspended (other than such services as are required during the “Deferral Period” (as defined therein)) and the “Deferral Period” shall be deemed to continue for all purposes under the Second Amended MLCA, including with respect to the payment of Reduced Rent, and the Initial Transition Services Period shall not be deemed to commence, until the date on which a Transition Event (other than due solely to the occurrence of the Confirmation Date) occurs.

D.                                    Comprehensive Settlement And Releases

As expressly set forth in the Plan, pursuant to Bankruptcy Code section 1123 and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan, including the exculpation and release provisions contained in Article X of the Plan, constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Claim or Interest against any Debtor, any distribution to be made pursuant to the Plan on account of any such Claim or Interest, and any and all Claims or Causes of Action of any party arising out of or relating to the Going Private Transaction and all transactions relating thereto.  The entry of the Confirmation Order constitutes the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such Claims, Interests or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests of (x) the Debtors and their respective Estates, the Non-Debtor Affiliates and any of their respective property, and (y) Claim and Interest Holders, and are fair, equitable and reasonable.  Any distributions to be made pursuant to the Plan shall be made on account of and in consideration of this comprehensive settlement, which, upon the Effective Date, the settlement shall be binding on all Persons, including the Debtors and their respective Estates, the Non-Debtor Affiliates, all Holders of Claims or Interests (whether or not Allowed), and all Persons entitled to receive any payments or other distributions under the Plan.

E.                                      Gaming Regulatory Compliance

To the extent the distribution of any Plan Consideration under the Plan requires the approval of the Nevada Gaming Commission or other gaming regulatory authorities, including any distribution, issuance or sale to any entity required to be found suitable by the Nevada Gaming Commission or other gaming regulatory authorities, such Plan Consideration will not be distributed, issued or sold until such time as such finding of suitability has been made or the Nevada Gaming Commission or other gaming regulatory authorities have approved such distribution as applicable.

F.                                      Cancellation of Existing Securities and Agreements

Except as otherwise provided in the Plan or the Confirmation Order or for the purpose of evidencing a right to distribution hereunder or the exercise of the right of the Senior Notes Trustee or the Subordinated Notes Trustee, as applicable to assert any rights or charging liens for fees, costs and expenses in accordance with the terms of the applicable Indenture, on the Effective Date, all notes, stock, instruments, certificates, agreements and other documents evidencing Claims and Equity Interests shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

On the Effective Date, the Senior Notes Indentures and the Subordinated Notes Indentures each shall be deemed to be canceled, as permitted by Section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be fully released, terminated, extinguished and discharged; provided, however, that the Senior Notes Indentures and the Subordinated Notes Indentures shall remain in effect for the sole purpose of facilitating distributions by the respective trustee to the holders thereunder of any amounts received on account of Allowed Claims held by the applicable trustee, and to permit such trustee to perform such other necessary administrative tasks related thereto and to exercise any right under the applicable Indenture to assert any rights or charging liens for fees, costs and expenses.

G.                                    Provisions for Resolving and Treating Disputed Claims

If any portion of a Claim is Disputed, no payment or distribution provided under the Plan will be made on account of that Claim unless and until, and only to the extent, such Claim becomes Allowed.  At the time that a Disputed Claim becomes an Allowed Claim, the holder of that Allowed Claim will be entitled to receive a distribution equal in percentage of recovery to the distribution(s) made to date on previously-allowed Allowed Claims of the same priority without interest.

1.                                       Objections

As of the Effective Date, the Plan Administrator will have the right, to the exclusion of all others (except as to applications for allowances of compensation and reimbursement of expenses under sections 328, 330, 331 and 503 of the Bankruptcy Code), to make, file and prosecute objections to Claims.  The Debtors will serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable (unless such Claim was already the subject of a valid objection by the Debtors), but in no event will the service of such an objection be later than 120 days after the Effective Date, unless such date is extended by order of the Bankruptcy Court.  The Bankruptcy Court, for cause, may extend the deadline on the ex parte request of the Debtors.

2.                                       Estimation of Claims

The Plan Administrator may, at any time, request the Bankruptcy Court to estimate any Claim, pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Plan Administrator previously has objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim, at any time, including during litigation concerning any objection to such Claim.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the applicable Plan Administrator may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

3.                                       Other Provisions Relating to Disputed Claims

If, on or after the Effective Date, any Disputed Claim (or portion thereof) becomes an Allowed Claim, the applicable Plan Administrator will, as soon as practicable following the date on which the Disputed Claim becomes an Allowed Claim, except as otherwise provided in the Plan, distribute to the holder of such Allowed Claim an amount, without any interest thereon, that provides such holder with the same percentage recovery, as of the Effective Date, as holders of Claims in the class that were Allowed on the Effective Date.

To the extent that a Disputed Claim is expunged or reduced, the holder of such Claim will not receive any distribution on account of the portion of such Claim that is disallowed.  Any Disputed Claim, for which a proof of claim has not been deemed timely filed as of the Effective Date, will be disallowed.

H.                                    Treatment of Executory Contracts and Unexpired Leases

The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases.  If an executory contract or unexpired lease is rejected, the counterparty to such executory contract or unexpired lease may file a claim for damages incurred by reason of the rejection.  In the case of rejection of leases of real property, damage claims are subject to certain limitations imposed by the Bankruptcy Code.  To assume an executory contract or an unexpired lease, the debtor may be required cure all outstanding defaults (a “Cure Amount”) (subject to certain exceptions) and provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code).  If there is a dispute regarding (i) the nature or size of any Cure Amount; (ii) the ability of the Debtors or any assignee to provide adequate assurance of future performance under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the Cure Amount will occur following the entry of a Final Order resolving the dispute and approving the assumption (or assumption and assignment, as the case may be).

The Plan provides that, on the Effective Date, all Executory Contracts and Unexpired Leases identified on the Schedule of Executory Contracts and Unexpired Leases To Be Assumed will be deemed assumed by the applicable Debtor in accordance with, and subject to, the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code.  The Plan further provides that, on the Effective Date, any Executory Contract or Unexpired Lease will be deemed rejected if such Executory Contract or Unexpired Lease: (a) is not listed on the Schedule of Executory Contracts and Unexpired Leases To Be Assumed; (b) has been rejected by order of the Bankruptcy Court; (c) is the subject of a motion to reject pending on the Effective Date; (d) is identified in the Plan Supplement as a contract or lease to be rejected; (e) is rejected pursuant to the terms of this Plan; (e) expired by its own terms on or prior to the Effective Date; or (f) has not been assumed or is not the subject of a motion to assume pending on the Effective Date.

The Debtors reserve the right, on or prior to the Effective Date, to (i) modify the Cure Amount for any executory contract or unexpired lease set forth in the Schedule of Executory Contracts and Unexpired Leases To Be Assumed or (ii) amend such Schedule to add or delete any executory contract or unexpired lease, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, assumed or rejected.  The Debtors will provide notice of any amendments to the Schedule to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on the Schedule of Executory Contracts and Unexpired Leases To Be Assumed will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

Unless otherwise specified on the Schedule of Executory Contracts and Unexpired Leases To Be Assumed, each executory contract and unexpired lease listed or to be listed therein will include modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Schedule of Executory Contracts and Unexpired Leases To Be Assumed.

Unless and as otherwise provided by a prior order to the Bankruptcy Court, in the event any Debtor proposes to assign an Executory Contract or Unexpired Lease, at least twenty (20) days prior to the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will:  (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court.  Any applicable cure amounts shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  Subject to the foregoing, any Executory Contract or Unexpired Lease that constitutes a New Propco Acquired Asset shall be assigned to New Propco or its designated subsidiary in accordance with the terms of this Plan and pursuant to the New Propco Purchase Agreement or New Propco Transfer Agreement, as applicable, and any Executory Contract of Unexpired Lease that is to be assigned to New Opco or its designated subsidiary in accordance with the terms of the New Opco Purchase Agreement shall be so assigned in accordance with the terms of this Plan.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related cure amount must be filed, served and actually received by the Debtors at least five (5) days prior to the Confirmation Hearing.  Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to Sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the

Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assignment.  If an objection to assignment or cure amount is sustained by the Bankruptcy Court, the Debtors in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it.

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.  Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Estates or any of their respective property, and such Claim shall be forever discharged.

I.                                         Effect of Confirmation of the Plan on Debtors

1.                                       Vesting of Assets

Pursuant to the New Propco Transfer Agreement and the New Propco Purchase Agreements, on the Effective Date, the New Propco Acquired Assets shall vest in New Propco and/or its designee(s), free and clear of all Liens, Claims, Interests, encumbrances and Other Interests.  After the Effective Date, New Propco and its subsidiaries and/or its designee(s) will own the New Propco Acquired Assets and operate their businesses and manage their affairs free of any restrictions contained in the Bankruptcy Code.

Pursuant to the New Opco Purchase Agreement, on the Effective Date, the New Opco Acquired Assets shall vest in New Opco and/or its designee(s), free and clear of all Liens, Claims, Interests, encumbrances and Other Interests.  After the Effective Date, New Opco and/or its designee(s) will own the New Opco Acquired Assets and operate their businesses and manage their affairs free of any restrictions contained in the Bankruptcy Code.

2.                                       Compromise of Controversies

General.  Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan, including the exculpation and release provisions contained in Article X of the Plan, constitute a good faith compromise and settlement of all Claims, Litigation Claims, Causes of Action or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Claim or Interest against any Debtor, any distribution to be made pursuant to these Plans on account of any such Claim or Interest, and any and all Claims or Causes of Action of any party arising out of or relating to the Going Private Transaction and all transactions relating thereto.  The entry of the Confirmation Order constitutes the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such Claims, Interests or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests of (x) the Debtors, the Non-Debtor Affiliates and their respective Estates and property, and (y) Claim and Interest Holders, and are fair, equitable and reasonable.

Global Settlement.  Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement, and the Plan constitutes a request to authorize and approve such compromise and settlement, of all Going Private Transaction Causes of Action among the Debtors and their respective Estates, the non-Debtor Affiliates of the Debtors, respective Estates, and any Person (the “Global Settlement”).  Any distributions to be made pursuant to the Plan shall be made on account of and in consideration of the Global Settlement, which, upon the Effective Date of the Plan, shall be binding on all Persons, including the Debtors and their respective Estates, the non-Debtor Affiliates of the Debtors, all Holders of Claims or Interests (whether or not Allowed), and all Persons entitled to receive any payments or other distributions under the Plan.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date of the Plan, of the Global Settlement and the Bankruptcy Court’s finding that the Global Settlement is in the best interests of the Debtors, their respective Estates, the non-Debtor Affiliates of the Debtors, and the Holders of Claims and Interests, and is fair, equitable and reasonable.

3.                                       Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code or in the Confirmation Order, and subject to the occurrence of the Effective Date, on and after the Effective Date, the provisions of the Plan will bind any holder of a Claim against or Equity Interest in the Debtors and their respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.  The rights, benefits and obligations of any entity named or referred to in the Plan whose actions may be required to effectuate the terms of the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity (including, but not limited to, any trustee appointed for the Debtors under chapters 7 or 11 of the Bankruptcy Code).

4.                                       Exculpation

The Exculpated Parties shall neither have nor incur any liability to any Person for any Claims or Causes of Action arising on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, soliciting, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any sale, contract, instrument, release or other agreement or document created or entered into in connection with this Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement, confirmation or Consummation of the Plan; provided, however, that the foregoing provisions shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order of the Bankruptcy Court or other court of competent jurisdiction to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents, actions or inactions; provided, further, however that the foregoing provisions shall not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by the Plan or the Plan Supplement as not being released under the Plan.

The self-styled “Independent Lenders” assert that the exculpation provisions described above constitute an improper de facto release from liability of the Exculpated Parties that is contrary to established law and intend to object to the inclusion in the Plan of the exculpation provisions.  The Debtors dispute this assertion, believe that the exculpation is entirely consistent with Bankruptcy Code section 1125(e) and applicable law, and will respond to any objection that may be asserted.

5.                                       Releases

The Plan contains the following provision, which will become effective upon occurrence of the Effective Date:

RELEASES BY DEBTORS AND ESTATES.  EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, THE DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION, AS THE CASE MAY BE, THE DEBTORS’ ESTATES, THE NON-DEBTOR AFFILIATES, AND EACH OF THEIR RESPECTIVE RELATED PERSONS (COLLECTIVELY, THE “RELEASING PARTIES”) SHALL, AND SHALL BE DEEMED TO, COMPLETELY, CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASE, WAIVE, VOID, EXTINGUISH AND DISCHARGE EACH AND ALL OF THE RELEASED PARTIES (AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED FOREVER RELEASED, WAIVED AND DISCHARGED BY THE RELEASING PARTIES) AND THEIR RESPECTIVE PROPERTIES AND RELATED PERSONS OF AND FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, LITIGATION CLAIMS, AVOIDANCE ACTIONS AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, REMEDIES, JUDGMENTS AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE GOING PRIVATE TRANSACTION CAUSES OF ACTION), WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON

ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY IN WHOLE OR IN PART TO THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR RESPECTIVE ASSETS, PROPERTY AND ESTATES, THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT, THE PLAN OR THE SOLICITATION OF VOTES ON THE PLAN THAT SUCH RELEASING PARTY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES (WHETHER DIRECTLY OR DERIVATIVELY) AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE (I) ANY CAUSES OF ACTION EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN OR ANY PLAN SUPPLEMENT; (II) WITH THE EXCEPTION OF THE GOING PRIVATE TRANSACTION CAUSES OF ACTION, ANY CAUSES OF ACTION ARISING FROM ACTUAL OR INTENTIONAL FRAUD OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; AND/OR (III) THE RIGHTS OF SUCH RELEASING PARTY TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN OR ASSUMED PURSUANT TO THE PLAN OR ASSUMED PURSUANT TO FINAL ORDER OF THE BANKRUPTCY COURT.  THE FOREGOING RELEASE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON.

PURSUANT TO THE FOREGOING PARAGRAPH, THE RELEASING PARTIES WILL RELEASE CLAIMS RAISED BY THE COMMITTEE IN THE COMMITTEE STANDING MOTION INCLUDING CLAIMS THAT:  (A) VARIOUS COMPONENTS OF THE 2007 GOING PRIVATE TRANSACTION CONSTITUTED ACTUAL FRAUDULENT CONVEYANCES, CONSTRUCTIVE FRAUDULENT CONVEYANCES, INCLUDING CONSTRUCTIVE FRAUDULENT TRANSFERS UNDER THE NEWLY ADDED BANKRUPTCY CODE SECTION 548(A)(1)(B)(II)(IV) OR WERE OTHERWISE AVOIDABLE TRANSACTIONS; (B) THE MASTER LEASE SHOULD BE RECHARACTERIZED AS A SECURED FINANCING TRANSACTION AND/OR WAS AN ACTUAL AND CONSTRUCTIVE FRAUDULENT CONVEYANCE; AND (C) INSIDERS OF SCI BREACHED THEIR FIDUCIARY DUTIES TO SCI AND ITS CREDITORS THROUGH PURSUING THE 2007 GOING PRIVATE TRANSACTION.  THE COMMITTEE HAS INVESTIGATED THESE CLAIMS AND BELIEVES THAT THEY ARE COLORABLE.  IF THE DEBTORS SUCCESSFULLY PURSUED THESE CLAIMS, THE PROCEEDS OF ANY RECOVERY COULD POTENTIALLY BE DISTRIBUTED TO UNSECURED CREDITORS.  PURSUANT TO THE COMMITTEE PLAN SUPPORT STIPULATION, IF THE PLAN IS CONFIRMED AND BECOMES EFFECTIVE, THE COMMITTEE STANDING MOTION WILL BE WITHDRAWN AND THE CLAIMS ALLEGED THEREIN BY THE COMMITTEE WILL BE RELEASED UNDER THE PLAN.

FURTHER EMBEDDED IN THESE RELEASES ARE RELEASES OF EQUITABLE SUBORDINATION CLAIMS UNDER BANKRUPTCY CODE SECTION 510(C).  THE COURT NOTED AT THE JANUARY 25 HEARING ON THE COMMITTEE’S STANDING MOTION THAT THE COMMITTEE HAS INDEPENDENT STANDING TO ASSERT EQUITABLE SUBORDINATION CLAIMS.  HOWEVER, THIS SECTION WILL ACT TO RELEASE THOSE CLAIMS.  THE COMMITTEE HAS ASSERTED THAT THE POTENTIAL VALUE OF SUCH CLAIMS IS HUNDREDS OF MILLIONS OF DOLLARS.  PURSUANT TO THE COMMITTEE PLAN SUPPORT STIPULATION, IF THE PLAN IS CONFIRMED AND BECOMES EFFECTIVE, THE EQUITABLE SUBORDINATION CLAIMS PREVIOUSLY ALLEGED BY THE COMMITTEE WILL BE RELEASED UNDER THE PLAN.

Throughout the Chapter 11 Cases, the Debtors have disputed the Committee’s assertions in this regard.  Among other things, the SLC Report described in Section III.E, as supplemented, provides the Debtors with significant guidance in analyzing the claims alleged by the Committee and leads to the conclusion that those claims are not worthy of pursuit.  The flaws in the Committee’s alleged claims, as well as the existence of significant defenses to any such claims, were also set forth in detail in the responses to the Committee Standing Motion.  Based upon that record, and also based upon the consideration being provided to the Debtors by the active and constructive support, contributions and commitment of the Released Parties to the restructuring process and Consummation of the Plan and the ensuing preservation of going concern value and continued employment opportunities for thousands of employees, the Debtors believe that the releases are both permissible under applicable law and entirely appropriate under the relevant facts and circumstances.

Releases by Holders of Claims and Interests.  Effective as of the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each holder of a Claim or Equity Interest that has indicated on its Ballot its agreement to grant the release contained in Article X.C.2 of the Plan shall be deemed to, completely, conclusively, absolutely, unconditionally, irrevocably, and forever release, waive, void, extinguish and discharge the Released Parties from any and all Claims, Causes of Action, Litigation Claims, Avoidance Actions and any other obligations, rights, suits, damages, judgments, debts, remedies and liabilities whatsoever (including, without limitation, the Going Private Transaction Causes of Action), including any Claims or Causes of Action that could be asserted on behalf of or against the Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereafter arising, in law, equity or otherwise, that such holder of a Claim or Equity Interest would have been legally entitled to assert in its own right (whether individually, derivatively or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, in any way relating or pertaining to (v) the purchase or sale, or the rescission of a purchase or sale, of any security of the Debtors, (w) the Debtors, the Reorganized Debtors or their respective assets, property and Estates, (x) the Chapter 11 Cases, (y) the negotiation, formulation and preparation of the Plan, the Disclosure Statement, or any related agreements, instruments or other document including, without limitation, all of the documents included in the Plan Supplement; and (z) the Going Private Transaction Causes of Action; provided, however, that, with the exception of the Going Private Transaction Causes of Action, these releases will have no effect on the liability of any Released Party arising from any act, omission, transaction, agreement, event or other occurrence, constituting willful misconduct, gross negligence, fraud or criminal conduct as determined by a Final Order; provided further, however, the foregoing shall not constitute a waiver or release of any right of the Holder of an Allowed Claim or Equity Interest, obligee under any Assumed Liability (whether assumed under the Plan or in accordance with a prior Bankruptcy Court Order, or party to an Assumed Contract to payment under the Plan or otherwise on account of such Allowed Claim or any of the rights of any parties in respect of Assumed Liabilities or Assumed Contracts under or in connection with the Plan or prior order of the Bankruptcy Court.  The Releases set forth in this Article X shall be binding upon and shall inure to the benefit of the any chapter 7 trustee in the event the Chapter 11 Cases are converted to chapter 7.

Injunction Related to Releases.  Except as provided in the Plan or the Confirmation Order, as of the Effective Date, (i) all Persons that hold, have held, or may hold a Claim or any other Cause of Action, Litigation Claim, obligation, suit, judgment, damages, debt, right, remedy or liability of any nature whatsoever, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and Estates, that is released pursuant to this Section X.C of the Plan, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing entities, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such released Claims or other Causes of Action, Litigation Claims, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, and of all Equity Interests or other rights of a Holder of an equity security or other ownership interest:  (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (b) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (c) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (d) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Person discharged under Section X.D; and (e) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

Notwithstanding anything herein, no Unsecured Creditor of SCI is being asked to grant or shall be deemed to have granted the release contained in Article X.C.2 of the Plan with respect to any direct claims any such Unsecured Creditor may have against any of the Released Parties.

6.                                       Retention of Causes of Action/Reservation of Rights

Except as expressly provided in the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtors may have or choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person or entity, to the extent such Person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, their officers, directors, or representatives, (ii) any and all claims under chapter 5 of the Bankruptcy Code, and (iii) the turnover of any property of the Debtors’ Estates.

Except as expressly provided in the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left unimpaired by the Plan.  The Debtors will have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.  To the extent any such Causes of Action or Litigation Claims exist as of the Effective Date, they may be assigned to a liquidating trust, distributions from which will be in accordance with this Plan.

The Debtors have conducted a review of potential claims or causes of action that the Estates might have under chapter 5 of the Bankruptcy Code.  After taking into account the facts and circumstances, including the amounts at stake, the probability of success on the merits (including an assessment of any available defenses), the costs of pursuing any such actions and the difficulty in collecting any judgments that might be obtained, the Debtors do not believe that there are any material chapter 5 claims or causes of action that are worthy of being pursued or that would yield any meaningful recovery to the Estates.

J.                                      Summary of Other Provisions of the Plan

The following subsections summarize certain other significant provisions of the Plan.  The Plan should be referred to for the complete text of these and other provisions.

1.                                       Plan Supplement

The Plan Supplement will be filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the deadline to vote to accept or reject the Plan.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement on the website of the Claims Agent (www.epiqbankruptcysolutions.com) or upon written request to the Debtors’ bankruptcy counsel.

2.                                       Modification of Plan

The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Plan Administrator, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, provided, however, that any amendment, modification or supplement to the Plan shall be reasonably acceptable to the Successful Bidder, the Mortgage Lenders, FG and the Required Consenting Lenders and shall not be inconsistent with the terms of the New Opco Purchase Agreement, the Mortgage Lender/FG Restructuring Agreement or the Opco Lender Restructuring Support Agreement.  A Holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of such Claim or Equity Interest of such Holder

3.                                       Withdrawal or Revocation of Plan

The Debtors may withdraw or revoke the Plan as to any or every Debtor at any time prior to the Confirmation Date.  If the Debtors revoke or withdraw the Plan, or if the Confirmation Date does not occur, then the Plan will be deemed null and void with respect to the applicable Debtor(s).  In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any Claim by or against the applicable Debtor(s) or any other Person or to prejudice in any manner the rights of the applicable Debtor(s) or any other Person in any further proceedings involving the applicable Debtor(s).

4.                                       Dissolution of the Creditors’ Committee

On the Effective Date, the Committee will be dissolved and the members thereof will be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention and employment of the Committee’s attorneys, accountants, and other agents will terminate.

The Committee will continue in existence after the Effective Date solely for the purpose of reviewing and being heard by the Bankruptcy Court, and on any appeal, with respect to applications for compensation and reimbursement of expenses pursuant to section 330 and/or 503(b) of the Bankruptcy Code.  With respect only to the foregoing, the Debtors will pay the reasonable fees and expenses of counsel for the Committee.

5.                                       Exemption from Securities Laws

The issuance of securities in satisfaction of existing Claims pursuant to the Plan will be exempt from any securities laws registration to the fullest extent permitted by Section 1145 of the Bankruptcy Code.

6.                                       Exemption from Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, the assignment or surrender of any lease or sublease, or the delivery of any deed or other Instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, assignments, mortgages, deeds of trust or similar documents executed in connection with any disposition of assets contemplated by the Plan, will not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax.

7.                                       Severability

In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision of the Plan is invalid, void or unenforceable, the Bankruptcy Court will, with the consent of the Debtors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the provision held to be invalid, void or unenforceable, and such provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable according to its terms.  Notwithstanding the foregoing, the provisions in the Plan relating to releases and exculpations are not severable from the remainder of the Plan.

V.            CONFIRMATION AND CONSUMMATION PROCEDURE

A.                                    Confirmation of the Plan

1.                                       Bankruptcy Code Section 1129(a)

In order to meet the requirements for confirmation, the Plan (among other things) must:  (i) be accepted by all Impaired Classes of Claims and Equity Interests, or if rejected by an Impaired Class, not “discriminate unfairly” and be “fair and equitable” as to such class; (ii) be “feasible,” and (iii) be in the “best interests” of holders of Claims and Equity Interests in Impaired Classes.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of chapter 11 of the Bankruptcy Code.  Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the following requirements of section 1129 of the Bankruptcy Code:

•                                          The Plan complies with the applicable provisions of the Bankruptcy Code.

•                                          The Debtors, as the proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code.

•                                          The Plan has been proposed in good faith and not by any means forbidden by law.

•                                          Any payment made or promised by the Debtors or by a person acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment:  (i) made before the confirmation of the Plan is reasonable; or (ii) is subject to the approval of the Bankruptcy Court as reasonable, if such payment is to be fixed after confirmation of the Plan.

•                                          The Debtors, as proponents of the Plan, have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as the Plan Administrator, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and with public policy.

•                                          The Debtors have disclosed the identity of any insider that will be employed or retained as or by the Plan Administrator and the nature of any compensation for such insider.

•                                          Each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Equity Interest, property of a value as of the Effective Date that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

•                                          The starting point in determining whether the Plan meets the “best interests” test is a determination of the amount of proceeds that would be generated from the liquidation of the Debtors’ assets in the context of a chapter 7 liquidation (such amount, the “Liquidation Proceeds”).  The Liquidation Proceeds must then be reduced by the costs of such liquidation, including costs incurred during the Chapter 11 Cases and allowed under chapter 7 of the Bankruptcy Code (such as professionals’ fees and expenses, a chapter 7 trustee’s fees, and the fees and expenses of professionals retained by the chapter 7 trustee).  The potential chapter 7 liquidation distribution in respect of each Class must be reduced further by costs imposed by the delay caused by conversion to chapter 7.  In addition, inefficiencies in the claims resolution process in a chapter 7 would negatively impact the recoveries of creditors.  The net present value of a hypothetical chapter 7 liquidation distribution in respect of an impaired claim is then compared to the recovery provided by the Plan for such impaired claim.

•                                          Based on the Debtors’ liquidation analysis set forth as Exhibit B hereto (the “Liquidation Analysis”), the Debtors believe that each Class of Creditors and Equity Interest Holders with respect to each Debtor will receive under the Plan a recovery at least equal in value to the recovery such Impaired Class would receive pursuant to a liquidation of each Debtor under chapter 7 of the Bankruptcy Code.

•                                          Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code, each Class of Claims or Equity Interests either has accepted the Plan or is not an Impaired Class under the Plan.

•                                          Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims, Priority Tax Claims and Other Priority Claims will be paid in full or otherwise treated in accordance with Bankruptcy Code section 1129(a)(9) as required by the Bankruptcy Code.

•                                          At least one Impaired Class has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Impaired Class.

•                                          Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of any Debtor or any successor to any Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.  This requirement is commonly referred to as the “feasibility test.”

•                  With respect to Propco and the Mezzco Debtors, in order to determine whether the Plan satisfies the feasibility requirements of section 1129(a)(11) of the Bankruptcy Code, the Debtors’ obligations under the Plan are to deliver the New Propco Acquired Assets to New Propco in accordance with and pursuant to the terms and conditions of the Plan and the related documents.  From and after the Effective Date, New Propco will own and operate those assets, and Propco and the Mezzco Debtors will have no rights or obligations with respect thereto.  Nonetheless, in order to demonstrate that Propco will be delivering the New Propco Acquired Assets as a viable going concern, the Debtors have prepared the projections set forth in Exhibit D hereto (the “Propco Financial Projections”).  Based upon the Propco Financial Projections, the Debtors believe that the Plan will meet the feasibility requirements of the Bankruptcy Code with respect to Propco and the Mezzco Debtors

•                  With respect to SCI and the Other Opco Debtors, the Plan contemplates the sale of all or substantially all of the assets of those entities as a result of the Opco Auction.  In essence, the Plan thus already contemplates the complete liquidation of those assets through a going concern sale.  Upon the sale of those assets to the Successful Bidder, SCI and the Other Opco Debtors will have no rights or obligations with respect thereto.  Because the liquidation of the Opco Assets in this manner is already contemplated by the Plan, no further showing of “feasibility” is required.

•                                          All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee will be paid as of the Effective Date.

2.                                       Bankruptcy Code Section 1129(b)

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a chapter 11 plan of reorganization even if not all impaired classes have accepted the plan; provided that such plan has been accepted by at least one impaired class.  The Debtors will seek to confirm the Plan notwithstanding its rejection by any of the Impaired Classes.  In order to obtain such nonconsensual confirmation (or “cramdown”) of the Plan, the Debtors must demonstrate to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each Impaired Class that voted to reject the Plan (each such Impaired Class, a “Non Accepting Class”).

a.                                       Fair and Equitable Test

The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable,” and includes the general requirement that no class receive more than 100% of the amount of the allowed claims in such class.  The “fair and equitable” test sets different standards for secured creditors, unsecured creditors, and equity holders, as follows:

(i)                                     Secured Creditors

With respect to Non-Accepting Classes of Secured Claims, the “fair and equitable” test requires that (i) each impaired secured creditor retains the liens securing its allowed secured claim and receives on account of that claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (ii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) above; or (iii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim.

With respect to the Mortgage Lenders and the Mezzco Lenders, the Debtors believe that those parties will vote to accept the Plan and that the fair and equitable test will not need to be applied to the Classes of Secured Claims held by those parties.

With respect to the Prepetition Opco Secured Lenders, the Debtors likewise believe that Class S.2, which contains the Claims asserted by those lenders, will vote to accept the Plan after the Opco Assets are market tested pursuant to the bidding procedures.  If for some reason Class S.2 votes to reject the Plan, the Debtors nonetheless believe that the fair and equitable test will be satisfied with respect to that Class, based upon the provisions in the Plan that provide for the sale of the Opco Assets free and clear of the liens of the Agent for the Prepetition Opco Secured Lenders, with those liens attaching to the proceeds of the sale and with those proceeds being distributed to the Prepetition Opco Secured Lenders as set forth herein.

(ii)                                  Unsecured Creditors

With respect to Non-Accepting Classes of Unsecured Claims, the “fair and equitable” test requires that (i) each impaired unsecured creditor receives or retains under the Plan property of a value equal to the amount of its allowed claim; or (ii) the holders of any claims (or Equity Interests) that are junior to the Non Accepting Class will not receive any property under the Plan.  (This provision is often referred to as the “absolute priority” rule.)

There are numerous Classes of Unsecured Claims that are deemed to have rejected the Plan under Bankruptcy Code section 1126(g) because those Classes will not retain any property or receive any distributions under the Plan.  The Debtors believe that the fair and equitable test is satisfied for each such Class, as the Plan strictly adheres to the absolute priority rule for each Debtor and nowhere does the Plan provide for distributions to the holders of any Claims or Interests that are junior to any Non-Accepting Class of Claims or Interests of the subject Debtor.

(iii)                               Equity Interests

With respect to Non-Accepting Classes of Equity Interests, the “fair and equitable” test requires that (i) each holder of an Equity Interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest; or (ii) the holder of an interest that is junior to the Non Accepting Class will not receive or retain any property under the Plan.

b.                                      No Unfair Discrimination

A plan does not “discriminate unfairly” with respect to a Non Accepting Class if the value of the cash and/or securities to be distributed to the Class is equal to, or otherwise fair when compared to, the value of the distributions to other Classes whose legal rights are the same as those of the Non Accepting Class.  Exact parity is not required.  The Debtors believe that any discrepancy in treatment or potential distributions to otherwise unsecured creditors is objectively small and justified based on certain inherent differences in the nature of their Claims, the time that will be required to liquidate their Claims, and the relative levels of risk that are being taken by different creditors simply based upon the time it will take to liquidate their Claims.

The Debtors will establish at the Confirmation Hearing that each of these requirements has been satisfied under the Plan.

B.                                    Conditions to Confirmation and Effectiveness

1.          Conditions Precedent to Confirmation

Confirmation of the Plan shall be conditioned upon the satisfaction of the following:

a.                                       The Bankruptcy Court shall have entered a Final Order in form and in substance satisfactory to the Debtors, the Required Consenting Lenders and the Mortgage Lenders approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of Section 1125 of the Bankruptcy Code.

b.                                      The Plan and all schedules, documents, supplements and exhibits relating to the Plan shall have been filed in form and substance acceptable to the Debtors.

c.                                       The proposed Confirmation Order shall be in form and substance acceptable to the Debtors, the Required Consenting Lenders and the Mortgage Lenders.

2.          Conditions Precedent to the Effective Date and Consummation of the Plan

Consummation of the Plan shall be conditioned upon, and the Effective Date shall not occur until, the satisfaction or waiver of the following conditions:

a.                                       The Confirmation Order shall have been entered (and in the event that the Stalking Horse Bidder is not the Successful Bidder, such order shall have become a Final Order in respect of Propco and New Propco) in a form and in substance satisfactory to the Debtors, the Successful Bidder, the Mortgage Lenders, FG and the Required Consenting Lenders and no stay of the Confirmation Order shall have been entered.  The Confirmation Order shall provide that, among other things, the Debtors or the Plan Administrator, as appropriate, is authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan.

b.                                      The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order and, in the event the Stalking Horse Bidder is not the Successful Bidder, such order(s) shall have become Final Order(s) in respect of Propco and New Propco) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated in the Plan and the Plan Supplement.

c.                                       All documents and agreements necessary to implement the Plan, including, without limitation, all documents included in the Plan Supplement, in each case in form and substance acceptable to the Debtors shall have (a) been tendered for delivery, and (b) been effected by executed by, or otherwise deemed binding upon, all Entities party thereto.  All conditions precedent to such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

d.                                      All actions necessary to implement the Plan shall have been effected, including, without limitation, all actions specified in and in furtherance of the Mortgage Lender/FG Restructuring Agreement, the Opco Lender Restructuring Support Agreement, the Committee Plan Support

Stipulation, the Put Parties Support Agreement and the New Opco Purchase Agreement.

e.                                       The Committee Plan Support Stipulation has not been terminated as of the Effective Date.

f.                                         Each of the Put Parties Support Agreement and the Propco Commitment has not been terminated as of the Effective Date.

g.                                      Upon or before the occurrence of the Effective Date, each of the New Propco Purchase Agreement, the New Propco Transfer Agreement and the New Opco Purchase Agreement shall close according to its terms.

h.                                      All material consents, actions, documents, certificates and agreements necessary to implement the Plan, including any required governmental or regulatory consents, shall have been obtained, effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

i.                                          The Confirmation Date shall have occurred.

3.          Effect of Failure of Conditions Precedent

In the event that the Effective Date does not occur:  (i) the Confirmation Order shall be vacated without further order of the Bankruptcy Court; (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; and (iv) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or will prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

VI.           SECURITIES LAW MATTERS

A.                                    U.S. Securities Law Matters

Except as set forth below, all debt instruments, to the extent they constitute securities, and equity securities to be issued in conjunction with the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon the exemptions set forth in section 1145 of the Bankruptcy Code or, if applicable, in reliance on the exemption set forth in section 4(2) of the Securities Act or Regulation D promulgated thereunder.

B.                                    Section 1145 of the Bankruptcy Code

Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to a registration exemption under section 1145(a)(1) of the Bankruptcy Code are deemed to have been issued pursuant to a public offering.  Therefore, the securities issued pursuant to a section 1145 exemption may generally be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof unless the holder is an “underwriter” with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code.  In addition, such securities generally may be resold by the recipients thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states.  However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

Section 1145(b)(l) of the Bankruptcy Code defines an “underwriter” for purposes of the Securities Act as one who, subject to certain exceptions, (a) purchases a claim with a view to distribution of any security to be received in exchange for such claim, or (b) offers to sell securities offered or sold under the plan for the holders of such securities, or (c) offers to buy securities issued under the plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities, and if such offer is under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan, or (d) is an issuer, as used in section 2(11) of the Securities Act, with respect to such securities.

The term “issuer,” as used in section 2(11) of the Securities Act, includes any person directly or indirectly controlling or controlled by, an issuer of securities, or any person under direct or indirect common control with such issuer.”  Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be “in control” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities.  Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the voting securities of a reorganized debtor may be presumed to be a “control person.”

To the extent that persons deemed “underwriters” receive securities under the Plan, resales of such securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law, Holders of such restricted securities may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act

C.                                    Section 4(2) of the Securities Act/Regulation D

Section 4(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving any public offering are exempt from registration under the Securities Act.  Regulation D is a non-exclusive safe harbor promulgated by the United States Securities and Exchange Commission under the Securities Act related to, among others, section 4(2) of the Securities Act.

The term “issuer,” as used in section 4(2) of the Securities Act, means, among other things, a person who issues or proposes to issue any security.

Securities issued pursuant to the exemption provided by section 4(2) of the Securities Act or Regulation D promulgated thereunder are considered “restricted securities.” As a result, resales of such securities may not be exempt from the registration requirements of the Securities Act or other applicable law.  Holders of such restricted securities may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act,

D.                                    Rule 144 and Rule 144A

Under certain circumstances, affiliates and holders of restricted securities may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144.  Generally, Rule 144 provides that if certain conditions are met (e.g., that the availability of current public information with respect to the issuer, volume limitations, and notice and manner of sale requirements), specified persons who resell restricted securities or who resell securities which are not restricted but who are “affiliates” of the issuer of the securities sought to be resold, will not be deemed to be “underwriters” as defined in section 2(11) of the Securities Act.  Rule 144 provides that:  (i) a non-affiliate who has not been an affiliate during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is current public information regarding the issuer and after a one-year holding period if there is not current public information regarding the issuer at the time of the sale; and (ii) an affiliate may sell restricted securities after a six-month holding period if at the time of the sale there is current public information regarding the issuer and after a year holding period if there is not current public information regarding the issuer at the time of the sale, provided that in each case the affiliate otherwise complies with the volume, manner of sate and notice requirements of Rule 144.

Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain “qualified institutional buyers” of securities that are “restricted securities” within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph 4(d) of Rule 144A and certain notice provisions).  Under Rule 144A, a “qualified institutional buyer” is defined to include, among other persons, “dealers” registered as such pursuant to section 15 of the Exchange Act, and entities that purchase securities for their own account or for the account of another qualified institutional buyer and that, in the aggregate, own and invest on a discretionary basis at least $100 million in the securities of unaffiliated issuers.  Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities that, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a United States automated inter-dealer quotation system.

Any holder of securities issued under the Plan may transfer such membership interests to a new holder at such times as (i) such membership interests are sold pursuant to an effective registration statement under the Securities Act or (ii) such holder delivers to the issuer an opinion of counsel reasonably satisfactory to the issuer, to the effect that such shares are no longer subject to the restrictions applicable to “underwriters” under section 1145 of the Bankruptcy Code or (iii) such holder delivers to the issuer an opinion of counsel reasonably satisfactory to the issuer to the effect that such shares are no longer subject to the restrictions pursuant to an exemption under the Securities Act and such shares may be sold without registration under the Securities Act, in which event the certificate issued to the transferee will not bear such legend.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE ISSUER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE ANY SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN.  ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

VII.         FINANCIAL INFORMATION

A.                                    NEW PROPCO.

In essence, the restructuring of the obligations of Propco and the Mezzco Debtors consists of a quasi-foreclosure on the Propco assets by the Mortgage Lenders, which, when combined with the purchase of the New Propco Acquired Assets, will result in a transfer of the Propco Properties to the Mortgage Lenders in essence as a going concern.  In connection therewith, the Mortgage Lenders have entered into agreements with FG under which FG will, among other things, acquire a portion of the equity interests in New Propco and will manage the properties under the New FG Management Agreement.  Upon Consummation of the Plan and subject to the various transition obligations remaining among the parties, the Propco Properties will be operated and financed separately from the Opco Assets.

Exhibit D to this Disclosure Statement contain certain financial projections for New Propco.  The projections are based upon the separation of the businesses provided for under the Plan and are subject to the assumptions and limitations contained in Exhibit D, as well as any business, operational, strategic or financial decisions that New Propco and/or FG, as manager, may make with respect to the operations of New Propco in the future.  Subject to those limitations and assumptions and to the Risk Factors set forth in this Disclosure Statement, the Debtors believe that Exhibit D demonstrates that New Propco has a reasonable prospect of success in its future operations post-Consummation of the Plan.

B.                                    NEW OPCO.

The New Opco Acquired Assets, which consist of substantially all of the assets of SCI, the Other Opco Debtors and the equity or assets of substantially all of their Subsidiaries, are to be sold to the highest or otherwise best bidder pursuant to the Opco Auction.  Where, as here, substantially all of a debtor’s assets are being liquidated by auction, such plan complies with the “feasibility” test of section 1129(a)(11) as long as the liquidation is contemplated under the plan.  A plan cannot fail the feasibility test if there is a possibility, or even a probability, of a liquidation under the plan, so long as the means for a liquidation is proposed in the plan or, as in the Chapter 11 Cases, the liquidation is the plan.  To demonstrate that a plan is feasible, a debtor need only show a reasonable probability of success.  In re Acequia, Inc., 787 F.2d 1352, 1364 (9th Cir. 1986).  Because the Plan provides for the sale of the New Opco Acquired Assets and the operation of those assets in the hands of the Successful Bidder will be subject to the discretion of that Succesful Bidder, this Disclosure Statement does not contain financial projections for New Opco.  Nontheless, the Debtors will be able to satisfy the feasibility test at the Confirmation Hearing by demonstrating the ability and wherewithal of the Successful Bidder to close the purchase of the New Opco Acquired Assets in a manner that has a reasonable prospect of resulting in the Consummation of the Plan.  See In re Cypresswood Land Partners, I, 409 B.R. 396, 433 (Bankr. S.D. Tex. 2009) (plan that provides for a sale of substantially all of a debtor’s assets offers a reasonable probability of success and can satisfy section 1129(a)(11)); In re 47th and Belleview Partners, 95 B.R. 117, 120 (Bankr. W.D. Mo. 1988) (“under the literal wording of § 1129(a)(11) of the Bankruptcy Code, [it] is unnecessary to [show feasibility] when ‘liquidation . . . is proposed in the plan.’”); In re Pero Bros. Farms, Inc., 90 B.R. 562, 563 (Bankr. S.D. Fla. 1988) (“The feasibility test has no application to a liquidation plan.”).

C.                                    ADDITIONAL FINANCIAL INFORMATION.

The Debtors have filed periodic financial reports throughout the Chapter 11 Cases.  Various reports have been filed with the SEC, the Bankruptcy Court and the Office of the United States Trustee, and all of those reports are publicly available to interested parties.  The Debtors’ SEC filings are available on the Company’s website at www.stationcasinos.com.  The Debtors’ Bankruptcy Court filings and other important documents are available at www.kccllc.net/stationcasinos.com.

VIII.        RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE DOCUMENTS DELIVERED TOGETHER WITH THIS DISCLOSURE STATEMENT, AND THE PLAN SUPPLEMENT.  THE RISK FACTORS SET FORTH BELOW SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.                                    General

1.          The Debtors Have No Duty To Update.

The statements in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein.  The delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless ordered to do so by the Bankruptcy Court.

2.          Information Presented Is Based On The Debtors’ Books And Records, And Is Unaudited.

While the Debtors have endeavored to present information fairly in this Disclosure Statement, there is no assurance that the Debtors’ books and records upon which this Disclosure Statement is based are complete and accurate.  The financial information contained herein has been produced based upon the Debtors’ books and records as they are maintained in the ordinary course of business and in accordance with the Debtors’ ordinary and customary accounting practices.  The financial information contained herein, however, has not been audited.

3.          Projections And Other Forward-Looking Statements Are Not Assured, And Actual Results Will Vary.

Certain information in this Disclosure Statement is, by nature, forward looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and projections which may differ materially from actual future results.  There are uncertainties associated with all assumptions, projections and estimates, and they should not be considered assurances or guarantees of the amount of funds that will be distributed or the amount of Claims in the various Classes that will be allowed.  The allowed amount of Claims in each Class, as well as Administrative Claims, could be significantly more than projected, which in turn, could cause the value of Distributions to be reduced substantially.

4.             This Disclosure Statement Was Not Approved By The SEC.

Although a copy of this Disclosure Statement was served on the SEC and the SEC was given an opportunity to object to the adequacy of this Disclosure Statement before the Bankruptcy Court approved it, this Disclosure Statement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws.  Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement or the Exhibits contained herein, and any representation to the contrary is unlawful.

5.             Certain Tax Implications of the Plan.

Holders of Allowed Claims should carefully review Section XII herein, “Material United States Federal Income Tax Considerations,” to determine how the tax implications of the Plan and these Chapter 11 Cases may adversely affect Holders of Allowed Claims and the Reorganized Debtors.  The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each holder of an Allowed Claim should consult his, her or its own legal counsel and accountant as to legal, tax and other matters concerning his, her or its Claim or Equity Interest.

In addition, in connection with the Restructuring Transactions, the Debtors expect to recognize significant losses and gains, which will generally offset for federal income tax purposes.  However, the Internal Revenue Code (“IRC”) contains various limitations on the ability to utilize losses, including rules disallowing losses recognized on sales between related parties.  The definition of related party for these purposes is highly complex and depends on the application of elaborate attribution rules.  While the Debtors do not expect that a material amount of tax will be due by reason of the transactions contemplated by the Plan, if any loss disallowance rules applied to all or a significant portion of the losses recognized by the Debtors, the Restructuring Transactions could give rise to substantial federal income taxes.  Such taxes would likely preclude the confirmation of the Plan.  Due to this and other related issues, the Debtors have requested a ruling from the Internal Revenue Service (“IRS”) regarding the application of IRC section 267 to the Restructuring Transactions, and are engaging in discussions with the IRS regarding the maximum federal income taxes that will be payable by SCI and its Affiliates in connection with the Restructuring Transactions in light of the fact that the Debtors intend to seek determinations of the Bankruptcy Court regarding (1) the maximum federal income taxes of the SCI Group that will be payable in connection with the Restructuring Transactions, and (2) whether Holdco and its Subsidiaries will have any successor (or other similar) liability for any unpaid taxes of the Debtors.  There can be no assurance of the outcome of these discussions or as to whether or when the IRS may issue any ruling.  The receipt of a ruling from the IRS is not a closing condition under the Stalking Horse APA nor is the failure to receive such a ruling a termination event thereunder.

B.                                    Certain Bankruptcy Considerations

1.                                       Risk of Non-Confirmation of the Plan.

In order for the Debtors to implement the Plan, the Debtors, like any other chapter 11 debtors, must obtain approval of the Plan from their creditors and confirmation of the Plan through the Bankruptcy Court, and then successfully implement the Plan.  The foregoing process requires the Debtors to:  (a) meet certain statutory requirements with respect to the adequacy of this Disclosure Statement; (b) solicit and obtain creditor acceptances of the Plan; and (c) fulfill other statutory conditions with respect to the confirmation of the Plan.

The Debtors may or may not receive the requisite acceptances to confirm the Plan.  If the requisite acceptances of the Plan are received, the Debtors will seek confirmation of the Plan by the Bankruptcy Court.  If the requisite acceptances are not received, the Debtors will nevertheless seek confirmation of the Plan pursuant to the

“cramdown” provisions of the Bankruptcy Code as long as at least one Impaired Class has accepted the Plan (determined without including the acceptance of any “insider” in such Impaired Class).

Even if the requisite acceptances of the Plan are received, or the Debtors are able to seek a “cramdown” confirmation, the Bankruptcy Court may not confirm the Plan as proposed.  A holder of a Claim in a Non-Accepting Class could challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code.  Even if the Bankruptcy Court determined that the balloting procedures and results were appropriate, the Bankruptcy Court could decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met.  See Section V.A above for a discussion of these requirements.

The Bankruptcy Court may determine that the Plan does not satisfy one or more of these applicable requirements, in which case the Plan could not be confirmed by the Bankruptcy Court.  If the Plan is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors would be able to reorganize their businesses and what, if any, distributions holders of Claims and Equity Interests ultimately would receive with respect to their Claims or Equity Interests.  In addition, there can be no assurance that the Debtors will be able to successfully develop, prosecute, confirm, and consummate an alternative plan of reorganization with respect to the Chapter 11 Cases that is acceptable to the Bankruptcy Court and the holders of Claims and Equity Interests.  Furthermore, it is possible that third parties may seek and obtain approval to terminate or shorten the exclusivity period during which only the Debtors may propose and confirm a plan of reorganization.

2.             Risk of Non-Occurrence of Effective Date.

Although the Debtors anticipate that the Effective Date will occur soon after the Confirmation Date, if any, there can be no assurance as to such timing.  If each of the Conditions Precedent are not satisfied or duly waived, the Confirmation Order will be vacated without further order of the Bankruptcy Court, in which event the Plan would be deemed null and void.

In connection with the consummation of the Plan, the Debtors will enter into a number of agreements and transactions designed to transfer assets to and facilitate the operations of New Propco and New Opco as going concern businesses.  These agreements include the New Propco Purchase Agreement, the New Propco Transfer Agreement, the New Opco Purchase Agreement, the New Propco LLCA, the New FG Management Agreement, the New Propco Credit Agreement, the IP License Agreement, the New Propco Non-Compete Agreement, the New Opco Credit Agreement, the New Opco PIK Credit Agreement, the New FG Management Agreement, the IP License Agreement and potentially certain related and ancillary documents.  The Plan cannot become effective until each of the New Propco Purchase Agreement, the New Propco Transfer Agreement and the New Opco Purchase Agreement shall close according to its terms. If the Debtors and the relevant counterparties are unable to agree to the terms of the foregoing agreements, or if there is an event under any of the foregoing agreements which results in their termination prior to Plan effectiveness, the Plan will not become effective and the Debtors will need to consider other restructuring alternatives or transactions.  The events of default and other potential termination events are set forth in detail in the terms of the agreements themselves, as contained in the Plan Supplement.

3.             Risk that Claims Will Be Higher Than Estimated.

The projected distributions and recoveries set forth in this Disclosure Statement and the Liquidation Analysis are based on the Debtors’ initial estimate of Allowed Claims, without having undertaken a substantive review of all filed Claims.  The Plan allows for the establishment of reserves (the “Disputed Claims Reserve”) for the purposes of satisfying the Disputed Claims, as necessary or appropriate.  The Debtors reserve the right to seek estimation of such Disputed Claims pursuant to section 502(c) of the Bankruptcy Code.  The actual amount at which such Disputed Claims are ultimately allowed may differ from the estimates.  Holders of Disputed Claims are entitled to receive distributions under the Plan upon allowance of such Claims solely from the Disputed Claim Reserve.  If insufficient Plan consideration is available for distribution from the Disputed Claim Reserve at the time of allowance of a Disputed Claim, the distributions on account of such Allowed Claim will be limited to such available amounts and the holder of such Allowed Claim will have no recourse against the Debtors for any deficiency that may arise.  The Debtors project that the Claims and Equity Interests asserted against them will be resolved in and reduced to an amount that approximates their estimates.  There can be no assurance, however, that the Debtors’ estimates will prove accurate.  If claims are ultimately allowed in amounts higher than estimated, for example, distributions and recoveries on account of claims may be lower than estimated.

4.             Liquidity Risks Prior to Consummation of the Plan.

a.             The DIP Financing May Be Insufficient to Fund the Debtors’ Business Operations.Although the Debtors project that they will have sufficient liquidity to operate their businesses through the Effective Date, there can be no assurance that the revenue generated by the Debtors’ business operations together with amounts available under the DIP Financing will be sufficient to fund the Debtors’ operations, especially as the Debtors expect to incur substantial professional and other fees related to the Chapter 11 Cases.  In the event that revenue flows and available borrowings under the DIP Financing are not sufficient to meet the Debtors’ liquidity requirements, the Debtors may be required to seek additional financing.  There can be no assurance that such additional financing would be available or, if available, offered on terms that are favorable to the Debtors or terms that would be approved by the Bankruptcy Court.  If, for one or more reasons, the Debtors are unable to obtain such additional financing, the Debtors’ businesses and assets may be subject to liquidation under chapter 7 of the Bankruptcy Code and the Debtors may cease to continue as going concerns.

b.                                      Reduction in Availability of Trade Credit.

The public disclosure of the Debtors’ liquidity constraints and the Chapter 11 Cases has impaired the Debtors ability to maintain normal credit terms with certain of its suppliers.  As a result, the Debtors have been required to pay cash in advance to certain vendors and have experienced restrictions on the availability of trade credit, which has further reduced the Debtors’ liquidity.  If liquidity deteriorates further, the Debtors’ suppliers could refuse to provide key products and services.

5.             The Debtors’ Management Team May Allocate Less Time to the Operation of the Debtors’ Business Operations.

So long as the Chapter 11 Cases continue, the Debtors’ management team will be required to spend a significant amount of their time attending to the Debtors’ restructuring instead of focusing exclusively on the Debtors’ business operations.

6.             Estimated Valuation and the Estimated Recoveries to Holders of Allowed Claims Are Not Intended to Represent the Potential Market Value (if any) of the Plan Consideration.

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the market value of any components of the Plan Consideration.  The estimated recoveries are based on numerous assumptions (the realization of many of which are beyond the control of the Debtors), including, without limitation:   (a) the successful implementation of the Plan; (b) an assumed date for the occurrence of the Effective Date; (c) the ability of New Opco and New Propco to achieve the operating and financial results included in the Financial Projections; (d) the ability of New Opco and New Propco to maintain adequate liquidity to fund operations meet their debt service obligations; and (e) the assumption that capital and equity markets remain consistent with current conditions.

7.             No Representations Outside of this Disclosure Statement are Authorized.

No representations concerning or related to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

C.                                    Risks Related to the Reorganized Debtors’ Significant Indebtedness

1.             Continuing Leverage and Ability to Service Debt.

Although the consummation of the Plan will significantly reduce the debt service obligations of the Opco Debtors and their subsidiaries and the Propco Debtors, both New Opco and New Propco will remain significantly leveraged.  The Debtors believe that, following consummation of the Plan, New Opco and New Propco will be able to meet their anticipated future operating expenses, capital expenditures and debt service obligations.  However, the ability of New Opco and New Propco to meet their debt service obligations will depend on a number of factors, including future operating performance and ability to achieve the business plan.  These factors will be affected by general economic, financial, competitive, regulatory, business and other factors beyond the control of New Opco and New Propco.

The Financial Projections for New Propco attached as Exhibit D reflect the most recent data collected in connection with the proposed business plans of New Propco.  The projections rely upon the success of New Propco’s business strategy and assumes increases in revenues and profitability over the course of the business plan.  However, there can be no assurance that such strategy will be successful or, even if successful, that it will have the effects upon sales and earnings that are reflected in and anticipated by the Financial Projections.  Although the Debtors believe that the Financial Projections are achievable if all assumptions are met, and that those assumptions are reasonable, there can be no assurance that the results set forth in such Financial Projections will be obtained.

2.             Restrictive Financial and Operating Covenants under Credit Facilities for New Opco and New Propco.

The level of debt and the covenants that are expected to be contained in the credit facilities for New Opco and New Propco could have important consequences, including:

•                                          Requiring New Opco and New Propco to dedicate a substantial portion of their cash flow from operations to required payments of principal and interest on indebtedness, thereby reducing the availability of such cash flow to fund operations, working capital, capital expenditures, future business opportunities and other general corporate activities of New Opco and New Propco, respectively.

•                                          Making New Opco and New Propco vulnerable to increases in interest rates to the extent that their outstanding indebtedness bears interest at variable rates.

•                                          Limiting the ability of New Opco and New Propco to react to changes in the economy or the gaming  industry.

•                                          Limiting the ability of New Opco and New Propco to obtain additional financing in the future to fund their operations, working capital, capital expenditures, future business opportunities and other general corporate activities.

•                                          Placing New Opco and New Propco at a competitive disadvantage compared to their competitors who are less leveraged.

The terms of the New Opco and New Propco credit facilities may permit New Opco and New Propco and their respective subsidiaries to incur substantial additional indebtedness in the future. If New Opco or New Propco incur additional indebtedness, the risks associated with being highly leveraged could intensify.

D.                                    Risks Relating to New Propco Membership Interests

1.             A Liquid Trading Market for the New Propco Membership Interests is Unlikely to Develop.

A liquid trading market for the New Propco Membership Interests  is unlikely to develop. As of the Effective Date, the New Propco membership interests will not be listed for trading on any stock exchange or trading system.  Although it is expected that New Propco will file reports with the SEC, the trading liquidity of the New Propco membership interests will be limited. The future liquidity of the trading market for the New Propco membership interests will depend, among other things, upon the number of holders of the New Propco membership interests and whether the New Propco membership interests are listed for trading on an exchange.

2.             Potential Dilution of the New Propco membership interests.

The ownership percentage represented by the New Propco membership interests distributed on the Effective Date under the Plan will be subject to dilution from (i) the issuance of New Propco membership interests and (ii) any additional New Propco membership interests issued after the Effective Date. In the future, additional equity financings or other issuances of membership interests by New Propco could adversely affect the market price of the New Propco membership interests. Sales by existing holders of a large number of shares of the New Propco membership interests, or the perception that additional sales could occur, could cause the market price of the New Propco membership interests to decline.

3.             Dividends.

The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Propco membership interests in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which New Propco and New Opco and their respective subsidiaries will be party, including the New Propco Credit Agreement, the New Opco Credit Agreement and the New Land Loan, will restrict the ability of the respective obligors thereunder to pay dividends.

4.             Restrictions on Transfer.

The New Propco membership interests will be distributed without registration under the Securities Act and without qualification or registration under state securities laws, pursuant to exemptions from such registration and qualification contained in section 4(2) of the Securities Act. With respect to certain persons who receive the New Propco membership interests pursuant to the Plan, the Bankruptcy Code exemptions apply only to the distribution of such securities under the Plan and not to any subsequent sale, exchange, transfer or other disposition of such securities or any interest therein by such persons. Therefore, subsequent sales, exchanges, transfers, or other dispositions of such securities or any interest therein will not be permitted except pursuant to (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws or (iii) the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements. In addition, the organizational documents of New Propco will set forth other transfer restrictions applicable to the New Propco membership interests.

E.                                      Risks Relating to Holdco Membership Interests

1.             A Liquid Trading Market for the Holdco Membership Interests is Unlikely to Develop.

A liquid trading market for the Holdco membership interests  is unlikely to develop. As of the Effective Date, the Holdco membership interests will not be listed for trading on any stock exchange or trading system.  It is not expected that Holdco will file reports with the SEC, making the trading liquidity of the Holdco membership interests limited. The future liquidity of the trading market for Holdco membership interests will depend, among other things, upon the number of holders of the Holdco membership interests and whether the Holdco membership interests are listed for trading on an exchange.

2.             Potential Dilution of the Holdco Membership Interests.

The ownership percentage represented by the Holdco membership interests distributed on the Effective Date under the Plan will be subject to dilution from (i) the issuance of Holdco membership interests, (ii) the exercise of the NPH Warrants for Holdco membership interests (when and if such warrants are exercised) and (iii) any additional Holdco membership interests issued after the Effective Date. In the future, additional equity financings or other issuances of membership interests by Holdco could adversely affect the market price of the Holdco membership interests. Sales by existing holders of a large number of shares of the Holdco membership interests, or the perception that additional sales could occur, could cause the market price of the Holdco membership interests to decline.

3.             Dividends.

The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the Holdco membership interests in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which Holdco, New Propco and New Opco and their respective subsidiaries will be party, including the New Propco Credit Agreement, the New Opco Credit Agreement and the New Land Loan, will restrict the ability of the respective obligors thereunder to pay dividends.

4.             Restrictions on Transfer.

The Holdco membership interests and NPH Warrants will be distributed without registration under the Securities Act and without qualification or registration under state securities laws, pursuant to exemptions from such registration and qualification contained in the Bankruptcy Code or section 4(2) of the Securities Act, or certain other exemptions. With respect to certain persons who receive the Holdco membership interests or the NPH Warrants pursuant to the Plan, these exemptions may apply only to the distribution of such securities under or pursuant to the Plan and not to any subsequent sale, exchange, transfer or other disposition of such securities or any interest therein by such persons. Therefore, subsequent sales, exchanges, transfers, or other dispositions of such securities or any interest therein will not be permitted except pursuant to (i) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws or (ii) the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements. In addition, the organizational documents of Holdco and an equityholders agreement to which holders of Holdco membership interest will be subject will set forth other transfer restrictions applicable to the Holdco membership interests and NPH Warrants.

F.                                      Business Risks

1.             Risks Related to the Chapter 11 Cases.

During the Chapter 11 Cases, the Debtors’ operations are subject to the risks and uncertainties associated with bankruptcy, but not limited to, the following:

•                                          The Chapter 11 Cases may adversely affect the Debtors’ business prospects and/or the Debtors’ ability to operate during the reorganization.

•                                          The Chapter 11 Cases and attendant difficulties of operating the Debtors’ properties while attempting to reorganize the business in bankruptcy may make it more difficult to maintain and promote the Debtors’ properties and attract customers to the Debtors’ properties.

•                                          The Chapter 11 Cases may cause the Debtors’ vendors and service providers to require stricter terms and conditions.

•                                          The Chapter 11 Cases will cause the Debtors to incur substantial costs for professional fees and other expenses associated with the bankruptcy.

•                                          The Chapter 11 Cases may adversely affect the Debtors’ ability to maintain gaming licenses in the jurisdictions in which they operate.

•                                          The Chapter 11 Cases will prevent the Debtors from continuing to grow their  business through acquisitions and may restrict the Debtors’ ability to pursue other business strategies.  Among other things, the Bankruptcy Code limits the Debtors’ ability to incur additional indebtedness, make investments, sell assets, consolidate, merge or sell or otherwise dispose of all or substantially all of the Debtors’ assets or grant liens.  These restrictions may place the Debtors at a competitive disadvantage.

•                                          The Chapter 11 Cases may adversely affect the Debtors’ ability to maintain, expand, develop and remodel their properties.

•                                          Transactions by the Debtors outside the ordinary course of business are subject to the prior approval of the Bankruptcy Court, which may limit their ability to respond timely to certain events or take advantage of certain opportunities.

•                                          The Debtors may be unable to retain and motivate key executives and employees through the process of reorganization, and they may have difficulty attracting new employees.

2.             Prolonged Continuation of the Chapter 11 Cases May Harm the Debtors’ Business.

If the Chapter 11 Cases continue for a prolonged amount of time, the proceedings could adversely affect the Debtors’ business and operations.  So long as the Chapter 11 Cases continue, the Debtors’ senior management will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations.  In addition, the longer the Chapter 11 Cases continue, the more likely it is that the Debtors’ customers, suppliers and agents will lose confidence in the Debtors’ ability to successfully reorganize the Debtors’ business and seek to establish alternative commercial relationships.  Furthermore, so long as the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the Chapter 11 Cases.  Prolonged continuation of the Chapter 11 Cases may also require the Debtors to seek additional financing.  It may not be possible for the Debtors to obtain additional financing during or after the Chapter 11 Cases on commercially favorable terms or at all.  If the Debtors were to require additional financing during the Chapter 11 Cases and were unable to obtain the financing on favorable terms or at all, their chances of successfully reorganizing their business may be seriously jeopardized.

3.             Recent Instability in the Financial Markets Have Had an Impact on the Debtors’ Business and May Continue to Adversely Affect the Debtors in the Future.

Recently, the residential real estate market in Las Vegas and the U.S. has experienced a significant downturn due to declining real estate values, substantially reducing mortgage loan originations and securitizations, and precipitating more generalized credit market dislocations and a significant contraction in available liquidity globally.  These factors, combined with declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a recession.  Individual consumers are experiencing higher delinquency rates on various consumer loans and defaults on indebtedness of all kinds have increased.  All of these factors have materially and adversely affected the Debtors’ results of operations.  In addition, further declines in real estate values in Las Vegas and the U.S. or elsewhere and continuing credit and liquidity concerns could continue to have an adverse affect on the Debtors’ results of operations.

4.             The Debtors’ Business is Sensitive to Reductions in Discretionary Consumer Spending as a Result of Downturns in the Economy.

Consumer demand for casino hotel properties, such as the Debtors’, is sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities.  Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, the current housing crisis and the credit crisis, the impact of high energy and food costs, the increased costs of travel, the potential for continued bank failures, perceived or actual disposable consumer income and wealth, effects of the current recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism could further reduce customer demand for the amenities that the Debtors offer, thus imposing practical limits on pricing and harming the Debtors’ operations.  The current housing crisis and economic slowdown in the United States has resulted in a significant decline in the amount of tourism and spending in Las Vegas.  This decline has adversely affected, and may continue to adversely affect the Debtors’ financial condition, results of operations and cash.

5.             Factors Affecting the Economy May Harm the Debtors’ Operating Results.

The Debtors’ properties draw a substantial number of customers from the Las Vegas valley, as well as certain geographic areas, including Southern California, Arizona and Utah.  The economies of these areas have recently been negatively impacted due to a number of factors, including the credit crisis and a decrease in consumer confidence levels.  The resulting severe economic downturn and adverse conditions in these local markets have negatively affected the Debtors’ operations, and may continue to negatively affect their operations in the future.  Based on information from the Las Vegas Convention and Visitors Authority, gaming revenues in Las Vegas for the year ended December 31, 2009 declined by 9.8% from the level in the comparable period of the prior year.  During periods of economic contraction such as the current period, the Debtors’ revenues may decrease while some of their costs remain fixed or even increase, resulting in decreased earnings.  Gaming and other leisure activities offered by the Debtors represent discretionary expenditures and participation in such activities may decline during economic downturns, during which consumers generally earn less disposable income.  The current economic condition has adversely affected consumer spending at the Debtors’ gaming operations and related facilities and may continue to adversely affect their business.  Furthermore, other uncertainties, including national and global economic conditions, other global events, or terrorist attacks or disasters in or around Southern Nevada or Northern California could have a significant adverse effect on the Debtors’ business, financial condition and results of operations.

The Debtors’ properties use significant amounts of electricity, natural gas and other forms of energy.  While no shortages of energy have been experienced, the substantial increase in the cost of electricity, natural gas and gasoline in the United States has negatively affected the Debtors’ operating results.  In addition, energy price increases in the regions that constitute a significant source of customers for the Debtors’ properties has resulted in a decline in disposable income of potential customers and a corresponding decrease in visitation and spending at the Debtors’ properties, which has had a negative impact on their revenues.

6.             The Debtors Depend on Key Markets and May Not Be Able to Continue to Attract a Sufficient Number of Guests and Gaming Customers in Nevada to Make the Debtors’ Operations Profitable.

The Debtors’ operating strategies emphasize attracting and retaining customers from the Las Vegas local and repeat visitor market.  All of the Debtors’ owned casino properties are dependent upon attracting Las Vegas residents.  The Debtors cannot be sure that they will be able to continue to attract a sufficient number of guests, gaming customers and other visitors in Nevada to make their operations profitable.  In addition, the Debtors’ operating strategy, including the master-planning of their casinos for future expansion, has been developed, in part, based on expected population growth in Las Vegas.  There can be no assurance that growth will continue in Las Vegas or that the Debtors will be able to successfully adapt to the current economic downturn or any further economic slowdown.

7.             The Debtors Face Substantial Competition in the Gaming Industry.

The Debtors’ Nevada casino properties face competition from all other casinos and hotels in the Las Vegas area, including to some degree, from each other.  In addition, the Debtors’ casino properties face competition from all smaller non-restricted gaming locations and restricted gaming locations (locations with 15 or fewer slot machines) in the greater Las Vegas area.  As of December 31, 2009, there were approximately 1,415 restricted gaming locations with approximately 14,169 slot machines.  The Debtors compete with other hotel/casinos and restricted gaming locations by focusing on repeat customers and attracting these customers through innovative marketing programs.  The Debtors’ value-oriented, high-quality approach is designed to generate repeat business.  Additionally, the Debtors’ casino properties are strategically located and designed to permit convenient access and ample parking, which are critical factors in attracting local visitors and repeat patrons.  Currently, there are approximately 37 major gaming properties located on or near the Las Vegas Strip, 16 located in the downtown area and several located in other areas of Las Vegas.  Major additions, expansions or enhancements of existing properties or the construction of new properties by competitors, could also have a material adverse effect on the business of the Debtors’ casino properties.

The Debtors’ Nevada casino properties also face competition from 93 non-restricted gaming locations in the Las Vegas area primarily targeted to the local and the repeat visitor markets.  Some of these competitors have completed construction or expansions and other existing competitors are under construction on other projects.  Although the Debtors have competed strongly in these marketplaces, there can be no assurance that additional capacity will not have a negative impact on their business.

In 1997, the Nevada legislature enacted Senate Bill 208.  This legislation identified certain gaming enterprise districts wherein casino gaming development would be permitted throughout the Las Vegas valley and established more restrictive criteria for the establishment of new gaming enterprise districts.  The Debtors believe the growth in gaming supply in the Las Vegas locals’ market has been, and will continue to be, limited by the provisions of Senate Bill 208.

To a lesser extent, the Debtors’ Nevada operations compete with gaming operations in other parts of the state of Nevada, such as Reno, Laughlin and Lake Tahoe, riverboat gaming markets in the Midwest and South, facilities in Atlantic City, New Jersey, casinos located on Native American land and in other parts of the world, with state-sponsored lotteries, on-and-off-track pari-mutuel wagering, card rooms and other forms of legalized gambling.

Native American gaming in California, as it currently exists, has had little, if any impact on the Debtors’ Nevada operations to date, although there are no assurances as to future impact.  In total, the State of California has signed and ratified Tribal-State Compacts with 68 Native American tribes.  Currently there are 58 Native American casinos in operation in the State of California.  These Native American tribes are allowed to operate slot machines, lottery games, and banking and percentage games (including “21”) on Native American lands.  It is not certain if any expansion of Native American gaming in California will affect the Debtors’ Nevada operations given that visitors from California make up Nevada’s largest visitor market.  Moreover, it is uncertain how soon any expansion would affect the Debtors’ interests in Native American gaming in California.  Increased competition from Native American gaming may result in a decline in the Debtors’ revenues and may have a material adverse effect on their business.

The gaming industry also includes land-based casinos, dockside casinos, riverboat casinos, racetracks with slots, casinos located on Native American land and other forms of legalized gaming.  There is intense competition among companies in the gaming industry, some of which have significantly greater resources than the Debtors do.  Several states are currently considering legalizing casino gaming in designated areas.  Legalized casino gaming in such states and on Native American land will result in strong competition could adversely affect the Debtors’ operations, particularly to the extent that such gaming is conducted in areas close to their operations.

8.             The Debtors May Incur Losses that are Not Adequately Covered By Insurance Which May Harm the Debtors’ Results of Operations.

Although the Debtors maintain insurance customary and appropriate for their business, there can be no assurance that insurance will be available or adequate to cover all loss and damage to which the Debtors’ business or assets might be subjected.  The lack of adequate insurance for certain types or levels of risk could expose the Debtors to significant losses in the event that a catastrophe occurred for which the Debtors are underinsured.  Any losses incurred that are not adequately covered by insurance may decrease the Debtors’ future operating income, require them to find replacements or repairs for destroyed property and reduce the funds available for payments of their obligations.

9.             Certain Construction Risks May Arise During the Building of Any New Property.

The Debtors are currently providing funding for the proposed gaming facilities for the Federated Indians of Graton Rancheria, the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, the Mechoopda Indian Tribe of Chico Rancheria, California and the North Fork Rancheria of Mono Indians (collectively the “Native American Tribes”).  The Debtors evaluate expansion opportunities as they become available, and they may in the future develop projects in addition to the above listed projects.

Construction projects, such as the proposed gaming facilities for the Native American Tribes entail significant risks, including the following:

•                                          shortages of material, or skilled labor;

•                                          unforeseen engineering, environmental or geological problems;

•                                          work stoppages;

•                                          weather interference;

•                                          floods; and

•                                          unanticipated cost increases;

any of which can give rise to delays or cost overruns.

The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by the Debtors in consultation with their architects and contractors.  Construction, equipment, staffing requirements, problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities can increase the cost or delay the construction or opening of each of the proposed facilities or otherwise affect the project’s planned design and features.  The Debtors cannot be sure that they will not exceed the budgeted costs of these projects or that the projects will commence operations within the contemplated time frame, if at all.  Budget overruns and delays with respect to expansion and development projects could have a material adverse impact on the Debtors’ results of operations.

10.           The Debtors Rely on Key Personnel, the Loss of the Services of Whom Could Materially and Adversely Affect their Results of Operations.

The Debtors’ ability to operate successfully and competitively is dependent, in part, upon the continued services of certain of their officers and key employees.  In the event that these officers and/or employees were to leave, the Debtors might not be able to find suitable replacements.  The Debtors believe that the loss of the services of these officers and/or employees could have a material adverse effect on their results of operations.

11.           The Debtors Regularly Pursue New Gaming Acquisition and Development Opportunities and May Not Be Able to Recover their Investment or Successfully Expand to Additional Locations.

The Debtors regularly evaluate and pursue new gaming acquisition and development opportunities in existing and emerging jurisdictions.  These opportunities have in the past, and may in the future, take the form of joint ventures.  To the extent that any purchaser decides to pursue any new gaming acquisition or development opportunities, their ability to benefit from such investments will depend upon a number of factors including:

•                                          the ability to identify and acquire attractive acquisition opportunities and development sites;

•                                          the ability to secure required federal, state and local licenses, permits and approvals, which in some jurisdictions are limited in number;

•                                          certain political factors;

•                                          the availability of adequate financing on acceptable terms (including waivers of restrictions in existing credit arrangements); and

•                                          the ability to identify and develop satisfactory relationships with joint venture partners.

Most of these factors are beyond the Debtors’ or a purchaser’s control.  Therefore, the ability to recover any investment in any new gaming development opportunities or acquired facilities, or successfully expand to additional locations, is uncertain.

The Debtors have invested in real property in connection with the pursuit of expansion opportunities.  These investments are subject to the risks generally incident to the ownership of real property, including:

•                                          changes in economic conditions;

•                                          environmental risks;

•                                          governmental rules and fiscal policies; and

•                                          other circumstances over which the Debtors may have little or no control.

The Debtors cannot be sure that any purchaser will be able to recover their investment in any such properties or be able to prevent incurring investment losses.

12.        The Debtors are Subject to Extensive State and Local Regulation and Licensing and Gaming Authorities Have Significant Control Over the Debtors’ Operations Which Could Have an Adverse Effect on their Business.

The ownership and operation of casino gaming facilities are subject to extensive state and local regulation.  The Debtors currently conduct licensed gaming operations in Nevada and California through wholly-owned subsidiaries and joint ventures.  The State of Nevada, the State of California and the applicable local authorities require the Debtors to hold various licenses, findings of suitability, registrations, permits and approvals.  The Nevada Gaming Commission may, among other things, limit, condition, suspend or revoke a license or approval to own the stock of any of the Debtors’ Nevada subsidiaries for any cause deemed reasonable by such licensing authority.  The Debtors are also responsible for the acts and conduct of their employees on the premises.  Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against them, their subsidiaries and the persons involved.  The suspension or revocation of any of the Debtors’ licenses or the levy on them of substantial fines or forfeiture of assets would have a material adverse effect on their business.

To date, the Debtors have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of their gaming activities.  Gaming licenses and related approvals are deemed to be privileges under Nevada and California law, and the Debtors’ cannot be sure that any new licenses, findings of suitability, registrations, permits and approvals that may be required in the future will be given or that existing ones will not be revoked.  Any expansion of the Debtors’ gaming operations in Nevada or into new jurisdictions will require various licenses, findings of suitability, registrations, permits and approvals of the gaming authorities.  The approval process can be time consuming and costly and has no assurance of success.

Gaming authorities have the authority generally to require that any beneficial owner of the Debtors’ securities file an application and be investigated for a finding of suitability.  If a record or beneficial owner of the Debtors’ securities is required by any gaming authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such earlier time prescribed by such gaming authority.  The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability.  If a record or beneficial owner the Debtors’ securities is required to be found suitable and is not found suitable, the Debtors may be required by law to dispose of such securities.

13.        The Debtors are Subject to Native American Gaming Regulations Which Could Have an Adverse Effect on the Debtors’ Business.

The terms and conditions of management contracts and the operation of casinos and all gaming on land held in trust for Native American tribes in the United States are subject to the Indian Gaming Regulatory Act of 1988 (“IGRA”), which is administered by the NIGC and the gaming regulatory agencies of tribal governments.  IGRA is subject to interpretation by the NIGC and may be subject to judicial and legislative clarification or amendment.

Native American tribes are sovereign nations with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes’ jurisdiction.  Therefore, persons engaged in gaming activities, including the Debtors, are subject to the provisions of tribal ordinances and regulations on gaming.  These ordinances are subject to review by the NIGC under certain standards established by the IGRA.  The NIGC may determine that some or all of the ordinances require amendment, and those additional requirements, including additional licensing requirements, may be imposed on the Debtors.  The Debtors have received no such notification regarding Thunder Valley.  The possessions of valid licenses from the UAIC are ongoing conditions of SCI’s management agreement with that tribe.

Several bills have been introduced in Congress that would amend the IGRA.  While there have been a number of technical amendments to the IGRA, to date there have been no material changes.  Any amendment of the IGRA could change the governmental structure and requirements within which Thunder Valley could conduct gaming, and may have an adverse effect on the Debtors’ results of operations or impose additional regulatory or operational burdens.

14.        Factors Affecting Tax Laws Could Have an Adverse Effect on the Debtors’ Business.

The gaming industry represents a significant source of tax revenue, particularly to the State of Nevada and its counties and municipalities.  From time to time, various state and federal legislators and officials have proposed changes in tax law, or in the administration of such law, affecting the gaming industry.  The Nevada Legislature meets every two years and is currently in session. An increase in the gaming tax could have an adverse effect on the Debtors’ results of operations.

IX.           MATERIAL GAMING LAW CONSIDERATIONS

Nevada Gaming Regulations in General

The ownership and operation of casino gaming facilities and the manufacture and distribution of gaming devices in Nevada are subject to: (i) the Nevada Gaming Control Act and the rules and regulations promulgated thereunder (collectively, the “Nevada Act”); and (ii) various local ordinances and regulations. SCI’s gaming operations in Nevada are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”), the City of Las Vegas, the Clark County Liquor and Gaming Licensing Board (the “Clark County Board”), the City of North Las Vegas, the City of Henderson and certain other local regulatory agencies. The Nevada Commission, Nevada Board, City of Las Vegas, Clark County Board, City of North Las Vegas, City of Henderson, and certain other local regulatory agencies are collectively referred to as the “Nevada Gaming Authorities”.

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal controls and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees.

Existing Licenses and Registrations

SCI’s direct and indirect subsidiaries that conduct gaming operations in Nevada (the “Licensed Subsidiaries”) are required to be licensed by the Nevada Gaming Authorities. The SCI subsidiaries (individually a “Gaming Subsidiary” and collectively the “Gaming Subsidiaries”) that own and operate, operate as tenants or own manage Nevada casinos have all received the necessary licenses to carry on those activities (individually, a “Gaming License” and collectively, the “Gaming Licenses”). The gaming licenses require the periodic payment of fees and taxes and are not transferable. SCI is registered by the Nevada Commission as a publicly traded corporation (a “Registered Corporation”) and has been found suitable to own the equity of the Gaming Subsidiaries. SCI is also licensed as a manufacturer and distributor of gaming devices. As a Registered Corporation, SCI is required periodically to submit detailed financial and operating reports to the Nevada Commission and the Nevada Board and furnish any other information, which the Nevada Commission or the Nevada Board may require. No person may become a stockholder or holder of an interest of, or receive any percentage of profits from the Gaming Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation, such as Station or the Gaming Subsidiaries, which hold licenses, in order to determine whether such individual is suitable or should be licensed as a business associate of a Registered Corporation or a gaming licensee. Officers, directors and certain key employees of the Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The officers, directors and key employees of a Registered Corporation who are actively and directly involved in gaming activities of the Gaming Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation.

Relationship of Nevada Gaming Laws to Plan Transactions

Various transactions contemplated under the Plan will require approvals from the Nevada Gaming Authorities, including, but not limited to the following.  The direct and indirect subsidiaries of New Propco to which the New PropCo Acquired Assets are to be transferred will have to be licensed by the Nevada Gaming Authorities before such transfer occurs in order to avoid interruption of gaming  and liquor operations.  New Propco will be required, as part of the process of the licensing of its subsidiaries, to be registered with the Nevada Commission. It is anticipated that New Propco will be a Registered Corporation that registers its voting securities with the Securities and Exchange Commission and issues all of the same to Voteco, which will, as a consequence, be required to be registered as a holding company and found suitable by the Nevada Commission as part of the licensing process for the New Propco subsidiaries. The individual members of Voteco will be required to be found suitable by the Nevada Commission in order for Voteco and New Propco to become registered and in order for the New Propco subsidiaries to obtain licenses.

Based upon several precedents, it is anticipated that Holdco, as the owner of non-voting securities of New Propco, will not be required to file an application for registration and a finding of suitability. However, any beneficial owner of New Propco’s voting or non-voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and obtain a finding of suitability as a beneficial owner of such voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The transfer of New Opco Purchased Assets to New Opco will also require various prior approvals from the Nevada Gaming Authorities in order to avoid interruption of existing gaming and liquor operations, the exact nature of which will depend on the structure of the transfer transaction or transactions.  New Opco, as the indirect owner of gaming  subsidiaries, will be required to be registered with and found suitable by the Nevada Gaming Authorities as a holding company.  Unless New Opco becomes a Registered Corporation,  it will be a privately held holding company and, as a result, all of its equity owners will be required to file applications and to be found suitable as such.  If New Opco becomes a Registered Corporation, the following requirements for registered Corporations will apply to New Opco as well as New Propco.

Requirements for Security Holders

The Nevada Act provides that persons who acquire beneficial ownership of more than 5% of the voting securities of a Registered Corporation must report the acquisition to the Nevada Commission. The Nevada Act also requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation must apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. An “institutional investor,” as defined in the Nevada Commission’s regulations, which acquires beneficial ownership of more than 10%, but not more than 25% of a registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, hold up to 29% of our voting securities and maintain its waiver for a limited period of time. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the Registered Corporation’s Board of Directors, any change in its corporate charter, bylaws, management policies or operations, or those of any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any security holder who is found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. New Propco will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with New Propco or its Gaming Subsidiaries, (i) pays that person any dividend or interest upon our voting securities, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the Clark County Board has the authority to approve all persons owning or controlling the equity of any business entity controlling a gaming licensee.

The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

New Propco will be required to maintain a current stock ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any New Propco securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. New Propco will also be required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require New Propco’s certificates in respect of its securities to bear a legend indicating that the securities are subject to the Nevada Act. This requirement may or may not be imposed on New Propco.

Public Offerings and Changes of Control

New Propco may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes.

Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions (including stock issuances in connection with restructuring transactions), management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission that they meet a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of re-capitalization proposed by the Registered Corporation’s Board of Directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purpose of acquiring control of the Registered Corporation.

Officers and Directors

If the Nevada Gaming Authorities were to find an officer, director or key employee of unsuitable for licensing or unsuitable to continue to have a relationship with New Propco or its Gaming Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require New Propco or its Gaming Subsidiaries to terminate the employment of any person who refuses to file the appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

Financial Reporting

New Propco and its Gaming Subsidiaries will be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by New Propco or its Gaming Subsidiaries must be reported to or approved by the Nevada Commission and/or the Nevada Board.

Disciplinary Matters

If it were determined that the Nevada Act was violated by a Gaming Subsidiary, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, New Propco, its Gaming Subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate ay property operated by a Gaming Subsidiary and, under certain circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the Gaming Licenses of the New Propco Gaming Subsidiaries or the appointment of a supervisor could (and revocation of any Gaming License would) have a material adverse affect on New Propco’s gaming operations.

License Fees and Taxes

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee’s respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A live entertainment tax is also paid by casino operations where entertainment is furnished in connection with admission charges, the serving or selling of food or refreshments or the selling of any merchandise. Nevada licensees that hold a license as an operator of a slot route, or manufacturer’s or distributor’s license also pay certain fees and taxes to the State of Nevada.

Foreign Gaming

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, “Licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of unsuitability or whom a court in the state of Nevada has found guilty of cheating. The loss or restriction of our gaming licenses in Nevada would have a material adverse effect on our business and could require us to cease gaming operations in Nevada.

Nevada Liquor Regulations

The sale of alcoholic beverages at locations operated by the SCI Gaming Subsidiaries is subject to liquor licensing, control and regulation by several local authorities, including the City of Las Vegas, the Clark County Board, the City of North Las Vegas and the City of Henderson. All liquor licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of the Gaming Subsidiaries.

Native American Gaming Regulations

It is anticipated that New Opco will succeed to SCI’s interests in an existing Native American gaming management arrangement under which SCI manages the Thunder Valley Casino (“Thunder Valley”) in Sacramento, California on behalf of the United Auburn Indian Community (“UAIC”). New Opco will also likely succeed to SCI’s interests in several Native American gaming development projects including management components in California and Michigan.

The terms and conditions of management contracts and the operation of casinos and all gaming on land held in trust for Native American tribes in the United States are subject to the Indian Gaming Regulatory Act of 1988 (the “IGRA”), which is administered by the National Indian Gaming Commission (the “NIGC”) and the gaming regulatory agencies of tribal governments. The IGRA is subject to interpretation by the NIGC and may be subject to judicial and legislative clarification or amendment.

The IGRA established three separate classes of tribal gaming-Class I, Class II and Class III. Class I gaming includes all traditional or social games solely for prizes of minimal value played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pull-tabs, punchboards, instant bingo and non-banked card games (those that are not played against the house), such as poker. Class III gaming is casino-style gaming and includes banked table games such as blackjack, craps and roulette, and gaming machines such as slots, video poker, lotteries and pari-mutuel wagering. The IGRA requires NIGC approval of management contracts for Class II and Class III gaming as well as the review of all agreements collateral to the management contracts. The management agreement relating to SCI’s management of the casino owned by the UAIC was approved by the NIGC with respect to Thunder Valley in December 2002. The NIGC will not approve a management contract if a director or a 10% shareholder of the management company: (i) is an elected member of the governing body of the Native American tribe which is the party to the management contract; (ii) has been or subsequently is convicted of a felony or gaming offense; (iii) has knowingly and willfully provided materially important false information to the NIGC or the tribe; (iv) has refused to respond to questions from the NIGC; or (v) is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto. In addition, the NIGC will not approve a management contract if the management company or any of its agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has materially breached the terms of the management contract or the tribe’s gaming ordinance or resolution, or a trustee, exercising the skill and due diligence that a trustee is commonly held to, would not approve the management contract. A management contract can be approved only after the NIGC determines that the contract provides, among other things, for: (i) adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe; (ii) tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income; (iii) minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs; (iv) a ceiling on the repayment of such development and construction costs and (v) a contract term not exceeding five years and a management fee not exceeding 30% of net revenues (as determined by the NIGC); provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues if the NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity require the larger fee and longer term. There is no periodic or ongoing review of approved contracts by the NIGC. The only post-approval action that could result in possible modification or cancellation of a contract would be as the result of an enforcement action taken by the NIGC based on a violation of the law or an issue affecting suitability.

The IGRA prohibits all forms of Class III gaming unless the tribe has entered into a written agreement with the state that specifically authorizes the types of Class III gaming the tribe may offer (a “tribal-state compact”). These tribal-state compacts provide, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on Native American lands. SCI has been licensed by the UAIC’s tribal gaming agency to manage Thunder Valley. As SCI’s successor, New Opco will have to undergo the same licensing process.

Title 25, Section 81 of the United States Code states that “no agreement shall be made by any person with any tribe of Indians, or individual Indians not citizens of the United States, for the payment or delivery of any money or other thing of value... in consideration of services for said Indians relative to their lands... unless such contract or agreement be executed and approved” by the Secretary or his or her designee. An agreement or contract for services relative to Native American lands which fails to conform to the requirements of Section 81 is void and unenforceable. All money or other things of value paid to any person by any Native American or tribe for or on his or their behalf, on account of such services, in excess of any amount approved by the Secretary or his or her authorized representative will be subject to forfeiture. SCI has represented that it has complied with the requirements of Section 81 with respect to its management contract for Thunder Valley. As the successor to SCI, New Opco will have to comply with Section 81 with respect to any other contract to manage casinos located on Native American land in the United States.

Native American tribes are sovereign nations with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes’ jurisdiction. Therefore, persons engaged in gaming activities, including Station, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by the NIGC under certain standards established by the IGRA. The NIGC may determine that some or all of the ordinances require amendment, and those additional requirements, including additional licensing requirements, may be imposed on a manager.

Several bills have been introduced in Congress that would amend the IGRA. While there have been a number of technical amendments to the IGRA, to date there have been no material changes. Any amendment of the IGRA could change the governmental structure and requirements within which Thunder Valley could conduct gaming, and may have an adverse effect on the results of operations there or impose additional regulatory or operational burdens.

California Gaming Regulations

In California, licensing and registration requirements for tribal financing sources are governed by the compact, amended compact and by regulations adopted by the California Gambling Control Commission and the Tribal Gaming Agency (the “TGA”).

The UAIC’s compact was set to expire on December 31, 2020. The Amended Compact extended the term until December 31, 2030. The UAIC’s compact and amended compact require that any person who directly or indirectly extend financing to the UAIC’s gaming facility or gaming operation must be licensed as a “financial source” by the TGA. However, as permitted by the compact and amended compact, the TGA has the discretion to exempt federally and state regulated banks, savings and loan associations and other federal and state regulated lending institutions, entities identified by Regulation CGCC-2, subdivision (f) of the California Gambling Control Commission, as well as persons who hold less than 10% of notes issued by the UAIC or a related entity. The Amended Compact further specifies that entities identified by Regulation CGCC-2, subdivision (h) of the California Gambling Control Commission, and persons or entities whose sole connection with extending financing to the UAIC is to provide loan brokerage or debt servicing for a financial source at no cost to the UAIC or the Gaming Operation are not considered financial sources. For an applicant who is a non-exempted business entity, these licensing provisions also apply to the entity’s officers, directors, principal management employees, owners (if an unincorporated entity), partners and greater than 10% shareholders. Under the compact and amended compact, a permanent license cannot be issued unless the TGA has conducted an investigation as to the suitability of the applicant. Any application for a gaming license may be denied, and any license issued may be revoked, if the TGA determines the applicant to be unsuitable or otherwise unqualified for a gaming license. Each license is subject to review for compliance at least every two years.

Prior to receiving a license, an applicant must apply to the California Gambling Control Commission for a determination of suitability. The California Department of Justice, Division of Gambling Control will then conduct an investigation of the applicant following the guidelines set forth in the California Gambling Control Act and will provide its suitability recommendation to the California Gambling Control Commission. If the TGA receives notice that the Commission has determined that a person is unsuitable, the compact requires that the TGA revoke any license it has issued to such person.

The compact and amended compact state that any agreement between the UAIC and a financial source terminates upon revocation or non-renewal of the financial source’s license because of a determination of unsuitability by the California Gambling Control Commission. Upon such a termination, the UAIC’s only liability is for a bona fide repayment of all outstanding sums (exclusive of interest) owed as of the termination date, exclusive of unpaid accrued interest.

Further, the UAIC is not permitted to enter into, or continue to make payments under, any financing agreement with anyone whose application to the California Gambling Control Commission for a determination of suitability has been denied or has expired without renewal. Station California, LLC, SCI’s wholly owned subsidiary, has been found suitable as a Gaming Resource Supplier and Financial Source by the California Gambling Control Commission. This finding of suitability is subject to review for compliance annually.

X.            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

THERE ARE A NUMBER OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN.  INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN THIS SECTION X OF THIS DISCLOSURE STATEMENT FOR A DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR THE DEBTORS AND FOR HOLDERS OF CLAIMS AND EQUITY INTERESTS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

The following discussion summarizes the material federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Claims.  The following summary does not address the federal income tax consequences to holders whose Claims are not impaired (e.g., certain Claims of secured lenders or of trade creditors).

The following summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  Except as described below, the Debtors have not requested a ruling or advice from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.  In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the federal income tax consequences of the Plan to special classes of taxpayers (such as  broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, persons who received their claims in whole or in part as compensation, regulated investment companies, persons holding a Claim as part of an integrated transaction, constructive sale, straddle or as part of a conversion transaction, and investors in pass-through entities).  It also does not address the federal income tax consequences to foreign taxpayers and tax-exempt organizations (including, without limitation, certain pension funds) or to the Put Parties in their capacities as such and of inter-Claimant agreements.  This summary assumes, and the Debtors believe, that instruments issued pursuant to the Plan that are denominated as notes, debt or indebtedness will be treated as debt for federal income tax purposes.

Accordingly, the following summary of material federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim.

IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, holders of Claims are hereby notified that: (a) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims for the purpose of avoiding penalties that may be imposed on them under the IRC, (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein, and (c) holders of Claims should seek advice based on their particular circumstances from an independent tax advisor.

A.                                    CONSEQUENCES TO THE DEBTORS

For federal income tax purposes, the Debtors are either members of an affiliated group of corporations of which Station Casinos, Inc. is the common parent (the “SCI Group”) or limited liability companies owned by such members and treated as disregarded entities for income tax purposes.  The members of the SCI Group join in the filing of a consolidated federal income tax return.  The Debtors estimate that, as of December 31, 2009, the SCI Group had incurred consolidated net operating loss (“NOL”) carryforwards of approximately $855 million and, based on year to date performance, the SCI Group expects to incur additional NOLs in 2010.  The amount of such losses, and any limitations with respect to the utilization of such losses, remain subject to audit by the IRS.

The capitalization of the SCI Group is set forth above under “II. GENERAL INFORMATION ABOUT STATION CASINOS — B.  The Debtors’ Prepetition Financing Arrangements.”  The SCI Group debt falls into two large categories.  First there is nonrecourse, asset based  secured debt that was issued as part of the Going Private Transaction.  To issue that debt, the SCI Group established FCP MezzCo Parent, LLC, a limited liability company that has elected to be treated as a corporation for federal income tax purposes and a  chain of limited liability company subsidiaries owned by FCP MezzCo Parent, LLC.  SCI and other members of the  SCI Group then sold the Propco Properties to FCP Propco, LLC, one of the subsidiaries indirectly owned by  FCP MezzCo Parent, LLC.  FCP Propco LLC then leased the Propco Properties back to the SCI Group.  The Propco Properties and the rents under the leases with the SCI Group became, directly and indirectly, the collateral for the debt incurred by the FCP MezzCo Parent, LLC subsidiaries.  The sale of the Propco Properties created a large gain.  Because FCP MezzCo Parent, LLC was a member of the SCI Group, the gain was not recognized immediately, but was treated as a deferred intercompany gain.  Second, SCI is the obligor under certain secured and recourse Opco Credit Agreement Claims and under the unsecured recourse Senior Notes and Subordinated Notes.  Members of the SCI Group directly or through joint ventures have also incurred a variety of debt secured by specific assets (e.g. Claims against River Central, LLC, Tropicana Station, LLC or the debt incurred by the Green Valley Ranch and Aliante joint ventures).

Corresponding to the two major classes of debt to which the SCI Group is subject, the Plan contemplates a restructuring with two principal parts, both principal parts being effected on the Effective Date  (the two parts together with certain restructuring of debt encumbering other SCI Group assets, or the assets of or interests in joint ventures in which the SCI Group members are partners, being referred to as the “Restructuring Transactions”).  The first principal part relates to the Mortgage Lenders, the Mezzco Lenders and the New Propco Acquired Assets.  In that part, (i) the Mortgage Lenders will create a series of limited liability companies (the “LLCs”) for the purpose of acquiring the New Propco Acquired Assets; the LLCs will include Voteco, which will ultimately have voting control, but no economic interest in the remaining LLCs, and Holdco, which will indirectly own the remainder of the economic interests in the LLCs; (ii) New Propco, a subsidiary of Holdco, will take possession of the assets securing the Prepetition Mortgage Loan subject to $1.6 billion of New Propco debt, together with certain other assets, as a designee of the Propco Lenders and will contribute those assets to certain of its LLC subsidiaries, (iii) the Land Loan will be restructured and the collateral under the Land Loan will be transferred to New Propco or a subsidiary thereof at the direction of the holders of the Land Loan and subject to the New Land Loan, (iv)  remaining Claims against Propco, including Claims held by the Mezzco Lenders will be cancelled without any consideration and (v) certain current indirect equity holders in SCI or their affiliates (“New Equity”) will purchase or otherwise receive equity interests in Holdco and/or Warrants to acquire equity in Holdco.

The second principal part of the Restructuring Transactions relates to Claims against SCI.  In that part, the assets of SCI not transferred to New Propco and its subsidiaries, the New Opco Acquired Assets, will be sold in a taxable transaction, possibly to Holdco or an affiliate thereof, in exchange for the New Opco Plan Consideration.  The New Opco Plan Consideration  (which may include interests in a company that acquires (directly or indirectly) the New Opco Acquired Assets, or the proceeds of the sale of the New Opco Acquired Assets) will be paid to the holders of Prepetition Opco Secured Claims and after such holders have been paid, possibly to holders of other Claims against SCI including the holders of General Unsecured Claims, Senior Notes and Subordinated Notes (subject to the subordination provisions governing the Senior Notes and Subordinated Notes).  Any Claims against SCI that are not paid will be cancelled.

In addition, other debt encumbering assets held directly or indirectly by SCI Group members through joint ventures may also be restructured.  In particular, a corporate SCI Group member, GV Ranch Station, Inc. (“GVR, Inc.”) owns a 50% interest in a limited liability company that is treated as a partnership for federal income tax purposes, Green Valley Ranch Gaming, LLC (“GVR LLC”).  GVR LLC owns a casino, Green Valley Ranch Resort.  GVR LLC is the obligor under a senior nonrecourse loan and a junior nonrecourse loan, each of which is secured by the casino.  GVR LLC previously distributed substantial amounts from the loan proceeds to its members, resulting in substantial negative capital accounts for the members in their GVR LLC membership interests.  As of December 31, 2009, GVR Inc.’s negative capital account was approximately $212 million.  GVR Inc is the subject of a separate title 11 case and GVR LLC is expected to file its own title 11 case.  GVR LLC is currently negotiating with its lenders.  The results of that negotiation cannot be predicted.  Furthermore, a limited liability company, Aliante Holding, LLC (“Aliante LLC”), which is wholly owned by SCI and is treated as a disregarded entity for federal income tax purposes, owns a 50% interest in a limited liability company, Aliante LLC, which is treated as a partnership for federal income tax purposes.  Aliante LLC owns a casino, Aliante Station Casino + Hotel.  Aliante LLC is the obligor under nonrecourse debt secured by the casino.  SCI, as the tax owner of Aliante Station LLC’s membership interest in Aliante LLC, has a positive capital account in its membership interests in Aliante LLC.  Aliante LLC is currently negotiating with its lenders.  The results of that negotiation cannot be predicted.

The Restructuring Transactions are expected to be treated for federal income tax purposes as taxable sales of assets by the respective sellers and, as such, are expected to result in the SCI Group recognizing (i) significant amounts of both gain and loss and (ii) significant cancellation of indebtedness income (“CODI”).  More specifically, as described in more detail below, the SCI Group is expected to recognize significant income relating to the triggering of a large deferred intercompany gain, income relating to certain excess loss accounts in subsidiary stock and CODI that is expected to be excluded from taxable income.  The SCI Group is also expected to generate significant losses relating to the asset transfers that are part of the Restructuring Transactions.  The losses generated on the asset transfers are not expected to fully offset the income related to the deferred intercompany gain and excess loss accounts.  The SCI Group does, however, expect to have NOLs in excess of the amount of such gain that is not offset by losses, and, therefore, does not expect to have a significant tax liability as a result of the Restructuring Transactions.  A fuller discussion of these tax consequences is provided below.

1.          SCI Group gain and loss.

The precise computation of the gain and loss to be recognized by the SCI Group in connection with the Restructuring Transactions is extremely complex.  The following is a general summary of the manner in which such gain and loss will arise.

The transfer of the New Propco Acquired Assets to New Propco as designee of the Mortgage Lenders is expected to be treated for federal income tax purposes as if the Mortgage Lenders had foreclosed on (or received a deed in lieu of foreclosure with respect to) those assets, transferred the assets to Holdco in exchange for interests in Holdco and Holdco then contributed them to New Propco.  The transfer will trigger a deferred intercompany gain of approximately $2 billion resulting from intercompany sales entered into in connection with the Going Private Transaction as described above.

The transfer of the New Propco Acquired assets to New Propco is also expected to trigger a loss.  The loan made by the Mortgage Lenders is likely treated as nonrecourse debt for federal income tax purposes.  The transfer of assets securing a nonrecourse debt in satisfaction of such debt is treated for federal income tax purposes as a sale of those assets for an amount equal to the adjusted issue price (as defined below under “Consequences to Holders of  Prepetition Opco Credit Agreement Claims, Senior Notes and Subordinated Notes”) of the nonrecourse debt with respect to which those assets are received.  Thus, on the transfer of New Propco Acquired Assets to New Propco in satisfaction of the Prepetition Mortgage Loan Agreement Claims, the SCI Group should recognize loss in an amount equal to the difference between the adjusted issue price of such debt and the SCI Group’s tax basis in the New Propco Acquired Assets.  This loss is expected to be substantial, but significantly less than the deferred intercompany gain that will be triggered.

The SCI Group’s loss on its taxable transfer to New Propco of the New Propco Acquired Assets is expected to result in an “excess loss account” in the stock of the SCI corporate subsidiary (FCP MezzCo Parent, LLC, a limited liability company that elected to be taxed as a corporation) that indirectly owns the New Propco Acquired Assets, and the Restructuring Transactions will result in the SCI Group being required to recognize gain equal to the excess loss account,(10) which gain is expected to be significant.

The combination of triggered deferred intercompany gain, loss on the transfer of the New Propco Acquired Assets to New Propco and the taxable excess loss account is expected to result in an overall significant net taxable gain to the SCI Group but, as described further below, is not expected to give rise to a material amount of tax.

The transfer of the New Opco Acquired Assets is expected to be a taxable transaction.  To the extent these assets are sold for cash, the SCI Group will recognize gain or loss measured by the difference between the cash received and the SCI Group’s basis in the assets.  The cash received will presumably approximate the fair market value of the assets.  Substantially all the Claims against SCI other than the Propco related Claims discussed above relate to recourse debt.  If a recourse lender acquires the assets of borrower in exchange for its debt, the recourse lender is treated as having purchased the assets for their fair market value and as having cancelled the rest of its debt.   Thus, whether the New Opco Acquired Assets are sold to a third party for cash (or other property) or transferred to a new entity owned, in whole or in part, by the Opco lenders, the disposition of the New Opco Acquired Assets outside the SCI group should trigger gain or loss, equal to difference between the fair market value of the assets and the SCI Group’s basis in those assets.  Because the amount of gain or loss will depend on the fair market value of the New Opco Acquired Assets at the time they are transferred, it is not possible at this time to determine the amount of gain or loss; however, based on the Stalking Horse Bid, and other information currently

(10)  Generally, within a consolidated group a corporation’s basis in the stock of a subsidiary corporation is increased by the income of the subsidiary and is decreased by any losses of the subsidiary which are used by the group.  If the subsidiary’s tax losses exceed its parent’s basis in the subsidiary stock, that excess is called an excess loss account.  The consolidated group must recognize income equal to an  excess loss account in a subsidiary’s stock in certain events, including on the subsidiary’s recognition of CODI where the CODI is excluded from income and the subsidiary does not reduce its tax attributes by the amount of the CODI.  As discussed below, FCP Mezzco Parent LLC will recognize CODI in connection with the Restructuring Transactions, which CODI is expected to meet the foregoing conditions.

available, the Debtors expect that the SCI Group will recognize a substantial loss on the disposition of the New Opco Acquired Assets.  That loss will reduce the SCI Group’s net gain resulting from triggering the deferred intercompany gain and the excess loss account that arise in connection with the transfer of the New Propco Acquired Assets, though it is expected that there will be a material amount of net gain remaining after application of the loss.

A restructuring of the GVR LLC debt may result in GVR Inc recognizing gain.  The maximum amount of such gain should be the negative balance of GVR Inc’s capital account in its interest in GVR LLC.  However, to the extent that GVR LLC retains ownership of its casino and debt is otherwise restructured, GVR LLC (and thus GVR Inc as a member of GVR LLC) may recognize CODI (as discussed below) and would then recognize a correspondingly smaller amount of gain.  A restructuring of the Aliante LLC debt may result in Aliante Station LLC (and thus SCI) recognizing loss up to the positive balance of Aliante Station LLC’s capital account in its interest in Aliante LLC.  However, if Aliante LLC retains the Aliante casino, Aliante LLC may recognize CODI and not recognize a loss.

As noted above, the SCI Group has approximately $855 million of NOLs as of  December 31, 2009, and, based on year to date performance, expects to generate additional NOLs in 2010.  Subject to the limitation on the use of NOLs discussed below, the SCI Group can use its NOLs to offset its net gain resulting from the Restructuring Transactions.  If the available NOLs exceed the net gain, the SCI Group should not be required to pay any regular tax as a result of any net gain triggered by the Restructuring Transactions.  Generally, prior year NOLs may only reduce 90% of alternative minimum taxable income or gain for purposes of the 20% corporate alternative minimum tax.  Thus, to the extent the SCI Group uses prior year NOLs (as opposed to current year losses) to offset gain arising in connection with the Restructuring Transactions, it will be subject to tax at an effective 2% rate on that gain, although the Debtors expect that they would be able to offset a portion of any such tax with certain tax credits.  Under existing law, it may be possible to take the position that certain NOLs generated in 2008 or 2009 can be carried forward and used for alternative minimum tax purposes without regard to the 90% limitation.  However, regardless of whether the 90% limitation applies to the SCI Group’s use of a portion of its NOLs, it is likely the SCI Group will be required to pay some alternative minimum tax.

A corporation’s use of its NOLs  is subject to various limitations in the IRC.  For example, under IRC section 382, if a corporation is treated as undergoing an ownership change, its annual use of its pre-ownership change NOLs is limited to a certain amount, generally the product of its equity value immediately before the ownership change multiplied by a rate published by the IRS monthly.   Any amount of this limitation that is not used in any taxable year can be carried forward to the next taxable year.  A corporation generally undergoes an ownership change if (1) a 50% shareholder (within the meaning of IRC section 382(g)(4)(D)) claims a worthless stock deduction with respect to the corporation’s equity and remains a shareholder on the first day of the following taxable year, or (2) the percentage of the corporation’s stock owned by certain shareholders increases by 50 percentage points over a certain period, usually three years.  The SCI Group underwent an ownership change in November of 2007. At that time, the SCI Group had approximately $244 million of NOL carryforwards which became subject to the limitation of IRC section 382.  Its annual limitation on the use of these pre-ownership change NOLs is $47 million.  Taking into account carry forwards of unused annual limitation, approximately $150 million of the Debtors’ $855 million of NOLs (as of December 31, 2009) are currently restricted as a result of that change.  The Debtors do not believe that an IRC section 382 ownership change has occurred since November 2007.  Other than as required by the IRC section 382 limitation on the use of NOLs to offset alternative minimum tax noted in the previous paragraph, the Debtors expect to have sufficient unrestricted NOLs to offset all of the projected gain from the Restructuring Transactions.

Under IRC section 267, losses cannot be recognized on sales between related parties.  The definition of  related party for this purpose is highly complex and depends on the application of elaborate attribution rules.  If IRC section 267 applies to all or a portion of the losses recognized by the Debtors, the Restructuring Transactions could give rise to net gain which would be taxed at a 35% federal income tax rate.  If this net gain were substantial, which is possible, it would likely preclude the confirmation of the Plan as the Debtors’ assets would not be sufficient to satisfy the IRS’s resulting claim.

The IRS may challenge the amount of debt that is being exchanged for the Propco assets pledged to the Mortgage Lenders.  The Debtors expect to treat the $1.8 billion of debt held by the Mortgage Lenders as being exchanged for Propco assets securing that debt and the remainder as being cancelled without consideration.  The IRS may argue that a larger amount (including a portion of the debt of the Mezzco Debtors) is being exchanged and a smaller amount cancelled.  This will reduce the loss expected to be recognized on the transfer of the New Propco Acquired Assets.  A reduction in loss will, in most circumstances, be offset by a reduction in the triggered excess loss account.  The IRS may also challenge the precise computations of taxable income—it could disagree with the amount of available NOLs, the basis in any given asset and the computation of the excess loss account.  It may also challenge the calculation of losses subject to limitation under IRC section 382 or disallowance under IRC section 267.  These challenges could cause the SCI Group to recognize a significant net gain and to pay significant taxes with respect to that gain.

Due to the foregoing, the Debtors have requested a ruling from the IRS regarding the application of IRC section 267 to the Restructuring Transactions and are engaging in in discussions with the IRS regarding the maximum federal income taxes of the SCI Group that will be payable in connection with the Restructuring Transactions in light of the fact that the Debtors intend to seek determinations of the Bankruptcy Court regarding (1) the maximum federal income taxes of the SCI Group that will be payable in connection with the Restructuring Transactions, and (2) whether Holdco and its Subsidiaries will have any successor (or other similar) liability for any unpaid taxes of the Debtors.  There can be no assurance of the outcome of these discussions.

2.          SCI Group CODI and Future NOL Limitations

In connection with the implementation of the Plan, it is expected that the SCI Group will incur a significant amount of CODI for federal income tax purposes.  The Prepetition Opco Credit Agreement Claims, the Senior Notes and the Subordinated Notes are recourse debt.  In the case of recourse indebtedness, CODI is the amount by which the issue price of the indebtedness discharged (reduced by any unamortized original issue discount (“OID”)) exceeds the consideration given in exchange therefor, i.e. the amount of any cash, the issue price of any debt and the fair market value of any other consideration paid to holders of such debt.  The Debtors estimate that the CODI attributable to the Prepetition Opco Credit Agreement Claims, Senior Notes and the Subordinated Notes will be substantial.  The debt held by the Mortgage Lenders, the debt held by the Mezzco Lenders, the Land Loan, the GVR LLC debt, the Aliante LLC debt, and certain other loans are  nonrecourse debt.  In the case of nonrecourse debt, CODI will arise in connection with any indebtedness cancelled without consideration or which is cancelled for cash (in an amount equal to the excess of  the indebtedness discharged (reduced by any unamortized OID) over the cash received.  CODI does not arise in connection with any nonrecourse debt satisfied by the property (other than cash) securing such debt, regardless of the value of the property.  The tax treatment associated with nonrecourse debt that is satisfied by property securing the debt is discussed above.  The Debtors estimate that they will incur significant CODI with respect to the debt held by the Mezzco Lenders.  In addition the SCI Group may recognize significant CODI related to GVR LLC and Aliante LLC debt and to other debt.

Generally, CODI results in taxable income.  However, a statutory exception provides that CODI may be excluded from income if it results from debt discharged in a title 11 bankruptcy case.  CODI of the SCI Group will generally qualify for this statutory exception.  In the case of debt of an entity, such as a limited liability company taxed as a partnership, the bankruptcy exception is applied at the member or partner level.  Generally, if a corporation excludes CODI under the bankruptcy exception, it must reduce its tax attributes  — such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets — by the amount of the excluded CODI.  Such reduction in tax attributes in respect of excluded CODI occurs after the computation of tax for the taxable year in which the CODI is incurred.  This reduction in tax attributes of the SCI Group required as a result of CODI recognized in connection with the Restructuring Transactions should eliminate any SCI Group NOLs that are not used to offset SCI Group income or gain resulting from the Restructuring Transactions.  Application of the CODI attribute reduction rules in the context of a consolidated tax group are complex, although as a general matter, any reduction should not be significant for the SCI Group because the Restructuring Transactions result in the SCI Group not having any remaining material assets.  It should be noted that GVR Inc. is, and GVR LLC expects to be, in a title 11 case.  Thus any CODI recognized by GVR LLC and allocated to GVR Inc.  should be eligible for the bankruptcy exception to income recognition.  As to Aliante LLC, SCI is in a title 11 case and Aliante Station LLC and Aliante LLC expect to be in title 11 cases.  Thus, if Aliante LLC recognizes CODI while SCI is in its title 11 case, any CODI recognized by Aliante LLC and allocated to SCI (through Aliante Station LLC) should be eligible for the bankruptcy exception to CODI recognition,  If it appears that Aliante LLC will not be able to complete its negotiations with its lenders in time to recognize any CODI prior to the Effective Date, the Debtors will attempt to structure the SCI title 11 case so that any Aliante LLC CODI is still treated as being discharged in SCI’s title 11 case, though there can be no assurance that it will succeed in that attempt.  If SCI does not benefit from the bankruptcy exclusion of CODI from taxable income, it may be able to benefit from the exclusion from CODI for a taxpayer that is insolvent.

IRC section 382 limits a corporation’s use of its NOLs and certain “built-in losses” if that corporation undergoes an “ownership change.”  Because the Restructuring Transactions will result in the SCI Group not having any remaining material assets, that limitation, if otherwise applicable, will have no material effect.

B.                                    CONSEQUENCES TO CERTAIN HOLDERS OF CLAIMS

1.          Consequences to Mortgage Lenders and Mezzco Lenders.

Pursuant to the Plan, each Mortgage Lender will receive Holdco Equity Interests and New Propco debt, while each Mezzco Lender will have its debt  cancelled without consideration.

In general, while the federal income tax consequences of this transaction are not totally clear, the Debtors believe that each Mortgage Lender should be treated as receiving an undivided interest in Propco assets and should recognize gain or loss in respect of its Claim in an amount equal to the difference, if any, between (i) the “amount realized” in satisfaction of its Claim (other than any amount treated as received in respect of accrued but unpaid interest), and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest).  For a discussion of the tax consequences of property received for accrued but unpaid interest, see “Distributions in Discharge of Accrued but Unpaid Interest” below.  The amount realized by a Mortgage Lender will equal the fair market value of the holder’s undivided interest in the Propco assets deemed received, other than any amount treated as received in respect of accrued but unpaid interest.  Each Mortgage Lender’s basis in the Prepetition Mortgage Loan Agreement Claims will equal the amount paid for the Claim and any market discount previously taken into income and less any  payments received by the Mortgage Lender other than payments of qualified stated interest (as defined in Section X(C)(1)(A) below.

The character of any gain or loss recognized by a Mortgage Lender on its deemed exchange of its Prepetition Mortgage Loan Agreement Claim for an undivided interest in New Propco Acquired Assets as either long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, whether the Prepetition Mortgage Loan Agreement Claim constitutes a capital asset in the hands of the Mortgage Lender and how long it has been held.

The Mortgage Lenders will be deemed to hold their undivided interests in the New Propco Acquired Assets with a basis equal to the fair market value of such assets.  A Mortgage Lender’s holding period in its Holdco Equity Interests and in the New Propco debt generally should begin the day following the receipt of such interests and debt.

2.          Consequences to Holders of  Prepetition Opco Credit Agreement Claims, General Unsecured Claims, Senior Notes and Subordinated Notes.

The consequences to holders of Prepetition Opco Credit Agreement Claims, Senior Notes and Subordinated Notes will depend on the precise consideration received by these holders.

Generally, a holder of a Prepetition Opco Credit Agreement Claim  will recognize gain or loss on the exchange of its Claim for a combination of cash, new notes, if any, and other property equal to the difference between its “amount realized” in satisfaction of its Claim (other than in respect of accrued but unpaid interest) and the holder’s adjusted tax basis in its Claim  (other than any tax basis attributable to accrued but unpaid interest).  The amount realized will equal the cash, if any, received plus the issue price of new notes, if any (New Opco Notes), received and the fair market value of other property (such as NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights), if any, received.

If New Opco Notes are issued, the “issue price” of the New Opco Notes generally will equal their fair market value if the New Opco Notes are considered to be publicly traded for U.S. federal income tax purposes, and if the Prepetition Opco Credit Agreement Claims Senior Notes are considered to be publicly traded but the New Opco Notes are not, the issue price of the New Opco Notes will be the fair market value of the Prepetition Opco Credit Agreement Claims exchanged therefor.  If neither the Prepetition Opco Credit Agreement Claims nor the

New Opco Notes are considered to be publicly traded, the issue price of the New Opco Notes will be their principal amount.  In general, a debt instrument will be treated as publicly traded if (i) it is listed on a national securities exchange or certain interdealer quotation systems; (ii) it appears on a system of general circulation that provides a reasonable basis to determine its fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders or actual prices of recent sales transactions; or (iii) under certain circumstances, price quotations for the debt instrument are readily available from dealers, brokers or traders.

Each holder’s basis in its Prepetition Opco Credit Agreement Claims will equal the amount paid for the Claims and any market discount previously taken into income and less any payments received by the holder on the Claims other than payments of qualified stated interest. The character of any gain or loss  as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Prepetition Opco Credit Agreement Claims constitute a capital asset in the hands of the holder, how long the Claim has been held, whether the Prepetition Opco Credit Agreement Claims were acquired at a market discount (in which case the market discount rules described below may apply to recharacterize a portion of any gain as ordinary income), and whether and to what extent the holder previously had claimed a bad debt deduction.

Holders of Prepetition Opco Credit Agreement Claims will hold the New Opco Notes, if any, with a basis equal to the New Opco Notes’ issue price.  The holders’ holding period in their New Opco Notes, if any, generally should begin the day following the receipt of the New Opco Notes.

Certain holders of General Unsecured Claims, Senior Notes and Subordinated Notes (“Unsecured Creditors”) may receive NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights through Blockerco.  The treatment of such receipt is not totally clear.  An Unsecured Creditor that receives any of the above may be treated as receiving NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights in consideration for its Claim.  In that case, the Unsecured Creditor should recognize gain or loss in respect of its Claim in an amount equal to the difference, if any, between (i) the “amount realized” in satisfaction of its Claim (other than any amount treated as received in respect of accrued but unpaid interest), and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest).  For a discussion of the tax consequences of property received for accrued but unpaid interest, see “Distributions in Discharge of Accrued but Unpaid Interest” below.  The amount realized by an Unsecured Creditor will equal the fair market value of any NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights received, other than any amount treated as received in respect of accrued but unpaid interest.  An Unsecured Creditor’s basis in its Claim will generally equal the amount paid for the Claim and any market discount previously taken into income and less any  payments received by the Unsecured Creditor in respect of its Claim other than payments of qualified stated interest (as defined in Section X(C)(1)(A) below.

Alternatively, an Unsecured Creditor may be treated as not receiving any consideration for its Claim and as recognizing a loss equal to its basis in its Claim.  The character of such loss as long-term or short-term capital loss or as ordinary loss will be determined by a number of factors, including, among others, whether the Unsecured Creditor’s Claim constitutes a capital asset in the hands of the holder, and how long the Claim was held by the holder.  If an Unsecured Creditor’s receipt of any NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights is not treated as received in exchange for the Unsecured Creditor’s Claim, the holder may be treated as receiving a payment in the nature of a fee, which fee may be treated as ordinary income in an amount equal to the fair market value of the NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights received by the holder (if such rights have a fair market value).

3.          Consequences to Land Loan Lenders

The terms of the loan held by the Land Loan Lenders  will be substantially modified and interest on the loan will be payable solely at maturity.  It is likely that the loan will be treated as being exchanged for the New Land Loan for federal income tax purposes.  A Land Loan Lender will recognize gain or loss on its deemed exchange of its loan for the New Land Loan equal to the difference between its “amount realized” in satisfaction of its loan (other than in respect of accrued but unpaid interest)  and its adjusted tax basis in its loan (other than any tax basis attributable to accrued but unpaid interest).  The amount realized will equal the issue price of the New Land Loan  received.  Each Land Loan Lender’s basis in its loan will equal the amount paid for the Land Loan plus any accrued OID and any market discount previously taken into income and less any payment received by the holder on the Land Loan other than payments of qualified stated interest. The character of any gain or loss  as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, whether the Land Loan Lender’s loan constitutes a capital asset in the hands of the lender and how long the loan has been held.

4.          Distributions in Discharge of Accrued but Unpaid Interest

In general, to the extent that any consideration received pursuant to the Plan by a holder of any of the SCI debt is received in satisfaction of interest or OID that accrued during the holder’s holding period, such amount will be taxable to the holder as ordinary interest income if not previously included in the holder’s gross income.  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full.

Pursuant to the Plan, all amounts received in exchange for any debt will be allocated first to the principal amount of such debt as determined for federal income tax purposes, and thereafter to accrued but unpaid interest or OID.  However, there is no assurance that the IRS would respect such allocation for federal income tax purposes.

The tax basis of any property received in exchange for accrued but unpaid interest will be the fair market value of such property and the holding period of such property will begin on the day after receipt.  Each holder of any SCI debt is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for federal income tax purposes.

5.          Market Discount.

A holder of any debt acquired after the original issuance of the debt at a market discount (generally defined as the amount, if any, by which a holder’s tax basis in the debt immediately after its acquisition is less than the adjusted issue price of the debt at such time, subject to a de minimis exception) generally will be required to treat any taxable gain recognized with respect to the debt as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.

C.                                    Consequences of holding New Propco Debt, New Opco Notes, The New Land Loan  and New Propco Equity

1.          Ownership and Disposition of New Debt

(A)                               Stated Interest and Original Issue Discount

A holder of the New Propco debt,  New  Opco debt, if any, or the New Land Loan will be required to include stated interest on these new debt instruments in income in accordance with the holder’s regular method of accounting.

The new debt may be issued with OID.  A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount.  A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt, other than qualified stated interest.  A holder of debt that is issued with OID generally will be required to include any OID in income over the term of the debt (for so long as the debt continues to be owned by the holder) in accordance with a constant yield-to-maturity method, regardless of whether the holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the debt (other than cash interest that is qualified stated interest).  Stated interest is qualified stated interest if it is payable in cash at least annually at a fixed rate or at a floating rate, such as LIBOR, that can reasonably be expected to measure contemporaneous variations in the costs of newly borrowed funds.

The “issue price” of any new debt will depend on whether, at any time during the 60-day period ending 30 days after the issuance of the new debt, the new debt is treated as traded on an “established market,”  or, if it is not, the debt exchanged for the new debt was so traded.  If either of those conditions is met, the issue price of the new debt will be based on the fair market value of the new debt or old debt surrendered in exchange therefor, as the case may be, as of the issue date of the new debt and the new debt will be treated as issued with OID to the extent that its issue price is less than its principal amount by more than a de minimis amount.  If neither the new debt nor the old debt for which it is exchanged is traded on an established market, the issue price for such new debt should be the stated principal amount of the new debt.

With respect to the New Land Loan, because no interest is payable currently, all interest is included in “stated redemption price at maturity” and the New Land Loan will have OID.  It will have additional OID if its issue price is less than its stated principal amount.

(B)                               Sale, Exchange or Redemption of New Debt

Unless a non-recognition provision applies, a holder generally will recognize gain or loss upon the sale, exchange or redemption of any new debt equal to the difference, if any, between the holder’s adjusted tax basis and the amount realized on the sale, exchange or redemption.  Any gain or loss generally will be capital gain or loss, and generally should be long-term if the holder’s holding period in the debt is more than one year at the  time of the sale, exchange or redemption.   Long-term capital gains of certain non-corporate U.S. holders (including individuals) may qualify for a maximum 15% tax rate (which is currently effective for tax years through 2010).  The deduction of capital losses is subject to certain limitations under the IRC.

2.          Ownership and Disposition of Holdco Equity Interests

Holdco  is expected to be treated as a partnership for federal income tax purposes.  As such, it will not itself be subject to federal income tax.  Instead, Holdco will file an annual information return with the IRS, reporting its taxable income, gain, loss, deduction and credit (which will include income and loss of New Propco and each other entity in which Holdco owns a direct or indirect equity interest and that is treated as a partnership or disregarded entity for tax purposes) and each partner’s allocable share of such taxable income, gain, loss, deduction and credit.  Each holder of Holdco Equity Interests must include in income its distributive share of Holdco’s net long-term capital gain and loss, net short-term capital gain or loss and all other items of ordinary income, loss, deduction or credit whether or not the holder receives a distribution from Holdco.  Thus, a holder of New Holdco Equity Interests may incur tax liability without being distributed cash to pay such tax liability.  A number of limitations may apply to losses allocated by Holdco to a holder of a Holdco Equity Interest.

A holder will recognize gain or loss upon disposing of the Holdco Equity Interests equal to the excess (or deficiency) of the holder’s amount realized with respect to the sold Holdco Equity Interests over the holder’s basis in such equity.  Any gain or loss on a sale of the Holdco Equity Interests generally will be capital gain or loss and gain will be long-term gain if the Holdco Equity Interest has been held for over a year.  However, any gain will be ordinary income to the extent that it is attributable to IRC section 751 assets generally assets that if sold by Holdco or its subsidiaries would give rise to ordinary income.

Generally, a person exercising a Holdco Warrant will not recognize gain or loss, though under proposed regulations, such person may be allocated income or loss in certain circumstances to cause the person’s capital account balance in Holdco to properly reflect its proportional interest in Holdco.  Such allocation need not be made if there is sufficient unrealized gain or loss in Holdco’s assets to so properly adjust the person’s capital account.  The person’s basis in its Holdco Equity Interest will equal its basis in the Holdco Warrant plus any amount paid to exercise the Holdco Warrant plus any income or loss allocated with respect to the exercise.  The person’s holding period in its Holdco Equity Interest will begin the day after the exercise of the Holdco Warrant.

Holdco intends to limit trading in its interests to avoid becoming a publicly traded partnership taxable as a corporation.  If Holdco becomes a corporation or a publicly traded partnership taxed as a corporation, adverse federal income tax consequences could result to Holdco and the holders of Holdco Equity Interests.

3.          Ownership and Disposition of NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights

Unsecured Creditors will hold any interest in NPH Warrants, NPH Investment Rights and NPH Post-Effective Investment Rights indirectly through Blockerco.  The rules described above will apply to Blockerco, i.e., Blockerco will be taxable on any income allocated to its and will recognize gain on the sale of Holdco interests.  Distributions by Blockerco to its equity  owners, other than distributions in liquidation of Blockerco, will be treated as dividends to the extent of Blockerco’s earnings and profits (determined under U.S. tax rules).  Corporate recipients of dividends may be entitled to a 70% (possibly 80%) dividends received deduction and, under current law, individuals may be eligible for the reduced (15%) rate applicable to qualified dividends (this reduced rate is currently scheduled to expire at the end of 2010).  Distributions by Blockerco in complete liqudation will be treated as payments in exchange for Blockerco equity and holders receiving such distributions will recognize gain or loss measured by the difference between the distributions and their basis in the equity.  The use of Blockerco may thus result in greater tax for certain owners of Blockerco as compared to holding direct equity in Holdco.

While this Disclsoure Statement does not generally address the consequences to foreign persons, such persons should note that dividends distributed to them would be subject to 30% U.S. federal withholding tax (which rate may be reduced by applicable treaties).  In addition, a foreign person’s sale of the stock of Blockerco could be subject to United States tax if Blockerco were a United States real property holding corporation (“USRPHC”).  A United States entity taxed as a corporation is a USRPHC  if  50% or more of the value of its assets consist of United States real property interests during certain peiods.  The Debtors cannot predict whether Blockerco would be a USRPHC.

D.                                    INFORMATION REPORTING AND WITHHOLDING

All distributions to holders of Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding.  Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 28%).  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

The foregoing summary has been provided for informational purposes only.  All holders of Claims receiving a distribution under the Plan are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable under the Plan.

XI.           ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include (i) liquidation of all of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.                                    Liquidation Under Chapter 7

If the Plan or any other chapter 11 plan for the Debtors cannot be confirmed under section 1129(a) or (b) of the Bankruptcy Code, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which case a trustee would be elected or appointed to liquidate any remaining assets of the Debtors for distribution to creditors pursuant to chapter 7 of the Bankruptcy Code.  In that event, all creditors holding Allowed General Unsecured Claims likely would receive distributions of a lesser value on account of their Allowed Claims and would have to wait a longer period of time to receive such distributions than they would under the Plan.  A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of Holders of Claims and the Debtors’ Liquidation Analysis is attached hereto as Exhibit C.

B.                                    Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors, or any other party in interest, may attempt to formulate an alternative chapter 11 plan, which might provide for the liquidation of the Debtors’ remaining assets other than as provided by the Plan.  Any attempt to formulate an alternative chapter 11 plan would necessarily delay creditors’ receipt of distributions and, due to the incurrence of additional administrative expenses during such period of delay, may provide for smaller distributions to holders of Allowed Claims than are currently provided for under the Plan.  Accordingly, the Debtors believe that the Plan will enable all creditors to realize the greatest possible recovery on their respective Claims or Equity Interests with the least delay.

XII.         CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests.  Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs.  The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 5:00 p.m., prevailing Pacific time, on August 12, 2010.

Dated:	Las Vegas, Nevada
July 28, 2010

STATION CASINOS, INC.
And its affiliated Debtors

Schedule I

Debtors

Station Casinos, Inc.

Northern NV Acquisitions, LLC

Reno Land Holdings, LLC

River Central, LLC

Tropicana Station, LLC

FCP Holding, Inc.

FCP Voteco, LLC

Fertitta Partners LLC

FCP MezzCo Parent, LLC

FCP MezzCo Parent Sub, LLC

FCP MezzCo Borrower VII, LLC

FCP MezzCo Borrower VI, LLC

FCP MezzCo Borrower V, LLC

FCP MezzCo Borrower IV, LLC

FCP MezzCo Borrower III, LLC

FCP MezzCo Borrower II, LLC

FCP MezzCo Borrower I, LLC

FCP PropCo, LLC

Schedule II

Opco Group Sellers

Auburn Development, LLC

Boulder Station, Inc.*

Centerline Holdings, LLC

Charleston Station, LLC*

CV HoldCo, LLC*

Durango Station, Inc.

Fiesta Station, Inc.

Fresno Land Acquisitions, LLC

Gold Rush Station, LLC

Green Valley Station, Inc.

Inspirada Station, LLC

Lake Mead Station, Inc.

LML Station, LLC

Magic Star Station, LLC

Northern NV Acquisitions, LLC

Palace Station Hotel & Casino, Inc.*

Past Enterprises, Inc.

Rancho Station, LLC

Reno Land Holdings, LLC

River Central, LLC

Santa Fe Station, Inc.

Sonoma Land Holdings, LLC

Station Casinos, Inc.

Station Construction, LLC

Station Holdings, Inc.

STN Aviation, Inc.

Sunset Station, Inc.*

Texas Station, LLC

Town Center Station, LLC

Tropicana Acquisitions, LLC*

Tropicana Station, Inc.*

Tropicana Station, LLC

Vista Holdings, LLC

* An Opco Group Seller solely if the Stalking Horse Bidder is the Successful Bidder.

EXHIBIT A

The Plan

Paul S. Aronzon (CA SBN 88781)	Laury M. Macauley (NV SBN 11413)
Thomas R. Kreller (CA SBN 161922)	Dawn M. Cica (NV SBN 004595)
MILBANK, TWEED, HADLEY & McCLOY LLP	LEWIS AND ROCA LLP
601 South Figueroa Street, 30th Floor	50 West Liberty Street, Suite 410
Los Angeles, California 90017	Reno, Nevada 89501
Telephone: (213) 892-4000	Telephone: (775) 823-2900
Facsimile: (213) 629-5063	Facsimile: (775) 823-2929
lmacauley@lrlaw.com; dcica@lrlaw.com
Reorganization Counsel for
Debtors and Debtors in Possession	Local Reorganization Counsel for
Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re:		Chapter 11

STATION CASINOS, INC.		Case No. BK-09-52477
Jointly Administered
☐	Affects this Debtor	BK 09-52470 through BK 09-52487
☒	Affects all Debtors
☐	Affects Northern NV Acquisitions, LLC
☐	Affects Reno Land Holdings, LLC	FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR STATION CASINOS, INC. AND ITS AFFILIATED DEBTORS (DATED JULY 28, 2010)
☐	Affects River Central, LLC
☐	Affects Tropicana Station, LLC
☐	Affects FCP Holding, Inc.
☐	Affects FCP Voteco, LLC
☐	Affects Fertitta Partners LLC
☐	Affects FCP MezzCo Parent, LLC
☐	Affects FCP MezzCo Parent Sub, LLC
☐	Affects FCP MezzCo Borrower VII, LLC
☐	Affects FCP MezzCo Borrower VI, LLC
☐	Affects FCP MezzCo Borrower V, LLC
☐	Affects FCP MezzCo Borrower IV, LLC
☐	Affects FCP MezzCo Borrower III, LLC
☐	Affects FCP MezzCo Borrower II, LLC
☐	Affects FCP MezzCo Borrower I, LLC
☐	Affects FCP PropCo, LLC

TABLE OF CONTENTS

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,
GOVERNING LAW AND DEFINED TERMS

A.	Rules of Interpretation and Computation of Time			7
B.	Defined Terms			8

ARTICLE II.

TREATMENT OF ADMINISTRATIVE CLAIMS,
PRIORITY TAX CLAIMS AND OTHER PRIORITY CLAIMS

A.	Administrative Claims			30
	1.	Bar Date for Administrative Claims		31
	2.	Professional Compensation and Reimbursement Claims		31
B.	Priority Tax Claims			31
C.	Other Priority Claims			32

ARTICLE III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Classification of Classified Claims and Equity Interests			32
	1.	Claims and Equity Interests Against Parent Debtors		32
		(a)	FCP Holding, Inc.	32
		(b)	Fertitta Partners LLC	33
		(c)	FCP Voteco, LLC	33
	2.	Claims and Equity Interests Against Propco		33
	3.	Claims and Equity Interests Against Mezzco Debtors		34
		(a)	FCP MezzCo Parent, LLC	34
		(b)	FCP MezzCo Parent Sub, LLC	34
		(c)	FCP Mezzco Borrower VII, LLC	34
		(d)	FCP Mezzco Borrower VI, LLC	34
		(e)	FCP Mezzco Borrower V, LLC	35
		(f)	FCP Mezzco Borrower IV, LLC	35
		(g)	FCP Mezzco Borrower III, LLC	35
		(h)	FCP Mezzco Borrower II, LLC	35
		(i)	FCP Mezzco Borrower I, LLC	36
	4.	Claims and Equity Interests Against SCI		36
	5.	Claims and Equity Interests Against Other Opco Debtors		36
		(a)	Northern NV Acquisitions, LLC	36
		(b)	Reno Land Holdings, LLC	37
		(c)	River Central, LLC	37

i

		(d)	Tropicana Station, LLC	37
B.	Treatment of Claims and Equity Interests			37
	1.	Claims and Equity Interests Against Parent Debtors		37
		(a)	FCP Holding, Inc.	37
		(b)	Fertitta Partners LLC	39
		(c)	FCP Voteco, LLC	41
	2.	Claims and Equity Interests Against Propco		42
	3.	Claims and Equity Interests Against Mezzco Debtors		44
		(a)	FCP MezzCo Parent, LLC	44
		(b)	FCP MezzCo Parent Sub, LLC	45
		(c)	FCP Mezzco Borrower VII, LLC	45
		(d)	FCP Mezzco Borrower VI, LLC	46
		(e)	FCP Mezzco Borrower V, LLC	47
		(f)	FCP Mezzco Borrower IV, LLC	48
		(g)	FCP Mezzco Borrower III, LLC	49
		(h)	FCP Mezzco Borrower II, LLC	50
	4.	Claims and Equity Interests Against SCI		52
	5.	Claims and Equity Interests Against Other Opco Debtors		58
		(a)	Northern NV Acquisitions, LLC	58
		(b)	Reno Land Holdings, LLC	59
		(c)	River Central, LLC	60
		(d)	Tropicana Station, LLC	61
C.	Reservation of Rights Regarding Unimpaired Claims			63
D.	Subordination Rights			63
E.	Withholding Taxes			63
F.	Set Offs.			63
G.	Timing of Payments and Distributions			63

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Voting Classes			64
B.	Acceptance by Impaired Classes of Claims and Equity Interests			64
C.	Presumed Acceptance of Plan			64
D.	Presumed Rejection of Plan			64
E.	Non-Consensual Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code			64

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Transfers Under the Plan, Generally			65
B.	Plan Transactions			66
	1.	Formation of New Propco Entities		66
	2.	Subsidiary Bankruptcy Filings		66

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	3.	Transfer of Master Lease Collateral to Propco	67
	4.	Landco Assets	67
	5.	Transfer of New Propco Transferred Assets from Propco to New Propco Entities	67
	6.	Mezzco Debtors	67
	7.	Transfer of New Propco Purchased Assets from Opco Entities to New Propco Entities	67
	8.	Transfer of New Opco Acquired Assets to New Opco	68
	9.	License of IP Assets to New Propco	68
	10.	New Propco Transactions in Connection with Receipt of New Propco Acquired Assets	68
	11.	New Propco Employment Related Matters	68
	12.	The Propco Rights Offering	69
	13.	New Opco Transactions in Connection with Receipt of New Opco Acquired Assets	69
	14.	The New Opco Credit Agreement and the New Opco PIK Credit Agreement	70
C.	Second Amended MLCA		70
D.	General Settlement of Claims		70
E.	Release of Liens, Claims and Equity Interests		71
F.	Corporate Action		71
G.	Cancellation of Notes, Certificates and Instruments Without Further Action		72
H.	Dismissal of Officers and Directors, Dissolution of Debtors and Dissolution of the Boards of Directors of Each Debtor		72

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases		72
B.	Assignment of Executory Contracts or Unexpired Leases		73
C.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases		74
D.	Director and Officer Insurance Policies		74

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims and Equity Interests Allowed as of the Effective Date		75
B.	Post-Petition Interest on Claims		75
C.	Distributions under the Plan		75
D.	Delivery and Distributions and Undeliverable or Unclaimed Distributions		76
	1.	Record Date for Distributions	76
	2.	Delivery of Distributions in General	76
	3.	Minimum Distributions	76
	4.	Undeliverable Distributions	76
		(a) Holding of Certain Undeliverable Distributions	76

iii

		(b) Failure to Claim Undeliverable Distributions	77
		(c) Failure to Present Checks	77
E.	Compliance with Tax Requirements/Allocations		77
F.	Means of Cash Payment		78
G.	Timing and Calculation of Amounts to Be Distributed		78
H.	Setoffs and Recoupments		78
I.	Preservation of Subordination Rights		78

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS AND EQUITY INTERESTS

A.	Authority to Prosecute Objections to Disputed Claims		79
B.	Resolution of Disputed Claims and Equity Interests		79
	1.	Allowance of Claims and Equity Interests	79
	2.	Prosecution of Objections to Claims and Equity Interests	79
	3.	Estimation	80
	4.	Deadline to File Objections to Claims and Equity Interests	80
C.	No Distributions Pending Allowance		80
D.	Reserves for Disputed Claims		80
E.	Distributions on Account of Disputed Claims and Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Equity Interests		81

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION,
EFFECTIVE DATE AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation		81
B.	Conditions Precedent to the Effective Date and Consummation of the Plan		81
C.	Waiver of Conditions		82
D.	Effect of Non Occurrence of Conditions to Consummation		83

ARTICLE X.

RELEASES, EXCULPATION, INJUNCTION, PRESERVATION OF CAUSES OF ACTION AND RELATED PROVISIONS

A.	General		83
B.	Comprehensive Settlement of Claims and Controversies		83
C.	Releases Among Releasing Parties and Released Parties		84
D.	Exculpation		86
E.	Preservation of Causes of Action		87
	1.	Maintenance of Causes of Action	87
	2.	Preservation of All Causes of Action Not Expressly Settled or Released	87

iv

F.	Supplemental Injunction	88
G.	Integral to Plan	89
H.	Binding Nature Of Plan	89

ARTICLE XI.

RETENTION OF JURISDICTION

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Dissolution of the Committee	92
B.	Payment of Statutory Fees	92
C.	Modification of Plan	92
D.	Revocation of Plan	92
E.	Successors and Assigns	93
F.	Reservation of Rights	93
G.	Further Assurances	93
H.	Severability	93
I.	Service of Documents	93
J.	Exemption from Registration Pursuant To Section 1145 of the Bankruptcy Code	94
K.	Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	94
L.	Governing Law	94
M.	Tax Reporting and Compliance	95

v

JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR
STATION CASINOS, INC. AND ITS AFFILIATED DEBTORS

This Joint Chapter 11 Plan of Reorganization (the “Plan”) is proposed by Station Casinos, Inc., a Nevada corporation (“SCI”), FCP PropCo, LLC, a Delaware limited liability company (“Propco”), and the following affiliated debtors and debtors in possession (collectively, the “Debtors”):

•                  The three entities that own the existing equity interests in SCI (collectively, the “Parent Debtors”):

•                  FCP Holding, Inc. (owner of 74.8294% of non-voting stock in SCI);

•                  Fertitta Partners, LLC (owner of 25.1706% of non-voting stock in SCI); and

•                  FCP VoteCo, LLC (owner of 100% of voting stock in SCI);

•                  Four entities that are direct or indirect wholly owned subsidiaries of SCI (collectively, the “Other Opco Debtors”):

•                  Northern NV Acquisitions, LLC;

•                  Tropicana Station, LLC;

•                  River Central, LLC; and

•                  Reno Land Holdings, LLC.

•                  The nine entities that comprise the “MezzCo” debtors (collectively, the “Mezzco Debtors”):

•                  FCP MezzCo Parent, LLC;

•                  FCP MezzCo Parent Sub, LLC;

•                  FCP MezzCo Borrower VII, LLC;

•                  FCP MezzCo Borrower VI, LLC;

•                  FCP MezzCo Borrower V, LLC;

•                  FCP MezzCo Borrower IV, LLC;

•                  FCP MezzCo Borrower III, LLC;

•                  FCP MezzCo Borrower II, LLC; and

•                  FCP MezzCo Borrower I, LLC.

SCI also has various other direct and indirect subsidiaries and affiliates (collectively, the “Non-Debtor Affiliates”) that have not filed for bankruptcy relief and have continued to operate their businesses in the ordinary course during the pendency of the Debtors’ chapter 11 cases.  If the Plan is confirmed, certain Non-Debtor Affiliates may file for bankruptcy relief in order to effectuate certain of the transactions contemplated by, or required under, the Plan.  The Debtors expect that any such filings would not affect or disrupt the ordinary course operations of the Debtors or the Non-Debtor Affiliates in any material way.  This Plan contemplates certain transactions involving the Debtors and various of the Non-Debtor Affiliates, including certain asset transfers, and other transactions, as part of the implementation of the Plan (including transactions that may be implemented in connection with bankruptcy filings by certain Non-Debtor

Affiliates).  For a description of those transactions, please see Article V of this Plan (“Means for Implementation of the Plan”) and the related discussion in the Disclosure Statement (as defined below).  If a Person other than the Stalking Horse Bidder is the Successful Bidder, the Plan may be confirmed, and/or may become effective, in stages as to one or more Debtors as the conditions to confirmation and/or effectiveness of the Plan in respect of such Debtor(s) are satisfied.

The Debtors are the proponents of this Plan within the meaning of Bankruptcy Code section 1129.  Reference is made to the Disclosure Statement distributed contemporaneously herewith for a discussion of the Debtors’ history, business, results of operations, historical financial information, accomplishments during the Chapter 11 Cases (as defined below), projections and properties, and for a summary and analysis of this Plan.  There also are other agreements and documents that are referenced in this Plan or the Disclosure Statement that are or will be filed with the Bankruptcy Court as part of the Plan Supplement (as defined below).  All such agreements or documents are incorporated into and are a part of this Plan as if set forth in full herein.  Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Fed. R. Bankr. P. 3019, the terms hereof and of the Confirmation Order, and the terms of the New Opco Purchase Agreement, the Second Amended MLCA, and any other applicable orders of the Bankruptcy Court, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan and any of the Plan Supplement documents prior to substantial consummation of the Plan.

The Plan contemplates the sale of the New Opco Acquired Assets pursuant to the Successful Bid that emerges from the Opco Auction.  The Successful Bid may differ in a variety of respects from the Stalking Horse Bid.  Subject to the Second Amended MLCA and any applicable Bankruptcy Court orders, to the extent the Stalking Horse Bid is not the Successful Bid and the Successful Bid varies in terms or structure from the Stalking Horse Bid, the Debtors reserve the right to amend the Plan to reflect those variations as appropriate and to provide such supplemental disclosure of those amendments as the Bankruptcy Court may require.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,
GOVERNING LAW AND DEFINED TERMS

A.                                    Rules of Interpretation and Computation of Time

For purposes herein:  (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions as amended, modified or supplemented; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” or “Sections” are references to Articles or Sections in this Plan;

7

(e) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) any reference to an Entity as a Holder of a Claim or Equity Interest includes such Entity’s successors and assigns; (h) the rules of construction set forth in Bankruptcy Code section 102 shall apply; and (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.  The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

B.                                    Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1.             “Accredited Investor” shall be as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

2.             “Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred after the Petition Date and prior to and including the Effective Date (including, without limitation, expenses of the members of the Committee incurred as members of the Committee in discharge of their duties as such).

3.             “Administrative Agent” means Deutsche Bank Trust Company Americas in its capacity as (i) the administrative agent under the Prepetition Opco Credit Agreement and (ii) the collateral agent under the other Prepetition Opco Loan Documents.

4.             “Administrative Claim” means a Claim for costs or expenses of administration of the Chapter 11 Cases that is Allowed under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation:  (a) any actual and necessary costs or expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, and commissions for services and payments for inventory, leased equipment, and leased premises); (b) Accrued Professional Compensation and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 327, 330, 331, 363, or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; (d) the DIP Facility Claims; (e) any expense reimbursement payable under and in accordance with the Bid Procedures Order, and (f) any payment to be made under the Plan or otherwise to cure a default on an assumed executory contract or unexpired lease, including any “Seller Contract” that is to be a “Purchased Asset” (as such terms are defined in the New Opco Purchase Agreement).

8

5.             “Administrative Claims Bar Date” means the applicable date or dates established by order of the Bankruptcy Court as the deadline or deadlines for asserting Administrative Claims.

6.             “Affiliate” means an “affiliate” as defined in Bankruptcy Code section 101(2).

7.             “Allocated Pro Rata Share of NPH Investment Rights” means the pro rata share of an Eligible Opco Unsecured Creditor that is an Accredited Investor of the NPH Investment Rights to be issued under the Plan, with such pro rata share calculated as the proportion that (a) the Allowed amount of such creditor’s claim bears to (b) the total Allowed amount of Claims of Eligible Opco Unsecured Creditors in Classes S.4 (including the Class S.4 Claims held by Prepetition Opco Secured Lenders that do not vote to accept the Plan but excluding the Class S.4 Claims held by Prepetition Opco Secured Lenders that do vote to accept the Plan), S.5 and S.6; provided, however, that the Put Parties (so long as they hold at least 40% in aggregate principal amount of the Senior Notes) shall have the right to purchase at least one-half of the NPH Equity available for purchase in the Propco Rights Offering (which equity shall be allocated among the Put Parties as they shall mutually agree).

8.             “Allocated Pro Rata Share of NPH Warrants” means the pro rata share of an Eligible Opco Unsecured Creditor of the NPH Warrants to be issued under the Plan, with such pro rata share calculated as the proportion that (a) the Allowed amount of such creditor’s claim bears to (b) the total Allowed amount of Claims of Eligible Opco Unsecured Creditors in Classes S.4 (including the Class S.4 Claims held by Prepetition Opco Secured Lenders that do not vote to accept the Plan but excluding the Class S.4 Claims held by Prepetition Opco Secured Lenders that do vote to accept the Plan), S.5 and S.6.

9.             “Allowed” means, with respect to any Claim or Equity Interest, except as otherwise provided herein, any of the following:  (a) a Claim or Equity Interest that has been scheduled by the Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which (i) the Debtors or any other party in interest have not filed an objection and (ii) no contrary Proof of Claim has been filed; (b) a Claim or Equity Interest that either is not a Disputed Claim or Equity Interest or has been allowed by a Final Order; (c) a Claim that is allowed:  (i) in any stipulation with the Debtors of the amount and nature of such Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtors of the amount and nature of such Claim executed on or after the Confirmation Date and, to the extent necessary, approved by the Bankruptcy Court; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with this Plan; (d) a Claim relating to a rejected executory contract or unexpired lease that (i) is not a Disputed Claim or Equity Interest or (ii) has been allowed by a Final Order; or (f) a Claim or Equity Interest that is allowed pursuant to the terms of this Plan.

10.           “Allowed            Claim or Equity Interest” means an Allowed Claim or Equity Interest of the type or in the Class described.

11.           “Avoidance Actions” means any and all avoidance, recovery, subordination, recharacterization or other actions or remedies that may be brought by or on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including,

9

without limitation, actions or remedies arising under sections 502, 510 or 542-553 of the Bankruptcy Code.

12.           “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Claims entitled to vote shall, among other things, indicate their acceptance or rejection of this Plan.

13.           “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

14.           “Bankruptcy Court” means the United States Bankruptcy Court for the District of Nevada, or any other court having jurisdiction over the Chapter 11 Cases.

15.           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

16.           “Beneficial Holder” means, as of the applicable date of determination, a beneficial owner of claims arising under the Prepetition Opco Credit Agreement, the Prepetition Opco Swap Agreement, the Prepetition Mortgage Loan Agreement, any of the Prepetition Mezzanine Loans, the Senior Notes or the Subordinated Notes, as applicable, as reflected in the records maintained by the Administrative Agent, Registered Record Owner or Intermediary Record Owner, as applicable.

17.           “Beneficial Holder Ballots” means the Ballots upon which Beneficial Holders of Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process.

18.           “Bid Procedures Order” means the “Order Establishing Bidding Procedures And Deadlines Relating To Sale Process For Substantially All Of The Assets Of Station Casinos Inc. And Certain ‘Opco’ Subsidiaries” entered by the Bankruptcy Court on June 4, 2010 [Docket No. 1563].

19.           “Blockerco” means a newly organized corporation or limited liability company taxable as a corporation to which the NPH Warrants, NPH Investment Rights and certain other NPH Equity will be issued and through which the same will be exercisable.  Blockerco will, in turn, issue warrants, investment rights and equity to, and exercisable by, the Eligible Opco Unsecured Creditors (subject to, and in accordance with, the terms set forth in the Term Sheet) and such securities will give such Eligible Opco Unsecured Creditors substantially similar rights to those they would have had if the NPH Warrants, NPH Investment Rights and NPH Equity had been issued directly to them.  There may be more than one Blockerco entity (but not more than five) established if reasonably requested by the holders of a majority of the equity interests issued by all then existing Blockerco entities, and, in the event that there is more than one Blockerco entity established, all such Blockerco entities shall collectively be deemed to be, and shall be collectively referred to as, “Blockerco” for all purposes under this Plan.  For all purposes under this Plan, references to issuance, acquisition, distribution or ownership of NPH Equity, NPH Investment Rights or NPH Warrants with respect to Eligible Opco Unsecured Creditors shall mean such issuance, acquisition, distribution or ownership through Blockerco.

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20.           “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

21.           “Cash” means the legal tender of the United States of America or other immediately available funds.

22.           “Causes of Action” means any and all claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counter-claims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, liquidated or unliquidated, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring at any time prior to the Effective Date.

23.           “Chapter 11 Cases” means the chapter 11 bankruptcy cases commenced by the Debtors on the Petition Date in the Bankruptcy Court.

24.           “Claim” means any “claim” against any Debtor as defined in Bankruptcy Code section 101(5), whether or not asserted or Allowed.

25.           “Claims Bar Date” means January 15, 2010, as ordered by the Bankruptcy Court.

26.           “Claims Objection Bar Date” means, for each Claim and Equity Interest, the later of:  (a) one hundred twenty (120) days after the Effective Date; and (b) such other date as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claim or Equity Interest.

27.           “Claims Register” means the official register of Claims maintained by the Voting and Claims Agent.

28.           “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to Bankruptcy Code section 1122(a) and 1123(a).

29.           “Collateral” means any property or interest in property of any Debtor’s Estate that is subject to a valid and enforceable Lien to secure the payment or performance of a Claim.

30.           “Committee” means the official committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Cases pursuant to Bankruptcy Code section 1102, as reconstituted from time to time.

31.           “Committee Plan Support Stipulation” means that certain Stipulation and Order dated July       , 2010, by and between SCI and the Committee, which sets forth the terms and conditions upon which the Committee has agreed to support the Plan, a copy of which is included in the Plan Supplement.

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32.           “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

33.           “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Code section 1128 to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

34.           “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to Bankruptcy Code section 1129, which shall be consistent with the definition of Confirmation Order in the New Opco Purchase Agreement and the provisions of Article V.A herein, and in form and substance reasonably satisfactory to the Debtors, the Successful Bidder, the Required Consenting Lenders, the Mortgage Lenders and FG.

35.           “Consenting Opco Lenders” means those Prepetition Opco Secured Lenders that are parties to the Opco Lender Restructuring Support Agreement.

36.           “Consummation” means the occurrence of the Effective Date.

37.           “Debtor(s) in Possession” means, individually, each Debtor, as a debtor in possession in its Chapter 11 Case and, collectively, all Debtors, as debtors in possession in these Chapter 11 Cases.

38.           “DIP Facility Claims” means all obligations of any of the Debtors arising under the postpetition financing agreement with Vista Holdings, LLC and Past Enterprises, Inc. pursuant to that certain “Final Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, 364 And 552 And Fed. R. Bankr. P. Rule 4001(b), (c) And (d):  (I) Authorizing The Debtors To (A) Use Cash Collateral; (B) Obtain Unsecured, Subordinated Post-Petition Financing; (C) Make Loans To Non-Debtor Subsidiaries, (II) Granting Adequate Protection To Prepetition Secured Parties, And (IV) Granting Related Relief” entered by the Bankruptcy Court on October 13, 2009 [Docket No. 481], as such order has been amended from time to time.

39.           “Disclosure Statement” means that certain Disclosure Statement for Joint Chapter 11 Plan of Reorganization for Station Casinos, Inc. And Its Affiliated Debtors Filed in these Chapter 11 Cases, as amended, supplemented, or modified from time to time, in each case in form and substance reasonably satisfactory to the Debtors, the Required Consenting Lenders and the Mortgage Lenders, and that was approved by the Disclosure Statement Order and describes this Plan, including all exhibits and schedules thereto and references therein that relate to this Plan.

40.           “Disclosure Statement Order” means that certain Order (A) Approving the Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline, and Other Dates, (C) Approving Procedures for Soliciting, Receiving and Tabulating Votes on the Plan and for Filing Objections to the Plan and (D) Approving the Manner and Forms of Notice and Other Related Documents, entered by the Bankruptcy Court on July     , 2010 [Docket No.       ], as the order may be amended from time to time, in each case in form and substance reasonably satisfactory to the Debtors, the Required Consenting Lenders and the Mortgage Lenders.

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41.           “Disputed Claim or Equity Interest” means a Claim or Equity Interest, or any portion thereof:  (a) listed on the Schedules as unliquidated, disputed or contingent; (b) that is the subject of a Filed objection or request for estimation or is otherwise disputed by any of the Debtors or any other party in interest in accordance with applicable law and which objection has not been withdrawn, resolved, or overruled by a Final Order of the Bankruptcy Court; or (c) that is in excess of the amount scheduled as other than disputed, contingent or unliquidated.

42.           “Distribution Agent” means the Plan Administrator or any other entity designated, employed or contracted with by the Plan Administrator for purposes of making distributions under this Plan.

43.           “Distribution Record Date” means                               , 2010 at 5:00 p.m. prevailing Pacific Time.

44.           “D&O Liability Insurance Policies” means all insurance policies for directors and officers’ liability maintained by the Debtors as of the Effective Date.

45.           “Effective Date” means the Business Day that this Plan becomes effective as provided in Article IX hereof.

46.           “Eligible Opco Unsecured Creditors” means all Holders of Allowed Claims classified in Classes S.4, S.5 and S.6, except Holders of Class S.4 Claims that also hold Class S.2 Claims and vote to accept the Plan on account of such Class S.2 Claims.

47.           “Entity” means an “entity” as defined in Bankruptcy Code section 101(15).

48.           “Equity Interest” means any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of stock, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to such Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include:  (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and put rights; and (4) stock-appreciation rights, in each case as in existence immediately prior to the Effective Date.

49.           “Equity Security” means an “equity security” as defined in Bankruptcy Code section 101(16).

50.           “Estates” means the bankruptcy estates of the Debtors created by virtue of Bankruptcy Code section 541 upon the commencement of the Chapter 11 Cases.

51.           “Excess AMT Amount” means the amount, if any, of any administrative Tax claim(s) for alternative minimum tax resulting from or arising out of the implementation of the transactions contemplated by the New Opco Purchase Agreement or the Plan in excess of $15 million in the aggregate.

52.           “Excluded Assets” means, collectively, the Existing Propco Assets, the New Propco Purchased Assets and the SCI Retained Assets.

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53.           “Exculpated Parties” means, collectively:  (a) the Debtors and their respective Estates; (b) the Non-Debtor Affiliates; (c) FG; (d) Holdco; (e) the Mortgage Lenders, solely in their capacity as such; (f) Colony Capital, LLC; (g) New Propco; (h) the Stalking Horse Bidder; (i) the Successful Bidder; (j) New Opco; (k) the Administrative Agent; (l) the Consenting Opco Lenders, solely in their capacity as Prepetition Opco Secured Lenders; (m) the Land Loan Lenders, solely in their capacities as such; (n) the Plan Administrator; (o) Voteco; (p) the Swap Counterparty, solely in its capacity as such; (q) the Committee and its members, provided that the Committee Support Stipulation has not been terminated as of the Effective Date; (r) the Put Parties, provided that the Put Parties Support Agreement and the Propco Commitment have not been terminated as of the Effective Date; and (s) the respective Related Persons of each of the foregoing Entities.

54.           “Exculpation” means the exculpation provision set forth in Article X.E hereof.

55.           “Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under Bankruptcy Code section 365.

56.           “Existing Propco Assets” means any assets owned by Propco as of the Effective Date, any equity in or assets of any subsidiary of SCI that directly or indirectly owns the equity of Propco, and any assets encumbered by liens in favor of Propco (excluding any assets not located on a Propco Property and on which Propco’s lien attaches to only an undivided percentage interest in, and less than 100% of, such assets).

57.           “FG” means Fertitta Gaming LLC, a Nevada limited liability company.

58.           “File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court in the Chapter 11 Cases.

59.           “Final Order” means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, new trial, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors, or, in the event that an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, no stay pending appeal has been granted or such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, new trial, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

60.           “General Unsecured Claim” means any Claim against any Debtor that is not:  (a) a/an (1) Administrative Claim; (2) Priority Tax Claim; (3) Other Priority Claim, (4) Other Secured Claim; (5) Senior Note Claim; (6) Subordinated Note Claim; (7) Intercompany Claim; or (8) Equity Interest; or (b) otherwise classified in a Class other than and separate from the Class of General Unsecured Claims with respect to the applicable Debtor.

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61.           “Going Private Transaction” means the buy-out transaction that occurred in November of 2007, pursuant to which, among other things, SCI was acquired by virtue of a merger of FCP Acquisition Sub with and into SCI, with SCI continuing as the surviving corporation, and the sale-and-leaseback transaction with respect to the Propco Properties was consummated.

62.           “Going Private Transaction Causes of Action” means any and all Claims, Causes of Action, Litigation Claims, Avoidance Actions and any other legal or equitable remedies against any Person arising from any transaction comprising or related to the Going Private Transaction, regardless of whether such Claims, Causes of Action, Litigation Claims, Avoidance Actions, or other remedies may be asserted pursuant to the Bankruptcy Code or any other applicable law.

63.           “Governmental Unit” means a “governmental unit” as defined in Bankruptcy Code section 101(27).

64.           “Gun Lake Reimbursement” means any amounts actually paid to and received by SCI or any of its Subsidiaries prior to Closing under the Stalking Horse APA by Gun Lake Tribal Gaming Authority in respect of amounts owed to MPM Enterprises, LLC and SC Michigan, LLC for advances made by them to Gun Lake Tribal Gaming Authority.

65.           “Holdco” means the Delaware limited liability company formed by the Mortgage Lenders to serve, along with Voteco, as one of the equity interest holders in New Propco.  Upon occurrence of the Effective Date, Holdco will be owned by the Mortgage Lenders, FG and potentially other parties, with additional NPH Equity available for acquisition through the NPH Investment Rights and the NPH Warrants, subject to the terms and conditions of the NPH Term Sheet.

66.           “Holder” means an Entity holding a Claim against, or Equity Interest in, any Debtor.

67.           “Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of Bankruptcy Code section 1124.

68.           “Intercompany Claims” means any unsecured Claims of a Debtor against any other Debtor, other than the Master Lease Rejection Damage Claim.

69.           “IP Assets” means those assets identified on Schedule 1 of this Plan, all of which will be (a) if the Successful Bidder is the Stalking Horse Bidder, transferred to IP Holdco pursuant to the New Opco Purchase Agreement, and (b) if the Successful Bidder is any Person or Persons other than the Stalking Horse Bidder, (i) transferred to the Successful Bidder or its designated subsidiary pursuant to the New Opco Purchase Agreement and (ii) licensed to New Propco and its designated subsidiaries pursuant to the IP License Agreement with New Propco in the form attached to the New Opco Purchase Agreement of the Successful Bidder and consistent with the terms of the Second Amended MLCA.

70.           “IP Holdco” means the trust or other entity identified as “IP Holdco” in, and formed in accordance with, the Stalking Horse APA.

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71.           “IP License Agreement” means the license agreement with New Propco in the form attached to the New Opco Purchase Agreement of the Successful Bidder which shall be in form and substance reasonably satisfactory to the Required Consenting Lenders, the Successful Bidder and, if the Stalking Horse Bidder is not the Successful Bidder, New Propco.

72.           “Intermediary Record Owners” means, as of the applicable date of determination, the banks, brokerage firms, or the agents thereof as the Entity through which the Beneficial Holders hold Claims.

73.           “Landco Assets” means those assets identified on Schedule 5 of this Plan.

74.           “Landco Assets Transfer Agreement” means that certain agreement, or those certain agreements, pursuant to which (a) all Landco Assets not now owned by CV Propco, LLC will be transferred to CV Propco, LLC and (b) all of the Equity Interests in CV Propco, LLC will be transferred to the designee of the Land Loan Lenders, which shall be in form and substance reasonably satisfactory to the Required Consenting Lenders and New Propco.

75.           “Land Loan Agreement” means that certain Credit Agreement, dated February 7, 2008 by and among CV PropCo, LLC, Deutsche Bank Trust Company Americas, JPMorgan Chase Bank, N.A. and the lenders from time to time party thereto.

76.           “Land Loan Borrower” means CV PropCo, LLC, a Nevada limited liability company.

77.           “Land Loan Collateral” means the land located on the southern end of Las Vegas Boulevard at Cactus Avenue and land surrounding the Wild Wild West in Las Vegas, Nevada, that serves as collateral for the loans made under the Land Loan Agreement.

78.           “Land Loan Guaranty Claims” means any and all Claims arising under the guarantees of the obligations under the Land Loan Agreement issued to the Land Loan Lenders by each of the Parent Debtors pursuant to the Recourse Guaranty dated as of February 7, 2008 made jointly and severally by FCP holding, Inc., FCP Voteco, LLC, and Fertitta Partners, LLC in favor of Deutsche Bank Trust Company Americas, as administrative agent.

79.           “Land Loan Lenders” means, collectively, Deutsche Bank Trust Company Americas and JPMorgan Chase Bank, N.A., each in their capacity as a lender under the Land Loan Agreement (each a “Land Loan Lender”).

80.           “Lien” means a “lien” as defined in Bankruptcy Code section 101(37), and, with respect to any asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

81.           “Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Person, including, without limitation, the Causes of Action of the Debtors.

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82.           “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Nevada.

83.           “Master Ballots” means the ballot distributed to the Registered Record Owners or Intermediary Record Owners, as applicable, to record the votes of the Beneficial Holders of Claims as of the Voting Record Date.

84.           “Master Lease and License” means that certain:  (a) Master Lease, dated as of November 7, 2007, between Propco, as lessor, and SCI, as lessee, with respect to the Propco Properties (the “Master Lease”); and (b) License and Reservation Service Agreement, also dated as of November 7, 2007 (the “License Agreement”), between Propco, as licensee, and SCI, as licensor.

85.           “Master Lease Collateral” means:  (i) all “FF&E” and the “FF&E Reserve Collateral”, each as defined in the Master Lease; and (ii) all “Collateral” under and as defined in the Propco Security Agreement.  Section 12.4 of the Master Lease contains a security agreement, pursuant to which SCI pledged, assigned and granted Propco a security interest and an express contractual lien in and to the FF&E and FF&E Reserve Collateral and the Operating Subtenants pledged, assigned and granted Propco a security interest and an express contractual lien in all such “Collateral” under the Propco Security Agreement.

86.           “Master Lease Rejection Damage Claim” means any and all claims assertable by Propco against SCI in connection with or relating to SCI’s rejection of the Master Lease and License pursuant to this Plan.

87.           “Mezzco Debtors” means FCP MezzCo Parent, LLC; FCP MezzCo Parent Sub, LLC; FCP MezzCo Borrower VII, LLC; FCP MezzCo Borrower VI, LLC; FCP MezzCo Borrower V, LLC; FCP MezzCo Borrower IV, LLC; FCP MezzCo Borrower III, LLC; FCP MezzCo Borrower II, LLC; and FCP MezzCo Borrower I, LLC.

88.           “Mezz I Loan” means Amended and Restated Mezzanine Loan and Security Agreement (First Mezzanine), dated as of March 19, 2008, among FCP Mezzco Borrower I, LLC, a Delaware limited liability company, German American Capital Corporation, a Maryland corporation and JPMorgan Chase Bank, N.A., a national banking association.

89.           “Mezz II Loan” means Amended and Restated Mezzanine Loan and Security Agreement (Second Mezzanine), dated as of March 19, 2008, among FCP Mezzco Borrower II, LLC, a Delaware limited liability company, German American Capital Corporation, a Maryland Corporation and JPMorgan Chase Bank, N.A., a national banking association, as subsequently assigned to certain other lender parties.

90.           “Mezz III Loan” means Amended and Restated Mezzanine Loan Security Agreement (Third Mezzanine), dated as of March 19, 2008, among FCP Mezzco Borrower III, LLC, a Delaware limited liability company, German American Capital Corporation, a Maryland corporation and JPMorgan Chase Bank, N.A., a national banking association, as subsequently assigned to certain other lender parties.

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91.           “Mezz IV Loan” means Mezzanine Loan and Security Agreement (Fourth Mezzanine), dated as of March 19, 2008, among FCP Mezzco Borrower IV, LLC, a Delaware limited liability company, German American Capital Corporation, a Maryland corporation and JPMorgan Chase Bank, N.A., a national banking association, as subsequently assigned to certain other lender parties.

92.           “Mezz IV Pledge Claims” means any and all Claims against FCP Mezzco Borrower V, LLC arising under or relating to its pledge of its Equity Interests in FCP Mezzco Borrower IV, LLC as collateral to secure repayment of the Mezz IV Loan.

93.           “Mortgage Lender Claims Against SCI” means any and all claims asserted by the Mortgage Lenders against SCI, including without limitation the claims asserted in the Proof of Claim the Mortgage Lenders filed against SCI, which are recorded as claim no. 19375849 on the Claims Register.

94.           “Mortgage Lender/FG Restructuring Agreement” means that certain agreement among FG, the Mortgage Lenders and the other parties thereto dated as of March 24, 2010 (as amended, supplemented or modified from time to time), a copy of which is included in the Plan Supplement.

95.           “Mortgage Lenders” means German American Capital Corporation and JPMorgan Chase Bank N.A., as lenders to Propco under the Amended and Restated Loan and Security Agreement, dated as of March 19, 2008.

96.           “New FG Management Agreement” means one or more management agreements pursuant to which FG will manage certain New Propco properties, including, if the Stalking Horse Bidder is the Successful Bidder, the New Opco properties, substantially in the form(s) included in the Plan Supplement.

97.           “New Land Loan Agreement” means the Land Loan Agreement, and related documents, in each case in form and substance acceptable to the Mortgage Lenders, as it will be amended and restated upon the occurrence of the Effective Date.

98.           “New Opco” means the entity that obtains or acquires ownership, directly or indirectly, of the New Opco Acquired Assets under the Plan pursuant to the Successful Bid (as determined in accordance with the Bid Procedures Order) and the New Opco Purchase Agreement.

99.           “New Opco Acquired Assets” means substantially all of the assets of the Opco Group Sellers, including the IP Assets, other than the Excluded Assets, which are to be acquired by the Successful Bidder pursuant to the New Opco Purchase Agreement.

100.         “New Opco Credit Agreement” means that certain credit agreement, along with related documents, in each case, in form and substance satisfactory to the Required Consenting Lenders, and if the Stalking Horse Bid is the Successful Bid, to the Stalking Horse Bidder, to be entered into by New Opco and the other parties identified therein in connection with New Opco’s acquisition of the New Opco Acquired Assets, a copy of which is included in the Plan Supplement and which provides for (i) a new revolving credit facility in the aggregate principal

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amount of $25 million and (ii) a term loan facility deemed issued on the Effective Date in the aggregate principal amount of $430 million.

101.         “New Opco PIK Credit Agreement” means that certain credit agreement, along with related documents, in each case in form and substance reasonably satisfactory to the Required Consenting Lenders, and if the Stalking Horse Bid is the Successful Bid, to the Stalking Horse Bidder, to be entered into by a Subsidiary of New Opco and the Prepetition Opco Secured Lenders in connection with New Opco’s acquisition of the New Opco Acquired Assets, a copy of which is included in the Plan Supplement and which provides for a term loan facility deemed issued on the Effective Date in the original aggregate principal amount of $25 million.

102.         “New Opco Purchase Agreement” means the Stalking Horse APA or, if a Person other than the Stalking Horse Bidder is the Successful Bidder, then the asset purchase agreement of such Successful Bidder, as the same may be amended, supplemented or otherwise modified from time to time, and in each case, in form and substance reasonably satisfactory to the Required Consenting Lenders, a copy of which is included in the Plan Supplement.

103.         “New Opco Transition Services Agreement” means that certain form of agreement, along with related documents, in each case in form and substance reasonably satisfactory to the Required Consenting Lenders, New Opco and New Propco, to be entered into by New Opco, New Propco and the other parties identified therein in connection with New Opco’s acquisition of the New Opco Acquired Assets, a copy of which is included in the Plan Supplement, and which provides for, among other things, transition services to be provided to New Opco by New Propco, including reasonable cooperation and collaboration by New Propco with respect to diligence on existing systems, data transfer, testing and acceptance in connection with New Opco’s development within one year of the closing of the New Opco Purchase Agreement, a computer system for New Opco that has at least the capacity and functions of the computer systems acquired by New Propco.

104.         “New Propco” means the newly formed limited liability company, owned by Holdco and Voteco, that will acquire or obtain, directly or indirectly through one or more Subsidiaries, all of the New Propco Acquired Assets, the equity interests in CV PropCo, LLC, and all of the Landco Assets, and if the Stalking Horse Bid is the Successful Bid, all of the New Opco Acquired Assets, in each case under or in connection with the Plan.

105.         “New Propco Acquired Assets” means, collectively, the New Propco Purchased Assets and the New Propco Transferred Assets.

106.         “New Propco Credit Agreement” means that certain Credit Agreement and related documents, in each case in form and substance acceptable to the Mortgage Lenders and FG, a copy of which is included in the Plan Supplement.

107.         “New Propco Holdco” or “NPH” means Holdco.

108.         “New Propco LLCA” means that certain Limited Liability Company Agreement of New Propco and related documents, in each case in form and substance acceptable to the Mortgage Lenders and FG, a copy of which is included in the Plan Supplement.

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109.         “New Propco Non-Compete Agreement”: means that certain Non-Compete Agreement and related documents, in each case in form and substance acceptable to the Mortgage Lenders and FG, by and among Holdco, New Propco, the Mortgage Lenders and their assigns, FG and Frank and Lorenzo Fertitta regarding certain obligations and commitments with respect to future investment and management opportunities (as contemplated by the Mortgage Lender/FG Restructuring Agreement).

110.         “New Propco Purchase Agreement” means that certain agreement, or those certain agreements and related documents, in each case in form and substance acceptable to the Mortgage Lenders, FG and the Required Consenting Lenders, pursuant to which New Propco will purchase the New Propco Purchased Assets from SCI and/or the applicable Non-Debtor Affiliates in accordance with the Second Amended MLCA.  If the Stalking Horse Bid is the Successful Bid, then New PropCo will acquire the New Propco Purchased Assets under and pursuant to the Stalking Horse APA and the Stalking Horse APA will be deemed to be the New Propco Purchase Agreement for purposes of the Plan.

111.         “New Propco Purchased Assets” means those assets identified on Schedule 2 to this Plan, all of which will be transferred from SCI and/or the applicable Non-Debtor Affiliate to New Propco or its designee(s) in accordance with, and subject to the payment of the consideration and, if applicable, assumption of specific liabilities identified in, the Second Amended MLCA and pursuant to the New Propco Purchase Agreement, subject to the rights and obligations of Propco under the Second Amended MLCA (or, if the Stalking Horse Bidder is the Successful Bidder, to the rights of the Stalking Horse Bidder under the Stalking Horse APA) to elect not to purchase certain of such assets.

112.         “New Propco Retained Available Cash” means Propco Cash in the amount of $80 million, less any transition costs incurred by Propco or the Mortgage Lenders, which will be transferred to and retained by and for the benefit of New Propco.

113.         “New Propco Transfer Agreement” means that certain agreement, or those certain agreements and related documents, in each case in form and substance acceptable to the Mortgage Lenders, FG and the Required Consenting Lenders, pursuant to which New Propco or its designated subsidiaries will acquire the New Propco Transferred Assets from Propco in accordance with Article V of this Plan.

114.         “New Propco Transferred Assets” means (a) all of Propco’s right, title and interests in, to and under the Propco Properties and the Master Lease Collateral, and (b) Propco Cash in an amount equal to the New Propco Retained Available Cash.

115.         “NPH Equity” means equity interests in Holdco.

116.         “NPH Investment Rights” means the rights to purchase, pursuant to the Propco Rights Offering and on the terms and conditions set forth in the NPH Term Sheet, NPH Equity to be issued through Blockerco to each Eligible Opco Unsecured Creditor that is an Accredited Investor.

117.         “NPH Post-Effective Investment Rights” means the rights to purchase NPH Equity to be issued through Blockerco to each Qualified Eligible Opco Unsecured Creditor in

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connection with any Post-Effective Equity Raise (as defined in the NPH Term Sheet) on the terms and conditions set forth in the NPH Term Sheet.

118.         “NPH Term Sheet” means that certain term sheet attached hereto as Schedule 6, which sets forth, among other things, the terms and conditions for the issuance of the NPH Warrants, the NPH Investment Rights, the NPH Post-Effective Investment Rights and certain other related rights and obligations of the parties to the Put Parties Support Agreement and the Committee Plan Support Stipulation.

119.         “NPH Warrants” means the warrants to purchase NPH Equity to be issued through Blockerco to each Eligible Opco Unsecured Creditor, the terms and conditions of which shall be as set forth in the NPH Term Sheet.

120.         “Opco Auction” means any auction that occurs pursuant to the Bid Procedures Order.

121.         “Opco Cash Collateral Order” means the Final Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, 364 and 552 and Fed. R. Bankr. P. Rule 4001(B), (C) and (D) (i) Authorizing the Debtors to (A) Use Cash Collateral; (B) Obtain Unsecured, Subordinated Post-Petition Financing; (C) Make Loans to Non-Debtor Subsidiaries, (ii) Granting Adequate Protection to Prepetition Secured Parties, and (iii) Granting Related Relief, entered by the Bankruptcy Court on October 13, 2009 [Docket No. 481].

122.         “Opco Group Sellers” means all sellers under the New Opco Purchase Agreement, which are identified in Schedule 3 to this Plan.

123.         “Opco Lender Restructuring Support Agreement” means that certain Restructuring Support Agreement dated as of April 16, 2010 (as amended, supplemented or modified from time to time) by and among the Consenting Opco Lenders, FG and certain of its principals, and certain Non-Debtor Affiliates, a copy of which is included in the Plan Supplement.

124.         “Operating Subtenants” means, collectively, Charleston Station, LLC; Boulder Station, Inc; Palace Station Hotel and Casino, Inc. and Sunset Station, Inc.

125.         “Ordinary Course Professionals Order” means that certain Order Authorizing the Debtors to Employ and Compensate Certain Professionals in the Ordinary Course of Business Nunc Pro Tunc to the Petition Date, entered by the Bankruptcy Court on September 23, 2009 [Docket No. 355], as such order may be amended from time to time.

126.         “Other Opco Debtors” means Northern NV Acquisitions, LLC; Tropicana Station, LLC; River Central, LLC; and Reno Land Holdings, LLC.

127.         “Other Priority Claim” means any Claim accorded priority in right of payment under Bankruptcy Code section 507(a), other than a Priority Tax Claim or an Administrative Claim.

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128.         “Other Secured Claim” means any Secured Claim other than an Administrative Claim, Secured Tax Claim, the Master Lease Rejection Damage Claim or Secured Claims arising under the Prepetition Opco Credit Agreement, Prepetition Opco Swap Agreement, the Prepetition Mortgage Loan Agreement or any of the Prepetition Mezzanine Loans.

129.         “Parent Debtor Pledges” means the pledges of the Equity Interests in SCI by each of the Parent Debtors to secure the obligations arising under the Prepetition Opco Credit Agreement, the Prepetition Opco Swap Agreement and related guaranties pursuant to that certain Shareholder Pledge And Security Agreement dated as of November 7, 2007 among the Parent Debtors, SCI and the Administrative Agent.

130.         “Parent Debtors” means FCP Holding, Inc. (owner of 74.8294% of non-voting stock in SCI); Fertitta Partners, LLC (owner of 25.1706% of non-voting stock in SCI); and FCP Voteco, LLC (owner of 100% of voting stock in SCI);

131.         “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

132.         “Petition Date” means July 28, 2009, the date on which the Debtors commenced the Chapter 11 Cases.

133.         “Plan” means this Joint Chapter 11 Plan of Reorganization for Station Casinos, Inc. and its Affiliated Debtors, dated June 15, 2010, which shall be in form and substance satisfactory to the Successful Bidder, FG, the Mortgage Lenders and the Required Consenting Lenders.

134.         “Plan Administrator” means:  (a) SCI, or such other entity as may be designated by SCI and approved by the Bankruptcy Court to administer implementation of the Plan as to SCI, the Parent Debtors and the Other Opco Debtors; and (b) Propco, or such other entity as may be designated by Propco and approved by the Bankruptcy Court to administer implementation of the Plan, as to Propco and the Mezzco Debtors.

135.         “Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, all of which hereby are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, modified, replaced and/or supplemented from time to time, all of which be Filed with the Bankruptcy Court ten (10) days before the Voting Deadline.

136.         “Prepetition Mezzanine Loans” means, collectively, the Mezz I Loan, Mezz II Loan, Mezz III Loan and Mezz IV Loan.

137.         “Prepetition Mezzanine Loan Guaranty Claims” means any and all claims arising under the guarantees of the obligations under the Prepetition Mezzanine Loans issued by each of the Parent Debtors.

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138.         “Prepetition Mortgage Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of March 19, 2008, among Propco, as Borrower, and German American Capital Corporation and JPMorgan Chase Bank N.A., as lenders.

139.         “Prepetition Mortgage Loan Claims” means any and all Claims arising under the Prepetition Mortgage Loan Agreement and the Propco Cash Collateral Order.

140.         “Prepetition Mortgage Loan Guaranty” means individually, each guaranty of the obligations arising under the Prepetition Mortgage Loan Agreement issued to the Mortgage Lenders by each of the Parent Debtors.

141.         “Prepetition Mortgage Loan Guaranty Claims” means any and all claims arising under Prepetition Mortgage Loan Guaranty.

142.         “Prepetition Opco Credit Agreement” means that certain Credit Agreement, dated as of November 7, 2007, among SCI, as borrower, Deutsche Bank Trust Company Americas, as Administrative Agent, the other lenders party thereto, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners, JPMorgan Chase Bank, N.A., as Syndication Agent, and Bank of Scotland plc, Bank of America, N.A., and Wachovia Bank, N.A., as Co-Documentation Agents, as amended, supplemented or otherwise modified from time to time.

143.         “Prepetition Opco Credit Agreement Claim” means any and all Claims arising under the Prepetition Opco Credit Agreement and the Opco Cash Collateral Order.

144.         “Prepetition Opco Credit Agreement Guaranty Claims” means any and all Claims arising under that certain Guaranty Agreement dated as of November 7, 2007 among SCI, certain specified Subsidiaries of SCI and the Administrative Agent.

145.         “Prepetition Opco Loan Documents” means, collectively, the Prepetition Opco Credit Agreement and each other loan document executed from time to time in connection therewith.

146.         “Prepetition Opco Secured Claim” means, collectively, the Prepetition Opco Credit Agreement Claim and the Prepetition Opco Swap Claim, to the extent of the value of the Collateral securing those claims.  Any amounts of Prepetition Opco Secured Claim in excess of the value of that Collateral shall be a General Unsecured Claim.

147.         “Prepetition Opco Secured Lenders” means the Administrative Agent and the other lenders party from time to time to the Prepetition Opco Credit Agreement.

148.         “Prepetition Opco Swap Agreement” means that certain Secured Hedge Agreement dated as of February 12, 2008, by and between JPMorgan Chase Bank, N.A. and SCI.

149.         “Prepetition Opco Swap Claim” means the secured termination claim under the Prepetition Opco Swap Agreement, together with all interest accrued and unpaid thereon as of

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the Effective Date, and all unpaid reasonable fees, costs, expenses and other charges required to be paid or reimbursed (as applicable) pursuant to the terms of the Prepetition Opco Swap Agreement.

150.         “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in Bankruptcy Code section 507(a)(8).

151.         “Pro Rata” means the proportion that (a) the Allowed principal amount of a Claim in a particular Class (or several Classes taken as a whole) bears to (b) the aggregate Allowed principal amount of all Claims in such Class (or several Classes taken as a whole), unless this Plan provides otherwise.

152.         “Professional” means (a) any Person employed in the Chapter 11 Cases pursuant to Bankruptcy Code section 327, 363 or 1103 or otherwise and (b) any Person seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to Bankruptcy Code section 503(b)(4).

153.         “Professional Fee Claim” means a Claim under Bankruptcy Code sections 328, 330(a), 331, 363, 503 or 1103 for Accrued Professional Compensation.  For the avoidance of doubt, the definition of Professional Fee Claim shall not include the fees and expense of the Put Parties and their legal advisors, which fees and expenses shall be paid in accordance with the NPH Term Sheet.

154.         “Professional Fees Bar Date” means the Business Day that is sixty (60) days after the Effective Date or such other date as approved by Final Order of the Bankruptcy Court.

155.         “Proof of Claim” means a proof of Claim or Equity Interest Filed against any Debtor in the Chapter 11 Cases.

156.         “Propco” means FCP Propco, LLC, a debtor and debtor in possession.

157.         “Propco Cash” means all Cash on hand at Propco as of the Effective Date, immediately prior to all the transfers and allocations pursuant to the Plan as of and following the Effective Date; provided, however, Propco Cash does not include, and shall not be deemed to include, any “cage cash” utilized at any of the Propco Properties.

158.         “Propco Cash Collateral Order” means the Final Order Pursuant to 11 U.S.C. §§ 361, 362 and 363 Approving Stipulation for (i) Adequate Protection and (ii) Use of Cash Collateral with Respect to Secured Loans to FCP Propco, LLC entered on September 9, 2009 [Docket No. 295].

159.         “Propco Commitment” means that certain firm and irrevocable put commitment of the Put Parties, in form and substance acceptable to the Put Parties, the Debtors, FG and the Mortgage Lenders, to purchase through Blockerco: (a) $35.3 million of NPH Equity, to the extent such NPH Equity is not otherwise purchased by Eligible Opco Unsecured Creditors or the Put Parties (pursuant to the proviso to the definition of Allocated Pro Rata Share of NPH Investment Rights herein) in accordance with the terms and conditions of the Propco Rights Offering; and (b) up to a maximum of $100 million (i.e., up to a maximum of $64.7 million in

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addition to the $35.3 million commitment specified in clause (a)) of NPH Equity in connection with any Equity Raises (as defined in the NPH Term Sheet) consummated during the Upsizing Commitment Period (as defined in the NPH Term Sheet), to the extent such NPH Equity is not otherwise purchased by Eligible Opco Unsecured Creditors (pursuant to the proviso to the definition of Allocated Pro Rata Share of NPH Investment Rights herein)  or the Put Parties in accordance with the terms and conditions of the NPH Term Sheet.

160.         “Propco Excess Effective Date Cash” means any Propco Cash in excess of the amount of New Propco Retained Available Cash, which Propco Excess Effective Date Cash shall be distributed as additional recovery to the Mortgage Lenders or their applicable designees on account of their Allowed Class P.2 Claims; provided, that, if the Stalking Horse Bidder is the Successful Bidder, such Propco Excess Effective Date Cash may, to the extent required under the Stalking Horse APA, be paid to the Prepetition Opco Secured Lenders and the Holders of the Prepetition Opco Swap Claim.

161.         “Propco Properties” means: (a) Palace Station Hotel & Casino; (b) Boulder Station Hotel & Casino; (c) Sunset Station Hotel & Casino; and (d) Red Rock Casino Resort Spa.

162.         “Propco Rights Offering” means the offering of the NPH Investment Rights to each Eligible Opco Unsecured Creditor that is an Accredited Investor pursuant to this Plan, on the terms and conditions set forth in the NPH Term Sheet.

163.         “Propco Security Agreement” means that certain Security Agreement (All Furniture, Fixtures and Equipment), dated as of November 7, 2007 by and among Propco and the Operating Subtenants.

164.         “Put Parties” means certain entities affiliated with Fidelity Management & Research Company, Oaktree Capital Management, L.P. and Serengeti Asset Management, L.P. that are reasonably acceptable to the Debtors, FG and Propco Lenders.

165.         “Put Parties Support Agreement” means that certain Support Agreement dated as of July       , 2010 (as amended, supplemented or modified from time to time) by and among the Put Parties, the Mortgage Lenders, FG, Frank J. Fertitta III and Lorenzo Fertitta, a copy of which is included in the Plan Supplement.

166.         “Put Premium” means $3,000,000 in cash to be paid to the Put Parties by New Propco Holdco on the Effective Date, on the terms and subject to the conditions set forth in the NPH Term Sheet.

167.         “Qualified Eligible Opco Unsecured Creditor” means any Eligible Opco Unsecured Creditor that (a) is an Accredited Investor, (b) owns indirectly (together with affiliated funds or other investment vehicles with a common investment manager) through Blockerco at least 0.5% of the outstanding NPH Equity and (c) participates in the Propco Rights Offering and purchases NPH Equity therein.  Qualified Eligible Opco Unsecured Creditors shall have the rights and obligations of “Qualifying Creditors” as that term is defined in the NPH Term Sheet.

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168.         “Registered Record Owners” means, as of the applicable date of determination, the respective owners of the Senior Notes or Subordinated Notes, as applicable, whose holdings thereof are in their own name on the books and records of SCI.

169.         “Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and Subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, and any Person claiming by or through any of them.

170.         “Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.C hereof.

171.         “Released Party” means: (a) the Debtors and their respective Estates; (b) the Non-Debtor Affiliates; (c) FG; (d) Holdco; (e) the Mortgage Lenders, solely in their capacity as such; (f) Colony Capital, LLC; (g) New Propco; (h) the Stalking Horse Bidder; (i) the Successful Bidder; (j) New Opco; (k) the Administrative Agent; (l) the Consenting Opco Lenders, solely in their capacity as Prepetition Opco Secured Lenders; (m) the Land Loan Lenders, solely in their capacities as such; (n) the Plan Administrator; (o) Voteco; (p) the Swap Counterparty, solely in its capacity as such; (q) the Committee and its members, provided that the Committee Support Stipulation has not been terminated as of the Effective Date; (r) the Put Parties, provided that the Put Parties Support Agreement and the Propco Commitment have not been terminated as of the Effective Date; and (s) the respective Related Persons of each of the foregoing Entities.

172.         “Releasing Party” has the meaning set forth in Article X.C hereof.

173.         “Required Consenting Lenders” shall mean three or more Consenting Opco Lenders holding greater than 66.6% of the aggregate Claims (without including in such determination the termination value of the Prepetition Opco Swap Agreement prior to its termination; provided, that, all obligations under the Secured Hedge Agreement (whether or not terminated) remain pari passu with all other Prepetition Opco Secured Claims held by all Consenting Opco Lenders.

174.         “Rights Offering Record Date” means the date for determining which Holders of Claims are entitled to participate in the Propco Rights Offering, which date is July 15, 2010 at 5:00 p.m. prevailing Pacific Time, as set forth in the Disclosure Statement Order.

175.         “Schedule of Executory Contracts and Unexpired Leases To Be Assumed” means the Schedule to be Filed with the Bankruptcy Court that identifies each Executory Contract and Unexpired Lease that will be assumed in accordance with Article VI.A of this Plan.

176.         “Scheduled” means with respect to any Claim or Equity Interest, the status and amount, if any, of such Claim or Equity Interest as set forth in the Schedules.

177.         “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs filed by the Debtors pursuant to Bankruptcy Code

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section 521 and the applicable Bankruptcy Rules, as such Schedules they may be amended, modified, or supplemented from time to time.

178.         “SCI” means Station Casinos, Inc., debtor and debtor in possession.

179.         “SCI Retained Assets” means any assets of SCI or any of its Subsidiaries specified on Schedule 4 to this Plan and such other assets of SCI and its Subsidiaries that are designated in or pursuant to the New Opco Purchase Agreement as excluded assets (and are not Existing Propco Assets or New Propco Purchased Assets).

180.         “Second Amended MLCA” means that certain Second Amended and Restated Master Lease Compromise Agreement (2nd Revised) dated May 24, 2010, by and among SCI and certain of its affiliates, on the one hand, and Propco, on the other hand, as approved by the “Order Approving Revised Second Amended and Restated Master Lease Compromise Agreement Pursuant to U.S.C. §§ 105(a), 363(b)(1), 365(d)(3) and 365(d)(4)(B)(ii) and Fed. R. Bankr. P. 9019” entered by the Bankruptcy Court on July 14, 2010 [Docket No. 1778], a copy of which is included in the Plan Supplement.

181.         “Secured Cash Management Agreement” means one or more agreements among the Debtors or Non-Debtor Affiliates, on the one hand, and one or more Prepetition Opco Secured Lenders or Affiliates thereof, on the other than, in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

182.         “Secured Claim” means a Claim that is secured by a Lien on property in which any Debtor’s Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a) or, in the case of setoff, pursuant to Bankruptcy Code section 553.

183.         “Senior Notes” means, collectively, the $450 million 6% Senior Notes due 2012 and the $400 million 7¾% Senior Notes due 2016, in each case issued by SCI.

184.         “Senior Notes Trustee” means Law Debenture Trust Company of New York, not in its individual capacity, but solely as Trustee under the Senior Notes Indentures.

185.         “Senior Notes Indentures” means, collectively: (a) that certain indenture dated as of March 17, 2004 providing for the issuance by SCI of 6% Senior Notes due 2012; and (b) that certain indenture dated as of August 1, 2006 providing for the issuance by SCI of 7¾% Senior Notes due 2016 (in each case, as supplemented or amended from time to time).

186.         “Stalking Horse APA” means that certain Asset Purchase Agreement dated June       , 2010, by and among the Opco Group Sellers and the Stalking Horse Bidder, as amended, supplemented or otherwise modified from time to time subject to the terms thereof, a form of which was filed with the Bankruptcy Court on May 25, 2010 [Docket No. 1526].

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187.         “Stalking Horse Bid” means the agreement by the Stalking Horse Bidder to purchase the New Opco Acquired Assets on the terms and conditions set forth in the Stalking Horse APA, subject to the Opco Auction.

188.         “Stalking Horse Bidder” means FG Opco Acquisitions LLC, a Delaware limited liability company, or any of its assignees as permitted under the Stalking Horse APA.

189.         “Stamp or Similar Tax” means any stamp tax, recording tax, personal property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes imposed or assessed by any Governmental Unit.

190.         “Subordinated Notes” means, collectively, the $450 million 6½% Senior Subordinated Notes due 2014, the $700 million 6 7/8% Senior Subordinated Notes due 2016 and the $300 million 6 5/8% Senior Subordinated Notes due 2018, in each case issued by SCI.

191.         “Subordinated Notes Indentures” means, collectively: (a) that certain indenture dated as of January 29, 2004 providing for the issuance by SCI of 6½% Senior Subordinated Notes due 2014; (b) that certain indenture dated as of February 27, 2004 providing for the issuance by SCI of 6 7/8% Senior Subordinated Notes due 2016; and (c) that certain indenture dated March 13, 2006 providing for the issuance by SCI of 6 5/8% Senior Subordinated Notes due 2018 (in each case, as supplemented or amended from time to time).

192.         “Subordinated Notes Trustee” means Wilmington Trust Company, not in its individual capacity, but solely as Trustee under the Subordinated Notes Indentures.

193.         “Subsidiaries” means, with respect to any Person,  a wholly-owned or partially owned subsidiary of such Person.

194.         “Successful Bid” means the bid for the New Opco Acquired Assets that the Bankruptcy Court determines is the highest or otherwise best bid as of the conclusion of the Opco Auction, or any such alternate bid as the Bankruptcy Court may subsequently approve.(1)

195.         “Successful Bidder” means the Person or Persons that submits the Successful Bid.

196.         “Super Priority Notes Election” means the election available to the Stalking Horse Bidder under, and subject to the terms of, the Stalking Horse APA to elect to pay up to $43 million of the cash purchase price required under the Stalking Horse APA in the form of Super Priority Notes issued pursuant to the New Propco Credit Agreement.

(1)                                  The Plan contemplates the sale of the New Opco Acquired Assets pursuant to the Successful Bid that emerges from the Opco Auction.  The Successful Bid may differ in a variety of respects from the Stalking Horse Bid.  To the extent the Stalking Horse Bid is not the Successful Bid and the Successful Bid varies in terms or structure from the Stalking Horse Bid, the Debtors reserve the right to amend the Plan to reflect those variations as appropriate and to provide such supplemental disclosure of those amendments as the Bankruptcy Court may require.

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197.         “Swap Counterparty” means Deutsche Bank AG, solely in its capacity as counterparty to Propco under that certain interest rate swap transaction dated as of November 29, 2007 with Reference Global No. N723525N between Propco and Deutsche Bank, A.G., as further modified by that certain Novation Confirmation dated as of March 5, 2008.

198.         “Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under Bankruptcy Code section 365.

199.         “Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is unimpaired within the meaning of Bankruptcy Code section 1124.

200.         “Voteco” means the Delaware limited liability company to be owned by certain individuals who, as of the Effective Date, will be licensed for gaming regulatory purposes that will serve, along with Holdco, as one of the equity interest holders in New Propco as of the Effective Date.

201.         “Voting and Claims Agent” means KCC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors, pursuant to that certain order entered by the Bankruptcy Court on August 3, 2009 [Docket No. 35].

202.         “Voting Classes” means, collectively, Classes FHI.1, FP.1, VC.1, P.2, M.5.2, M.4.1, M.3.1, M.2.1, M.1.1, S.2, S.3, S.4, S.5, S.6, S.7, RC.2 and TS.2.

203.         “Voting Deadline” means August 20, 2010 at 5:00 p.m. prevailing Nevada Time for all Holders of Claims and Equity Interests, which is the date and time by which all Ballots, Beneficial Holder Ballots and Master Ballots, as applicable, must be received by the Voting and Claims Agent in accordance with the Disclosure Statement Order, or such other date and time as may be established by the Bankruptcy Court with respect to any Voting Class.

204.         “Voting Record Date” means the date for determining which Holders of Claims and Equity Interests are entitled to receive the Disclosure Statement and vote to accept or reject this Plan, as applicable, which date is July 15, 2010 at 5:00 p.m. prevailing Pacific Time, as set forth in the Disclosure Statement Order.

205.         “Wild Wild West Assemblage” means the parcels of real estate, options, leasehold interests and ground lease set forth in Section 14 of Annex 1 to the Second Amended MLCA.

ARTICLE II.

TREATMENT OF ADMINISTRATIVE CLAIMS,
PRIORITY TAX CLAIMS AND OTHER PRIORITY CLAIMS

Pursuant to Bankruptcy Code section 1123(a)(1), the Claims against each of the Debtors set forth in this Article 2 are not classified within any Classes.  The Holders of such Claims are not entitled to vote on this Plan.  The treatment of the Claims set forth below is consistent with the requirements of Bankruptcy Code section 1129(a)(9)(A).

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The Chapter 11 Cases for each of the Debtors will not be substantively consolidated.  Accordingly, Holders of unclassified Claims again a particular Debtor shall have their Claim allowed and treated in such respective Debtor’s Estate.  As such, for each category of unclassified Claims, a sub-category shall be deemed to exist for each Debtor.

A.                                    Administrative Claims

Except as otherwise provided herein, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim other than the Holder of the DIP Facility Claims will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) payment in full in Cash from the Debtor(s) against which the Administrative Claim is Allowed for the unpaid portion of such Allowed Administrative Claim; or (ii) such other less favorable treatment as agreed to in writing by such Holder.

Notwithstanding anything herein to the contrary but subject to the immediately following paragraph, to the extent applicable, all Allowed Administrative Claims (including, without limitation, professional fees and expenses, whether incurred on an hourly, monthly, “success” or other basis) shall be subject to an allocation among SCI and the Other Opco Debtors, on the one hand, and Propco, the Parent Debtors and the Mezzco Debtors, on the other hand, to ensure that the Allowed Administrative Claims are being allocated to the Debtor(s) that incurred the obligations or received the benefit thereof.  Such allocation will be either acceptable to the Required Consenting Lenders and the Holders of the Prepetition Mortgage Loan Claims or ordered by the Bankruptcy Court following notice and a hearing; provided further that, any expense reimbursement payable pursuant to the Bid Procedures Order shall constitute an Allowed Administrative Claim against SCI and its Estate only.

Notwithstanding anything herein to the contrary, the Allowed Administrative Claim of Lazard Frères & Co. LLC (“Lazard”) for any “Restructuring Fee” (as that term is defined in the Order approving Lazard’s retention [Docket No. 326] (the “Lazard Retention Order”)) as Debtors’ financial advisor and investment banker shall be subject to the following allocation: (i) SCI and the Other Opco Debtors, shall be responsible for payment of half of the Restructuring Fee on the one hand, and (ii) Propco, the Parent Debtors and the Mezzco Debtors, shall be responsible for payment of the other half of the Restructuring Fee on the other hand.  For the avoidance of doubt, none of Lazard’s other fees, including without limitation its Monthly Fees (as that term is defined in the Lazard Retention Order), shall be allocated, and SCI and the Other Opco Debtors shall remain obligated to pay such fees to the extent Allowed.

All Superpriority Claims under, and as defined in the Opco Cash Collateral Order, and any other Administrative Claims relating to SCI’s adequate protection obligations arising under the Opco Cash Collateral Order shall be afforded the treatment set forth in Article III.B.4. under the heading “Prepetition Opco Secured Claims against SCI.”  All Administrative Claims relating to SCI’s and Propco’s respective adequate protection obligations arising under the Propco Cash Collateral Order shall be afforded the treatment set forth in Article III.B.2 under the hearing “Prepetition Mortgage Loan Claims against Propco.”

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The DIP Facility Claims held by Vista Holdings, LLC and Past Enterprises, Inc. shall receive no distribution under the Plan and shall be extinguished and discharged upon the Effective Date, without payment of any consideration.

1.             Bar Date for Administrative Claims

Except as otherwise provided in this Article II.A hereof, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims but do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims and such Administrative Claims shall be deemed discharged as of the Effective Date.  All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F hereof.  Objections to such requests must be Filed by the later of (a) 120 days after the applicable Administrative Claims Bar Date and (b) 90 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by order of the Bankruptcy Court.

2.             Professional Compensation and Reimbursement Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File an application for final allowance of such Professional Fee Claim against the applicable Debtor and its estate no later than the Professional Fees Bar Date; provided that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered to the Debtors before the Effective Date in accordance with the terms of the Ordinary Course Professionals Order and without further Bankruptcy Court order.  Objections to any Professional Fee Claim must be Filed by the later of (a) 90 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Professional Fee Claim.

B.                                    Priority Tax Claims

The legal, equitable and contractual rights of the Holders of Priority Tax Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors:  (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (b) such other less favorable treatment as agreed to in writing by such Holder; or (c) pursuant to and in accordance with Bankruptcy Code sections 1129(a)(9)(C) and (D), Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date; provided, further, that Priority Tax Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms

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and conditions relating thereto in the discretion of the Debtors without further notice to or order of the Bankruptcy Court.

C.                                    Other Priority Claims

Each Allowed Other Priority Claim, if any, shall, in full and final satisfaction of such Claim, be paid in full in Cash by the applicable Debtor upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

ARTICLE III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, voting, confirmation and distribution pursuant hereto and pursuant to Bankruptcy Code sections 1122 and 1123(a)(1).  This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.  If there are no Claims or Interests in a particular Class, then such Class of Claims or Interests shall not exist for all purposes of the Plan.

A.                                    Classification of Classified Claims and Equity Interests.

1.             Claims and Equity Interests Against Parent Debtors

(a)           FCP Holding, Inc.

Class	Claim	Status	Voting Rights

FHI.1	Prepetition Mortgage Loan Guaranty Claims	Impaired	Entitled to Vote

FHI.2	Prepetition Mezzanine Loan Guaranty Claims	Impaired	Deemed to Reject

FHI.3	Land Loan Guaranty Claims	Impaired	Deemed to Reject

FHI.4	General Unsecured Claims	Impaired	Deemed to Reject

FHI.5	Intercompany Claims	Impaired	Deemed to Reject

FHI.6	Equity Interests	Impaired	Deemed to Reject

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(b)           Fertitta Partners LLC

Class	Claim	Status	Voting Rights

FP.1	Prepetition Mortgage Loan Guaranty Claims	Impaired	Entitled to Vote

FP.2	Prepetition Mezzanine Loan Guaranty Claims	Impaired	Deemed to Reject

FP.3	Land Loan Guaranty Claims	Impaired	Deemed to Reject

FP.4	General Unsecured Claims	Impaired	Deemed to Reject

FP.5	Intercompany Claims	Impaired	Deemed to Reject

FP.6	Equity Interests	Impaired	Deemed to Reject

(c)           FCP Voteco, LLC

Class	Claim	Status	Voting Rights

VC.1	Prepetition Mortgage Loan Guaranty Claims	Impaired	Entitled to Vote

VC.2	Prepetition Mezzanine Loan Guaranty Claims	Impaired	Deemed to Reject

VC.3	Land Loan Guaranty Claims	Impaired	Deemed to Reject

VC.4	General Unsecured Claims	Impaired	Deemed to Reject

VC.5	Intercompany Claims	Impaired	Deemed to Reject

VC.6	Equity Interests	Impaired	Deemed to Reject

2.             Claims and Equity Interests Against Propco

Class	Claim	Status	Voting Rights

P.1	Other Secured Claims	Unimpaired	Deemed to Accept

P.2	Prepetition Mortgage Loan Agreement Claims	Impaired	Entitled to Vote

P.3	General Unsecured Claims	Impaired	Deemed to Reject

P.4	Intercompany Claims	Impaired	Deemed to Reject

P.5	Equity Interests	Impaired	Deemed to Reject

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3.             Claims and Equity Interests Against Mezzco Debtors

(a)           FCP MezzCo Parent, LLC

Class	Claim	Status	Voting Rights

MP.1	General Unsecured Claims	Impaired	Deemed to Reject

MP.2	Intercompany Claims	Impaired	Deemed to Reject

MP.3	Equity Interests	Impaired	Deemed to Reject

(b)           FCP MezzCo Parent Sub, LLC

Class	Claim	Status	Voting Rights

MS.1	General Unsecured Claims	Impaired	Deemed to Reject

MS.2	Intercompany Claims	Impaired	Deemed to Reject

MS.3	Equity Interests	Impaired	Deemed to Reject

(c)           FCP Mezzco Borrower VII, LLC

Class	Claim	Status	Voting Rights

M7.1	General Unsecured Claims	Impaired	Deemed to Reject

M7.2	Intercompany Claims	Impaired	Deemed to Reject

M7.3	Equity Interests	Impaired	Deemed to Reject

(d)           FCP Mezzco Borrower VI, LLC

Class	Claim	Status	Voting Rights

M6.1	General Unsecured Claims	Impaired	Deemed to Reject

M6.2	Intercompany Claims	Impaired	Deemed to Reject

M6.3	Equity Interests	Impaired	Deemed to Reject

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(e)           FCP Mezzco Borrower V, LLC

Class	Claim	Status	Voting Rights

M5.1	General Unsecured Claims	Impaired	Deemed to Reject

M5.2	Mezz IV Pledge Claims	Impaired	Entitled to Vote

M5.3	Intercompany Claims	Impaired	Deemed to Reject

M5.4	Equity Interests	Impaired	Deemed to Reject

(f)            FCP Mezzco Borrower IV, LLC

Class	Claim	Status	Voting Rights

M4.1	Mezz IV Loan Claims	Impaired	Entitled to Vote

M4.2	General Unsecured Claims	Impaired	Deemed to Reject

M4.3	Intercompany Claims	Impaired	Deemed to Reject

M4.4	Equity Interests	Impaired	Deemed to Reject

(g)           FCP Mezzco Borrower III, LLC

Class	Claim	Status	Voting Rights

M3.1	Mezz III Loan Claims	Impaired	Entitled to Vote

M3.2	General Unsecured Claims	Impaired	Deemed to Reject

M3.3	Intercompany Claims	Impaired	Deemed to Reject

M3.4	Equity Interests	Impaired	Deemed to Reject

(h)           FCP Mezzco Borrower II, LLC

Class	Claim	Status	Voting Rights

M2.1	Mezz II Loan Claims	Impaired	Entitled to Vote

M2.2	General Unsecured Claims	Impaired	Deemed to Reject

M2.3	Intercompany Claims	Impaired	Deemed to Reject

M2.4	Equity Interests	Impaired	Deemed to Reject

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(i)            FCP Mezzco Borrower I, LLC

Class	Claim	Status	Voting Rights

M1.1	Mezz I Loan Claims	Impaired	Entitled to Vote

M1.2	General Unsecured Claims	Impaired	Deemed to Reject

M1.3	Intercompany Claims	Impaired	Deemed to Reject

M1.4	Equity Interests	Impaired	Deemed to Reject

4.             Claims and Equity Interests Against SCI

Class	Claim	Status	Voting Rights

S.1	Other Secured Claims	Unimpaired	Deemed to Accept

S.2	Prepetition Opco Secured Claims	Impaired	Entitled to Vote

S.3	Master Lease Rejection Damage Claim	Impaired	Entitled to Vote

S.4	General Unsecured Claims	Impaired	Entitled to Vote

S.5	Senior Notes Claims	Impaired	Entitled to Vote

S.6	Subordinated Notes Claims	Impaired	Entitled to Vote

S.7	Mortgage Lender Claims Against SCI	Impaired	Entitled to Vote

S.8	Intercompany Claims	Impaired	Deemed to Reject

S.9	Equity Interests	Impaired	Deemed to Reject

5.             Claims and Equity Interests Against Other Opco Debtors

(a)           Northern NV Acquisitions, LLC

Class	Claim	Status	Voting Rights

NA.1	Other Secured Claims	Unimpaired	Deemed to Accept

NA.2	General Unsecured Claims	Impaired	Deemed to Reject

NA.3	Equity Interests	Impaired	Deemed to Reject

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(b)           Reno Land Holdings, LLC

Class	Claim	Status	Voting Rights

RL.1	Other Secured Claims	Unimpaired	Deemed to Accept

RL.2	General Unsecured Claims	Impaired	Deemed to Reject

RL.3	Equity Interests	Impaired	Deemed to Reject

(c)           River Central, LLC

Class	Claim	Status	Voting Rights

RC.1	Other Secured Claims	Unimpaired	Deemed to Accept

RC.2	Prepetition Opco Credit Agreement Guaranty Claims	Impaired	Entitled to Vote

RC.3	General Unsecured Claims	Impaired	Deemed to Reject

RC.4	Equity Interests	Impaired	Deemed to Reject

(d)           Tropicana Station, LLC

Class	Claim	Status	Voting Rights

TS.1	Other Secured Claims	Unimpaired	Deemed to Accept

TS.2	Prepetition Opco Credit Agreement Guaranty Claims	Impaired	Entitled to Vote

TS.3	General Unsecured Claims	Impaired	Deemed to Reject

TS.4	Equity Interests	Impaired	Deemed to Reject

B.                                    Treatment of Claims and Equity Interests.

1.             Claims and Equity Interests Against Parent Debtors

(a)           FCP Holding, Inc.

Class FHI.1 — Prepetition Mortgage Loan Guaranty Claims against FCP Holding, Inc.

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mortgage Loan Guaranty shall be terminated, and the Prepetition Mortgage Loan Guaranty shall be extinguished and discharged.  Holders of Class FH.1 Claims shall receive the treatment set forth for Holders of Class P.2 Claims in Section III.B.2 below.

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Voting:  Class FHI.1 is Impaired, and the Holders of Class FHI.1 Claims are entitled to vote to accept or reject this Plan.

Class FHI.2 — Prepetition Mezzanine Loan Guaranty Claims against FCP Holding, Inc.

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mezzanine Loan Guaranty shall be terminated, and the Prepetition Mezzanine Loan Guaranty shall be extinguished and discharged.  Holders of Class FHI.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FHI.2 is Impaired.  The Holders of Class FHI.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.2 Claims are not entitled to vote to accept or reject this Plan.

Class FHI.3 — Land Loan Guaranty Claims Against FCP Holding, Inc.

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Land Loan Agreement guaranty issued by FCP Holding, Inc. shall be extinguished and discharged.  Holders of Class FHI.3 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FHI.3 is Impaired.  The Holders of Class FHI.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.3 Claims are not entitled to vote to accept or reject this Plan.

Class FHI.4 — General Unsecured Claims against FCP Holding, Inc.

Treatment:  Holders of Class FHI.4 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FHI.4 Impaired.  The Holders of Class FHI.4 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.4 Claims are not entitled to vote to accept or reject this Plan.

Class FHI.5 — Intercompany Claims against FCP Holding, Inc.

Treatment:  Holders of Class FHI.5 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FHI.5 Impaired.  The Holders of Class FHI.5 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are

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conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.5 Claims are not entitled to vote to accept or reject this Plan.

Class FHI.6 — Equity Interests in FCP Holding, Inc.

Treatment:  On the Effective Date, all Equity Interests in FCP Holding, Inc. shall be cancelled and extinguished.  Holders of Class FHI.6 Equity Interests shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FHI.6 Impaired.  The Holders of Class FHI.6 Equity Interests will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FHI.6 Claims are not entitled to vote to accept or reject this Plan.

(b)           Fertitta Partners LLC

Class FP.1 — Prepetition Mortgage Loan Guaranty Claims against Fertitta Partners LLC.

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mortgage Loan Guaranty shall be terminated, and the Prepetition Mortgage Loan Guaranty shall be extinguished and discharged.  Holders of Class FH.1 Claims shall receive the treatment set forth for Holders of Class P.2 Claims in Section III.B.2 below.

Voting:  Class FP.1 is Impaired, and the Holders of Class FP.1 Claims are entitled to vote to accept or reject this Plan.

Class FP.2 — Prepetition Mezzanine Loan Guaranty Claims against Fertitta Partners LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mezzanine Loan Guaranty shall be terminated, and the Prepetition Mezzanine Loan Guaranty shall be extinguished and discharged.  Holders of Class FP.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FP.2 is Impaired.  The Holders of Class FP.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.2 Claims are not entitled to vote to accept or reject this Plan.

Class FP.3 — Land Loan Guaranty Claims Against Fertitta Partners LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Land Loan Agreement guaranty issued by Fertitta Partners LLC shall be

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extinguished and discharged.  Holders of Class FP.3 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FP.3 is Impaired.  The Holders of Class FP.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.3 Claims are not entitled to vote to accept or reject this Plan.

Class FP.4 — General Unsecured Claims against Fertitta Partners LLC

Treatment:  Holders of Class FP.4 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FP.4 Impaired.  The Holders of Class FP.4 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.4 Claims are not entitled to vote to accept or reject this Plan.

Class FP.5 — Intercompany Claims against Fertitta Partners LLC

Treatment:  Holders of Class FP.5 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FP.5 Impaired.  The Holders of Class FP.5 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.5 Claims are not entitled to vote to accept or reject this Plan.

Class FP.6 — Equity Interests in Fertitta Partners LLC

Treatment:  On the Effective Date, all Equity Interests in Fertitta Partners LLC shall be cancelled and extinguished.  Holders of Class FP.6 Equity Interests shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class FP.6 Impaired.  The Holders of Class FP.6 Equity Interests will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class FP.6 Claims are not entitled to vote to accept or reject this Plan.

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(c)           FCP Voteco, LLC

Class VC.1 — Prepetition Mortgage Loan Guaranty Claims against FCP Voteco, LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mortgage Loan Guaranty shall be terminated, and the Prepetition Mortgage Loan Guaranty shall be extinguished and discharged.  Holders of Class VC.1 Claims shall receive the treatment set forth for Holders of Class P.2 Claims in Section III.B.2 below.

Voting:  Class VC.1 is Impaired, and the Holders of Class VC.1 Claims are entitled to vote to accept or reject this Plan.

Class VC.2 — Prepetition Mezzanine Loan Guaranty Claims against FCP Voteco, LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Prepetition Mezzanine Loan Guaranty shall be terminated, and the Prepetition Mezzanine Loan Guaranty shall be extinguished and discharged.  Holders of Class VC.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class VC.2 is Impaired.  The Holders of Class VC.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.2 Claims are not entitled to vote to accept or reject this Plan.

Class VC.3 — Land Loan Guaranty Claims Against FCP Voteco, LLC

Treatment:  On the Effective Date, all outstanding obligations of any nature under the Land Loan Agreement guaranty issued by FCP Voteco, LLC shall be extinguished and discharged.  Holders of Class VC.3 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class VC.3 is Impaired.  The Holders of Class VC.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.3 Claims are not entitled to vote to accept or reject this Plan.

Class VC.4 — General Unsecured Claims against FCP Voteco, LLC

Treatment:  Holders of Class VC.4 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class VC.4 is Impaired.  The Holders of Class VC.4 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.4 Claims are not entitled to vote to accept or reject this Plan.

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Class VC.5 — Intercompany Claims against FCP Voteco, LLC

Treatment:  Holders of Class VC.5 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class VC.5 is Impaired.  The Holders of Class VC.5 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.5 Claims are not entitled to vote to accept or reject this Plan.

Class VC.6 — Equity Interests in FCP Voteco, LLC

Treatment:  On the Effective Date, all Equity Interests in FCP Voteco, LLC shall be cancelled and extinguished.  Holders of Class VC.6 Equity Interests shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class VC.6 is Impaired.  The Holders of Class VC.6 Equity Interests will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class VC.6 Claims are not entitled to vote to accept or reject this Plan.

2.             Claims and Equity Interests Against Propco

Class P.1 — Other Secured Claims against Propco

Classification:  Each Class P.1 Claim, if any, is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class P.1A, Class P.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class P.1 Claims, if any, are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class P.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class P.1 Claim shall either (at the election of the Debtors):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class P.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such claim by New Propco and retention of all existing liens to secure such claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class P.1 is an Unimpaired Class, and the Holders of Class P.1 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of

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the Bankruptcy Code.  Therefore, the Holders of Class P.1 Claims are not entitled to vote to accept or reject this Plan.

Class P.2 — Prepetition Mortgage Loan Claims against Propco

Allowance:  On the Effective Date, the Prepetition Mortgage Loan Claims shall be deemed Allowed in an aggregate amount equal to principal in the amount of not less than $1,800,000,000, plus all interest accrued and unpaid thereon as of the Effective Date, and all unpaid fees, costs, expenses and other charges required to be paid or reimbursed, as applicable, pursuant to the Prepetition Mortgage Loan Agreement and the Propco Cash Collateral Order.

Treatment:  On the Effective Date, Holders of Allowed Class P.2 Claims shall receive, on account, and in full satisfaction, of those Claims their respective Pro Rata shares of:

(a)                                  the New Propco Transferred Assets, which will be delivered to New Propco or one or more Subsidiaries thereof, as the designee(s) of the Mortgage Lenders for purposes of distribution of such assets; and

(b)                                 their respective Pro Rata shares of (i) Propco Excess Effective Date Cash; and (ii) any recoveries received by Propco on account of any claims Propco has against SCI, including the Master Lease Rejection Damage Claim, all or a portion of which the Mortgage Lenders may direct to be delivered to New Propco or one or more subsidiaries thereof as the designees of the Mortgage Lenders for purposes of distribution of such assets.  If the Stalking Horse Bid is the Successful Bid, then the distributions resulting from the Master Lease Rejection Damage Claim will be limited to the transfer of the Master Lease Collateral to Propco and then, in turn, to the Holders of Class P.2 Claims.

Voting:  Class P.2 is Impaired, and Holders of Class P.2 Claims are entitled to vote to accept or reject this Plan.

Class P.3 — General Unsecured Claims against Propco

Treatment:  Holders of Class P.3 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class P.3 is Impaired.  The Holders of Class P.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class P.3 Claims are not entitled to vote to accept or reject this Plan.

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Class P.4 — Intercompany Claims against Propco

Treatment:  Holders of Class P.4 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class P.4 is Impaired.  The Holders of Class P.4 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class P.4 Claims are not entitled to vote to accept or reject this Plan.

Class P.5 — Equity Interests in Propco

Treatment:  On the Effective Date, all Equity Interests in Propco shall be deemed to be surrendered to the lenders under the Mezz I Loan to FCP MezzCo Borrower I, LLC in satisfaction of its pledge of those Equity Interests.  Immediately upon such surrender, those Equity Interests shall be cancelled and extinguished.  Holders of Class P.5 Equity Interests shall not receive or retain any other property from any Debtor on account of their Claims under this Plan.

Voting:  Class P.5 is Impaired, and Holders of Class P.5 Equity Interests are deemed to reject the Plan.

3.             Claims and Equity Interests Against Mezzco Debtors

(a)           FCP MezzCo Parent, LLC

Class MP.1 — General Unsecured Claims against FCP MezzCo Parent, LLC

Treatment:  Holders of Class MP.1 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class MP.1 is Impaired.  The Holders of Class MP.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class MP.1 Claims are not entitled to vote to accept or reject this Plan.

Class MP.2 — Intercompany Claims against FCP MezzCo Parent, LLC

Treatment:  Holders of Class MP.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class MP.2 is Impaired.  The Holders of Class MP.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class MP.2 Claims are not entitled to vote to accept or reject this Plan.

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Class MP.3 — Equity Interests in FCP MezzCo Parent, LLC

Treatment:  On the Effective Date, all Class MP.3 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class MP.3 is Impaired, and the Holders of Class MP.3 Equity Interests are deemed to have rejected this Plan.

(b)           FCP MezzCo Parent Sub, LLC

Class MS.1 — General Unsecured Claims against FCP MezzCo Parent Sub, LLC

Treatment:  Holders of Class MS.1 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class MS.1 is Impaired.  The Holders of Class MS.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class MS.1 Claims are not entitled to vote to accept or reject this Plan.

Class MS.2 — Intercompany Claims against FCP MezzCo Parent Sub, LLC

Treatment:  Holders of Class MS.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class MS.2 is Impaired.  The Holders of Class MS.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class MS.2 Claims are not entitled to vote to accept or reject this Plan.

Class MS.3 — Equity Interests In FCB MezzCo Parent Sub, LLC

Treatment:  On the Effective Date, all Class MS.3 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class MS.3 is Impaired, and the Holders of Class MS.3 Equity Interests are deemed to have rejected this Plan.

(c)           FCP Mezzco Borrower VII, LLC

Class M7.1 — General Unsecured Claims against FCP MezzCo Borrower VII, LLC

Treatment:  Holders of Class M7.1 Claims shall not receive or retain any property on account of their Claims under this Plan.

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Voting:  Class M7.1 is Impaired.  The Holders of Class M7.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M7.1 Claims are not entitled to vote to accept or reject this Plan.

Class M7.2 — Intercompany Claims against FCP MezzCo Borrower VII, LLC

Treatment:  Holders of Class M7.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M7.2 is Impaired.  The Holders of Class M7.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M7.2 Claims are not entitled to vote to accept or reject this Plan.

Class M7.3 — Equity Interests In FCP MezzCo Borrower VII, LLC

Treatment:  On the Effective Date, all Class M7.3 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class M7.3 is Impaired, and the Holders of Class M7.3 Equity Interests are deemed to have rejected this Plan.

(d)           FCP Mezzco Borrower VI, LLC

Class M6.1 — General Unsecured Claims against FCP MezzCo Borrower VI, LLC

Treatment:  Holders of Class M6.1 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M6.1 is Impaired.  The Holders of Class M6.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M6.1 Claims are not entitled to vote to accept or reject this Plan.

Class M6.2 — Intercompany Claims against FCP MezzCo Borrower VI, LLC

Treatment:  Holders of Class M6.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M6.2 is Impaired.  The Holders of Class M6.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the

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Bankruptcy Code.  Consequently, the Holders of Class M6.2 Claims are not entitled to vote to accept or reject this Plan.

Class M6.3 — Equity Interests In FCP MezzCo Borrower VI, LLC

Treatment:  On the Effective Date, all Class M6.3 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class M6.3 is Impaired, and the Holders of Class M6.3 Equity Interests are deemed to have rejected this Plan.

(e)           FCP Mezzco Borrower V, LLC

Class M5.1 — General Unsecured Claims against FCP MezzCo Borrower V, LLC

Treatment:  Holders of Class M5.1 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M5.1 is Impaired.  The Holders of Class M5.1 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M5.1 Claims are not entitled to vote to accept or reject this Plan.

Class M5.2 — Mezz IV Pledge Claims against FCP MezzCo Borrower V, LLC

Treatment:  Holders of Class M5.2 Claims will receive the Equity Interests in FCP Mezzco Borrower IV, LLC on account of their Claims under this Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M5.2 is Impaired.  The Holders of Class M5.2 Claims are entitled to vote to accept or reject this Plan.

Class M5.3 — Intercompany Claims against FCP MezzCo Borrower V, LLC

Treatment:  Holders of Class M5.3 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M5.3 is Impaired.  The Holders of Class M5.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M5.3 Claims are not entitled to vote to accept or reject this Plan.

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Class M5.4 — Equity Interests In FCP MezzCo Borrower V, LLC

Treatment:  On the Effective Date, all Class M5.4 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

Voting:  Class M5.4 is Impaired, and the Holders of Class M5.4 Equity Interests are deemed to have rejected this Plan.

(f)            FCP Mezzco Borrower IV, LLC

Class M4.1 — Mezz IV Loan Claims against FCP MezzCo Borrower IV, LLC

Treatment:  Holders of Class M4.1 Claims will receive the Equity Interests in FCP Mezzco Borrower III, LLC on account of their Claims under this Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M4.1 is Impaired.  The Holders of Class M4.1 Claims are entitled to vote to accept or reject this Plan.

Class M4.2 — General Unsecured Claims against FCP MezzCo Borrower IV, LLC

Treatment:  Holders of Class M4.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M4.2 is Impaired.  The Holders of Class M4.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M4.2 Claims are not entitled to vote to accept or reject this Plan.

Class M4.3 — Intercompany Claims against FCP MezzCo Borrower IV, LLC

Treatment:  Holders of Class M4.3 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M4.3 is Impaired.  The Holders of Class M4.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M4.3 Claims are not entitled to vote to accept or reject this Plan.

Class M4.4 — Equity Interests In FCP MezzCo Borrower IV, LLC

Treatment:  On the Effective Date, all Class M4.4 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

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Voting:  Class M4.4 is Impaired, and the Holders of Class M4.4 Equity Interests are deemed to have rejected this Plan.

(g)           FCP Mezzco Borrower III, LLC

Class M3.1 — Mezz III Loan Claims against FCP MezzCo Borrower III, LLC

Treatment:  Holders of Class M3.1 Claims shall receive the Equity Interests in FCP Mezzco Borrower II, LLC on account of their Claims under this Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M3.1 is Impaired.  The Holders of Class M3.1 Claims are entitled to vote to accept or reject this Plan.

Class M3.2 — General Unsecured Claims against FCP MezzCo Borrower III, LLC

Treatment:  Holders of Class M3.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M3.2 is Impaired.  The Holders of Class M3.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M3.2 Claims are not entitled to vote to accept or reject this Plan.

Class M3.3 — Intercompany Claims against FCP MezzCo Borrower III, LLC

Treatment:  Holders of Class M3.3 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M3.3 is Impaired.  The Holders of Class M3.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M3.3 Claims are not entitled to vote to accept or reject this Plan.

Class M3.4 — Equity Interests In FCP MezzCo Borrower III, LLC

Treatment:  On the Effective Date, all Equity Interests in FCP MezzCo Borrower III, LLC shall be deemed to be surrendered to the Holders of Mezz IV Loan Claims in satisfaction of its pledge of those Equity Interests.  Immediately upon such surrender, those Equity Interests shall be cancelled and extinguished.  Holders of Class M3.4 Equity Interests shall not receive or retain any other property from any Debtor on account of their Claims under this Plan.

Voting:  Class M3.4 is Impaired, and the Holders of Class M3.4 Equity Interests are deemed to have rejected this Plan.

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(h)           FCP Mezzco Borrower II, LLC

Class M2.1 — Mezz II Loan Claims against FCP MezzCo Borrower II, LLC

Treatment:  Holders of Class M2.1 Claims shall receive the Equity Interests in FCP Mezzco Borrower I, LLC on account of their Claims under this Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M2.1 is Impaired.  The Holders of Class M2.1 Claims are entitled to vote to accept or reject this Plan.

Class M2.2 — General Unsecured Claims against FCP MezzCo Borrower II, LLC

Treatment:  Holders of Class M2.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M2.2 is Impaired.  The Holders of Class M2.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M2.2 Claims are not entitled to vote to accept or reject this Plan.

Class M2.3 — Intercompany Claims against FCP MezzCo Borrower II, LLC

Treatment:  Holders of Class M2.3 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M2.3 is Impaired.  The Holders of Class M2.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M2.3 Claims are not entitled to vote to accept or reject this Plan.

Class M2.4 — Equity Interests In FCP MezzCo Borrower II, LLC

Treatment:  On the Effective Date, all Equity Interests in FCP MezzCo Borrower II, LLC shall be deemed to be surrendered to the Holders of Mezz III Loan Claims in satisfaction of its pledge of those Equity Interests.  Immediately upon such surrender, those Equity Interests shall be cancelled and extinguished.  Holders of Class M2.4 Equity Interests shall not receive or retain any other property from any Debtor on account of their Claims under this Plan.

Voting:  Class M2.4 is Impaired, and the Holders of Class M2.4 Equity Interests are deemed to have rejected this Plan.

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(i)            FCP Mezzco Borrower I, LLC

Class M1.1 — Mezz I Loan Claims against FCP MezzCo Borrower I, LLC

Treatment:  Holders of Class M1.1 Claims shall receive the Equity Interests in Propco on account of their Claims under this Plan.  Immediately upon receipt, those Equity Interests shall be cancelled and extinguished.

Voting:  Class M1.1 is Impaired.  The Holders of Class M1.1 Claims are entitled to vote to accept or reject this Plan.

Class M1.2 — General Unsecured Claims against FCP MezzCo Borrower I, LLC

Treatment:  Holders of Class M1.2 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M1.2 is Impaired.  The Holders of Class M1.2 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M1.2 Claims are not entitled to vote to accept or reject this Plan.

Class M1.3 — Intercompany Claims against FCP MezzCo Borrower I, LLC

Treatment:  Holders of Class M1.3 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class M1.3 is Impaired.  The Holders of Class M1.3 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class M1.3 Claims are not entitled to vote to accept or reject this Plan.

Class M1.4 — Equity Interests In FCP MezzCo Borrower I, LLC

Treatment:  On the Effective Date, all Equity Interests in FCP MezzCo Borrower I, LLC shall be deemed to be surrendered to the Holders of Mezz II Loan Claims in satisfaction of its pledge of those Equity Interests.  Immediately upon such surrender, those Equity Interests shall be cancelled and extinguished.  Holders of Class M1.4 Equity Interests shall not receive or retain any other property from any Debtor on account of their Claims under this Plan.

Voting:  Class M1.4 is Impaired, and the Holders of Class M1.4 Equity Interests are deemed to have rejected this Plan.

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4.             Claims and Equity Interests Against SCI

Class S.1 — Other Secured Claims against SCI

Classification:  Each Class S.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class S.1A, Class S.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.  Any and all Claims arising under the Secured Cash Management Agreement shall be classified in this Class as an Other Secured Claim against SCI.

Treatment:  Unless otherwise agreed to by the Holders of any Class S.1 Claim, the legal, equitable and contractual rights of the Holders of Class S.1 Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class S.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class S.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class S.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class S.1 is an Unimpaired Class, and the Holders of Class S.1 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class S.1 Claims are not entitled to vote to accept or reject this Plan.

Class S.2 — Prepetition Opco Secured Claims against SCI

Allowance:  On the Effective Date, and without limiting the Debtors’ rights under the heading “Reserved Claims,” the Prepetition Opco Secured Claims shall be deemed Allowed in the aggregate principal amount of not less than $882,015,849.96, plus all interest accrued and unpaid thereon as of the Effective Date, and all unpaid fees, costs, expenses and other charges, claims and obligations (including indemnification claims) required to be paid or reimbursed, as applicable, pursuant to the Prepetition Opco Credit Agreement and the Prepetition Opco Swap Agreement.  To the extent the value of the Collateral securing Prepetition Opco Secured Claims is less than the amount of those Claims, such deficiency shall be classified as a General Unsecured Claim in Class S.4.  Any Holder of a Class S.2 Claim that votes to accept the Plan, however, shall not be an Eligible Opco Unsecured Creditor and shall be deemed to have

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elected to waive any and all rights to receive any distributions on account of its Class S.4 deficiency claim and therefore shall not receive any NPH Warrants and shall not have any rights to participate in the Propco Rights Offering, any Equity Raise or in any NPH Post-Effective Investment Rights on account of its Class S.4 deficiency claim.

Treatment:  On the Effective Date, Holders of Allowed Claims arising under the Prepetition Opco Credit Agreement and the Prepetition Opco Swap Agreement shall receive on account, and in full satisfaction, of those Claims and their Superpriority Claims (as defined in the Opco Cash Collateral Order) and any other Administrative Claims arising under the Opco Cash Collateral Order, their respective Pro Rata shares of:

(a)  If the Stalking Horse Bidder is the Successful Bidder (subject in all respects to the terms of the Stalking Horse APA):

(1)          an amount in cash equal to $317 million, plus the Gun Lake Reimbursement proceeds in excess of $20 million, less the Excess AMT Amount, if any, less the Super Priority Principal Amount if the Stalking Horse Bidder has made the Super Priority Notes Election pursuant to the terms of the Stalking Horse APA;

(2)          $430 million in aggregate principal amount of term loans less the Gun Lake Reimbursement proceeds in excess of $20 million, which term loans shall be subject to the terms of the New Opco Credit Agreement; provided that notwithstanding anything herein to the contrary, letters of credit issued and that remain undrawn under the Prepetition Opco Credit Agreement shall be replaced or backstopped by letters of credit issued under the New Opco Credit Agreement on the Effective Date.

(3)          $25 million in aggregate principal amount of term loans, which shall be subject to the terms of the New Opco PIK Credit Agreement; and

(4)          If the Stalking Horse has made the Super Priority Notes Election pursuant to the terms of the Stalking Horse APA, then Deutsche Bank Trust Company Americas and JP Morgan Chase Bank, N.A., in their capacities as Prepetition Opco Secured Lenders, have consented to receive, and shall receive on the Effective Date, the Super Priority Notes in the Super Priority Principal Amount in lieu of a like amount of Cash that they would otherwise receive as part of their Pro Rata Share of Cash under clause (1) above.

(b) If the Successful Bidder is a Person other than the Stalking Horse Bidder:

[SUPPLEMENTAL DISCLOSURE TO COME FOLLOWING OPCO AUCTION]

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Voting:  Class S.2 is Impaired, and Holders of Class S.2 Claims are entitled to vote to accept or reject this Plan.  Any Holder of a Class S.2 Claim that votes to accept the Plan, however, shall not be an Eligible Opco Unsecured Creditor and shall be deemed to have elected to waive any and all rights to receive any distributions on account of its Class S.4 deficiency claim and therefore shall not receive any NPH Warrants and shall not have any rights to participate in the Propco Rights Offering, any Equity Raise or in any NPH Post-Effective Investment Rights on account of its Class S.4 deficiency claim.

Reserved Claims:  Unless otherwise settled, SCI reserves the right to set off against distributions to be made under this Section III.B.4 to any Non-Funding Lender (as defined in the Opco Cash Collateral Order) any amounts recoverable by SCI on account of any Reserved Claims (as defined in the Opco Cash Collateral Order) against any such Non-Funding Lender.

Class S.3 — Master Lease Rejection Damage Claim against SCI

Treatment:  On the Effective Date, Propco, in its capacity as Holder of the Master Lease Rejection Damage Claim, shall receive from SCI and the Operating Subtenants a transfer of all of the Master Lease Collateral in full satisfaction of the secured portion of the Master Lease Rejection Damage Claim.  If the Stalking Horse Bid is the Successful Bid, Propco will not receive any other distributions on account of its Allowed Class S.3 Claim.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Class S.3 is Impaired and Holders of Class S.3 Claims are entitled to vote to accept or reject this Plan.

Class S.4 — General Unsecured Claims against SCI

Treatment:  On the Effective Date or promptly following any subsequent date on which an applicable claim becomes an Allowed Claim, Holders of Allowed General Unsecured Claims against SCI:

(a)  That are Eligible Opco Unsecured Creditors shall receive their Allocated Pro Rata Share of NPH Warrants;

(b)  That are Eligible Opco Unsecured Creditors and Accredited Investors shall receive their Allocated Pro Rata Share of NPH Investment Rights; and

(c)  That become Qualified Eligible Opco Unsecured Creditors through participation in the Propco Rights Offering and the purchase of NPH Equity therein shall be entitled to exercise NPH Post-Effective Investment Rights in the manner, on the terms and subject to the conditions set forth in the NPH Term Sheet.

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Voting:  Class S.4 is Impaired, and Holders of Class S.4 Claims are entitled to vote to accept or reject this Plan.  In addition to voting to accept or reject the Plan, the Ballots distributed to Holders of Class S.4 Claims as of the Rights Offering Record Date will provide such Holders that are Accredited Investors with the opportunity to indicate whether they are interested in participating in the Propco Rights Offering.  Any Holder that is an Accredited Investor that indicates an interest in so participating will then be given the opportunity to subscribe in the Propco Rights Offering, provided that it subscribes for the purchase of at least $250,000 of NPH Equity.  Any Holder that does not indicate that it is interested in participating in the Propco Rights Offering by a properly completed Ballot received by the Voting and Claims Agent prior to the Voting Deadline shall not be given an opportunity to subscribe to the Propco Rights Offering.

Class S.5 — Senior Notes Claims against SCI

Treatment:  On the Effective Date, Holders of Allowed Senior Notes Claims against SCI:

(a)  That are Eligible Opco Unsecured Creditors shall receive their Allocated Pro Rata Share of NPH Warrants;

(b)  That are Eligible Opco Unsecured Creditors and Accredited Investors shall receive their Allocated Pro Rata Share of NPH Investment Rights; and

(c)  That become Qualified Eligible Opco Unsecured Creditors through participation in the Propco Rights Offering and the purchase of NPH Equity therein shall be entitled to exercise NPH Post-Effective Investment Rights in the manner, on the terms and subject to the conditions set forth in the NPH Term Sheet.

In addition, the reasonable and documented fees and expenses of the Senior Notes Trustee (including reasonable legal fees and expenses) in an amount to be mutually agreed by the Debtors, FG, the Mortgage Lenders and the Senior Notes Trustee or as otherwise determined by the Bankruptcy Court, shall be paid upon confirmation of the Plan (with respect to amounts then accrued), and with respect to fees and expenses incurred between confirmation of the Plan and the Effective Date, shall be paid on the Effective Date subject in each case to Bankruptcy Court approval to be included in the Confirmation Order (it being understood that such “reasonable” fees and expenses shall not include any legal fees or expenses incurred by the Senior Notes Trustee after July 27, 2010 in opposing implementation of the terms of the NPH Term Sheet (including confirmation of the Plan) or engaging in litigation activity against any of the Debtors, FG or the Mortgage Lenders, or any of their respective affiliates).

Voting:  Class S.5 is Impaired, and Holders of Class S.5 Claims are entitled to vote to accept or reject this Plan.  In addition to voting to accept or reject the Plan, the Ballots distributed to Holders of Class S.5 Claims as of the Rights Offering

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Record Date will provide such Holders that are Accredited Investors with the opportunity to indicate whether they are interested in participating in the Propco Rights Offering.  Any Holder that is an Accredited Investor that indicates an interest in so participating will then be given the opportunity to subscribe in the Propco Rights Offering, provided that it subscribes for the purchase of at least $250,000 of NPH Equity.  Any Holder that does not indicate that it is interested in participating in the Propco Rights Offering by a properly completed Ballot received by the Voting and Claims Agent prior to the Voting Deadline shall not be given an opportunity to subscribe to the Propco Rights Offering.

Class S.6 — Subordinated Notes Claims against SCI

Treatment:  On the Effective Date and subject to the immediately following proviso, Holders of Allowed Subordinated Notes Claims against SCI:

(a)  That are Eligible Opco Unsecured Creditors shall be entitled to their Allocated Pro Rata Share of NPH Warrants;

(b)  That are Eligible Opco Unsecured Creditors and Accredited Investors shall be entitled to their Allocated Pro Rata Share of NPH Investment Rights; and

(c)  That become Qualified Eligible Opco Unsecured Creditors through participation in the Propco Rights Offering and the purchase of NPH Equity therein shall be entitled to exercise NPH Post-Effective Investment Rights in the manner, on the terms and subject to the conditions set forth in the NPH Term Sheet.

PROVIDED, HOWEVER, that the distributions described above to which the Holders of Subordinated Notes Claims otherwise may be entitled shall be subject, in each case, to any applicable contractual subordination arrangements or obligations, including any such arrangements or obligations with respect to (a) Holders of Allowed Class S.4 Claims that also hold Class S.2 Claims and that do not vote to accept the Plan on account of such Class S.2 Claims and (b) Holders of Allowed Senior Notes, except to the extent the parties otherwise agree and such agreement is reflected in the Plan and approved by the Bankruptcy Court.  Absent such agreement, the application of any such arrangement or obligations may result in Holders of Class S.6 Claims receiving no recovery under the Plan.  There can be no assurance that any such agreement will be reached that would result in Holders of Class S.6 Claims retaining a recovery under the Plan.

In addition, the reasonable and documented fees and expenses of the Subordinated Notes Trustee (including reasonable legal fees and expenses) in an amount to be mutually agreed by the Debtors, FG, the Mortgage Lenders and the Subordinated Notes Trustee or as otherwise determined by the Bankruptcy Court, shall be paid upon confirmation of the Plan (with respect to amounts then accrued), and with respect to fees and expenses incurred between confirmation of the Plan and the

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Effective Date, shall be paid on the Effective Date subject in each case to Bankruptcy Court approval to be included in the Confirmation Order and such fees and expenses shall not be subject to the subordination or turn-over provisions of the Subordinated Notes Indentures (it being understood that such “reasonable” fees and expenses shall not include any legal fees or expenses incurred by the Subordinated Notes Trustee after July 27, 2010 in opposing implementation of the terms of the NPH Term Sheet (including confirmation of the Plan) or engaging in litigation activity against any of the Debtors, FG or the Mortgage Lenders, or any of their respective affiliates).

Voting:  Class S.6 is Impaired, and Holders of Class S.6 Claims are entitled to vote to accept or reject this Plan.  In addition to voting to accept or reject the Plan, the Ballots distributed to Holders of Class S.6 Claims as of the Rights Offering Record Date will provide such Holders that are Accredited Investors with the opportunity to indicate whether they are interested in participating in the Propco Rights Offering in the event the Plan results in NPH Investment Rights being distributed to such Holders.  Any Holder that is an Accredited Investor that indicates an interest in so participating may be given the opportunity to subscribe in the Propco Rights Offering in the event the Plan results in NPH Investment Rights being distributed to such Holders.  Any Holder that does not indicate that it is interested in participating in the Propco Rights Offering by a properly completed Ballot received by the Voting and Claims Agent prior to the Voting Deadline shall not be given an opportunity to subscribe to the Propco Rights Offering.

Class S.7 — Mortgage Lender Claims against SCI

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class S.7 Claims will be deemed to have their Class S.7 Claims satisfied by the distributions to Holders of Class S.3 and Class P.2 Claims described above.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Class 7 is Impaired and Holders of Class S.7 Claims are entitled to vote to accept or reject this Plan.

Class S.8 — Intercompany Claims against SCI

Treatment:  Holders of Class S.8 Claims shall not receive or retain any property on account of their Claims under this Plan.

Voting:  Class S.8 is Impaired.  The Holders of Class S.8 Claims will not receive any distributions from any of the Debtors’ Estates and therefore are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Consequently, the Holders of Class S.8 Claims are not entitled to vote to accept or reject this Plan.

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Class S.9 — Equity Interests in SCI

Treatment:  On the Effective Date, all Class S.9 Equity Interests shall be deemed canceled and extinguished and shall be of no further force and effect, whether surrendered for cancellation or otherwise.  Upon the cancellation and extinguishment of the Class S.9 Equity Interests, the Parent Debtor Pledges shall be deemed to be cancelled and extinguished.

Voting:  Class S.9 is Impaired, and the Holders of Class S.9 Equity Interests are deemed to have rejected this Plan.

5.             Claims and Equity Interests Against Other Opco Debtors

(a)           Northern NV Acquisitions, LLC

Class NA.1 — Other Secured Claims against Northern NV Acquisitions, LLC

Classification:  Each Class NA.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class NA.1A, Class NA.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class NA.1 Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class NA.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class NA.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class NA.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class NA.1 is an Unimpaired Class, and the Holders of Class NA.1 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class NA.1 Claims are not entitled to vote to accept or reject this Plan.

Class NA.2 — General Unsecured Claims against Northern NV Acquisitions, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class NA.2 Claims will not receive any distributions from any of the Debtors’ Estates on account of those Claims.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

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Voting:  Holders of Class NA.2 Claims are not expected to receive or retain any property under the Plan.  Class NA.2 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class NA.2 Claims are not entitled to vote to accept or reject this Plan.

Class NA.3 — Equity Interests in Northern NV Acquisitions, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class NA.3 Equity Interests will not receive any distributions from any of the Debtors’ Estates on account of those Equity Interests.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Class NA.3 is Impaired.  Holders of Allowed Class NA.3 Equity Interests are entitled to vote to accept or reject the Plan.

(b)           Reno Land Holdings, LLC

Class RL.1 — Other Secured Claims against Reno Land Holdings, LLC

Classification:  Each Class RL.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class RL.1A, Class RL.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class RL.1 Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class RL.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class RL.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class RL.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class RL.1 is an Unimpaired Class, and the Holders of Class RL.1 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class RL.1 Claims are not entitled to vote to accept or reject this Plan.

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Class RL.2 — General Unsecured Claims against Reno Land Holdings, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class RL.2 Claims will not receive any distributions from any of the Debtors’ Estates on account of those Claims.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class RL.2 Claims are not expected to receive or retain any property under the Plan.  Class RL.2 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class RL.2 Claims are not entitled to vote to accept or reject this Plan.

Class RL.3 — Equity Interests in Reno Land Holdings, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class RL.3 Equity Interests will not receive any distributions from any of the Debtors’ Estates on account of those Equity Interests.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Class RL.3 is Impaired.  Holders of Allowed Class RL.3 Equity Interests are entitled to vote to accept or reject the Plan.

(c)           River Central, LLC

Class RC.1 — Other Secured Claims against River Central, LLC

Classification:  Each Class RC.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class RC.1A, Class RC.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

Treatment:  The legal, equitable and contractual rights of the Holders of Class RC.1 Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class RC.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class RC.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class RC.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

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Voting:  Class RC.1 is an Unimpaired Class, and the Holders of Class RC.1 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class RC.1 Claims are not entitled to vote to accept or reject this Plan.

Class RC.2 — Prepetition Opco Credit Agreement Claims against River Central, LLC

Treatment:  Same treatment as that provided for Allowed Class S.2 Claim Holders under Section III.B.4 above.

Voting:  Class RC.2 is Impaired, and Holders of Class RC.2 Claims are entitled to vote to accept or reject this Plan.

Class RC.3 — General Unsecured Claims against River Central, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class RC.3 Claims will not receive any distributions from any of the Debtors’ Estates on account of those Claims.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class RC.3 Claims are not expected to receive or retain any property under the Plan.  Class RC.3 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class RC.3 Claims are not entitled to vote to accept or reject this Plan.

Class RC.4 — Equity Interests in River Central, LLC

Treatment: If the Stalking Horse Bid is the Successful Bid, the Holders of Class RC.4 Equity Interests will not receive any distributions from any of the Debtors’ Estates on account of those Equity Interests.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Class RC.4 is Impaired.  Holders of Allowed Class RC.4 Equity Interests are entitled to vote to accept or reject the Plan.

(d)           Tropicana Station, LLC

Class TS.1 — Other Secured Claims against Tropicana Station, LLC

Classification:  Each Class TS.1 Claim is an Other Secured Claim.  This Class will be further divided into subclasses designated by letters of the alphabet (Class TS.1A, Class TS.1B and so on), so that each holder of any Other Secured Claim against this Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

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Treatment:  The legal, equitable and contractual rights of the Holders of Class TS.1 Claims are unaltered by this Plan.  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class TS.1 Claim becomes an Allowed Claim, each Holder of an Allowed Class TS.1 Claim shall either (at the election of the Debtor):  (a) receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class TS.1 Claim, payment in full in Cash; or (b) otherwise be left Unimpaired through assumption of such Claim and retention of all existing liens to secure such Claim, in either case upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor.

Voting:  Class TS.1 is an Unimpaired Class, and the Holders of Class TS.1 Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class TS.1 Claims are not entitled to vote to accept or reject this Plan.

Class TS.2 — Prepetition Opco Credit Agreement Claims against Tropicana Station, LLC

Treatment:  Same treatment as that provided for Allowed Class S.2 Claim Holders under Section III.B.4 above.

Voting:  Class TS.2 is Impaired, and Holders of Class TS.2 Claims are entitled to vote to accept or reject this Plan.

Class TS.3 — General Unsecured Claims against Tropicana Station, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class TS.3 Claims will not receive any distributions from any of the Debtors’ Estates on account of those Equity Interests.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

Voting:  Holders of Class TS.3 Claims are not expected to receive or retain any property under the Plan.  Class TS.3 therefore is deemed to have rejected this Plan pursuant to Bankruptcy Code section 1126(g), and the Holders of Class TS.3 Claims are not entitled to vote to accept or reject this Plan.

Class TS.4 — Equity Interests in Tropicana Station, LLC

Treatment:  If the Stalking Horse Bid is the Successful Bid, the Holders of Class TS.4 Equity Interests will not receive any distributions from any of the Debtors’ Estates on account of those Claims.  If the Stalking Horse Bid is not the Successful Bid, this Plan will be modified as appropriate to incorporate the terms of the Successful Bid.

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Voting:  Class TS.4 is Impaired.  Holders of Allowed Class TS.4 Equity Interests are entitled to vote to accept or reject the Plan.

C.                                    Reservation of Rights Regarding Unimpaired Claims.

Except as otherwise provided herein, nothing under this Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.                                    Subordination Rights.

The classification and treatment of all Claims and Equity Interests under the Plan take into consideration all contractual, legal, and equitable subordination rights, whether arising under general principles of equitable subordination, sections 510(b) and 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against other Claim or Equity Interest holders with respect to any distribution made in accordance with the Plan.  As of the Effective Date and subject to full compliance with the respective treatment of the Senior Notes Claims and the Subordinated Notes Claims in accordance with this Plan, all contractual, legal, or equitable subordination rights that a holder of a Claim or Equity Interest may have with respect to any Distribution to be made in accordance with the Plan are discharged and terminated, and all actions related to the enforcement of such subordination rights are permanently enjoined.  Subject to full compliance with the respective treatment of the Senior Notes Claims and the Subordinated Notes Claims in accordance with this Plan, distributions under the Plan are not subject to payment to any beneficiaries of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by any beneficiary of such terminated subordination rights.

E.                                    Withholding Taxes.

The Debtors or the Plan Administrator, as the case may be, may deduct any applicable federal or state withholding taxes from any distributions made pursuant to the Plan.

F.                                    Set Offs.

The Debtors may, but shall not be required to, set off or recoup against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever which the Debtors or the Estates may have against the holder of such Claim to the extent such claims may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Plan Administrator of any such claim or counterclaim that they may have against such holder.

G.                                    Timing of Payments and Distributions.

Except (i) as to Class S.2, (ii) as to Class P.2, (iii) as otherwise provided in Article V, and (iv) as otherwise required or provided for under the New Opco Purchase Agreement, the New Propco Purchase Agreement, the New Propco Transfer Agreement or the Landco Assets Transfer Agreement or to effectuate the transactions contemplated by the New Opco Purchase Agreement,

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the New Propco Purchase Agreement, the New Propco Transfer Agreement or the Landco Assets Transfer Agreement, any payments or distributions to be made under the Plan shall be deemed to be timely made if made within twenty (20) days after the date specified in the Plan, or as soon thereafter as reasonably practicable.  Whenever any distribution to be made under the Plan shall be due on a day other than a Business Day, such distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.  The value of any distributions received by Holders of Claims in satisfaction of interest-bearing obligations shall be allocated first to the full satisfaction of the principal of such interest-bearing obligations and second in satisfaction of any accrued and unpaid interest.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.                                    Voting Classes

Each Holder of an Allowed Claim or Allowed Equity Interest as of the applicable Voting Record Date in each of the Voting Classes shall be entitled to vote to accept or reject this Plan.

B.                                    Acceptance by Impaired Classes of Claims and Equity Interests

Pursuant to Section 1126(c) of the Bankruptcy Code and except as otherwise provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.  Pursuant to Section 1126(d) of the Bankruptcy Code and except as otherwise provided in Section 1126(e) of the Bankruptcy Code, a Class of Equity Interests has accepted this Plan if at least two-thirds in amount of the Allowed Equity Interests in such Class actually voting have voted to accept this Plan.

C.                                    Presumed Acceptance of Plan

Classes that are Unimpaired under this Plan are presumed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code.

D.                                    Presumed Rejection of Plan

Classes FHI.2, FHI.3, FHI.4, FHI.5, FHI.6, FP.2, FP.3, FP.4, FP.5, FP.6, VC.2, VC.3, VC.4, VC.5, VC.6, P.3, P.4, P.5, MP.1, MP.2, MP.3, MS.1, MS.2, MS.3, M7.1, M7.2, M7.3, M6.1, M6.2, M6.3, M5.1, M5.3, M5.4, M4.2, M4.3, M4.4, M3.2, M3.3, M2.2, M2.3, M2.4, M1.2, M1.3, M1.4, S.8, S.9, NA.2, NA.3, RL.2, RL.3, RC.3, RC.4, TS.3 and TS.4 are Impaired and shall receive no distribution under this Plan on account of their Claims and are therefore presumed to have rejected this Plan pursuant to Section 1126(g) of the Bankruptcy Code.

E.                                    Non-Consensual Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

With respect to any Class that does not accept this Plan pursuant to Section 1126 of the Bankruptcy Code, the Debtors will request confirmation of this Plan under Section 1129(b) of

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the Bankruptcy Code.  The Debtors reserve the right to modify this Plan in order to satisfy the requirements of Section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                    Transfers Under the Plan, Generally.

As described in detail below, implementation of the Plan will include, among other things, numerous conveyances, assignments, transfers and deliveries among various parties.  All conveyances, assignments, transfers and deliveries to any transferee pursuant to the transactions described under Section V.B.3, Section V.B.4, Section V.B.5, Section V.B.7 and Section V.B.8 below shall be made, and such assets shall vest in the applicable transferee, free and clear of all Liens, Claims, Equity Interests, and any other interests asserted by the Debtors, any creditors of the Debtors, or other Persons (including, without limitation, any Liens, Claims, Equity Interests, or other interests, whether presently known or unknown, in any way relating to or arising from the operations of the Debtors prior to the Effective Date), in accordance with and as contemplated by, among others, sections 105(a), 363, 1123 and 1129 of the Bankruptcy Code, save and excepting any specific obligations expressly undertaken by such transferee or its designee in the Plan or in any document to which such transferee is a party (including the New Opco Purchase Agreement) and which is necessary for Consummation of the Plan.  No such transferee or any of its Subsidiaries, creditors or equity holders shall be or be deemed to be a successor of any of the Debtors or any of the Non-Debtor Affiliates by reason of any theory of law or equity and shall not have any successor or transferee liability of any kind, nature or character, including liabilities arising or resulting from or relating to the transactions contemplated hereby; provided that the Confirmation Order shall not provide that the sale of any property that constitutes New Opco Acquired Assets is free and clear of any environmental liability imposed by a Governmental Unit (as defined in the Stalking Horse APA) arising from or related to such property to the extent that the Bankruptcy Court determines that such property cannot be sold to the Successful Bidder free and clear of such liability pursuant to the Bankruptcy Code.

The transactions consummated pursuant to the Plan, the New Opco Purchase Agreement, the New Propco Purchase Agreement, the New Propco Transfer Agreement and the Landco Assets Transfer Agreement shall not constitute a de facto merger, or a merger, as between any Debtors or any of the Non-Debtor Affiliates and any transferee pursuant to the Plan, the New Opco Purchase Agreement, the New Propco Purchase Agreement, the New Propco Transfer Agreement and the Landco Assets Transfer Agreement under any applicable law (including Nevada law).

Except for any specific obligations expressly undertaken by such transferee or its designee(s) in the Plan or in any agreement or other document to which such transferee or designee is a party and which is entered into in connection with the Consummation of the Plan, none of such transferee, Holdco, Voteco, New Propco or its Subsidiaries, New Opco or its Subsidiaries, the Mortgage Lenders, the Landco Lenders, the Successful Bidder, any of the Subsidiaries of the Successful Bidder or any of their respective designees or affiliates shall have

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any liability, obligation or responsibility with respect to any Claims against or Equity Interests in any of the Debtors or any of the Non-Debtor Affiliates, including without limitation any amounts owed by the Debtors to holders of Claims or Equity Interests or any obligations of the Debtors pursuant to the Plan.

After the Effective Date, each such transferee and its designated subsidiaries will own the assets conveyed to it and operate its business and manage its affairs free of any restrictions contained in the Bankruptcy Code.  The terms, provisions and conditions of the agreements governing the transactions described in Section V.B.3, Section V.B.4, Section V.B.5, Section V.B.7 and Section V.B.8 below shall govern the obligations of the Debtors and the other parties thereto and to the extent inconsistent with the Plan, such agreements shall control.

Without further approvals or notice, the Debtors, the Administrative Agent and any other applicable Person shall have the power and authority to terminate and discharge (and to consent to terminate and discharge) Liens on any assets to effectuate the terms hereof and the terms of the New Opco Purchase Agreement, the New Propco Transfer Agreement, the Landco Assets Transfer Agreement and the New Propco Purchase Agreement on the Effective Date.

B.                                    Plan Transactions.

The following transactions shall be consummated as specified below in the order specified below or in such other order as is set forth in the Plan Supplement:

1.             Formation of New Propco Entities.

On or prior to the Effective Date, Holdco, Voteco, New Propco and the following direct or indirect Subsidiaries shall be formed for the purpose of acquiring all of New Propco Acquired Assets and all of the equity interests in CV Propco, LLC as owner of the Landco Assets.  New Boulder LLC, New Red Rock LLC, New Palace, LLC, New Sunset, LLC, New Tropicana, LLC, New Cactus Lessee, LLC and New Landco Holdco, LLC.  (The legal names of these entities may differ from the names specified herein.)

2.             Subsidiary Bankruptcy Filings

To the extent required under the New Opco Purchase Agreement, the New Propco Purchase Agreement, the New Propco Transfer Agreement, the Landco Assets Transfer Agreement or otherwise necessary to Consummate the Plan (including consummation of the transfers contemplated by Article V.A herein) and the sale of the New Opco Acquired Assets or the sale or transfer of the New Propco Acquired Assets hereunder, following the entry of the Confirmation Order, certain or all of the Non-Debtor Affiliates that are direct or indirect subsidiaries of SCI, may commence voluntary chapter 11 cases in the Bankruptcy Court for the purpose of effectuating the sale or transfer of all or a portion of their assets pursuant to and in accordance with the New Opco Purchase Agreement, the New Propco Purchase Agreement, the New Propco Transfer Agreement or the Landco Assets Transfer Agreement, as the case may be.

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3.             Transfer of Master Lease Collateral to Propco.

On the Effective Date, pursuant to the New Propco Transfer Agreement, SCI and any Non-Debtor Affiliates (including the Operating Subtenants) that own assets that are included in the Master Lease Collateral shall convey, assign, transfer and deliver all such assets to Propco in satisfaction of Propco’s lien on such assets under the Master Lease and License and in partial satisfaction of the Master Lease Rejection Damage Claim.

4.             Landco Assets.

On or prior to the Effective Date, pursuant to the Landco Assets Transfer Agreement and the Second Amended MLCA: (a) all of the equity interests in CV Propco, LLC shall be conveyed, assigned, transferred and delivered by CV Holdco, LLC to the designee of the Landco Lenders, subject to the New Land Loan Agreement; (b) New Landco Holdco shall contribute all of the equity of New Tropicana, LLC and New Cactus Lessee, LLC to CV PropCo, LLC; and (c) all of the Landco Assets not then owned by CV Propco, LLC and not otherwise designated as excluded assets under the Landco Assets Transfer Agreement, shall be conveyed, assigned, transferred and delivered to CV Propco, LLC or to a subsidiary of New Propco, as determined by New Propco.

5.             Transfer of New Propco Transferred Assets from Propco to New Propco Entities.

On the Effective Date, in accordance with the Second Amended MLCA and pursuant to the New Propco Transfer Agreement and in implementation of the distributions to the Mortgage Lenders provided for in Section III.B.2 above on account of their Allowed Class P.2 Claims, all of the New Propco Transferred Assets shall be conveyed, assigned, transferred and delivered to New Propco or any of its designated Subsidiaries, each in their capacities as designee of the Mortgage Lenders.

6.             Mezzco Debtors.

On the Effective Date, the distributions to the holders of Class M5.2 Claims, Class M4.1 Claims, Class M3.1 Claims, Class M2.1 Claims and Class M1.1 Claims provided for in Section III.B.3(e) through Section III.B.3(h) shall be made, and the Equity Interests so distributed shall be cancelled and extinguished as provided for in such Sections.

7.             Transfer of New Propco Purchased Assets from Opco Entities to New Propco Entities.

On the Effective Date and subject to the receipt by the Holders of the Prepetition Opco Secured Claims of the consideration set forth in Section III.B.4, pursuant to the Second Amended MLCA and the New Opco Purchase Agreement (if the Stalking Horse Bidder is the Successful Bidder) or the New Propco Purchase Agreement (if the Stalking Horse Bidder is not the Successful Bidder), for good and valuable consideration set forth in the Second Amended MLCA, all of the New Propco Purchased Assets shall be sold, conveyed, assigned, transferred and delivered to New Propco or its applicable designated Subsidiaries.

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8.             Transfer of New Opco Acquired Assets to New Opco.

On the Effective Date and subject to the Holders of the Prepetition Opco Secured Claims receipt of the consideration set forth in Section III.B.4, for good and valuable consideration, all of the New Opco Acquired Assets shall be sold, conveyed, assigned, transferred and delivered to the Successful Bidder or its designee(s) pursuant to and in accordance with the New Opco Purchase Agreement.

9.             License of IP Assets to New Propco.

If the Successful Bidder is any Person or Persons other than the Stalking Horse Bidder, to the extent required by the Second Amended MLCA, on the Effective Date the Successful Bidder shall license the IP Assets to New Propco and its designated subsidiaries pursuant to the IP License Agreement.

10.          New Propco Transactions in Connection with Receipt of New Propco Acquired Assets.

In connection with Consummation of the Plan and New Propco’s receipt of the New Propco Acquired Assets, Voteco, Holdco and New Propco will enter into or cause to be entered into a number of agreements and transactions designed to allow New Propco to operate the New Propco Acquired Assets as a going concern business.  Those agreements and transactions will include, without limitation, the following:

a.             The New Propco LLCA.

b.             The New FG Management Agreement.

c.             The New Propco Credit Agreement.

d.             The New Land Loan Agreement.

e.             The IP License Agreement.

f.              The New Propco Non-Compete Agreement.

11.          New Propco Employment Related Matters

Upon or promptly following the Effective Date of the Plan, New Propco contemplates taking steps to mitigate the impact on SCI employees of the restructuring process. Specifically, New Propco plans to make offers of employment to SCI’s hourly employees at the Propco Properties and, if the Stalking Horse Bidder is the Successful Bidder, to SCI’s hourly employees at all other SCI casinos:  (a) at not less than the same hourly wage rate and position in effect for the respective employee immediately prior to the Effective Date; (b) with substantially similar benefits as the current Section 401(k) plan of SCI; and (c) with health and welfare benefits that in the aggregate are substantially similar to those provided by SCI under its broad-based employee benefit plans in effect immediately prior to the Effective Date.

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12.          The Propco Rights Offering

The NPH Term Sheet sets forth a detailed summary of the terms and conditions of the Propco Rights Offering and any additional Equity Raises (as defined in the NPH Term Sheet) that may occur.  Taken together, the Propco Rights Offering and the Upsizing Committed Amount (as defined in the NPH Term Sheet) are intended to provide New Propco Holdco with up to $100 million in equity investments, all on the terms of and subject to the conditions of the NPH Term Sheet.  As set forth in the NPH Term Sheet, the net proceeds from the Propco Rights Offering shall be contributed by New Propco Holdco as equity to New Propco and utilized by New Propco for general corporate purposes, including, without limitation, to reduce debt or for one or more Acquisitions (as defined in the NPH Term Sheet).  Pursuant to the terms and subject to the conditions of the Propco Commitment: (a) the Put Parties (so long as they hold at least 40% in aggregate principal amount of the Senior Notes) shall have the right to purchase at least one-half of the NPH Equity available in the Propco Rights Offering (with such portion of the NPH Equity to be allocated among the Put Parties as they mutually agree), (b) to the extent such NPH Equity is not otherwise purchased by Eligible Opco Unsecured Creditors, or the Put Parties (pursuant to the proviso to the definition of “Allocated Pro Rata Share of NPH Investment Rights”) in accordance with the terms and conditions of the Propco Rights Offering, the Put Parties shall purchase $35.3 million of NPH Equity, and (c) in connection with any Equity Raises (as defined in the NPH Term Sheet) consummated during the Upsizing Commitment Period (as defined in the NPH Term Sheet), to the extent such NPH Equity is not otherwise purchased by Eligible Opco Unsecured Creditors, or the Put Parties (pursuant to the proviso to the definition of “Allocated Pro Rata Share of NPH Investment Rights”) in accordance with the terms and conditions of the NPH Term Sheet, the Put Parties shall purchase such unpurchased portion of each such Equity Raise up to a maximum of $100 million (i.e., up to a maximum of $64.7 million in addition to the $35.3 million commitment specified in clause (b)) of NPH Equity.  In consideration for their agreement to the Propco Commitment, the Put Parties shall receive the Put Premium.  The payment of the Put Premium to the Put Parties on the Effective Date shall be effected in such manner (such as a deduction from the purchase price otherwise payable by the Put Parties for the NPH Equity being purchased by them through Blockerco) as the Debtors, FG, the Mortgage Lenders and the Put Parties shall reasonably determine.

13.          New Opco Transactions in Connection with Receipt of New Opco Acquired Assets.

In connection with Consummation of the Plan and New Opco’s receipt of the New Opco Acquired Assets, New Opco will enter into or cause to be entered into a number of agreements and transactions designed to allow New Opco to operate the New Opco Acquired Assets as a going concern business.  Those agreements and transactions will include, without limitation, the following:

a.             The New Opco Credit Agreement.

b.             The New Opco PIK Credit Agreement.

c.             The New FG Management Agreement.

d.             The IP License Agreement.

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14.          The New Opco Credit Agreement and the New Opco PIK Credit Agreement

The collateral agent under the New Opco Credit Agreement and the New Opco PIK Credit Agreement shall have valid, binding and enforceable liens on the collateral specified in the relevant agreements executed by New Opco and its Subsidiaries in connection with the New Opco Credit Agreement and the New Opco PIK Credit Agreement.  The guarantees, mortgages, pledges, liens and other security interests granted pursuant to the New Opco Credit Agreement and the New Opco PIK Credit Agreement are granted in good faith as an inducement to the lenders to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the definitive documentation executed in connection therewith.  The New Opco Credit Agreement and the New Opco PIK Credit Agreement together with all notes, documents or agreements delivered in connection therewith shall be valid, binding and enforceable in accordance with their terms on and after the Effective Date (it being understood and agreed that each Holder of an Allowed S.2 Claim shall be deemed a party to the New OpCo Credit Agreement and the New OpCo PIK Credit Agreement and bound by the terms thereof without the requirement of any such Holder to execute a signature page thereto).  Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the New Opco Credit Agreement and the New Opco PIK Credit Agreement or any rights or remedies related thereto.

C.                                    Second Amended MLCA

If the Stalking Horse Bidder is the Successful Bidder, and so long as the Stalking Horse APA has not terminated, then, notwithstanding anything to the contrary in the Second Amended MLCA, the entry of the Confirmation Order will not automatically trigger a Transition Event and the obligation of SCI and its Subsidiaries to provide transition services thereunder shall be suspended (other than such services as are required during the “Deferral Period” (as defined therein)) and the “Deferral Period” shall be deemed to continue for all purposes under the Second Amended MLCA, including with respect to the payment of Reduced Rent, and the Initial Transition Services Period shall not be deemed to commence, until the earlier of (i) the date on which a Transition Event (other than due solely to the occurrence of the Confirmation Date) occurs or (ii) the date designated in writing by the Mortgage Lenders and acceptable to the Required Consenting Lenders as the date on which transition services should commence.  Except as modified above, the Second Amended MLCA will remain in full force and effect and shall be enforceable pursuant to its terms.

D.                                    General Settlement of Claims

Pursuant to Section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan.

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E.                                    Release of Liens, Claims and Equity Interests

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan (including the New Opco Credit Agreement, the New Opco PIK Credit Agreement, the New Propco Credit Agreement, the New Land Loan Agreement and their respective related documents), on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan, all Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.  Any Entity holding such Liens or interests shall, pursuant to Section 1142 of the Bankruptcy Code, promptly execute and deliver such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the applicable Debtor.

F.                                    Corporate Action

Each of the Debtors, as applicable, may, and may cause any of its Non-Debtor Affiliates to, take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, and in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors (except for those expressly required pursuant hereto).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors or members of any Debtor (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, managers or partners of such Debtor, or the need for any approvals, authorizations, actions or consents of any Person.

All matters provided for in this Plan involving the legal or corporate structure of any Debtor and any legal or corporate action required by any Debtor in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of any Debtor, or by any other Person.  On the Effective Date, the appropriate officers of each Debtor are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtor, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.  The secretary and any assistant secretary of each Debtor shall be authorized to certify or attest to any of the foregoing actions.

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G.                                    Cancellation of Notes, Certificates and Instruments Without Further Action

Except as otherwise provided in this Plan or the Confirmation Order or for the purpose of evidencing a right to distribution hereunder or the exercise of the right of the Senior Notes Trustee or the Subordinated Notes Trustee, as applicable to assert any rights or charging liens for fees, costs and expenses in accordance with the terms of the applicable Indenture, on the Effective Date, all notes, stock, instruments, certificates, agreements and other documents evidencing Claims and Equity Interests shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

On the Effective Date, the Senior Notes Indentures and the Subordinated Notes Indentures each shall be deemed to be canceled, as permitted by Section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be fully released, terminated, extinguished and discharged; provided, however, that the Senior Notes Indentures and the Subordinated Notes Indentures shall remain in effect for the sole purpose of facilitating distributions by the respective trustee to the holders thereunder of any amounts received on account of Allowed Claims held by the applicable trustee, and to permit such trustee to perform such other necessary administrative tasks related thereto and to exercise any right under the applicable Indenture to assert any rights or charging liens for fees, costs and expenses.

H.                                   Dismissal of Officers and Directors, Dissolution of Debtors and Dissolution of the Boards of Directors of Each Debtor

Upon the Effective Date, (i) the existing boards of directors of each Debtor shall be dissolved without any further action required on the part of any such Debtors, the shareholders of any such Debtor, or the officers and directors of such Debtors, (ii) any and all remaining officers of each shall be dismissed without any further action required on the part of any such Debtors, the shareholders of such Debtors, or the officers and directors of such Debtors and (iii) each Debtor shall be deemed dissolved without any further action required on the part of any such Debtors, the shareholders of such Debtors, or the officers and directors of such Debtors.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                    Assumption of Executory Contracts and Unexpired Leases

1.             On the Effective Date, all Executory Contracts and Unexpired Leases identified on the Schedule of Executory Contracts and Unexpired Leases To Be Assumed will be deemed assumed by the applicable Debtor in accordance with, and subject to, the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code.

2.             On the Effective Date, any Executory Contract or Unexpired Lease will be deemed rejected if such Executory Contract or Unexpired Lease:

(i)                                     Is not listed on the Schedule of Executory Contracts and Unexpired Leases To Be Assumed;

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(ii)                                  has been rejected by order of the Bankruptcy Court;

(iii)                               is the subject of a motion to reject pending on the Effective Date;

(iv)                              is identified in the Plan Supplement as a contract or lease to be rejected or in the New Opco Purchase Agreement as an Excluded Asset;

(v)                                 is rejected pursuant to the terms of this Plan;

(vi)                              expired by its own terms on or prior to the Effective Date; or

(vii)                           has not been assumed or is not the subject of a motion to assume pending on the Effective Date.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.  To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to this Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.                                    Assignment of Executory Contracts or Unexpired Leases

Unless and as otherwise provided by a prior order to the Bankruptcy Court, in the event any Debtor proposes to assign an Executory Contract or Unexpired Lease, at least twenty (20) days prior to the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will:  (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court.  Any applicable cure amounts shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  Subject to the foregoing, any Executory Contract or Unexpired Lease that constitutes a New Propco Acquired Asset shall be assigned to New Propco or its designated Subsidiary in accordance with the terms of this Plan and pursuant to the New Propco Purchase Agreement or New Propco Transfer Agreement, as applicable, and any Executory Contract of Unexpired Lease that is to be assigned to New Opco or its designated Subsidiary in accordance with the terms of the New Opco Purchase Agreement shall be so assigned in accordance with the terms of this Plan.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related cure amount must be filed, served and actually received by

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the Debtors at least five (5) days prior to the Confirmation Hearing.  Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to Sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assignment.  If an objection to assignment or cure amount is sustained by the Bankruptcy Court, the Debtors, with the consent of New Propco and/or the Successful Bidder, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it.

C.                                    Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Estates or any of their respective property, and such Claim shall be forever discharged.  All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F hereof.

D.                                    Director and Officer Insurance Policies

The Debtors shall obtain (at market-based premiums) prior to the Effective Date insurance policies providing substantially similar coverage as the existing D&O Liability Insurance Policies coverage for claims (as defined in such policies) made for any wrongful acts (as defined in such policies) or other covered conduct, acts or omissions occurring prior to the Effective Date (also referred to as “tail coverage”) with coverage (in scope and substance) and on terms no less favorable to the current insureds than the Debtors’ insurance policies existing as of the date of entry of the Confirmation Order, which insurance policies shall be reasonably acceptable to the Mortgage Lenders (the “Tail Coverage Insurance Policies”).  The costs of the Tail Coverage Insurance Policies shall be allocated among the Debtors in a manner satisfactory to the Required Consenting Lenders and the Mortgage Lenders, or as otherwise ordered by the Bankruptcy Court after notice and a hearing, such that each Debtor bears the expense of its own coverage.

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ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                    Distributions for Claims and Equity Interests Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, distributions to be made on account of Claims and Equity Interests that are Allowed Claims or Equity Interests as of the Effective Date shall be made on the initial distribution date or as soon thereafter as is practicable.  Other than with respect to Classes P.2 and S.2, any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable.  Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.  Distributions on account of Disputed Claims and Equity Interests that first become Allowed Claims and Equity Interests after the Effective Date shall be made pursuant to Article VIII hereof.

B.                                    Post-Petition Interest on Claims

Unless otherwise specifically provided for in this Plan or the Confirmation Order or any other Final Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.                                    Distributions under the Plan

Other than as specifically set forth below or in the New Propco Purchase Agreement, the New Propco Transfer Agreement, the New Opco Purchase Agreement or the Landco Assets Transfer Agreement, the Plan Administrator or Distribution Agent shall make all distributions required to be distributed under this Plan; provided, however, that the Plan Administrator or Distribution Agent may employ or contract with other entities to assist in or make the distributions required by this Plan; provided, further, that SCI or the Successful Bidder shall make all cash distributions to Holders of Allowed Claims in Class S.2 and Propco shall make all cash distributions to Holders of Allowed Claims in Class P.2.  Neither New Propco nor New Opco shall have any obligation to fund the expenses incurred by the Plan Administrator from and after the Effective Date.  Distributions made on account of Allowed Senior Notes Claims shall be deemed complete when made to the Senior Notes Trustee for distribution pursuant to the terms of the Senior Notes Indentures.  Distributions on account of Allowed Subordinated Notes Claims shall be deemed complete when made to the Senior Notes Trustee until such time as the Allowed Senior Notes Claims are paid in full to effectuate the subordination provisions as provided for in the Subordinated Notes Indentures.  Thereafter, distributions made on account of Allowed Subordinated Notes Claims shall be deemed complete when made to the Subordinated Notes Trustee.

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D.                                    Delivery and Distributions and Undeliverable or Unclaimed Distributions

1.             Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed.  Accordingly, the Plan Administrator and Distribution Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.  The Plan Administrator or any other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date.

2.             Delivery of Distributions in General

Except as otherwise provided herein, the Plan Administrator or Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims and Equity Interests, or in case of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ books and records as of the date of any such distribution; provided, however, that if a Holder of an Allowed Claim or Equity Interest Files a Proof of Claim, the address for such Holder shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

3.             Minimum Distributions

Notwithstanding anything herein to the contrary, no Debtor, Plan Administrator or Distribution Agent shall be required to make distributions or payments of less than Five Hundred ($500.00) Dollars (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars.  Whenever any payment or distribution of a fraction of a dollar under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

4.             Undeliverable Distributions

(a)           Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim or Equity Interest is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address, at which time all currently due missed distributions shall be made to such Holder on the next Subsequent Distribution Date.  Undeliverable distributions shall remain in the possession of the Distribution Agent, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable.  Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

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(b)           Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim or Equity Interest (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors, their Estates or their property.  In such cases, any Cash for distribution on account of such rights for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary.  Nothing contained in this Plan shall require the Debtors or any Distribution Agent to attempt to locate any Holder of an Allowed Claim or Equity Interest.

(c)           Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the issuance of such check.  Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim or Equity Interest with respect to which such check originally was issued.  Any Holder of an Allowed Claim or Equity Interest holding an un-negotiated check that does not request reissuance of such un-negotiated check within one hundred eighty (180) days after the date of mailing or other delivery of such check shall have its Claim or Equity Interest for such un-negotiated check discharged and be discharged and forever barred, estopped and enjoined from asserting any such Claim or Equity Interest against the Debtors, the Debtors’ Estates or their property.

E.                                    Compliance with Tax Requirements/Allocations

In connection with this Plan and all distributions hereunder, the Debtors and any Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  The Debtors or any Distribution Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.  All persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes.  Notwithstanding any other provision of this Plan to the contrary, each Holder of an Allowed Claim or Equity Interest shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution.  Any Cash and Documents and/or other consideration or property to be distributed pursuant to this Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Article VII.D.4 of this Plan.  To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

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F.                                    Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Debtors, by (a) checks drawn on, or (b) wire transfer from, a domestic bank selected by the Debtors.  Cash payments to foreign creditors may be made, at the option of the Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

G.                                    Timing and Calculation of Amounts to Be Distributed

On the Initial Distribution Date (or if a Claim or Equity Interest is not an Allowed Claim or Equity Interest on the Effective Date, on the Subsequent Distribution Date occurring after such Claim becomes an Allowed Claim or Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Equity Interest shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Equity Interests in the applicable Class.  If and to the extent that there are Disputed Claims or Equity Interests, distributions on account of any such Disputed Claims or Equity Interests shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof.  Except as otherwise provided herein, Holders of Claims and Equity Interests shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

H.                                   Setoffs and Recoupments

Without altering or limiting any of the rights and remedies of the Debtors or any other party in interest under Section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors may hold against the Holder of any such Allowed Claim.  In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off or exercise recoupment against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims.  Neither the failure to effect such a setoff or exercise recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claims, Causes of Action or Litigation Claims.

I.                                        Preservation of Subordination Rights

Except as otherwise provided herein, all subordination rights and claims relating to the subordination by the Debtors or either Plan Administrator of any Allowed Claim shall remain valid, enforceable and unimpaired in accordance with Section 510 of the Bankruptcy Code or otherwise.

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ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS AND EQUITY INTERESTS

A.                                    Authority to Prosecute Objections to Disputed Claims

Upon the Effective Date, the Plan Administrator shall be responsible for pursuing any objection to the allowance of all Disputed Claims and Equity Interests with respect to which an objection has been filed with the Bankruptcy Court and notice thereof has been given to the Holder of the Disputed Claim.  Prior to the Effective Date, the Debtors shall have the right to object to the allowance of Claims with respect to which they dispute liability or allowance in whole or in part.  The Plan Administrator shall have the authority to file, settle, compromise or withdraw any objections to Disputed Claims against Debtors without approval of the Bankruptcy Court.  However, the Bankruptcy Court may approve any compromises and settlements in accordance with Bankruptcy Rule 9019.

B.                                    Resolution of Disputed Claims and Equity Interests

1.             Allowance of Claims and Equity Interests

After the Effective Date, the Plan Administrator shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim or Equity Interest, except with respect to any Claim or Equity Interest deemed Allowed under this Plan.  Except as expressly provided in this Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order), no Claim or Equity Interest shall become an Allowed Claim unless and until such Claim or Equity Interest is deemed Allowed under this Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Equity Interest.

2.             Prosecution of Objections to Claims and Equity Interests

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Plan Administrator, shall have the exclusive authority to File objections to Claims and settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims or Equity Interests are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims; and provided further that (a) the Successful Bidder may object to the allowance of any Administrative Claim against SCI or any of the Other Opco Debtors, and (b) the Mortgage Lenders may object to the allowance of any Administrative Claim against Propco or any of the Mezzco Debtors.  Subject to the foregoing, from and after the Effective Date, the Plan Administrator may settle or compromise any Disputed Claim or Equity Interest without any further notice to or action, order or approval of the Bankruptcy Court.  The Plan Administrator shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

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3.             Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Plan Administrator may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim or Equity Interest pursuant to applicable law and (b) any contingent or unliquidated Claim or Equity Interest pursuant to applicable law, including, without limitation, Section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim or Equity Interest, contingent Claim or Equity Interest or unliquidated Claim or Equity Interest, including during the litigation concerning any objection to any Claim or Equity Interest or during the pendency of any appeal relating to any such objection.  All of the aforementioned Claim or Equity Interests and objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claim or Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.  The rights and objections of all parties are reserved in connection with any such estimation proceeding.

4.             Deadline to File Objections to Claims and Equity Interests

Any objections to Claims and Equity Interests shall be Filed no later than the Claims Objection Bar Date.  Moreover, notwithstanding the expiration of the Claims Objection Bar Date, the Debtors, and, after the Effective Date, the Plan Administrator, shall continue to have the right to amend any claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim or Equity Interest until such Disputed Claim or Equity Interest is Allowed.

C.                                    No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim or Equity Interest unless and until all objections to such Disputed Claim or Equity Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Equity Interest has become an Allowed Claim or Equity Interest.

D.                                    Reserves for Disputed Claims

To the extent necessary or appropriate for Classes entitled to receive distributions hereunder, each Debtor may separately maintain a reserve for any distributable amounts required to be set aside on account of Disputed Claims and shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein as, when and if such Disputed Claims are resolved by Final Order, and such amounts shall be distributable in respect of such Disputed Claims as such amounts would have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date, provided that no interest shall be distributable or accrue with respect thereto.  No such reserves shall be necessary for any Classes that will not receive any distributions under the Plan.

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E.                                    Distributions on Account of Disputed Claims and Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Equity Interests

On each subsequent distribution date (or such earlier date as determined by the Debtors or the Plan Administrator in their sole discretion, as applicable), the Debtors, the Plan Administrator or another applicable Distribution Agent will make distributions (a) on account of any Disputed Claim or Equity Interest that has become an Allowed Claim or Equity Interest during the preceding ninety (90) days, and (b) on account of previously Allowed Claims or Equity Interests of property that would have been distributed to the Holders of such Claim or Equity Interest on the dates distributions previously were made to Holders of Allowed Claims or Equity Interests in such Class had the Disputed Claims or Equity Interests that have become Allowed Claims or Equity Interests or disallowed by Final Order of the Bankruptcy Court been Allowed or disallowed, as applicable, on such dates.  Such distributions will be made pursuant to the applicable provisions of Article III of this Plan.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION,
EFFECTIVE DATE AND CONSUMMATION OF THE PLAN

A.                                    Conditions Precedent to Confirmation

Confirmation of this Plan shall be conditioned upon the satisfaction or waiver pursuant to the provisions of Article IX.C hereof of the following:

1.             The Bankruptcy Court shall have entered a Final Order in form and in substance satisfactory to the Debtors, the Required Consenting Lenders and the Mortgage Lenders approving the Disclosure Statement with respect to this Plan as containing adequate information within the meaning of Section 1125 of the Bankruptcy Code.

2.             This Plan and all schedules, documents, supplements and exhibits relating to this Plan shall have been filed in form and substance acceptable to the Debtors.

3.             The proposed Confirmation Order shall be in form and substance acceptable to the Debtors, the Required Consenting Lenders and the Mortgage Lenders.

B.                                    Conditions Precedent to the Effective Date and Consummation of the Plan

Consummation of this Plan shall be conditioned upon, and the Effective Date shall not occur until, the satisfaction or waiver pursuant to the provisions of Article IX.C hereof of the following:

1.             The Confirmation Order shall have been entered (and in the event that the Stalking Horse Bidder is not the Successful Bidder, such order shall have become a Final Order in respect of Propco and New Propco) in a form and in substance satisfactory to the Debtors, the Successful Bidder, the Mortgage Lenders, FG and the Required Consenting Lenders and no stay of the Confirmation Order shall have been entered.  The Confirmation Order shall provide that, among other things, the Debtors or the Plan Administrator, as appropriate, is authorized and directed to take all actions necessary or appropriate to consummate this Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases,

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leases, indentures and other agreements or documents created in connection with or described in this Plan.

2.             The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order and, in the event the Stalking Horse Bidder is not the Successful Bidder, such order(s) shall have become Final Order(s) in respect of Propco and New Propco) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement.

3.             All documents and agreements necessary to implement this Plan, including, without limitation, all documents included in the Plan Supplement, in each case in form and substance acceptable to the Debtors shall have (a) been tendered for delivery, and (b) been effected by executed by, or otherwise deemed binding upon, all Entities party thereto.  All conditions precedent to such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

4.             All actions necessary to implement the Plan shall have been effected, including, without limitation, all actions specified in and in furtherance of the Mortgage Lender/FG Restructuring Agreement, the Opco Lender Restructuring Support Agreement, the Committee Plan Support Stipulation, the Put Parties Support Agreement and the New Opco Purchase Agreement.

5.             The Committee Plan Support Stipulation has not been terminated as of the Effective Date.

6.             Each of the Put Parties Support Agreement and the Propco Commitment has not been terminated as of the Effective Date.

7.             Upon or before the occurrence of the Effective Date, each of the New Propco Purchase Agreement, the Landco Assets Transfer Agreement, the New Propco Transfer Agreement and the New Opco Purchase Agreement shall close according to its terms.

8.             All material consents, actions, documents, certificates and agreements necessary to implement this Plan, including any required governmental or regulatory consents, shall have been obtained, effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

9.             The Confirmation Date shall have occurred.

C.                                    Waiver of Conditions

The conditions to confirmation of this Plan and to Consummation of this Plan and the occurrence of the Effective Date set forth in this Article IX may be waived by the Debtors without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan; provided, however, that (i) any waiver of the conditions specified in Article IX.B.5 or B.6 above shall be acceptable to the Debtors, the Mortgage Lenders and FG, and (ii) any such other waiver shall be reasonably acceptable to the Successful Bidder, the Mortgage Lenders, FG and the Required Consenting Lenders and shall

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not be inconsistent with the terms of the New Opco Purchase Agreement, the Mortgage Lender/FG Restructuring Agreement, the Opco Lender Restructuring Agreement, the Committee Plan Support Stipulation, the Put Parties Purchase Agreement, the New Propco Purchase Agreement, the New Propco Transfer Agreement, the Second Amended MLCA or the Landco Assets Transfer Agreement.  The failure to satisfy or waive a condition to the Effective Date or Consummation may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.                                    Effect of Non Occurrence of Conditions to Consummation

If the Effective Date or Consummation of this Plan does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

RELEASES, EXCULPATION, INJUNCTION, PRESERVATION OF CAUSES OF ACTION AND RELATED PROVISIONS

A.                                    General

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, Section 510 of the Bankruptcy Code or otherwise.

In accordance with the provisions of this Plan, including Article VIII hereof, and pursuant to Section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Plan Administrator may, in this sole and absolute discretion, compromise and settle Claims against the Debtors and (2) the Plan Administrator may, in its sole and absolute discretion, compromise and settle Causes of Action against other Entities.

B.                                    Comprehensive Settlement of Claims and Controversies.

1.             General.  Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan, including the exculpation and release provisions contained in this Article X, constitute a good faith compromise and settlement of all Claims, Litigation Claims, Causes of Action or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Claim or

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Interest against any Debtor, any distribution to be made pursuant to these Plans on account of any such Claim or Interest, and any and all Claims or Causes of Action of any party arising out of or relating to the Going Private Transaction and all transactions relating thereto.  The entry of the Confirmation Order constitutes the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such Claims, Interests or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests of (x) the Debtors, the Non-Debtor Affiliates and their respective Estates and property, and (y) the Holders of Claims and Interests, and are fair, equitable and reasonable.

2.             Global Settlement.  Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement, and the Plan constitutes a request to authorize and approve such compromise and settlement, of all Going Private Transaction Causes of Action among the Debtors, the non-Debtor Affiliates of the Debtors, and the Debtors’ Estates, and any Person (the “Global Settlement”).  Any distributions to be made pursuant to the Plan shall be made on account of and in consideration of the Global Settlement, which, upon the Effective Date of the Plan, shall be binding on the Debtors and their Estates, the non-Debtor Affiliates of the Debtors, and all Holders of Claims or Interests (whether or not Allowed) that indicate on their Ballots their agreement to grant the releases provided for in Article X.C.2 of this Plan.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date of the Plan, of the Global Settlement and the Bankruptcy Court’s finding that the Global Settlement is in the best interests of the Debtors, the Reorganized Debtors, their respective Estates, the Non-Debtor Affiliates, and the Holders of Claims and Interests providing such releases, and is fair, equitable and reasonable.

C.                                    Releases Among Releasing Parties and Released Parties

1.             RELEASES BY DEBTORS AND ESTATES.  EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, THE DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION, AS THE CASE MAY BE, THE DEBTORS’ ESTATES, THE NON-DEBTOR AFFILIATES, AND EACH OF THEIR RESPECTIVE RELATED PERSONS (COLLECTIVELY, THE “RELEASING PARTIES”) SHALL, AND SHALL BE DEEMED TO, COMPLETELY, CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASE, WAIVE, VOID, EXTINGUISH AND DISCHARGE EACH AND ALL OF THE RELEASED PARTIES (AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED FOREVER RELEASED, WAIVED AND DISCHARGED BY THE RELEASING PARTIES) AND THEIR RESPECTIVE PROPERTIES AND RELATED PERSONS OF AND FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, LITIGATION CLAIMS, AVOIDANCE ACTIONS AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, REMEDIES, JUDGMENTS AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE GOING PRIVATE TRANSACTION CAUSES OF ACTION), WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, EXISTING

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AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY IN WHOLE OR IN PART TO THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR RESPECTIVE ASSETS, PROPERTY AND ESTATES, THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT, THIS PLAN OR THE SOLICITATION OF VOTES ON THIS PLAN THAT SUCH RELEASING PARTY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES (WHETHER DIRECTLY OR DERIVATIVELY) AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE (I) ANY CAUSES OF ACTION EXPRESSLY SET FORTH IN AND PRESERVED BY THIS PLAN OR ANY PLAN SUPPLEMENT; (II) WITH THE EXCEPTION OF THE GOING PRIVATE TRANSACTION CAUSES OF ACTION, ANY CAUSES OF ACTION ARISING FROM ACTUAL OR INTENTIONAL FRAUD OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; AND/OR (III) THE RIGHTS OF SUCH RELEASING PARTY TO ENFORCE THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THIS PLAN OR ASSUMED PURSUANT TO THIS PLAN OR ASSUMED PURSUANT TO FINAL ORDER OF THE BANKRUPTCY COURT.  THE FOREGOING RELEASE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON.

2.             Releases by Holders of Claims and Interests.  Effective as of the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each holder of a Claim or Equity Interest that has indicated on its Ballot its agreement to grant the release contained in this Article X.C.2 shall, and shall be deemed to, completely, conclusively, absolutely, unconditionally, irrevocably, and forever release, waive, void, extinguish and discharge the Released Parties from any and all Claims, Causes of Action, Litigation Claims, Avoidance Actions and any other obligations, rights, suits, damages, judgments, debts, remedies and liabilities whatsoever (including, without limitation, the Going Private Transaction Causes of Action), including any Claims or Causes of Action that could be asserted on behalf of or against the Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereafter arising, in law, equity or otherwise, that such holder of a Claim or Equity Interest would have been legally entitled to assert in its own right (whether individually, derivatively or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, in any way relating or pertaining to (v) the purchase or sale, or the rescission of a purchase or sale, of any security of the Debtors, (w) the Debtors, the Reorganized Debtors or their respective assets, property and Estates, (x) the Chapter 11 Cases, (y) the

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negotiation, formulation and preparation of the Plan, the Disclosure Statement, or any related agreements, instruments or other document including, without limitation, all of the documents included in the Plan Supplement; and (z) the Going Private Transaction Causes of Action; provided, however, that, with the exception of the Going Private Transaction Causes of Action, these releases will have no effect on the liability of any Released Party arising from any act, omission, transaction, agreement, event or other occurrence, constituting willful misconduct, gross negligence, fraud or criminal conduct as determined by a Final Order; provided further, however, the foregoing shall not constitute a waiver or release of any right of the Holder of an Allowed Claim or Equity Interest, obligee under any Assumed Liability (whether assumed under this Plan or in accordance with a prior Bankruptcy Court Order), or party to an Assumed Contract to payment under this Plan or otherwise on account of such Allowed Claim or any of the rights of any parties in respect of Assumed Liabilities or Assumed Contracts under or in connection with this Plan or prior order of the Bankruptcy Court.  The Releases set forth in this Article X shall be binding upon and shall inure to the benefit of the any chapter 7 trustee in the event the Chapter 11 Cases are converted to chapter 7.

3.             Injunction Related to Releases.  Except as provided in the Plan or the Confirmation Order, as of the Effective Date, (i) all Persons that hold, have held, or may hold a Claim or any other Cause of Action, Litigation Claim, obligation, suit, judgment, damages, debt, right, remedy or liability of any nature whatsoever, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and Estates, that is released pursuant to this Article X.C of the Plan, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing entities, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such released Claims or other Causes of Action, Litigation Claims, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, and of all Equity Interests or other rights of a Holder of an equity security or other ownership interest:  (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (b) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (c) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (d) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Person discharged under Article X.D; and (e) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

D.                                    Exculpation

The Exculpated Parties shall neither have nor incur any liability to any Person for any Claims or Causes of Action arising on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, soliciting, confirming or effecting the Consummation of this Plan, the Disclosure Statement or any sale, contract,

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instrument, release or other agreement or document created or entered into in connection with this Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtor, the approval of the Disclosure Statement, confirmation or Consummation of this Plan; provided, however, that the foregoing provisions shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order of the Bankruptcy Court or other court of competent jurisdiction to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents, actions or inactions; provided, further, however that the foregoing provisions shall not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by this Plan or the Plan Supplement.

E.                                    Preservation of Causes of Action

1.             Maintenance of Causes of Action

Except as otherwise provided in this Article X or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Plan Administrator shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action and Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Case.  The Plan Administrator, as the successor in interest to the Debtors and their Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims without notice to or approval from the Bankruptcy Court.  To the extent any such Causes of Action or Litigation Claims exist as of the Effective Date, they may be assigned to a liquidating trust, distributions from which will be in accordance with this Plan.

2.             Preservation of All Causes of Action Not Expressly Settled or Released

(a)           Unless a Cause of Action or Litigation Claim against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in this Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors expressly reserve such Cause of Action or Litigation Claim for later adjudication by the Debtors or by the Plan Administrator (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the confirmation of this Plan or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except where such Causes of Action or Litigation Claims have been expressly released in this Plan (including, without limitation, and for the avoidance of doubt, the Release contained in Article X.C hereof) or any other Final Order (including, without limitation, the Confirmation Order).  In addition, the

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Debtors and the Plan Administrator expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any Debtor or Propco Debtor, respectively, is a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.  For the avoidance of doubt, any litigation with respect to the Going Private Transaction is not preserved by any provision of this Plan including this section X.E.2.a.

(b)           Unless a Cause of Action or Litigation Claim against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in this Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors and the Plan Administrator reserve all rights to pursue:

(i)            Any other Causes of Action, whether legal, equitable or statutory in nature;

(ii)           Any and all actions arising under or actionable pursuant to the Bankruptcy Code, including, without limitation, sections 544, 545, 547 (except as provided below), 548, 549, 550, 551, 553(b) and/or 724(a) of the Bankruptcy Code; and

(iii)          Any other Causes of Action that currently exist or may subsequently arise and which have not been otherwise set forth herein or in any schedule of Causes of Action, because the facts upon which such Causes of Action are based are not currently or fully known by the Debtors, (collectively, the “Unknown Causes of Action”).  The failure to list or describe any such Unknown Cause of Action herein is not intended to limit the rights of the Debtors or the Plan Administrator to pursue any Unknown Cause of Action.

F.                                    Supplemental Injunction

The Confirmation Order shall provide for the following injunctions to take effect as of the Effective Date.

1.             Terms.  In order to preserve and promote the settlements contemplated by and provided for in the Plan and as described in this Article, except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons and any Person claiming by or through them, which have held or asserted, which currently hold or assert or which may hold or assert any Claims or any other Causes of Action, obligations, suits, judgments, damages, debts, rights, remedies or liabilities of any nature whatsoever, and all Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Interest in any of the Debtors, whenever and wherever arising or asserted, whether in the U.S. or anywhere else in the world, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any such Claims or other Causes of Action, Litigation Claims, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest, arising prior to the Effective Date (including prior to the Petition Date), including, but not limited to:

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(a)           commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claims or other Causes of Action, Litigation Claims, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, and all Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties or the assets or property of any Released Party;

(b)           enforcing, attaching, collecting or recovering, by any manner or means, any judgment, award, decree or order against any of the Released Parties or the assets or property of any Released Party with respect to any such Claims or other Causes of Action, Litigation Claims, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest;

(c)           creating, perfecting or enforcing any Lien of any kind against any of the Released Parties or the assets or property of any Released Party with respect to any such Claims or other Causes of Action, Litigation Claims, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest;

(d)           except as otherwise expressly provided in the Plan or the Confirmation Order, asserting, implementing or effectuating any setoff, right of subrogation, indemnity, contribution or recoupment of any kind against any obligation due to any of the Released Parties or against the property of any Released Party with respect to any such Claims or other Causes of Action, Litigation Claims, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, and all Equity Interests or other rights of a Holder of an equity security or other ownership interest; and

(e)           taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan or the Confirmation Order relating to such Claims or other Causes of Action, Litigation Claims, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest.

2.             Bankruptcy Rule 3016 Compliance.  The Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

G.                                    Integral to Plan

Each of the releases and injunctions provided in this Article X of the Plan is an integral part of the Plan and is essential to its implementation.  Each of the Released Parties, the Debtors and the Reorganized Debtors and any other Person protected thereby, as applicable, shall have the right to seek independently the enforcement of such releases, discharges and injunctions.

H.                                   Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, ALL HOLDERS

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OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, AND SUCH HOLDER’S RESPECTIVE SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THIS PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASE OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN OR AFFIRMATIVELY VOTED TO REJECT THIS PLAN.

ARTICLE XI.

RETENTION OF JURISDICTION

A.            Pursuant to Sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1.             allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim, the resolution of any and all objections to the allowance or priority of any Claim or Equity Interest, and the resolution of any claim for taxes of any kind arising prior to the Effective Date or as a result of any transactions occurring on or before the Effective Date in accordance with this Plan and the rights of the Debtors or the Plan Administrator to apply tax attributes in satisfaction or offset of any such claims;

2.             grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Confirmation Date;

3.             resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

4.             resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.             ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6.             decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted after the Effective Date;

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7.             enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8.             resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan; provided, however, that any dispute arising under or in connection with the New Opco Credit Agreement, the New Opco PIK Credit Agreement and the New Propco Credit Agreement shall be addressed and resolved in accordance with the provisions of the applicable document;

9.             hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.           issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of this Plan, except as otherwise provided in this Plan;

11.           enforce the terms and condition of this Plan and the Confirmation Order;

12.           resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

13.           hear and determine the Litigation Claims by or on behalf of the Debtors or The Plan Administrator;

14.           enter and implement such orders or take such others actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.           resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with this Plan or the Disclosure Statement; provided, however, that any dispute arising under or in connection with the New Opco Credit Agreement, the New Opco PIK Credit Agreement or the New Propco Credit Agreement shall be addressed and resolved in accordance with the provisions of the applicable document; and

16.           enter an order concluding or closing the Chapter 11 Cases.

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ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.                                    Dissolution of the Committee

On the Effective Date, the Committee shall dissolve automatically and its members shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases.

B.                                    Payment of Statutory Fees

All outstanding fees payable pursuant to Section 1930 of title 28, United States Code shall be paid on the Effective Date.  All such fees payable after the Effective Date shall be paid prior to the closing of the Chapter 11 Cases when due or as soon thereafter as practicable.

C.                                    Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan:  (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Plan Administrator, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan, in accordance with Section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan, provided, however, that any amendment, modification or supplement to the Plan shall be reasonably acceptable to the Successful Bidder, the Mortgage Lenders, FG and the Required Consenting Lenders and shall not be inconsistent with the terms of the New Opco Purchase Agreement, the Mortgage Lender/FG Restructuring Agreement, the Opco Lender Restructuring Support Agreement, the Committee Plan Support Stipulation or the Put Parties Support Agreement.  A Holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of such Claim or Equity Interest of such Holder.

D.                                    Revocation of Plan

The Debtors reserve the right to revoke or withdraw this Plan in its entirety for all Debtors, or in respect of any Debtor, prior to the Confirmation Date and, if applicable, to File subsequent chapter 11 plans or to amend this Plan to reflect such revocation or withdrawal of this Plan as to specific Debtor(s).  If the Debtors revoke or withdraw this Plan or if confirmation of this Plan or Consummation of this Plan or the Effective Date does not occur, then (as it pertains to any Debtor for which the Plan has been revoked or withdrawn):  (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall:  (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

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E.                                    Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns.  The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

F.                                    Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order, the Effective Date occurs and this Plan is Consummated.  Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of:  (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

G.                                    Further Assurances

The Debtors or the Plan Administrator, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.  On or before the Effective Date, the Debtors shall File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

H.                                   Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

I.                                        Service of Documents

All notices, requests, and demands to or upon the Debtors or the Plan Administrator to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtors:

Richard Haskins

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Executive Vice President,

General Counsel & Secretary

Station Casinos, Inc.

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Tel:  702-495-3000

Fax:  702-495-3000

with copies to:

Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Tel:  213-892-4000
Fax:  213-629-5063

Attention:              Paul S. Aronzon, Esq.
 Thomas R. Kreller, Esq.

J.                                       Exemption from Registration Pursuant To Section 1145 of the Bankruptcy Code

Pursuant to section 1145 of the Bankruptcy Code, and except as provided in subsection (b) thereof, the issuance of any securities or interests on account of, and in exchange for the Claims against the Debtors shall be exempt from registration pursuant to section 5 of the Securities Act of 1933, as amended, and any other applicable non-bankruptcy law or regulation.

K.                                    Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to Section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Stamp or Similar Tax or governmental assessment.  Such exemption specifically applies, without limitation, to all actions, agreements and documents necessary to evidence and implement the provisions of and the distributions to be made under this Plan, including without limitation the recordation of any mortgage pursuant to the New Propco Credit Agreement.

L.                                     Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules, the Local Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Nevada, without giving effect to the principles of conflicts of law of such jurisdiction.

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M.                                 Tax Reporting and Compliance

The Debtors are hereby authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors are for all taxable periods ending after the Petition Date through, and including, the Effective Date.

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Schedule 1

(IP Assets)

Capitalized terms used but not defined in this schedule shall have the meanings assigned to such term in the Stalking Horse APA.

All of the right, title and interest of Sellers in the Assets and Properties of Sellers set forth on this schedule as of the Closing Date, except for Assets and Properties defined as “Excluded Assets”:

1.     All trademarks used non-exclusively by one or more of the Included Properties, on the one hand, and one or more of the Propco Properties, on the other, and any trademark containing the term “Station,” together with matching corporate names, trade names, d/b/a names and domain names, and including trademark rights in Internet key words, social networks and new media, including without limitation the trademark registrations below.  Inclusion of these trademarks refers to the trademarks as a whole, and not to variations that do not contain the word “Station,” including:

A.            U.S. Trademark Registrations

Mark	Class(es)	Reg. No.	Reg. Date
$100,000 BONUS COUNTDOWN COVERALL 5 95 (and design)	41	3534904	11/18/2008
ALWAYS YOUR BEST BET	41	2927333	02/22/2005
BET BETTER	41	3626342	05/26/2009
BET BETTER	41	3626438	05/26/2009
BOARDING PASS	41	2083905	07/29/1997
BOARDING PASS REWARDS	41	2617317	09/10/2002
BOULDER STATION	42	166118	10/15/1991
BOULDER STATION	41	1634453	02/05/1991
BOUNCE BACK BONUS!	41	3746828	08/05/2003
CABO	41	2579020	06/11/2002
DAILY SUPER SWIPE GIVEAWAY	41	3736395	01/12/2010
DURANGO STATION	41	2851133	06/08/2004
FEAST BUFFET	43	3555873	01/06/2009
FEAST BUFFET (and design)	43	3555901	01/06/2009
FOOTBALL FRENZY	41	2746368	08/05/2003
JUMBO BINGO	41	2848825	06/01/2004
JUMBO BLACKJACK	41	3382302	02/12/2008
JUMBO HOLD`EM POKER PROGRESSIVE	41	3001950	09/27/2005
JUMBO HOLD `EM POKER PROGRESSIVE (and design)	41	3456662	07/01/2008
JUMBO JACKPOT	41	3618956	05/12/2009
JUMBO JACKPOT MY CARD BONUS (and design)	41	3610004	04/21/2009
JUMBO JACKPOT BOARDING PASS	41	3053536	01/31/2006

1

BONUS (and design)
JUMBO KENO	41	3029709	12/13/2005
JUMBO PENNY	41	2889937	09/28/2004
JUMBO RACE JACKPOT	41	3267998	07/24/2007
LOCALS FAVORITE	41	2901067	11/09/2004
MILLION $ BINGO (and design)	41	3506777	09/23/2008
MY CARD	41	3597437	03/31/2009
MY REWARDS	41	3597438	03/31/2009
MY REWARDS MY WAY	41	3660807	07/28/2009
MY WAY	41	3654710	07/14/2009
PALACE STATION HOTEL-CASINO (and design)	41	1494589	6/28/1988
PALACE STATION HOTEL-CASINO (and design)	42	1494641	6/28/1988
PALACE STATION HOTEL-CASINO (and design)	35	1494471	6/28/1988
PALACE STATION (stylized)	35	1479936	3/8/1988
PALACE STATION (stylized)	41	1480097	3/8/1988
PALACE STATION (stylized)	42	1491647	6/7/1988
PLAY CASH	41	2901942	11/09/2004
RAINING REWARDS	41	2746827	08/05/2003
RED ROCK STATION	25	2931043	3/8/2005
RED ROCK STATION	35	2976428	7/26/2005
RED ROCK STATION	41	2845193	5/25/2004
RED ROCK STATION	42	3076981	4/4/2006
SANTA FE STATION	41	2592683	07/09/2002
SANTA FE STATION	41	2568347	05/07/2002
SPORTS CONNECTION	41	3626090	05/26/2009
STATION CASINOS SPORTS CONNECTION (and design)	41	3626343	05/26/2009
STATION CASINOS	42	1863360	11/15/1994
STATION CASINOS	41	1864405	11/22/1994
STATION CASINOS	25	2224338	02/16/1999
STATION REWARDS	41	3029595	12/13/2005
SUNSET STATION	21	2087587	8/12/1997
SUNSET STATION	25	2106796	10/21/1997
SUNSET STATION	41	2793353	12/16/2003
SUNSET STATION	42	2793354	12/16/2003
TEXAS STATION	41	2085735	08/05/1997
TEXAS STATION	35, 42	2129911	01/20/1998
TEXAS STATION GAMBLING HALL & HOTEL	41	2097143	09/16/1997
TEXAS STATION GAMBLING HALL & HOTEL	42	2121064	12/16/1997
THE FEAST	42	1920433	09/19/1995
THE FEAST (and design)	42	1661178	10/15/1991
THE GREAT GIVEAWAY	41	2266731	08/03/1999
WIN WITHOUT WINNING	41	2827502	03/30/2004

2

XTRA “PLAY CASH”	41	2660649	12/10/2002

B.            U.S. Trademark Applications

Mark	Class(es)	Application No.	Filing Date
DURANGO STATION	35	77/481,768	05/22/2008
DURANGO STATION	43	77/499,076	06/13/2008
FAMOUS FOR WINNERS	41	77/905,514	01/05/2010
JUMBO CASH WHEEL	41	77/919,502	01/25/2010
JUMBO POKER	41	77/170,824	05/02/2007
JUMBO REEL	41	77/767,553	06/24/2009
JUMBO REEL CASH BONUS (and design)	41	77/776,855	07/08/2009
JUMBO ROYALS	41	77/930,909	02/08/2010
JUMBO WIN FOR ALL JACKPOT	41	77/589,913	10/09/2008
MOUNT ROSE STATION	41	78/929,792	07/14/2006
MOUNT ROSE STATION	37	78/929,784	07/14/2006
MOUNT ROSE STATION	25	78/929,720	07/14/2006
MOUNT ROSE STATION	35	78/929,739	07/14/2006
MOUNT ROSE STATION	36	78/929,744	07/14/2006
MOUNT ROSE STATION	43	78/929,798	07/14/2006
MY PLAY	41	77/381,463	01/26/2008
MY STATION	41	77/640,989	12/29/2008
MY VACATION	41	77/918,716	01/23/2010
MY VACATION	43	77/918,713	01/23/2010
MY VACATION	44	77/918,718	01/23/2010
SOCIAL CLICK	45	77/893,782	12/15/2009

C.            Foreign Trademark Registrations

None.

D.            Foreign Trademark Applications

None.

E.             State Trademark Registrations

Mark	State	Reg. No.	Reg. Date
$1.6 MILLION WINFALL OF CASH	NV	E0649812009-3	12/11/2009
$100,000 BINGO COUNTDOWN COVERALL (and design)	NV	SM00360895	12/07/2004
$100,000 BINGO COUNTDOWN COVERALL	NV	SM00360896	12/07/2004

3

Mark	State	Reg. No.	Reg. Date
(and design)
$100,000 BINGO COUNTDOWN COVERALL (and design)	NV	SM00360897	12/07/2004
$100 GET-IT-BACK GUARANTEE	NV	E0421292008-4	06/30/2008
BET BETTER	NV	E0629602008-3	10/03/2008
BOARDING PASS	NV	SM00290326	08/21/1996
BOARDING PASS REWARDS	NV	SM00330730	03/13/2001
BOULDER STATION	NV	SM00230433	03/09/1990
BOULDER STATION	NV	SM00230432	03/09/1990
BOUNCE BACK BONUS!	NV	SM00350134	12/02/2002
CABO (and design)	NV	SM00300793	03/09/1998
CABO (and design)	NV	TM00300791	03/09/1998
CABO & DESIGN	NV	TM00300792	03/09/1998
EVERYONE WINS!	NV	E0348062007-6	05/15/2007
FAMOUS FOR WINNERS!	NV	SM00290463	10/23/1996
FEAST BUFFET	NV	E0343702006-8	05/08/2006
FEAST BUFFET	NV	E0346122006-1	05/08/2006
FEAST BUFFET	NV	E0346632006-2	05/08/2006
FOOTBALL FRENZY	NV	SM0034056	09/21/2001
JUMBO BINGO	NV	SM00350484	04/30/2003
JUMBO BINGO PROGRESSIVE	NV	SM00340072	07/17/2001
JUMBO HOLD’EM POKER PROGRESSIVE	NV	SM00350522	05/07/2003
JUMBO JACKPOT	NV	SM00350467	04/18/2003
JUMBO KENO	NV	E0879832005-9	12/20/2005
JUMBO KENO	NV	E0879862005-2	12/20/2005
JUMBO KENO	NV	E0880022005-5	12/20/2005
JUMBO PENNY	NV	SM00360499	06/25/2004
LOCAL’S FAVORITE	NV	SM00340686	04/16/2002
LOCAL’S FAVORITE	NV	SM00340687	04/16/2002
MARCH MAYHEM	NV	E0275532005-3	05/10/2005
MARCH MAYHEM	NV	E0275602005-2	05/10/2005
MARCH MAYHEM	NV	E0275642005-6	05/10/2005
MILLION $ BINGO	NV	E0042512008-3	01/17/2008
MY CARD	NV	E0129702008-0	02/25/2008
MY REWARDS	NV	E0129682008-6	02/25/2008
ONE CARD DOES IT ALL!	NV	SM00330188	08/21/2000
PALACE STATION	NV	SM00210229	07/28/1987
PALACE STATION	NV	TN00180796	12/05/1983

4

Mark	State	Reg. No.	Reg. Date
PALACE STATION (logo)	NV	SM00210230	07/28/1987
PALACE STATION CASINO	NV	TN00180795	12/05/1983
PALACE STATION CASINO (and design)	NV	SM00190042	04/16/1984
PAYCHECK BONANZA PLUS	NV	SM00330359	10/18/2000
PUT YOUR MONEY ON THE SPORTS THAT MATTER	NV	E0629572008-8	10/03/2008
RED ROCK STATION	NV	SM00360831	10/21/2004
RED ROCK STATION	NV	SM00360832	10/21/2004
RED ROCK STATION	NV	SM00360833	10/21/2004
SANTA FE STATION	NV	TN00280408	09/18/1995
SPORTS CONNECTION	NV	E0601942008-1	09/10/2008
STATION CASINOS	NV	SM00260089	03/22/1993
STATION CASINOS	NV	SM00260090	03/22/1993
SUNSET STATION	NV	SM00290407	09/23/1996
SUNSET STATION	NV	SM00290408	09/23/1996
THE FEAST	NV	SM00240184	01/14/1991
SANTA FE STATION	NV	SM00330325	10/11/2000
TEXAS STATION	NV	SM00290164	07/16/1996
TEXAS STATION	NV	SM00290165	07/16/1996
TEXAS STATION GAMBLING H ALL & HOTEL	NV	SM00290162	07/16/1996
TEXAS STATION GAMBLING H ALL & HOTEL	NV	SM00290163	07/16/1996
WIN WITHOUT WINNING	NV	SM00350538	05/14/2003
WINNERS EXPRESS	NV	E0025182006-9	01/13/2006
WINNERS EXPRESS	NV	E0025222006-5	01/13/2006
WINNERS EXPRESS	NV	E0025242006-7	01/13/2006

F.             Top Level Domain Names

palacestationhotelandcasino.net	palacestationbingo.com
palacestationhotelandcasino.com	palacestationandcasino.com
palacestationgiftshop.net	palacestation.us
palacestationgiftshop.com	palacestation.org
palacestationcasinos.com	palacestation.net
palacestationcasinolasvegas.net	palacestation.info
palacestationcasinolasvegas.com	palacestation.com
palacestationcasinoandhotel.com	palacestation.biz
palacestationcasino.net	palacestaion.com
palacestationcasino.info	palaceestation.com
palacecasinoresort.mobi

5

wwwpalacestation.com	redrockstationresort.net
thepalacestationcasino.com	redrockstationresort.com
pokerpalacestation.com	redrockstationlasvegas.com
placestationcasino.com	redrockstationhotel.net
palcestationcasino.com	redrockstationhotel.com
palasstation.com	redrockstationgiftshop.net
palacstation.com	redrockstationgiftshop.com
palacestationvegas.com	redrockstationcasinosucks.net
palacestationpoker.com	redrockstationcasinosucks.com
palacestationplayersclub.com	redrockstationcasinos.com
palacestationlasvegas.com	redrockstationcasino.net
palacestationhotelcasino.com	redrockstationcasino.com
bulderstation.com	redrockstation.net
bouldrestation.com	redrockstation.com
boulderststion.com	redrock-stationsresort.net
boulderstationtheaters.com	redrock-stationsresort.com
boulderstationscasionevada.com	redrock-stationsportsbook.net
boulderstations.com	redrock-stationsportsbook.com
boulderstationresortandcasino.com	redrock-stationspa.net
boulderstationpoker.com	redrock-stationspa.com
boulderstationlv.com	redrock-stationscasino.net
boulderstationjobs.com	redrock-stationscasino.com
boulderstationhotelcasino.com	redrock-stations-resort.net
boulderstationhotelandcasino.com	redrock-stations-resort.com
boulderstationgiftshop.net	redrock-stations-casino.net
boulderstationgiftshop.com	redrock-stations-casino.com
boulderstationcasinos.com	redrock-stationresort.net
boulderstationcasino.org	redrock-stationresort.com
boulderstation.us	redrock-stationhotel.net
boulderstation.net	redrock-stationhotel.com
boulderstation.info	redrock-stationcasino.net
boulderstation.com	redrock-stationcasino.com
bouderstation.com	redrock-station.net
boluderstation.com	redrock-station.com
bolderstation.com	redrock-station-sucks.net
redrockstationsucks.net	redrock-station-sucks.com
redrockstationsucks.com	redrock-station-sportsbook.net
redrockstationsresort.net	redrock-station-sportsbook.com
redrockstationsresort.com	redrock-station-spa.net
redrockstationsportsbook.net	redrock-station-spa.com
redrockstationsportsbook.com	redrock-station-resort.net
redrockstationspa.net	redrock-station-resort.com
redrockstationspa.com	redrock-station-hotel.net
redrockstationscasino.net	redrock-station-hotel.com
redrockstationscasino.com	redrock-station-casino.net

6

redrock-station-casino.com	vivastationcasino.com
redrock-station-casino-sucks.net	vivastationcasino-lasvegas.com
redrock-station-casino-sucks.com	vivastation-casino.com
charlestonstationcasino.com	viva-stationcasino.com
wwwsunsetstation.com	viva-station-spa.com
thesunsetstation.net	viva-station-spa-casino.com
thesunsetstation.info	viva-station-resort.com
susnsetstation.com	viva-station-resort-casino.com
susetstation.com	viva-station-hotel.com
sunstationcasino.com	viva-station-hotel-casino.com
sunsetstationsa.com	viva-station-casino.com
sunsetstationpokerroom.com	viva-station-casino-resort.com
sunsetstationlv.com	viva-station-casino-hotel.com
sunsetstationjobs.com	thevivastationspa.com
sunsetstationhotelandcasino.com	thevivastationcasinolasvegas.com
sunsetstationhotel.com	thevivastationcasino.com
sunsetstationgiftshop.net	the-viva-station-spa.com
sunsetstationgiftshop.com	the-viva-station-casino.com
sunsetstationevents.com	the-viva-station-casino-lasvegas.com
sunsetstationconcerts.com	wwwstationscasinos.com
sunsetstationcasinos.com	wwwstations.com
sunsetstationcasino.net	wwwstationcasinosgp.com
sunsetstationcasino.com	wwwstationcasinos.com
sunsetstation.us	wwwstationcasino.com
sunsetstation.net	vegas-station.com
sunsetstation.info	vegas-station-casion.com
sunsetstation.com	twudealersstationcasinos.org
sunsetstaion.com	tstationcasino.com
sunset-station.net	the-station-casinos-sucks.net
sunset-station.info	the-station-casinos-sucks.com
wwstation.com	thisisstations.com
wildwildweststationlasvegas.com	thestationcasinossucks.net
wildwildweststationcasino.com	thestationcasinossucks.com
vivastationspacasino.com	thestationcasinoschannel.com
vivastationspa.com	thestationcasinochannel.com
vivastationresortcasino.com	tationcasinos.com
vivastationresortandcasino.com	tationcasino.com
vivastationresort.com	sttioncasino.com
vivastationhotelcasino.com	ststioncasinos.com
vivastationhotelandcasino.com	ststioncasino.com
vivastationhotel.com	stnjobs.net
vivastationcasinoresort.com	stnjobs.com
vivastationcasinolasvegas.com	stnboardingpass.net
vivastationcasinohotel.com	stnboardingpass.com
vivastationcasinoandhotel.com	stattioncasinos.com

7

stattioncasino.com	stationscasinossportsconnection.net
statonscasino.com	stationscasinossportsconnection.com
statoncasinos.com	stationscasinossportsconection.net
statoncasino.com	stationscasinossportsconection.com
statoinscasino.com	stationscasinossportsbook.net
statoincasinos.com	stationscasinossportsbook.com
statoincasino.com	stationscasinossports.net
statioscasino.com	stationscasinossports.com
stationvip.com	stationscasinosreservations.com
stationtostationtravel.info	stationscasinosraceandsports.net
stationssucks.net	stationscasinosraceandsports.com
stationssucks.com	stationscasinosportsnetwork.net
stationssportsconnection.net	stationscasinosportsnetwork.com
stationssportsconnection.com	stationscasinosportsnet.net
stationssportsconection.net	stationscasinosportsnet.com
stationssportsconection.com	stationscasinosportsconnection.net
stationssportconnection.net	stationscasinosportsconnection.com
stationssportconnection.com	stationscasinosportsconection.net
stationssportconection.net	stationscasinosportsconection.com
stationssportconection.com	stationscasinosportsbook.net
stationsreservations.com	stationscasinosportsbook.com
stationsportsconnection.net	stationscasinosports.net
stationsportsconnection.com	stationscasinosports.com
stationsportsconection.net	stationscasinosportnetwork.net
stationsportsconection.com	stationscasinosportnetwork.com
stationsportconnection.net	stationscasinosportnet.net
stationsportconnection.com	stationscasinosportnet.com
stationsportconection.net	stationscasinosportconnection.net
stationsportconection.com	stationscasinosportconnection.com
stationspoker.com	stationscasinosportconection.net
stationshotelslasvegas.com	stationscasinosportconection.com
stationshotels.com	stationscasinosportbook.net
stationshotelreservations.com	stationscasinosportbook.com
stationshotel.com	stationscasinosport.net
stationsgiftcards.com	stationscasinosport.com
stationsgiftcard.com	stationscasinosjob.com
stationscassinos.com	stationscasinosgp.com
stationscasionos.com	stationscasinosgiftcards.com
stationscasion.com	stationscasinoscareeres.com
stationscasinossucks.net	stationscasinosbingo.com
stationscasinossucks.com	stationscasinos.com
stationscasinossportsnetwork.net	stationscasinoraceandsports.net
stationscasinossportsnetwork.com	stationscasinoraceandsports.com
stationscasinossportsnet.net	stationscasinoemployment.com
stationscasinossportsnet.com	stationscasino.org

8

stationscasino.net	stationcasinossportsbook.net
stationscasino.info	stationcasinossportsbook.com
stationscasino.com	stationcasinossports.net
stationsbingo.com	stationcasinossports.com
stations-sucks.net	stationcasinossportnetwork.net
stations-sucks.com	stationcasinossportnetwork.com
stations-casinos-sucks.net	stationcasinosspa.com
stations-casinos-sucks.com	stationcasinosrewards.com
stations-casino.com	stationcasinosreservations.com
stationpokerrooms.com	stationcasinosraceandsports.net
stationinfo.com	stationcasinosraceandsports.com
stationhotelsandcasinos.com	stationcasinosportsnetwork.net
stationgroup.net	stationcasinosportsnetwork.com
stationgiftcards.com	stationcasinosportsnet.net
stationgiftcard.com	stationcasinosportsnet.com
stationfiesta.com	stationcasinosportsconnection.net
stationcsino.com	stationcasinosportsconnection.com
stationcsaino.com	stationcasinosportsconection.net
stationcosinos.com	stationcasinosportsconection.com
stationcassinos.com	stationcasinosportscenter.net
stationcassino.com	stationcasinosportscenter.com
stationcasonos.com	stationcasinosportsbook.net
stationcasoins.com	stationcasinosportsbook.com
stationcasoin.com	stationcasinosports.net
stationcasnois.com	stationcasinosports.com
stationcasios.com	stationcasinosportnetwork.net
stationcasions.com	stationcasinosportnetwork.com
stationcasionos.com	stationcasinospoker.com
stationcasiono.com	stationcasinosplayersclub.com
stationcasion.com	stationcasinospas.com
stationcasins.com	stationcasinospa.com
stationcasinoweddings.com	stationcasinosmobile.com
stationcasinotickets.com	stationcasinosmeetings.com
stationcasinosweddings.com	stationcasinoslv.com
stationcasinostv.com	stationcasinoslasvegas.com
stationcasinossucks.net	stationcasinosl.com
stationcasinossucks.com	stationcasinosjumbobingo.com
stationcasinossportsnetwork.net	stationcasinosjobs.net
stationcasinossportsnetwork.com	stationcasinosjobs.com
stationcasinossportsnet.net	stationcasinosinc.com
stationcasinossportsnet.com	stationcasinoshotels.com
stationcasinossportsconnection.net	stationcasinoshotelrooms.com
stationcasinossportsconnection.com	stationcasinoshotelreservations.com
stationcasinossportsconection.net	stationcasinosgvr.com
stationcasinossportsconection.com	stationcasinosgp.com

9

stationcasinosgiftcards.com

stationcasinosgiftcard.com

stationcasinosemail.com

stationcasinosboardingpass.com

stationcasinosbingo.net

stationcasinosbingo.com

stationcasinosbenefit.com

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stationcasinos.mobi

stationcasinos.info

stationcasinos.com

stationcasinos.biz

stationcasinoresort.com

stationcasinoreservations.com

stationcasinoraceandsports.net

stationcasinoraceandsports.com

stationcasinopoker.com

stationcasinons.com

stationcasinon.com

stationcasinolasvegas.com

stationcasinojobs.com

stationcasinoinlasvegas.com

stationcasinohotel.com

stationcasinogrp.com

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stationcasinogiftcard.com

stationcasinoes.com

stationcasinoemployment.com

stationcasinoe.com

stationcasinodealers.org

stationcasinodealers.net

stationcasinodealers.com

stationcasinochannel.com

stationcasinoc.com

stationcasinobingo.com

stationcasino.org

stationcasino.net

stationcasino.info

stationcasino.com

stationcasinnos.com

stationcasinios.com

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stationcasiinos.com

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statiomcasinos.com

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statinocasinos.com

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statincasinos.com

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stastionscasinos.com

stastioncasinos.com

staionscasinos.com

staioncasinoemployment.com

secretsofstatoncasinos.com

secretsofstationscasinos.com

secretsofstationcasinos.org

secretsofstationcasinos.net

secretsofstationcasinos.info

secretsofstationcasinos.com

secretsofstationcasinos.biz

secretsofstaioncasinos.com

secretofstationcasinos.com

secretofstationcasino.com

scruggsstationcasino.com

scorestationcasinos.com

sattioncasino.com

sationcasino.com

myvacation-station.com

mystationscasino.org

mystationscasino.net

mystationscasino.info

10

mystationscasino.com

mystationcasinos.org

mystationcasinos.net

mystationcasinos.info

mystationcasinos.com

mystation.us

mystation.com

mysportsconnection.net

mysportconnection.net

mygreatgiveaway.com

myfootballfrenzy.com

myfiestafootball.com

myboardingpass.com

lvstation.com

lasvegasstations.com

lasvegasstationcasinos.com

lasvegasstationcasino.com

jumboslotchampionsip.org

jumboslotchampionsip.net

jumboslotchampionsip.com

jumboslotchampionship.org

jumboslotchampionship.net

jumboslotchampionship.com

jumboracejackpots.net

jumboracejackpots.com

jumboracejackpot.net

jumboracejackpot.com

jumborace.net

jumborace.com

jumbokeno.net

jumbokeno.com

estationcasinos.com

employmentstationcasinos.com

casinostations.com

casinostationonline.com

casinostation.net

casinostation.info

casinostation.biz

casinosstation.org

casinosstation.net

casinosstation.info

casino-station.net

casino-station.info

casino-station.com

casino-station.biz

stationcasinosreno.us

stationcasinosreno.org

stationcasinosreno.net

stationcasinosreno.com

stationcasinosreno.biz

xtraplaycash.org

xtraplaycash.com

xtraplaycash.net

wildfirestationlasvegas.com

wildfirestationcasino.com

wwwtexasstationcasino.com

thetexasstation.com

texastationhotel.com

texastationcasino.com

texasstationscasino.com

texasstationpokerroom.com

texasstationpoker.com

texasstationmovies.com

texasstationhotellasvegas.com

texasstationhotelcasino.com

texasstationhotelandcasino.com

texasstationgiftshop.net

texasstationgiftshop.com

texasstationgamblinghallhotel.com

texasstationgamblinghallandhotel.com

texasstationgamblinghall.com

texasstationcasinos.com

texasstationcasino.com

texasstation.us

texasstation.org

texasstation.net

texasstation.info

texasstation.com

silverstationcasino.com

stantafestation.com

santefestationcasino.com

santefestation.us

santefestation.com

santefehotelcasino.com

santafestationvegas.com

santafestationscasino.com

santafestations.com

santafestationonline.com

santafestationlasvegas.com

santafestationhotelcasino.com

11

santafestationhotelandcasino.com

santafestationgiftshop.net

santafestationgiftshop.com

santafestationcasinos.com

santafestationcasino.com

santaferrstation.com

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santa-fe-station-hotel.com

boulder-station-hotel.com

texas-station-gambling-hall.com

G.            Foreign Domain Names

stationcasino.cn	stationcasinoresort.hk
stationcasino.hk	stationcasinoresort.jp
stationcasino.jp	stationcasinoresort.sg
stationcasino.sg	stationcasinoresort.tw
stationcasino.tw	stationcasinos.hk
stationcasinolasvegas.cn	stationcasinos.jp
stationcasinolasvegas.jp	stationcasinos.sg
stationcasinolasvegas.sg	stationcasinos.tw
stationcasinolasvegas.tw	stationcasinoslasvegas.cn
stationcasinoresort.cn	stationcasinoslasvegas.hk

15

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stationscasinosresort.cn
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stationscasinosresort.tw

16

2.               The following Patents:

Title	Pat. No./ App. No.
Method and devices for operating a modified Bingo game	11/999,544
Method and devices for playing a modified Baccarat game	11/820,686
Method and System for Remote Gaming	12/077,440
Method and system for operating a linked casino activity	12/082,879
Paging system and location verification for remote access to wagering systems	7,690,995
Player tracking system for gaming tables	7,018,291
Player tracking system for gaming tables	6,672,589
Multi-property player tracking system	6,302,793

3.               The following Copyrights:

Title	Reg. No.
Barley’s Casino & Brewing Company	VAu000348243
Screen displays of Station Casinos Sports Connection Website	VA0001660925
Wildfire (logo and design)	VAu000522784

4.               All intellectual property rights in copyrighted works (including Software) and all materials embodying same (including source code) used non-exclusively by one or more of the Included Properties, on the one hand, and one or more of the Propco Properties, on the other, including the following items:

•                  Website content (graphics, photography, creative promotional text for hotels)

•                  Hard-copy advertising and promotional materials

•                  On-premises textual or artistic materials and graphics

•                  Proprietary Software

•                  All macros, templates and similar items for organizing or presenting Business Information in digital, computerized or electronic form.

5.               Business Information exclusively related to the IP Assets.

Schedule 2

New Propco Purchased Assets

Capitalized terms used but not defined in this schedule shall have the meanings assigned to such term in the Stalking Horse APA.

1.     All Marks and other branding elements exclusive to the Propco Properties (other than trademarks listed on Schedule 1), but excluding any OpCo Elements contained therein, including the trademarks and domain names on Annex 1 to this Schedule 2, together with matching corporate names, trade names, d/b/a names and domain names and including trademark rights in internet key words, social networks and new media.

2.     All of Sellers’ right, title and interest, if any, in and to the terms RED ROCK, BOULDER, SUNSET and PALACE not otherwise constituting or included in the trademarks described on Schedule 1.

3.     All vehicles allocated to the Propco Properties, concession contracts, space leases and similar contract rights relating to the retail vendors at the Propco Properties, and construction in progress relating to the Propco Properties.

4.     All Gaming Equipment and other Furniture and Equipment (including all hardware and wires located at any Propco Property) (i) physically located on or otherwise allocated to one or more Propco Properties based on ownership (e.g., warehoused equipment belonging to the subtenants operating a Propco Property), and (ii) not allocated to any Property which Sellers allocate to the Propco Properties according to a pro rata equitable allocation between the Included Properties, on the one hand, and the Propco Properties and the Wild Wild West Assemblage, on the other hand.

5.     Slot machine licenses and parts, to the extent permitted by applicable Law, not allocated to any Property which Sellers allocate to the Propco Properties according to a pro rata equitable allocation between the Included Properties, on the one hand, and the Propco Properties and the Wild Wild West Assemblage, on the other hand.

6.     All inventory and other tangible personal property at or to be delivered to the Propco Properties, including all inventory located or dedicated to the Propco Properties.

7.     All accounts receivable, prepaid expenses, deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise), prepaid charges and expenses and other current assets of Sellers allocated to the Propco Properties.

8.     All rights, claims, rebates, discounts and credits (including all indemnities, warranties and similar rights), security and other deposits (excluding bank deposits), refunds, causes of action, rights of recovery, rights of set off, rights of recoupment (other than Tax refunds), and rights to insurance proceeds to the extent relating to the Propco Properties.

1

9.     All Business Information of Sellers exclusively related to one or more of the Propco Properties, but excluding (i) personnel files for Employees of any Seller who are Transferred Employees, (ii) such files as Sellers are not permitted to transfer under applicable Laws regarding privacy, and (iii) Business Information described in Schedule 1.

10.   All Permits of or used by Sellers in the operation of the Propco Properties, to the extent transferable under applicable Law.

11.   All supplies owned by Sellers and allocated to the Propco Properties.

12.   All rights of any Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees hired by the purchaser of the New Propco Purchased Assets (as defined in the Plan) or its Affiliates and agents of such Seller exclusively employed in respect of the Propco Properties or with third parties or agents in connection with the Propco Properties, except for such agreements that include obligations that constitute Excluded Liabilities.

13.   All rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in Contracts exclusively related to the Propco Properties.

14.   All of Sellers’ gaming chips and tokens related to the Propco Properties.

15.   All of Sellers’ rights to customer lists, databases, history and other information related to the “Propco Primary Customers.”  The Propco Primary Customers shall be:  (i) the top 25% of customers assigned to each Propco Property, which assignment shall be determined by Sellers in accordance with the following:  (A) the casino player database will be segmented into active and inactive groups; (B) the assignment of active player accounts will be determined by the customer having rated play of any gaming type excluding Keno during the 24-month period immediately preceding the month in which the date of the entry by the Bankruptcy Court of the Bidding Procedures Order; and (C) each customer qualifying as active will then be assigned to a Property by determining the Property of greatest combined gaming theoretical play for such customer within such 24-month period; and (ii) customers assigned to a Propco Property in accordance with the following:  five Business Days prior to the Closing Date, each customer not assigned to a Property in accordance with the preceding clause (i) shall be assigned by Sellers to the Property at which such customer has the greatest rated play of any gaming type excluding Keno during the period beginning on the month in which the date of the entry by the Bankruptcy Court of the Bidding Procedures Order and ending on the Business Day immediately preceding such date of determination.

16.   An undivided, equal joint ownership interest with the Purchasing Entities that acquire the Exhibit A Purchased Assets in all customer lists, databases, history and other information related to customers of the Propco Properties other than the Propco Primary Customers and the Opco Primary Customers (as defined in Item 20 on Exhibit A-1 of the Stalking Horse APA).

2

17.     An undivided, equal joint ownership interest with the Purchasing Entities that acquire the Exhibit A Purchased Assets in all company-wide Business Information (whether in print, digital computerized or electronic form) that is not confidential as between one or more of the Included Properties and the Propco Properties (e.g., Propco would receive a human resources manual used by all properties of Sellers but confidential from the public).

18.     That certain Office Lease, dated as of November 1, 2007, by and between Cole SO Las Vegas NV, LLC, as landlord, and Station Casinos, Inc., as tenant, unless designated as an Excluded Asset pursuant to Section 2.6 of the Stalking Horse APA.

19.     Furniture and Equipment and other tangible personal property (other than physical books and records that constitute Exhibit A Purchased Assets) located in the space subject to that certain Office Lease, dated as of November 1, 2007, by and between Cole SO Las Vegas NV, LLC, as landlord, and Station Casinos, Inc., as tenant.

20.     All Assets and Properties identified by Purchaser as New Propco Purchased Assets (as defined in the Plan).

3

Annex 1 to Schedule 2

A.            U.S. Trademark Registrations

Mark	Class(es)	Reg. No.	Reg. Date
A3	45	3333612	11/13/2007
ACTION BUFFET	42	1565241	11/07/1989
COSTA DEL SOL	42	2184884	08/25/1998
FISHERMANS BROILER (and design)	42	1484814	04/12/1998
GAUDI BAR	42	2207672	12/01/1998
HACHI	43	3321554	10/23/2007
KENO-TO-GO	41	3391916	03/04/2008
KENOMANIA	41	1634451	05/05/1991
LUCKY BAR	41, 43	3204545	01/30/2007
PASTA PALACE	42	1634536	02/05/1991
PLUNGE	35	3500799	09/16/2008
RED ROCK	16	3339158	11/20/2007
RED ROCK	41	3424069	05/06/2008
RED ROCK	43	3552181	12/23/2008
RED ROCK CASINO RESORT SPA	43	3674651	08/25/2009
RED ROCK CASINO, RESORT & SPA	41	3424068	05/06/2008
RED ROCK CASINO RESORT SPA	35	3757660	03/09/2010
RED ROCK CASINO RESORT SPA	25	3754790	03/02/2010
RED ROCK LANES	41	3447885	06/17/2008
RED ROCK SPA	44	3298840	09/25/2007
RED ROCK SPA ESSENTIALS (and design)	3	3533012	11/18/2008
REVERSIBLE ROYALS	41	1634452	02/05/1991
ROCKS LOUNGE	41	3458072	07/01/2008
ROCKSLOUNGE (and design)	43	3467902	07/15/2008
ROYAL COURT	41	1788563	08/17/1993
SAND BAR	41	3563154	01/20/2009
SANDBAR RED ROCK RESORT (and design)	43	3448576	06/17/2008
TERRA ROSSA	43	3149992	09/26/2006
WICKED 21	41	3717829	12/01/2009

B.            U.S. Trademark Applications

Mark	Class(es)	Application No.	Filing Date
DETOX/RETOX	43	77/624,741	12/02/2008

1

Mark	Class(es)	Application No.	Filing Date
DETOX/RETOX	41	77/624,819	12/02/2008
DETOX/RETOX	44	77/624,749	12/02/2008
THE RESIDENCES AT RED ROCK (and Design)	36, 37	78/849,420	03/29/2006

C.            Foreign Trademark Registrations

None.

D.            Foreign Trademark Applications

None.

E.             Nevada State Trademark Registrations

Mark	Reg. No.	Reg. Date
A3	E0272172007-8	04/17/2007
ADVENTURE SPA	E0542782007-8	07/31/2007
BINGO PALACE	SM00310027	06/15/1998
BULLFIGHTER’S BAR	SM00300771	03/06/1998
CAPRI	SM00300769	03/06/1998
CLUB MADRID	SM00300768	03/06/1998
DETOX/RETOX	E0031512010-4	01/22/2010
DETOX/RETOX	E0042582010-4	01/22/2010
DETOX/RETOX	E0651682009-0	12/17/2009
ENDLESS PASTABILITIES!	SM0030616	08/10/2004
FROM THE PEOPLE WHO CREATED LOCAL CASINOS	SM00340511	02/21/2002
FROM THE PEOPLE WHO CREATED LOCAL CASINOS	SM00340512	02/21/2002
KENOMANIA	SM00230436	03/09/1990
LUCKY BAR	E0326522005-4	05/26/2005
LUCKY BAR	E0326562005-8	05/26/2005
LUCKY BAR	E0326572005-9	05/24/2005
ONYX BAR	E0346712006-2	05/08/2006
ONYX BAR	E0346732006-4	05/08/2006
ONYX BAR	E0346752006-6	05/08/2006
PASTA PALACE	SM00230434	03/09/1990
RED ROCK	SM00360797	10/07/2004

2

Mark	Reg. No.	Reg. Date
RED ROCK	SM00360798	10/07/2004
RED ROCK	SM00360799	10/07/2004
RED ROCK	TM00280867	03/05/1996
RED ROCK LANES	E0320942007-0	05/02/2007
RED ROCK RESORT CASINO	SM00360800	10/07/2004
RED ROCK RESORT CASINO	SM00360801	10/07/2004
RED ROCK RESORT CASINO	SM00360802	10/07/2004
REVERSIBLE ROYALS	SM00230437	03/09/1990
ROSALITA’S	SM00300772	03/06/1998
ROYAL COURT	SM00250801	12/17/1992
SANDBAR	E0346372006-0	05/08/2006
SANDBAR	E0346582006-5	05/08/2006
SANDBAR	E0346592006-6	05/08/2006
SANDBAR (and design)	E0343602006-6	05/08/2006
SANDBAR (and design)	E0346192006-8	05/08/2006
SANDBAR (and design)	E0346262006-7	05/08/2006
SEVILLE BAR	SM00300767	03/06/1998
STIMULUS FRIDAYS	E0673372008-8	10/24/2008
STIMULUS FRIDAYS	E0673322008-3	10/24/2008
STRIKE ZONE	E0275772005-1	05/10/2005
STRIKE ZONE	E0275852005-1	05/10/2005
STRIKE ZONE	E0275862005-2	05/10/2005
SUNSET CAFÉ	SM00300770	03/06/1998
SUNSET LANES	TN00320481	11/05/1999
SUNSET LANES BOWLING CENTER	TN00260598	09/17/1993
T BONES CHOPHOUSE & LOUNGE	E0343362006-6	05/08/2006
T BONES CHOPHOUSE & LOUNGE	E0345562006-2	05/09/2006
T BONES CHOPHOUSE & LOUNGE	E0345582006-4	05/09/2006
TERRA ROSSA	E0345802006-2	05/08/2006
TERRA ROSSA	E0346912006-6	05/09/2006
TERRA ROSSA	E0346952006-0	05/09/2006
THE BROILER	E234162008-2	04/03/2008
THE GRAND CAFÉ	E0293212005-7	05/16/2005
THE GRAND CAFÉ	E0293252005-1	05/16/2005
THE GRAND CAFE	SM00360395	05/11/2004
THE RESIDENCES AT RED ROCK	E0339772006-9	05/04/2006
THE RESIDENCES AT RED ROCK	E0339782006-0	05/04/2006
THE RESIDENCES AT RED ROCK	E0339822006-6	05/04/2006

3

Mark	Reg. No.	Reg. Date
THE SPA AT RED ROCK	E0346652006-4	05/08/2006
THE SPA AT RED ROCK	E0346672006-6	05/08/2006
THE SPA AT RED ROCK	E0346692006-8	05/08/2006

F.             Top Level Domain Names

vegassunsetcasino.com	redrockresortsucks.net
thesunsetcasinoclub.com	redrockresortsucks.com
thesunsetcasino.com	redrockresortspacasino.com
sunsethotelncasino.com	redrockresortspa.com
sunsetcasino.net	redrockresortslv.com
sunset-casino.com	redrockresortslv.net
wwwredrockcasino.com	redrockresortslasvegas.net
wwwredrock.net	redrockresortslasvegas.com
wwredrock.net	redrockresorts.net
wwredrock.com	redrockresortlv.net
theredrockcasino.com	redrockresortlv.com
rerocklasvegas.com	redrockresortlasvegas.net
redrocllasvegas.com	redrockresortlasvegas.com
redrockweddingchapel.net	redrockresorthotellasvegas.net
redrockweddingchapel.com	redrockresorthotellasvegas.com
redrockvips.net	redrockresorthotelcasino.net
redrockvip.net	redrockresorthotelcasino.com
redrockvegascasino.com	redrockresorthotel.net
redrockvegas.net	redrockresorthotel.com
redrocksucks.net	redrockresortcasinosucks.net
redrocksucks.com	redrockresortcasinosucks.com
redrockstyle.com	redrockresortcasino.net
redrocksportsbook.net	redrockresortcasino.com
redrocksportsbook.com	redrockresortandhotel.net
redrocksports.net	redrockresortandhotel.com
redrockspacasino.com	redrockresortandcasino.net
redrockspaandcasino.com	redrockresortandcasino.com
redrockspa.net	redrockresort.us
redrockslots.net	redrockresort.net
redrockslots.com	redrockresort-lv.net
redrockroom.com	redrockresort-lv.com
redrockresortvegas.net	redrockpoker.net
redrockresortvegas.com	redrockplayersclub.com
redrockresortsvegas.net	redrockonlinecasino.com
redrockresortsvegas.com	redrocklv.net

4

redrocklasvegassportsbook.net	redrockcasinoresortspa.org
redrocklasvegassportsbook.com	redrockcasinoresortspa.net
redrocklasvegasresortandhotel.net	redrockcasinoresortspa.com
redrocklasvegasresortandhotel.com	redrockcasinoresortspa.biz
redrocklasvegasresort.net	redrockcasinoresortandspa.com
redrocklasvegasresort.com	redrockcasinoresort.net
redrocklasvegasresidences.com	redrockcasinoresort.com
redrocklasvegasonline.net	redrockcasinoonline.com
redrocklasvegasonline.com	redrockcasinolasvegas.net
redrocklasvegashotelandcasino.net	redrockcasinolasvegas.com
redrocklasvegashotelandcasino.com	redrockcasinohotellasvegas.net
redrocklasvegashotel.net	redrockcasinohotellasvegas.com
redrocklasvegashotel.com	redrockcasinohotel.net
redrocklasvegasgaming.net	redrockcasinohotel.com
redrocklasvegasgaming.com	redrockcasino.us
redrocklasvegascasino.net	redrockcasino.org
redrocklasvegascasino.com	redrockcasino.net
redrocklasvegas.us	redrockcasino.mobi
redrocklasvegas.net	redrockcasino.info
redrocklasvegas.mobi	redrockcasino.biz
redrocklasvegas.info	redrockcasino-resort.net
redrocklasvegas.com	redrockcasino-resort.com
redrocklanes.com	redrockcasino-lasvegas.net
redrockhotels.net	redrockcasino-lasvegas.com
redrockhotellasvegas.net	redrockcasino-hotel.net
redrockhotellasvegas.com	redrockcasino-hotel.com
redrockhotelcasinolasvegas.net	redrockbingo.com
redrockhotelcasinolasvegas.com	redrock.biz
redrockhotelcasino.net	redrock-weddingchapel.net
redrockhotelcasino.com	redrock-weddingchapel.com
redrockhotelandcasino.com	redrock-wedding-chapel.net
redrockgaminglasvegas.net	redrock-wedding-chapel.com
redrockgaminglasvegas.com	redrock-vegas.net
redrockgaming.net	redrock-vegas.com
redrockgaming.com	redrock-sucks.net
redrockdealers.org	redrock-sucks.com
redrockdealers.com	redrock-sportsbook.net
redrockconvention.info	redrock-sportsbook.com
redrockcinemas.com	redrock-sports.net
redrockcasionvegas.com	redrock-sports.com
redrockcasinosucks.net	redrock-spa.net
redrockcasinosucks.com	redrock-spa.com
redrockcasinos.net	redrock-slots.net
redrockcasinos.com	redrock-slots.com

5

redrock-resortvegas.net	redrock-resort-hotelcasino.net
redrock-resortvegas.com	redrock-resort-hotelcasino.com
redrock-resortsvegas.net	redrock-resort-hotel.net
redrock-resortsvegas.com	redrock-resort-hotel.com
redrock-resortslv.net	redrock-resort-hotel-lasvegas.net
redrock-resortslv.com	redrock-resort-hotel-lasvegas.com
redrock-resortslasvegas.net	redrock-resort-hotel-casino.net
redrock-resortslasvegas.com	redrock-resort-hotel-casino.com
redrock-resorts.net	redrock-resort-casino.net
redrock-resorts.com	redrock-resort-casino.com
redrock-resorts-vegas.net	redrock-resort-casino-sucks.net
redrock-resorts-vegas.com	redrock-resort-casino-sucks.com
redrock-resorts-lv.net	redrock-resort-andhotel.net
redrock-resorts-lv.com	redrock-resort-andhotel.com
redrock-resorts-lasvegas.net	redrock-resort-andcasino.net
redrock-resorts-lasvegas.com	redrock-resort-andcasino.com
redrock-resortlv.net	redrock-resort-and-hotel.net
redrock-resortlv.com	redrock-resort-and-hotel.com
redrock-resortlasvegas.net	redrock-resort-and-casino.net
redrock-resortlasvegas.com	redrock-resort-and-casino.com
redrock-resorthotellasvegas.net	redrock-lv.net
redrock-resorthotellasvegas.com	redrock-lv.com
redrock-resorthotelcasino.net	redrock-lasvegassportsbook.net
redrock-resorthotelcasino.com	redrock-lasvegassportsbook.com
redrock-resorthotel.net	redrock-lasvegasresortandhotel.net
redrock-resorthotel.com	redrock-lasvegasresortandhotel.com
redrock-resortcasino.net	redrock-lasvegasresort.net
redrock-resortcasino.com	redrock-lasvegasresort.com
redrock-resortandhotel.net	redrock-lasvegasonline.net
redrock-resortandhotel.com	redrock-lasvegasonline.com
redrock-resortandcasino.net	redrock-lasvegashotelandcasino.net
redrock-resortandcasino.com	redrock-lasvegashotelandcasino.com
redrock-resort.net	redrock-lasvegashotel.net
redrock-resort.com	redrock-lasvegashotel.com
redrock-resort-vegas.net	redrock-lasvegasgaming.net
redrock-resort-vegas.com	redrock-lasvegasgaming.com
redrock-resort-sucks.net	redrock-lasvegascasino.net
redrock-resort-sucks.com	redrock-lasvegascasino.com
redrock-resort-lv.net	redrock-lasvegas.net
redrock-resort-lv.com	redrock-lasvegas.com
redrock-resort-lasvegas.net	redrock-lasvegas-sportsbook.net
redrock-resort-lasvegas.com	redrock-lasvegas-sportsbook.com
redrock-resort-hotellasvegas.net	redrock-lasvegas-resortandhotel.net
redrock-resort-hotellasvegas.com	redrock-lasvegas-resortandhotel.com

6

redrock-lasvegas-resort.net	redrock-hotel-casino-lasvegas.net
redrock-lasvegas-resort.com	redrock-hotel-casino-lasvegas.com
redrock-lasvegas-resort-andhotel.net	redrock-gaminglasvegas.net
redrock-lasvegas-resort-andhotel.com	redrock-gaminglasvegas.com
redrock-lasvegas-resort-and-hotel.net	redrock-gaming.net
redrock-lasvegas-resort-and-hotel.com	redrock-gaming.com
redrock-lasvegas-online.net	redrock-gaming-lasvegas.net
redrock-lasvegas-online.com	redrock-gaming-lasvegas.com
redrock-lasvegas-hotelandcasino.net	redrock-casinos.net
redrock-lasvegas-hotelandcasino.com	redrock-casinos.com
redrock-lasvegas-hotel.net	redrock-casinoresort.net
redrock-lasvegas-hotel.com	redrock-casinoresort.com
redrock-lasvegas-hotel-andcasino.net	redrock-casinolasvegas.net
redrock-lasvegas-hotel-andcasino.com	redrock-casinolasvegas.com
redrock-lasvegas-hotel-and-casino.net	redrock-casinohotellasvegas.net
redrock-lasvegas-hotel-and-casino.com	redrock-casinohotellasvegas.com
redrock-lasvegas-gaming.net	redrock-casinohotel.net
redrock-lasvegas-gaming.com	redrock-casinohotel.com
redrock-lasvegas-casino.net	redrock-casino.net
redrock-lasvegas-casino.com	redrock-casino.com
redrock-las-vegas.net	redrock-casino-sucks.net
redrock-las-vegas.com	redrock-casino-sucks.com
redrock-hotels.net	redrock-casino-resort.net
redrock-hotels.com	redrock-casino-resort.com
redrock-hotellasvegas.net	redrock-casino-lasvegas.net
redrock-hotellasvegas.com	redrock-casino-lasvegas.com
redrock-hotelcasinolasvegas.net	redrock-casino-hotellasvegas.net
redrock-hotelcasinolasvegas.com	redrock-casino-hotellasvegas.com
redrock-hotelcasino.net	redrock-casino-hotel.net
redrock-hotelcasino.com	redrock-casino-hotel.com
redrock-hotel.net	redrock-casino-hotel-lasvegas.net
redrock-hotel.com	redrock-casino-hotel-lasvegas.com
redrock-hotel-lasvegas.net	redrckcasino.com
redrock-hotel-lasvegas.com	red-rock-casino.com
redrock-hotel-casinolasvegas.net	lasvegasredrockhotelandcasino.com
redrock-hotel-casinolasvegas.com	lasvegasredrock.com
redrock-hotel-casino.net
redrock-hotel-casino.com

G.            Foreign Domain Names

redrockcasino.hk	redrockcasino.tw
redrockcasino.jp	redrockhotel.cn
redrockcasino.sg	redrockhotel.hk

7

redrockhotel.jp
redrockhotel.sg
redrockhotel.tw
redrocklasvegas.hk
redrocklasvegas.jp
redrocklasvegas.sg
redrocklasvegas.tw
redrockresort.cn
redrockresort.hk
redrockresort.jp
redrockresort.sg
redrockresort.tw
redrockspa.cn
redrockspa.hk
redrockspa.jp
redrockspa.sg
redrockspa.tw
redrockvegas.cn
redrockvegas.hk
redrockvegas.jp
redrockvegas.sg
redrockvegas.tw

8

Schedule 3

(Opco Group Sellers)

Auburn Development, LLC

Boulder Station, Inc.*

Centerline Holdings, LLC

Charleston Station, LLC*

CV HoldCo, LLC*

Durango Station, Inc.

Fiesta Station, Inc.

Fresno Land Acquisitions, LLC

Gold Rush Station, LLC

Green Valley Station, Inc.

Inspirada Station, LLC

Lake Mead Station, Inc.

LML Station, LLC

Magic Star Station, LLC

Northern NV Acquisitions, LLC

Palace Station Hotel & Casino, Inc.*

Past Enterprises, Inc.

Rancho Station, LLC

Reno Land Holdings, LLC

River Central, LLC

Santa Fe Station, Inc.

Sonoma Land Holdings, LLC

Station Casinos, Inc.

Station Construction, LLC

Station Holdings, Inc.

STN Aviation, Inc.

Sunset Station, Inc.*

Texas Station, LLC

Town Center Station, LLC

Tropicana Acquisitions, LLC*

Tropicana Station, Inc.*

Tropicana Station, LLC

Vista Holdings, LLC

* An Opco Group Seller solely if the Stalking Horse Bidder is the Successful Bidder.

Schedule 4

SCI Retained Assets

Capitalized terms used but not defined in this schedule shall have the meanings assigned to such term in the Stalking Horse APA.

1.               All equity or other ownership interest in any Person which equity is owned by any Seller, other than the Transferred Equity Interests set forth on Exhibit A-1 of the Stalking Horse APA (as defined in the Plan).

2.               All Assets and Properties identified by Purchaser as Excluded Assets pursuant to Section 2.6 of the Stalking Horse APA, including (i) any accounts receivable primarily arising out of or in connection with any such Assets or Properties and (ii) any Sellers’ deposits or prepaid charges and expenses paid primarily in connection with and relating to such Assets and Properties.

3.               Cash of Sellers in an amount equal to the accrued and unpaid administrative expenses of Debtors accrued through Closing.

4.               All employment agreements between any Seller and any Person

5.               All incentive compensation arrangements between any Seller and any person (including all Long-Term Stay-On Performance Incentive Payment Agreements) and all Confidentiality and Non-Compete Agreements between any Seller and any Person.

6.               All Employee Benefit Plans of Sellers.

7.               Cash and cash equivalents, other than restricted cash, of Vista Holdings, LLC sufficient to pay (i) the success fee, and (ii) the supplemental fee, if any, not in excess of $2,000,000 in the aggregate, pursuant to that certain Consulting Agreement, dated as of July 15, 2009, between Warner Gaming LLC and Vista Holdings LLC.

Schedule 5

Landco Assets

Capitalized terms used but not defined in this schedule shall have the meanings assigned to such term in the Stalking Horse APA.

1.

All Marks and other branding elements exclusive to the “Wild Wild West Assemblage” (as defined in the Credit Agreement, dated February 7, 2008, as amended, entered into by CV Propco, LLC) (including VIVA and the trademarks and domain names on Annex 1 to this Schedule 5), including any matching domain names, corporate names, trade names, d/b/a names and including trademark rights in internet key words, social networks and new media.

2.

All Assets and Properties of Tropicana Station, Inc. (as used herein below, the “Wild Wild West Assemblage”), including its leasehold interest in and option to purchase a portion of the “Wild Wild West Assemblage” (defined in item 1 above).

3.

That certain Option to Acquire Property and Escrow Instructions, dated as of December 30, 2008, by and among The Tiberti Company, a Nevada general partnership, SCI and Chicago Title Agency of Nevada, Inc., a Nevada corporation, as amended on December 31, 2008 (the “SCI WWW Option”).

4.

All of Sellers’ right, title and interest in, to and under that certain Ground Lease and Option Agreement, dated as of September 15, 2004, by and between The Robert Cohen Foundation, a Nevada non-profit corporation, and Vista Holdings, LLC, a Nevada limited liability company.

5.

All fee owned parcels and leasehold interests (and the rents, issues and profits thereof) owned by Tropicana Acquisitions, LLC that are partially or fully within the Wild Wild West Assemblage or adjacent thereto.

6.

All Gaming Equipment and other Furniture and Equipment (including all hardware and wires located at the Wild Wild West Assemblage) (i) physically located on or otherwise allocated to the Wild Wild West Assemblage based on ownership (e.g., warehoused equipment belonging to the entities operating the Wild Wild West Assemblage), and (ii) not allocated to any Property which Sellers allocate to the Wild Wild West Assemblage according to a pro rata equitable allocation between the Included Properties, on the one hand, and the Propco Properties and the Wild Wild West Assemblage, on the other hand.

7.

Slot machine licenses and parts, to the extent permitted by applicable Law, not allocated to any Property which Sellers allocate to the Wild Wild West Assemblage according to a pro rata equitable allocation between the Included Properties, on the one hand, and the Propco Properties and the Wild Wild West Assemblage, on the other hand.

1

8.	All inventory and other tangible personal property at or to be delivered to the Wild Wild West Assemblage, including all inventory located or dedicated to the Wild Wild West Assemblage.

9.

All accounts receivable, prepaid expenses, deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise), prepaid charges and expenses and other current assets of Sellers allocated to the Wild Wild West Assemblage.

10.

All rights, claims, rebates, discounts and credits (including all indemnities, warranties and similar rights), security and other deposits (excluding bank deposits), refunds, causes of action, rights of recovery, rights of set off, rights of recoupment (other than Tax refunds), and rights to insurance proceeds to the extent relating to the Wild Wild West Assemblage.

11.

All Business Information of Sellers exclusively related to the Wild Wild West Assemblage, but excluding (i) personnel files for Employees of any Seller who are Transferred Employees, (ii) such files as Sellers are not permitted to transfer under applicable Laws regarding privacy, and (iii) Business Information described in Item 5 on Schedule 1.

12.	All Permits of or used by Sellers in the operation of the Wild Wild West Assemblage, to the extent transferable under applicable Law.

13.	All supplies owned by Sellers and allocated to the Wild Wild West Assemblage.

14.

All rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in Contracts exclusively related to the Wild Wild West Assemblage.

15.

All vehicles allocated to the Wild Wild West Assemblage, concession contracts, space leases and similar contract rights relating to the retail vendors at the Wild Wild West Assemblage, and construction in progress relating to the Wild Wild West Assemblage.

16.

All rights of any Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees hired by the purchaser of the Assets listed on this Schedule 5 and agents of such Seller exclusively employed in respect of the Wild Wild West Assemblage or with third parties or agents in connection with the Wild Wild West Assemblage, except for such agreements that include obligations that constitute SCI Retained Assets.

17.	All of Sellers’ gaming chips and tokens related to the Wild Wild West Assemblage.

2

Annex 1 to Schedule 5

A.            U.S. Trademark Registrations

Mark	Class(es)	Reg. No.	Reg. Date
VIVA	25	3735308	01/05/2010
VIVA	41	3342201	11/20/2007
VIVA	43	3628800	05/26/2009
VIVA CASINO	41	3433703	07/22/2008
VIVA LAS VEGAS	43	3705345	11/03/2009
WILD WILD WEST	41	2053006	04/15/1997
WILD WILD WEST	42	2053007	04/15/1997

B.            U.S. Trademark Applications

Mark	Class(es)	Application No.	Filing Date
VIVA	36	78/640,577	05/31/2005
VIVA	41	78/640,590	05/31/2005
VIVA	37	77/146,812	04/02/2007
VIVA	35, 36, 37	78/616,285	04/25/2005
VIVA	16	77/489,501	06/03/2008
VIVA	18	77/488,988	06/02/2008
VIVA	21	77/488,976	06/02/2008
VIVA	20	77/489,163	06/02/2008
VIVA	41	77/488,992	06/02/2008
VIVA	35	77/966,666	03/23/2010
VIVA	38	77/488,999	06/02/2008
VIVA CASINO	36	78/640,607	05/31/2005
VIVA CASINO	43	78/640,616	05/31/2005
VIVA CASINO	37	77/229,994	07/15/2007
VIVA CASINO	35	77/818,863	09/02/2009
VIVA ENTERTAINMENT	25	77/818,863	09/02/2009
VIVA ENTERTAINMENT	35	77/818,862	09/02/2009
VIVA ENTERTAINMENT	41	77/409,324	02/29/2008
VIVA ENTERTAINMENT	41	77/818,859	09/02/2009
VIVA ENTERTAINMENT	43	77/409,328	02/29/2008
VIVA ENTERTAINMENT	43	77/818,850	02/09/2009
VIVA RESORT SPA CASINO	25	77/725,571	04/29/2009
VIVA RESORT SPA CASINO	36	78/640,627	05/31/2005
VIVA RESORT SPA CASINO	37	77/242,439	07/30/2007
VIVA RESORT SPA CASINO	41	77/910,035	01/12/2010
VIVA RESORT SPA CASINO	35	77/966,666	03/23/2010
VIVA RESORT SPA CASINO	43	78/640,638	05/31/2005

1

C.            Foreign Trademark Registrations

None.

D.            Foreign Trademark Applications

None.

E.             Nevada State Trademark Registrations

Mark	Reg. No.	Reg. Date
VIVA SALSA	SM00300766	03/06/1998

F.             Top Level Domain Names

wwwvivaresorts.com	vivaresortlasvegas.net
wwwvivalasvegas.com	vivaresortlasvegas.com
wwwvivacasino.net	vivaresorthotelcasino.net
welcometoviva.net	vivaresorthotelcasino.com
welcometoviva.com	vivaresorthotel.net
vivresorts.com	vivaresorthotel.com
viviaresorts.com	vivaresortcasinolasvegas.net
viveresorts.com	vivaresortcasinolasvegas.com
vivecasino.com	vivaresortcasinohotel.net
vivatainmentinc.net	vivaresortcasinohotel.com
vivatainmentinc.com	vivaresortcasino.net
vivatainment.org	vivaresortcasino.com
vivatainment.net	vivaspacasino.com
vivatainment.com	vivaresortandspa.net
vivasparesort.net	vivaresortandspa.com
vivasparesort.com	vivaresortandhotel.net
vivasparesort.com	vivaresortandhotel.com
vivasparesort.com	vivaresortandcasino.net
vivaspahotel.com	vivaresortandcasino.com
vivaspacasino.net	vivaresort.net
vivaspacasino.com	vivaresort-casino.net
vivaspaandresort.net	vivaresort-casino.com
vivaspaandresort.com	vivarealm.com
vivaspaandhotel.com	vivaonlinecasino.net
vivaspaandcasino.net	vivaonlinecasino.com
vivaspaandcasino.com	vivanightlife.net
vivaresortspa.net	vivanightlife.com
vivaresortspa.com	vivalives.com

2

vivalasvegaspoker.com	vivacasinoresort.net
vivalasvegashotels.com	vivacasinoresort.com
vivalasvegasgaming.net	vivacasinolasvegas.net
vivalasvegasgaming.com	vivacasinolasveas.net
vivalasvegascasino.info	vivacasinolasveas.com
vivahotelspalasvegas.net	vivacasinohotel.net
vivahotelspalasvegas.com	vivacasinohotel.com
vivahotelspa.net	vivacasinoclub.com
vivahotelspa.com	vivacasinoandhotel.net
vivahotelresortlasvegas.net	vivacasinoandhotel.com
vivahotelresortlasvegas.com	vivacasino.net
vivahotelresortcasinolasvegas.net	vivabooking.com
vivahotelresortcasinolasvegas.com	vivabingo.us
vivahotelresortcasino.net	vivabetting.com
vivahotelresortcasino.com	viva2013.net
vivahotelresort.net	viva2013.com
vivahotelresort.com	viva2012.net
vivahotelcasinolasvegas.net	viva2012.com
vivahotelcasinolasvegas.com	viva-tainment.org
vivahotelcasino.net	viva-tainment.net
vivahotelcasino.com	viva-spa-resort.net
vivahotelandspa.net	viva-spa-hotel.com
vivahotelandspa.com	viva-spa-casino.net
vivahotelandresort.net	viva-spa-casino.com
vivahotelandresort.com	viva-resorts.com
vivahotelandcasino.net	viva-resortcasino.net
vivahotelandcasino.com	viva-resortcasino.com
vivahotel.net	viva-resort.net
vivahotel-casino.net	viva-resort.com
vivahotel-casino.com	viva-resort-spa.net
vivagaming.net	viva-resort-spa.com
vivagaming.com	viva-resort-lasvegas.net
vivaeverything.com	viva-resort-lasvegas.com
vivaentertainmentonline.net	viva-resort-hotel.net
vivaentertainmentonline.com	viva-resort-hotel.com
vivaentertainmentinc.net	viva-resort-hotel-casino.net
vivaentertainmentinc.com	viva-resort-hotel-casino.com
vivaentertainment.us	viva-resort-casino.net
vivaentertainment.biz	viva-resort-casino.com
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viva-hotel-spa.com	theviva-resort.net
viva-hotel-spa-lasvegas.net	theviva-casino.net
viva-hotel-spa-lasvegas.com	theviva-casino.com
viva-hotel-resort.net	thenewviva.net
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viva-hotel-resort-lasvegas.com	the-vivacasino.net
viva-hotel-resort-casino.net	the-vivacasino.com
viva-hotel-resort-casino.com	the-viva-spa.net
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viva-hotel-casino.com	the-viva-resort.net
viva-hotel-casino-lasvegas.net	the-viva-resort.com
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viva-casino-lasveas.net	the-viva-resort-casino.com
viva-casino-lasveas.com	the-viva-hotel.net
viva-casino-hotel.net	the-viva-hotel.com
viva-casino-hotel.com	the-viva-hotel-spa.net
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G.            Foreign Domain Names

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5

Schedule 6

NPH Term Sheet

July 28, 2010	STRICTLY CONFIDENTIAL

- FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY -

- PREPARED AT THE REQUEST AND DIRECTION OF COUNSEL -

-SUBJECT TO RULE 408-

New Propco Holdco

Summary of Terms

Set forth below is a summary of certain material terms of the possible investment to be made by the Opco Unsecured Creditors (as such term is defined below) in New Propco Holdco (as such term is defined below).  This summary of terms does not purport to identify all material terms and conditions of any possible investment or restructuring transaction. This summary of terms does not constitute (nor shall it be construed as) an offer with respect to any securities or a solicitation of acceptances or rejections as to any plan of reorganization, it being understood that such offer or solicitation, if any, shall only be made in compliance with applicable provisions of securities and bankruptcy law.

Key Parties	“Debtors”: Station Casinos, Inc. (“Opco”) and its subsidiaries and affiliates identified in footnote 1 below, collectively.(1)

“FG”: Fertitta Gaming LLC.

“FG/Propco Lenders”: FG and the Propco Lenders (as such term is defined below), collectively.

“Propco Lenders”: German American Capital Corporation and JPMorgan Chase Bank, N.A. in their respective capacities as lenders under the Amended and Restated Loan and Security Agreement, dated as of March 19, 2008.

“Put Parties”: Entities affiliated with Fidelity Management & Research Company, Oaktree Capital Management, L.P. and Serengeti Asset Management, L.P. reasonably acceptable to the Debtors, FG and Propco Lenders.(2)

“UCC”: Opco Official Committee of Unsecured Creditors.

New Propco Holdco Warrants

In General: Subject to the conditions and other limitations set forth herein, the issuance to Opco for distribution to the unsecured creditors of Opco (collectively, the “Opco Unsecured Creditors”) through a newly organized corporation or limited liability company taxable as a corporation (“Blockerco”) of warrants (the “New Propco Holdco Warrants”) exercisable

(1)  FCP Holding, Inc., FCP Voteco, LLC, Fertitta Partners LLC, Northern NV Acquisitions, LLC, Reno Land Holdings, LLC, River Central, LLC, Tropicana Station, LLC, GV Ranch Station, Inc., FCP Propco, LLC (“FCP Propco”), FCP MezzCo Parent, LLC, FCP MezzCo Parent Sub, LLC, FCP MezzCo Borrower I, LLC, FCP MezzCo Borrower II, LLC, FCP MezzCo Borrower III, LLC, FCP MezzCo Borrower IV, LLC, FCP MezzCo Borrower V, LLC, FCP MezzCo Borrower VI, LLC and FCP MezzCo Borrower VII, LLC.

(2)    It is understood that representatives of Fidelity Management and Research Company and Serengeti Asset Management, L.P. are on the UCC and therefore may, in their capacities as members of the UCC, have fiduciary duties to the Opco Unsecured Creditors. Nothing in this summary of terms (or the agreements contemplated hereby) shall prohibit or limit the ability of such members of the UCC, in their respective capacities as such, to act on matters before the UCC in accordance with such fiduciary duties; provided, however, that the existence of such fiduciary duties shall not permit such members to act, in their individual capacities, in a manner that is inconsistent with their obligations in this summary of terms (or the agreements contemplated hereby).

by holders indirectly through Blockerco for equity interests in the entity (“New Propco Holdco”) formed to hold the non-voting interests issued by New Propco (as such term is defined in the Plan)(3), other than (i) the holders of Master Lease Rejection Damage Claims (as such term is defined in the Plan) and (ii) the Mortgage Lenders as holders of claims in Class S.7 (4) in connection with the Joint Chapter 11 Plan of Reorganization filed by Opco, FCP Propco, LLC and the other Debtors on June 15, 2010 or a Propco-only plan (alternatively and without differentiation, and as amended from time, the “Plan”). Certain terms and provisions relating to Blockerco and the representations and warranties to be made by the owners of Blockerco and various provisions relating thereto are set forth in Exhibit A hereto. For purposes hereof, references to ownership of New Propco Holdco Warrants and purchase or ownership of New Propco Holdco Equity shall mean purchase or ownership by the Opco Unsecured Creditors through Blockerco. The Debtors shall amend the Plan to provide that Opco Secured Lenders that vote in favor of the Plan will not have the right as Opco Unsecured Creditors to receive New Propco Holdco Warrants or to purchase New Propco Holdco Equity as provided herein.

Amount: Exercisable for 2.5% of the total equity of New Propco Holdco, subject to adjustment as described under “Other Terms.”

Exercise Price: During the first two years after the Effective Date (as such term is defined in the Plan, the “Effective Date”), the product of (A) 2.5 times (B) the per unit value of equity interests in New Propco Holdco issued under the Plan (with the total value of such equity interests under the Plan being the sum of (i) the amount of $200 million plus the amount of any additional equity issued or capital contributions made as of the Effective Date, excluding the contribution of the New Propco Acquired Assets, as defined in the Plan, and (ii) the amount of any reduction in the debt agreed to by the Propco Lenders (with the consent of the Debtors and FG and approval, if required, of the Bankruptcy Court) in exchange for New Propco Holdco

(3)    It is contemplated that the New Propco Holdco Warrants would be issued through the Blockerco structure in connection with the Plan to all of the Opco Unsecured Creditors in a transaction exempt from the securities laws pursuant to Section 1145 of the Bankruptcy Code.  There may be more than one (but not more than five) Blockerco entities (each of which shall be considered “Blockerco” hereunder) established if reasonably requested by the holders of a majority of the shares issued by all of the Blockerco entities.  The holders of a majority of Blockerco shares shall control Blockerco, including the right to design and control tax mitigation techniques at Blockerco (the costs of which shall be borne by the shareholders of Blockerco) that do not adversely affect New Propco Holdco or its equityholders (except for adverse effects that are clearly de minimis).  The New Propco Holdco Equity (as such term is defined below) would be issued only to Accredited Investors in all cases.

(4)  It is understood that certain Opco Unsecured Creditors may request to structure their investments in a manner which complies with applicable Nevada gaming regulations for investments of this type.  The parties intend to use reasonable efforts to accommodate such requests to the extent reasonably practicable.

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Equity, the “Plan Value”), with such price thereafter increasing by 15% per year in each of years 3, 4, 5, 6 and 7 following the Effective Date; provided, that the exercise price may be adjusted as may be reasonably necessary in the discretion of the Debtors, FG or the Propco Lenders to satisfy the Tax Condition (as defined below).

Allocation: The allocation by Blockerco of New Propco Holdco Warrants among the classes or categories, as the case may be, of Opco Unsecured Creditors shall be effected on a pro rata basis in proportion to allowed unsecured claims, subject, in each case, to any applicable contractual subordination arrangements except to the extent the parties otherwise agree and such agreement is reflected in the Plan and approved by the Bankruptcy Court.

Treatment in Forced Exercise: In the case that the New Propco Holdco Warrants are subject to any forced exercise provision as part of a capital raise or similar transaction, the sole consequence to the nonexercising holders would be the termination of such warrants.

Other Terms: Additional terms (including those relating to dilution) substantially similar to the terms provided for “Lender Warrants” referred to in Annex 3 to the Opco and FCP Propco Restructuring Term Sheet, dated March 24, 2010 (the “Propco Term Sheet”), except that future equity issuances by New Propco Holdco the proceeds of which are utilized to fund the acquisition of the New Opco Acquired Assets (as such term is defined in the Plan), and issuances of equity pursuant to conversion or exchange rights relating to debt securities the proceeds of which are utilized for such purpose, each shall not have a dilutive effect on the New Propco Holdco Warrants.

New Propco Holdco Investment Right

In General: In connection with the Plan and subject to the conditions and other limitations set forth herein, each Opco Unsecured Creditor that is an “accredited investor” (“Accredited Investor”) as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended, shall be entitled to participate in a rights offering through Blockerco (the “Propco Rights Offering”) pursuant to which it may subscribe for and purchase through Blockerco equity interests issued by New Propco Holdco (the “New Propco Holdco Equity”).

Amount: $35.3 million in New Propco Holdco Equity (unless such amount is increased in accordance with the terms set forth below in this sub-section or under the caption entitled “Effect of Subsequent Equity Offerings”), which amount represents approximately 15% of the equity interests in New Propco

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Holdco.(5)

Allocation: The opportunity to purchase New Propco Holdco Equity through Blockerco shall be allocated among the classes or categories, as the case may be, of Opco Unsecured Creditors on a pro rata basis in proportion to allowed unsecured claims (but with a minimum purchase being $250,000), subject, in each case, to any applicable contractual subordination arrangements except to the extent the parties otherwise agree and such agreement is reflected in the Plan and approved by the Bankruptcy Court; provided, that the Put Parties (so long as they hold at least 40% in aggregate principal amount of the unsecured senior notes of Opco) shall have the right to purchase at least one-half of the New Propco Holdco Equity available in the Propco Rights Offering (which equity shall be allocated among the Put Parties as they shall mutually agree).

Put Condition: The Propco Rights Offering shall only be available if the Put Parties have duly executed and delivered by July 29, 2010 (the “Commitment Submission Deadline”) a firm and irrevocable put commitment (the “Propco Commitment”), in form and substance acceptable to the Put Parties, Debtors and FG/Propco Lenders, to purchase through Blockerco $35.3 million of New Propco Holdco Equity which the Opco Unsecured Creditors or Put Parties are contemplated to be entitled to subscribe for hereunder as provided under “New Propco Holdco Investment Right—Amount” (the “Committed Propco Amount”) and which is not so purchased by the Opco Unsecured Creditors or the Put Parties pursuant to the proviso under “New Propco Holdco Investment Right—Allocation.” As used herein, the term “Commitment Percentage” shall mean 15%.

The Propco Commitment shall also cover the amount (the “Upsizing Committed Amount”) up to a maximum of $100 million (i.e., up to a maximum of $64.7 million in addition to the original $35.3 million, the “Cap”) of New Propco Holdco Equity the Put Parties will irrevocably commit to purchase through Blockerco (to the extent not purchased by Opco Unsecured Creditors or by the Put Parties pursuant to the proviso under “New Propco Holdco Investment Right—Allocation”) in the event that any Acquisition or Additional Equity Issuance (in each case as such terms are defined below, with any equity raises to fund any Acquisition or any Additional Equity Issuances being collectively referred to as “Equity Raises”) is consummated. The Upsizing Committed Amount shall be expressed as the Commitment Percentage of any Equity Raises, it being understood that no

(5)  Investment percentages contained throughout this summary of terms are predicated upon, and subject to, $200 million initial valuation, as may be adjusted for additional capital contributions to or new equity raised at New Propco Holdco prior to closing.  For example, assuming no additional equity is raised at closing other than that contemplated under this sub-section, a $35.3 million total investment would result in the acquisition of approximately 15% of the equity interests in New Propco Holdco (before giving effect to potential future exercises of warrants or options or the issuance of any equity interests upon the conversion of any convertible securities).

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purchase price in respect of any Acquisition is expected to be definitively determined by the Commitment Submission Deadline.(6)  The irrevocable commitment of the Put Parties in respect of the Upsizing Committed Amount shall survive until June 30, 2011 (the period from the date of the Propco Commitment until June 30, 2011, the “Upsizing Commitment Period”) and shall be deemed to apply to, among other things, any equity raise consummated during the Upsizing Commitment Period.

Remedies for Failure to Purchase: If an Opco Unsecured Creditor fails to close on a purchase of New Propco Holdco Equity it agreed to make pursuant to the Propco Rights Offering through Blockerco, Blockerco shall have no liability with respect to such failure other than the loss of any equity it would have otherwise acquired on behalf of such Opco Unsecured Creditor, it being understood that New Propco Holdco shall have all rights to pursue any such Opco Unsecured Creditor; including any Put Party, for any failure to meet any commitment to make such a purchase or effect a purchase required under a put arrangement, and Blockerco shall cooperate with New Propco Holdco to the extent reasonably requested by New Propco Holdco in connection therewith. The Put Parties would purchase any New Propco Holdco Equity as to which an Opco Unsecured Creditor defaulted in its purchase commitment.

Use of Proceeds: Net proceeds derived by New Propco Holdco from any investment by the Opco Unsecured Creditors in the Propco Rights Offering shall be contributed by New Propco Holdco as equity to New Propco and utilized by New Propco for general corporate purposes, including, without limitation, to reduce debt or for one or more Acquisitions.

Effect of Subsequent Equity Offerings:

Upsizing: In the event that (i) (a) any bid submitted by New Propco Holdco or any of its subsidiaries to purchase (x) the New Opco Acquired Assets or any substantially similar collection of assets held by Opco or its subsidiaries (as the same may be amended from time to time, the “Stalking Horse Bid”) prevails and the transactions contemplated thereby (the “Opco Acquisition”) are contemplated to be consummated during the Upsizing Commitment Period, (y) equity interests in the reorganized successor to, or all or substantially all of the assets of, Green Valley Ranch Gaming, LLC and/or Aliante Gaming, LLC is accepted and any resulting transactions (such transactions, the “JV Acquisitions”) are contemplated to be consummated during the Upsizing Commitment Period or (z) equity interests in, or all or substantially all of the assets of, any other material gaming operating entity located within a 100-mile radius of the city limits of Las Vegas, Nevada is accepted, and the resulting transactions (the “Additional Acquisitions,” and

(6)  Capital contributions will be deemed to include Propco cash/cash collateral or equivalents delivered to New Propco Holdco or one of its subsidiaries at the direction of the Propco Lenders that would otherwise be distributed to the Propco Lenders as part of their recovery under the Plan.

5

together with the Opco Acquisition and the JV Acquisitions, the “Acquisitions”) are contemplated to be consummated during the Upsizing Commitment Period (it being understood that no transaction shall be deemed to be an “Additional Acquisition” unless the Put Parties agree that the Propco Commitment shall apply to such transaction) and (b) any such Acquisition is to be funded, in whole or in part, through an Equity Raise in which existing equityholders of New Propco Holdco or others participate or (ii) any additional Equity Raises (“Additional Equity Issuances”) are contemplated to be consummated during the Upsizing Commitment Period (including, without limitation, an equity issuance approved by the Debtors, FG and the Propco Lenders the proceeds of which are used to repay not more than $50 million of debt owed to the Propco Lenders (the “Debt Paydown Issuance”), but excluding any equity issuances contemplated by the Propco Term Sheet) by New Propco Holdco for other purposes (it being understood that no equity issuance shall be deemed to be an Additional Equity Issuance, other than the Debt Paydown Issuance, unless the Put Parties agree that the Propco Commitment shall apply to such equity issuance), then the Opco Unsecured Creditors collectively shall be provided an opportunity to increase the amount of New Propco Holdco Equity they are entitled to subscribe for and purchase through Blockerco in the Propco Rights Offering (the amount of such increase, the “Upsizing Amount”) by the product resulting from the amount of the Equity Raises, multiplied by the Commitment Percentage; provided, that the aggregate opportunity offered to the Opco Unsecured Creditors shall not exceed the Cap. Such amounts which exceed the Cap shall be subject, with respect to the Opco Unsecured Creditors that own at least .5% of the outstanding New Propco Holdco Equity (aggregating, for this purpose and for purposes of determining eligibility to purchase as described under “Post-Effective Investment Right,” holdings by affiliated funds or other investment vehicles with a common investment manager) to preemptive rights substantially similar to those described under “Post-Effective Investment Right.” With respect to any Acquisitions or Additional Equity Issuances information will be provided to the Put Parties and other Opco Unsecured Creditors in reasonable detail, subject to reasonable confidentiality restrictions and any procedures designed to deal with competitive interests. With respect to Additional Acquisitions and any Additional Equity Issuances as to which the consent of the Put Parties is required for the Propco Commitment to apply, the Put Parties shall reply not later than 15 days after the delivery of information as to whether they so consent. It is understood that no acquisitions shall constitute JV Acquisitions or Additional Acquisitions to the extent the consideration to the sellers in the transaction constitutes equity or other securities or property of New Propco Holdco or any affiliate thereof, and no such acquisition shall give rise to rights of the Opco Unsecured Creditors to purchase New Propco Holdco Equity under “Post-Effective Investment Right” except to the extent equity offerings are

6

being made to finance such acquisition. In addition, there would be customary exceptions (such as offerings to employees) to triggering the right of Opco Unsecured Creditors to purchase New Propco Holdco Equity either in connection with an equity raise or in connection with the rights described under “Post-Effective Investment Right,” which customary exceptions shall also apply generally to preemptive rights held by other equityholders of New Propco Holdco.

Irrespective of whether any Opco Unsecured Creditors determine to increase the amount of New Propco Holdco Equity they subscribe for and purchase in accordance with the immediately preceding paragraph, the Put Parties shall continue to be irrevocably obligated to satisfy any obligations they have undertaken in respect of the Upsizing Committed Amount pursuant to the Propco Commitment.

Subscriptions of the Opco Unsecured Creditors in Propco Rights Offering

If the Propco Commitment is duly and timely delivered by the Put Parties, then the Opco Unsecured Creditors shall collectively have the opportunity to subscribe through Blockerco for New Propco Holdco Equity in the Propco Rights Offering in an amount up to, as applicable, the (i) Committed Propco Amount, in the event that no Acquisitions requiring additional equity or Additional Equity Issuances are contemplated to be consummated during the Upsizing Commitment Period, or, (ii) the sum of the Committed Propco Amount plus the Upsizing Amount, in the event that any such Acquisition or Additional Equity Issuance is contemplated to be consummated during the Upsizing Commitment Period.

In order to be effective, each such subscription shall (i) be delivered by the Opco Unsecured Creditor tendering the same by no later than the deadline for doing so established by the Bankruptcy Court, (ii) be accompanied by a firm and irrevocable funding commitment of such Opco Unsecured Creditor to purchase the amount of New Propco Holdco Equity during the Upsizing Commitment Period for which it has subscribed, (iii) contain such other relevant information as the Debtors and FG/Propco Lenders shall reasonably direct and (iv) be in form and substance reasonably acceptable to the Debtors and FG/Propco Lenders.

Pricing in Propco Rights Offering; Put Premium

All purchasers in the Propco Rights Offering shall purchase New Propco Holdco Equity through Blockerco at Plan Value. The Put Parties shall be paid a premium in cash by New Propco Holdco (the “Put Premium”) equal to $3,000,000 on the Effective Date, assuming that the Propco Commitment has not been terminated and each of the Put Parties has complied with its respective obligations hereunder and thereunder (including having made the purchases contemplated thereby which are required to be made on or before the Effective Date). The payment of the Put Premium to the Put Parties on the Effective Date shall be effected in such manner (such as a deduction from the purchase price otherwise payable by the Put Parties for the New Propco

7

Holdco Equity being purchased by them through Blockerco) as the Debtors, FG/Propco Lenders and the Put Parties shall reasonably determine. The Put Premium shall be treated as a non-refundable payment once made; provided, however, that each Put Party shall repay, in whole or in part, as the case may be, its proportionate share of the aggregate Put Premium provided for herein in the event that such Put Party (i) breaches its obligation to fund any equity raise following the Effective Date (in which case, such Put Party shall return to New Propco Holdco that portion of the Put Premium received by it which is attributable to the amount of any such equity raise which is not so funded), (ii) intentionally or recklessly breaches any representation set forth on Exhibit A that it made or was required to make on or as of the Effective Date and such breach results in the rescission of all or a portion of the amount invested in any equity raise by such Put Party pursuant to the terms hereof (in which case, the Put Premium attributable to the rescinded amount shall be returned), or (iii) (x) cannot make any representations or provide support for verifications set forth on Exhibit A on or as of the Effective Date and (y) enters into escrow or other arrangements to permit funding of its investment pending confirmation of such representations or verifications, but such representations or verifications cannot be finalized as a result of any intentional act by or on behalf of such Put Party undertaken for the purpose of having such representations or verifications being unable to be made and such failure results in any portion of the purchases contemplated by such Put Party’s Propco Commitment not being completed or being rescinded (in which case, the Put Premium attributable to the unpurchased or rescinded amount so placed in escrow by such Put Party shall be returned to New Propco Holdco).

Post-Effective Investment Right

In the event that any equity raise is contemplated from existing equityholders of New Propco Holdco to fund an acquisition of an operating property or business or for other purposes, which equity raise is contemplated to be consummated following the end of the Upsizing Commitment Period (a “Post-Effective Equity Raise”), then the Opco Unsecured Creditors that are (i) Accredited Investors, (ii) own indirectly (together with affiliated funds or other investment vehicles with a common investment manager) through Blockerco at least .5% of the outstanding New Propco Holdco Equity and (iii) participated in the Propco Rights Offering (the “Qualifying Creditors”) shall be entitled to participate in any such Post-Effective Equity Raise and subscribe for and purchase such amount of the New Propco Holdco Equity through Blockerco offered in such Post-Effective Equity Raise or make such amount of capital contributions through Blockerco, as the case may be, as shall enable each Qualifying Creditor electing to participate to retain a position in the New Propco Holdco Equity equal to the percentage of the outstanding New Propco Holdco Equity so held by it immediately prior to such Post-Effective Equity Raise. The Qualifying Creditors will be provided

8

with information in reasonable detail (subject to reasonable confidentiality restrictions and any procedures designed to deal with competitive interests) on a timely basis relating to each such Post-Effective Equity Raise and, to the extent they elect to do so, shall be entitled to participate in any Post-Effective Equity Raise (i) on a pro rata basis in proportion to their respective investments in the Propco Rights Offering and (ii) at the same price at which other equityholders of New Propco Holdco are entitled to participate in the same. To the extent a Qualifying Creditor does not elect to exercise its rights to purchase in a Post-Effective Equity Raise, such rights may be exercised by other Qualifying Creditors (it being understood that there may be sharing arrangements with respect to preemptive rights involving other holders of New Propco Holdco Equity). Notwithstanding the foregoing, the participation of the Qualifying Creditors in any Post-Effective Equity Raise shall be subject to such parameters as the Board of Directors or similar governing body of New Propco Holdco (the “Board”) shall determine are appropriate in order to ensure successful execution, including, without limitation, parameters with respect to the put commitments or similar arrangements relating to such Post-Effective Equity Raise. Any Qualifying Creditor that does not purchase the full amount of New Propco Holdco Equity offered to it in connection with any equity raise (whether a Post-Effective Equity Raise or an Equity Raise) shall lose its rights to participate in future Post-Effective Equity Raises.

Use of Proceeds: Net proceeds derived by New Propco Holdco from any investment by the Qualifying Creditors in a Post-Effective Equity Raise shall be contributed by New Propco Holdco as equity to New Propco and utilized by New Propco for general corporate purposes or to fund one or more acquisitions.

Voting Rights

Subject to the requirements of applicable gaming laws and regulations (and following receipt of any applicable approvals required thereby), the New Propco Holdco Equity and the equity interests for which the New Propco Holdco Warrants are exercisable shall carry voting rights as set forth in the definitive agreements developed by FG/Propco Lenders.

Tag-Along Rights

Qualifying Creditors will have the right to tag along with a sale or series of related sales of at least 10.5% of the outstanding New Propco Holdco Equity sold by other holders of New Propco Holdco Equity, except transfers between affiliates or other specified related parties and certain transfers between FG and Colony Capital (“Exempted Transfers”). It is understood that for purposes of computing whether the 10.5% threshold has been reached (i) sales made at least three months apart shall be deemed not to be related and (ii) any increase in the amount of New Propco Holdco Equity sought to be sold pursuant to the Top-Up right described under “Rights of First

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Refusal” shall be disregarded. Any such other holder (collectively, the “Initiating Holder”) would give notice to the Qualifying Creditors, as well as other equityholders with tag-along rights (“Other Tag Holders”) of an intent to sell at least 10.5% of such equity and a proposed price. To participate in the tag-along, the Qualifying Creditor would need to respond within 15 days. If such creditor (an “Electing Creditor”) gives notice of its desire to participate, the Initiating Holder would market its holdings as well as the proportionate holdings of the Electing Creditors and Other Tag Holders that responded affirmatively (collectively, the “Electing Holders”) at a price not less than 95% of the price specified in the original notice, and the electing Qualifying Creditors would give a power of attorney to the Initiating Holder to sell these interests, subject to the process described under “Rights of First Refusal.” Such proportionate participation right of each Electing Holder and electing Other Tag Holder would be determined by multiplying its ownership of New Propco Holdco Equity by the percentage of the New Propco Holdco Equity owned by the Initiating Holder that the Initiating Holder is seeking to sell as set forth in the notice given by the Initiating Holder. If not all of the interests could be sold, the amount sold would be allocated among the Initiating Holder and the Electing Holders in the respective proportions of the New Propco Holdco Equity sought to be sold by them; provided, that if the sale is of amounts remaining after a partial purchase described under “Rights of First Refusal” and the Initiating Holder has determined to increase the amount of New Propco Holdco Equity being sold pursuant to the Top-Up right described therein, such proportionate allocation among sellers shall also reflect such additional equity sought to be sold by the Initiating Holder and the other Electing Holders. All interests would be sold in the form of New Propco Holdco Equity, so Blockerco would have the ability to make such tag sale itself directly and then redeem the underlying Blockerco shares held by Electing Creditors, except as provided in the following sentence. In connection with a sale involving Qualifying Creditors that are Electing Holders, the Initiating Holder will, if requested by the holders of a majority of the equity sought to be sold by such Electing Holders, request potential buyers to quote, if they are willing to do so, a price at which they would buy Blockerco shares, as well as a price at which they would buy units of New Propco Holdco Equity, and (if the prospective buyer and such majority holders agree) such sales could be consummated as sales of Blockerco shares at a price not less than 95% of the price the prospective buyer originally quoted for the Blockerco shares; provided, that the Initiating Holder is also able to sell the equity sought to be sold by it to such buyer in compliance with the requirements of this paragraph. To the extent a Qualifying Creditor does not elect to exercise its tag rights, such rights may be exercised by other Qualifying Creditors (it being understood that there may be sharing arrangements with respect to tag rights involving other holders of New Propco Holdco Equity, which sharing arrangements by the Qualifying

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Creditors or the other holders of New Propco Holdco Equity shall not be subject to tag rights by persons not party to such sharing arrangements).

Rights of First Refusal

Qualifying Creditors that indirectly own at least 2.5% of the outstanding equity of New Propco Holdco through Blockerco and their affiliates (collectively, “2.5% Holders”) would have the right to purchase their pro rata share of any New Propco Holdco Equity sought to be sold by other holders of New Propco Holdco Equity (other than Exempted Transfers). In addition, all Opco Unsecured Creditors that purchase New Propco Holdco Equity would be bound by the obligation to offer their equity to other direct or indirect holders of New Propco Holdco Equity pursuant to the first refusal procedures described herein; provided, that (i) the Opco Unsecured Creditors may effect such sales in Blockerco shares (other than in a tag-along sale with New Propco Holdco Equity, except as provided in the last sentence under “Tag-Along Rights”) rather than being required to exchange such shares for New Propco Holdco Equity and (ii) a transfer by Blockerco of New Propco Holdco Equity to a shareholder of Blockerco in exchange for or redemption of the shares of Blockerco held by such shareholder shall not trigger such first refusal process, it being understood that such transferees will be bound by such first refusal requirements. If a holder of New Propco Holdco Equity or shares in Blockerco (a “Selling Holder”) desires to sell its interest in New Propco Holdco Equity or Blockerco shares, it would give notice to the 2.5% Holders and all other holders having purchase rights (the 2.5% Holders and such other holders, collectively, “Other Holders”) of the amount it wanted to sell and the proposed price per unit of New Propco Holdco Equity; provided, that if the amount of New Propco Holdco Equity sought to be sold causes the tag-along provisions to be applicable, the total amount after giving effect to tag-along rights also will be disclosed. The Other Holders would have 15 days after the expiration of the 15-day notice period described under “Tag-Along Rights” applicable to the contemplated transaction to decide whether to purchase or not at such price and would be entitled to purchase their proportionate share (based on the respective proportionate ownership of New Propco Holdco Equity held by the Other Holders that desire to purchase) of the amount offered. To the extent the Other Holders do not agree to purchase all of the New Propco Holdco Equity, so offered, then the Selling Holder (for itself and as agent for the holders exercising tag-along rights) could sell the remaining equity (plus any additional equity up to the amount originally offered that does not cause the amount being sold to the Other Holders to exceed 10% of the amount of outstanding New Propco Holdco Equity) at a price of at least 95% of the amount originally specified. If the application of the first refusal rights would result in the amount remaining to be sold by the Selling Holders (including any amounts to be sold by holders exercising tag-along rights) to be less than 10% of the outstanding New Propco Holdco Equity, the Initiating Holder and the Electing Holders would have the right on

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a pro rata basis (the “Top-Up”) to increase the amount of equity being sold by it and the Electing Holders to the lesser of the (i) amount originally sought to be sold by them before the partial purchase by the Other Holders and (ii) amount necessary to cause such remaining amount to be sold by the Selling Holder and the holders exercising tag-along rights to be at least 10% of the outstanding New Propco Holdco Equity. Furthermore, there would be no obligation of the Selling Holders to sell pursuant to the first refusal rights in a sale of less than all the New Propco Holdco Equity offered if the related Top-Up would cause the amount of New Propco Holdco Equity owned by the Initiating Holder to be less than 10% of the outstanding New Propco Holdco Equity after giving effect to all contemplated sales. A purchase by a 2.5% Holder would be made through Blockerco as described in the antepenultimate sentence under “Tag-Along Rights.” To the extent a 2.5% Holder does not elect to exercise its rights of first refusal, such rights may be exercised by other 2.5% Holders (it being understood that there may be sharing arrangements with respect to rights of first refusal involving other holders of New Propco Holdco Equity).

Board Observation Rights

For so long as they collectively continue to indirectly hold through Blockerco at least one-half of the percentage of equity interests in New Propco Holdco indirectly acquired by them solely as a result of their participation in the transactions contemplated hereby (the “Minimum Ownership Condition”), the Qualifying Creditors (acting by vote of the holders of a majority of the New Propco Holdco Equity owned indirectly by them through Blockerco) collectively shall be entitled to nominate and appoint (the “Appointment Right”) an independent observer (the “Independent Observer”) to the Board of New Propco Holdco in accordance with the procedures specified in the immediately two succeeding paragraphs; provided, however, that the Board may direct such observer to recuse himself from meetings or proceedings of the Board in the event that information of competitive significance, as determined by the Board, concerning New Propco Holdco is reasonably expected to be discussed at any such meeting or proceeding or in order to preserve any legal privileges at any such meeting or proceeding.

Subject to reasonable confidentiality restrictions, the Independent Observer shall be provided, at the same time as the members of the Board are provided, with copies of materials prepared for and provided to the members of the Board in connection with their service on the Board (including a meeting agenda and Board package, in the event that such materials are prepared); provided, however, that the Board may exclude or redact from those materials made available to the Independent Observer information of competitive significance concerning New Propco Holdco and its subsidiaries and information which, if disclosed to the Independent Observer, would jeopardize the preservation of any legal privileges attaching thereto, in each case, as determined by the Board in its good faith discretion.

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In order to exercise the Appointment Right, the Qualifying Creditors shall submit to the Board for its consideration a list of no fewer than three candidates (the “Candidate List”) to serve as the Independent Observer, it being understood and agreed that the Qualifying Creditors shall include on the Candidate List only candidates who they reasonably believe the Board will consider to be acceptable. Each such candidate shall (i) not be affiliated with any competitor of New Propco Holdco or a subsidiary thereof, (ii) be independent of New Propco Holdco within the meaning of Section 303A.02 of the New York Stock Exchange Listing Standards and, accordingly, without a direct or indirect material relationship with New Propco Holdco, and (iii) be able to serve in the capacity of Independent Observer without contravening any applicable laws or regulations, including gaming laws or regulations. The Board shall use its reasonable efforts to screen the candidates appearing on the Candidate List (which screening shall consist of such interviews, background examinations and similar vetting processes as the Board shall determine in its reasonable discretion) within forty-five (45) days following the submission of the Candidate List to the Board by the Qualifying Creditors, provided that the Qualifying Creditors and the candidates whose names appear on the Candidate List promptly comply with the reasonable requests made by the Board pursuant to this sentence. Following the completion of the aforementioned screening exercise, in the event that the Board determines in its sole discretion that any one or more of the screened candidates appearing on the Candidate List is acceptable to it, the Board shall so advise the Qualifying Creditors, whereupon the Qualifying Creditors shall be entitled to exercise the Appointment Right with respect to any such screened candidate that the Board has determined to be acceptable. In the event that the Board determines in its sole discretion not to approve any candidate appearing on the Candidate List, it shall promptly so advise the Qualifying Creditors and the Qualifying Creditors shall thereafter supplement such Candidate List with additional candidates who satisfy the requirements set forth in the first and second sentences of this paragraph and resubmit the same to the Board for screening in accordance with the third sentence of this paragraph. The Board and the Qualifying Creditors shall use their respective reasonable efforts to promptly complete the actions contemplated to be undertaken by each of them pursuant to this paragraph in order to meet the timeframes set forth in the third sentence of this paragraph and in order that the Appointment Right be completed within ninety (90) days following the date on which the Board receives the initial applicable Candidate List from the Qualifying Creditors. It is understood and agreed that the Board’s exercise of its sole discretion as provided for in the fourth and fifth sentences of this paragraph shall be carried out in good faith.

In the event that the Independent Observer resigns or is removed from office

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and the Qualifying Creditors continue to satisfy the Minimum Ownership Condition, then the Qualifying Creditors collectively shall be entitled to exercise the Appointment Right in the manner specified herein in order to replace the outgoing Independent Observer.

Certain Additional Rights

The Qualifying Creditors shall be entitled to certain additional rights with respect to their indirect equity interests in New Propco Holdco, which rights shall be memorialized in the operating agreement of New Propco Holdco, an equityholders agreement or a separate agreement with or through Blockerco. Such rights, which may in some instances overlap with other contemplated rights of the Opco Unsecured Creditors specified herein, shall be limited to (i) customary piggyback registration rights, (ii) the tag-along rights described under “Tag-Along Rights,” (iii) with respect to the Qualifying Creditors that own at least .5% of the outstanding New Propco Holdco Equity, the preemptive rights described under “Post-Effective Investment Right,” (iv) with respect to 2.5% Holders, the rights of first refusal described under “Rights of First Refusal,” (v) the ability to vote through pass-through voting arrangements at Blockerco on certain matters submitted to all voting equityholders of New Propco Holdco and (vi) the right to an Independent Observer as provided under “Board Observation Rights;” provided, however, that such rights under clauses (v) and (vi)  shall in no event be deemed to include any other rights set forth under the caption entitled “Corporate Governance” in the Propco Term Sheet or on Annex 7 to the Propco Term Sheet, including, without limitation, any inspection rights (other than limited inspection rights required under the Delaware Limited Liability Company Act to be granted to equityholders) or Board designation rights. The organizational documents of New Propco Holdco will provide for (x) the making of distributions to equityholders of amounts estimated to be necessary to pay taxes (including estimated taxes) on taxable income allocated to them by New Propco Holdco from time to time (taking into account losses or other tax benefits previously allocated and subject to the availability of distributable cash and compliance with credit or other agreements relating to New Propco Holdco or any of its affiliates (which agreements shall permit such tax distributions except during the continuation of an event of default but without any requirement to permit distributions with respect to income attributable to a subsidiary if such subsidiary does not make such a tax distribution)) and (y) distribution to equityholders of annual and quarterly consolidated balance sheets, income statements, statements of cash flows and (in the case of annual periods) statements of changes in members’ equity of New Propco Holdco if they are not publicly available (including any audit report with respect thereto if such an audit report is prepared), subject to reasonable confidentiality provisions. Notwithstanding the foregoing, each of the preceding rights, other than the registration rights, shall terminate upon the occurrence of a bona fide public offering of at least 15% of the New

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Propco Holdco Equity. In connection with any initial public offering by New Propco Holdco, Blockerco shall be offered the opportunity, in its sole discretion, to engage in a merger whereby the shares of Blockerco would be converted into shares of the entity going public on a tax-free basis to the extent permitted by applicable law.

The New Propco Holdco Equity and the New Propco Holdco Warrants (and the equity interests issuable upon the exercise thereof) issued through Blockerco to the Qualifying Creditors shall also be subject to (i) certain drag-along duties with respect to such securities, (ii) a prohibition on transfer for six months following the Effective Date and certain other limitations on transfer pursuant to applicable gaming and securities laws, (iii) an obligation to provide a right of first refusal with respect to such securities to FG/Propco Lenders and any other parties so provided for in the equityholders agreement of New Propco Holdco and (iv) obligations substantially similar to the obligations set forth under the caption entitled “Corporate Governance” in the Propco Term Sheet, including, a prohibition on selling any such securities without the consent of the other equityholders to any “strategic buyer” listed on Annex 6 to the Propco Term Sheet.

Compliance with Gaming Law Requirements

Opco Unsecured Creditors receiving New Propco Holdco Warrants or New Propco Holdco Equity through Blockerco will be required to furnish all information concerning themselves and their direct and indirect owners as shall be required under applicable gaming laws.

Gaming Redemptions

The New Propco Holdco Equity, the New Propco Holdco Warrants and the equity interests for which the New Propco Holdco Warrants are exercisable, in each case, issued to the Opco Unsecured Creditors through Blockerco as contemplated herein, shall be subject to certain mandatory disposition and redemption requirements pursuant to applicable gaming laws and regulations.

Representations and Warranties

Customary representations and warranties of Blockerco and the Opco Unsecured Creditors, including, without limitation, those representations and warranties described below under the caption entitled “Conditions” and any as may be required from time to time under applicable securities laws.

Documentary Review Rights

Opco will utilize its commercially reasonable efforts to furnish to the UCC and its designated counsel for their review draft copies of pleadings and filings (including, without limitation, the Plan, the Disclosure Statement and any motions or other filings seeking approval of the UCC Stipulation or seeking approval of Opco’s contemplated payment of certain legal fees and expenses as provided herein) (the “Relevant Pleadings”) relating to the consideration contemplated to be made available to the Opco Unsecured Creditors hereunder or the other terms hereof prior to the filing by the Debtors of such pleadings and filings with the Bankruptcy Court. Designated counsel to the UCC shall be entitled to proffer to Opco, through Opco’s

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counsel, reasonable comments with respect to the Relevant Pleadings. Provided that they are timely delivered to Opco through its counsel, Opco shall give such comments its reasonable consideration, it being understood and agreed that Opco shall in no event have any obligation to accept such comments or otherwise incorporate the same into the Relevant Pleadings. In addition, in the event that the Debtors request a determination from the Internal Revenue Service (the “IRS”) concerning the application of certain tax laws and regulations to their proposed restructuring, Opco shall furnish a copy of the documentation evidencing such request to the UCC and its counsel promptly following the submission thereof to the IRS; provided, however, that Opco shall be entitled to redact from such documentation any confidential or privileged information contained therein prior to furnishing such documentation to the UCC and its counsel. Subject to the proviso set forth in the preceding sentence, Opco shall furnish to the UCC and its counsel promptly after delivery of the executed UCC Stipulation a copy of the current draft of such documentation described in the preceding sentence.

Consideration

In consideration for the rights contemplated to be granted herein under the captions entitled “New Propco Holdco Warrants,” “New Propco Holdco Investment Right,” “Effect of Subsequent Equity Offerings,” “Subscriptions of the Opco Unsecured Creditors in Propco Rights Offering,” “Pricing in Propco Rights Offering; Put Premium,” “Post-Effective Investment Right,” “Tag-Along Rights,” “Rights of First Refusal,” “Board Observation Rights” and “Certain Additional Rights,” (i) the Put Parties shall deliver to FG/Propco Lenders and the Debtors a funding commitment letter consistent with the terms hereof, in form and substance satisfactory to FG/Propco Lenders and the Debtors, by no later than July 29, 2010; and (ii) the Put Parties shall execute a definitive agreement in the form attached hereto as Exhibit B (the “Support Agreement”).

The UCC shall enter into a stipulation with the Debtors in the form attached hereto as Exhibit C (the “UCC Stipulation”). Notwithstanding any termination of the UCC Stipulation, the Put Parties shall remain obligated to fund their equity commitments consistent with the terms of the Propco Commitment and so long as the Support Agreement has not been terminated.

Opco shall promptly file a motion seeking Bankruptcy Court approval of the UCC Stipulation and related transactions, and the UCC shall provide a support letter or statement for inclusion in the plan solicitation materials for both a joint Plan and/or individual plans of reorganization for Propco and Opco in form and substance acceptable to the Debtors and FG/Propco Lenders.

Implementation and Documentation	The UCC Stipulation to be approved by the Bankruptcy Court as soon as practicable following agreement thereof to the terms set forth herein. The

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Support Agreement will not be subject to Bankruptcy Court Approval. Distribution of New Propco Holdco Warrants and certain rights set forth under the captions entitled “New Propco Holdco Investment Right,” “Effect of Subsequent Equity Offerings,” “Subscriptions of the Opco Unsecured Creditors in Propco Rights Offering” and “Pricing in Propco Rights Offering; Put Premium” to be accomplished pursuant to a confirmed Plan or as the parties shall otherwise agree. Certain other terms provided for herein, including, without limitation, those described under the captions entitled “Post-Effective Investment Right,” “Voting Rights,” “Tag-Along Rights,” “Rights of First Refusal,” “Board Observation Rights,” “Certain Additional Rights,” “Compliance with Gaming Law Requirements” and “Gaming Redemptions,” shall be set forth in an equityholders agreement among New Propco Holdco, Blockerco, FG/Propco Lenders and the Opco Unsecured Creditors as well as in such other definitive documentation as the parties shall agree.

Conditions

The above proposal is conditioned, inter alia, upon (i) execution of a Support Agreement by the Put Parties no later than July 28, 2010, (ii) execution of the UCC Stipulation by the UCC and the Debtors no later than July 28, 2010, (iii) approval of the UCC Stipulation by the Bankruptcy Court, (iv) satisfaction of all conditions specified herein, including the Tax Condition, (v) the UCC Stipulation and the Support Agreement having not been terminated, (vi) the Bankruptcy Court entering an order approving the amendments to the Disclosure Statement and Plan to incorporate the terms hereof and authorizing solicitation in respect of the Plan as so amended such that the confirmation hearing scheduled for August 27, 2010 is not delayed as a result of such amendments, (vii) transfer to New Propco of additional transition and related assets of types and on terms supported by the Debtors and FG/Propco Lenders, free and clear of all liens and encumbrances, (viii) confirmation and effectiveness of the Plan providing for the transfers, settlement of the Going Private Transaction Causes of Action and releases specified in the Plan (and described herein), (ix) approval of the respective investment committees of the Put Parties not later than July 29, 2010 and the execution and delivery of the Propco Commitment on or before such date and (x) the occurrence of the Effective Date on or before June 30, 2011. This proposal also is conditioned on the negotiation and execution of documentation mutually acceptable to Debtors, FG/Propco Lenders, the UCC and the Put Parties.

Notwithstanding the foregoing, the right of the Opco Unsecured Creditors to receive the New Propco Holdco Warrants and the other terms of this proposal not relating to the Propco Rights Offering shall not be subject to clauses (i), (iv) (to the extent it relates only to the Propco Rights Offering, including the Tax Condition to such extent), (v) (to the extent it relates only to the Support Agreement), (vi) (to the extent it relates only to the Propco Rights Offering) and (ix).

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It shall be a condition to an Opco Unsecured Creditor’s receipt of the New Propco Holdco Warrants that such Opco Unsecured Creditor shall represent and warrant, on the Effective Date, that it has no present plan or intention as of the Effective Date to exercise the New Propco Holdco Warrants (it being understood that an intent to exercise if the strike price is in the money due to increases in equity value after the Effective Date shall not be considered a present plan or intention), subject to future reexamination during the exercise period thereof based upon then current value information.

Notwithstanding anything else to the contrary contained herein, the terms hereof are subject in their entirety to applicable state and federal securities laws and applicable tax limitations (including, without limitation, those relating to section 267 of the Internal Revenue Code of 1986, as amended (the “Code”). In furtherance of the foregoing and not in limitation thereof, an Opco Unsecured Creditor’s purchase of New Propco Holdco Equity through Blockerco shall be subject to the conditions set forth in Exhibit A. It is understood that any liability for breach of any representations in Exhibit A shall be several and not joint and limited to the greater of (i) the initial investment by the breaching party in New Propco Holdco Equity through Blockerco and (ii) $250,000, it being understood that New Propco Holdco shall have the additional right in the case of any such breach to rescind the investment by the breaching party by paying the breaching party the amount of its investment (i.e., the amount paid less any dividends received) whereupon such breaching party shall surrender its direct or indirect equity interests in New Propco Holdco (subject to a right of the breaching party to promptly cure any immaterial breaches, if such breaches are capable of cure), provided that to the extent that an investment is rescinded, the liability for breach shall be measured giving effect to such rescission, including any liabilities or benefits incurred pursuant to the rescission. It is expressly acknowledged and agreed that any and all consideration provided, directly or indirectly, to the Opco Unsecured Creditors hereunder shall be conditioned (the “Tax Condition”) on (i) the Bankruptcy Court having issued a final order in form and substance acceptable to the Debtors and FG/Propco Lenders, including as to tax matters, and (ii) the IRS having issued a private letter ruling to Opco, in form and substance acceptable to the Debtors and FG/Propco Lenders, regarding the application of Section 267 of the Code to the transactions contemplated by the Plan, including, without limitation, if the Stalking Horse Bidder is the Successful Bidder (each as defined in the Plan), the transactions contemplated by the Stalking Horse APA (as defined in the Plan, the “Stalking Horse APA”). If the Debtors, FG or the Propco Lenders determine, in their sole discretion, that such order or ruling is likely not to be issued by reason of any of the terms described herein (including, without limitation, a requirement that the Debtors, FG or the Propco Lenders provide a representation to the IRS or the Bankruptcy Court with respect to the direct

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or indirect ownership of New Propco Holdco or the Debtors by or through the Opco Unsecured Creditors or the Put Parties that cannot be fully supported by the representations described in Exhibit A), such terms, including without limitation the terms set forth in Exhibit A, shall be modified as the Debtors and FG/Propco Lenders deem necessary (including, without limitation, the elimination of any equity issuances or modifications of the terms of such equity) to enable the Bankruptcy Court to issue such order or the IRS to issue such ruling; provided, that if such modifications or the terms of any such Bankruptcy Court order or IRS private letter ruling are materially adverse to the terms of the arrangements described herein related to the Opco Unsecured Creditors, the UCC may terminate any agreements entered into that embody this summary of terms and, if such modifications or the terms of any such Bankruptcy Court order or IRS private letter ruling are materially adverse to the rights of the Put Parties, the Put Parties may terminate the Propco Commitment. In the event of a termination of the arrangements contemplated hereby with respect to the Put Parties arising from the Tax Condition (including, without limitation, a termination by the Put Parties arising from a materially adverse modification of the terms herein relating to the Put Parties), which in any such case results from the failure of the Debtors, FG or the Propco Lenders to act reasonably with respect to the Tax Condition (it being understood that the unwillingness of the Debtors, FG or the Propco Lenders to proceed if the final order of the Bankruptcy Court does not contain the findings described in the Confirmation Order (as defined in the Stalking Horse APA, the “Confirmation Order”) shall be deemed to be reasonable), then each Put Party whose Propco Commitment has been terminated shall be paid an aggregate amount equal to 1.333 times the portion of the Put Premium attributable to its terminated Propco Commitment; provided, that no payment shall be due unless the UCC Stipulation remains in effect through the Effective Date.

This summary of terms assumes that the reasonable and documented fees and expenses of the UCC (and its legal advisors and financial advisor) and the reasonable and documented fees and expenses of the Put Parties (and their legal advisors), up to an amount to be mutually agreed by the Debtors, FG/Propco Lenders and Put Parties, shall be paid by Opco, with respect to the fees and expenses of the UCC, and by Opco and Propco (as such term is defined in the Plan, “Propco”), with respect to the fees and expenses of the Put Parties (with Opco and Propco each paying one-half of such fees and expenses), it being understood that such expenses (other than those of the UCC, or as otherwise provided below) shall be paid only if the Effective Date occurs; provided, that the agreed legal expenses of the Put Parties shall be paid as follows: one-half of the agreed legal expenses of the Put Parties shall be paid within 15 days of the execution of the Propco Commitment and the remainder of the agreed legal expenses of the Put Parties shall be paid

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promptly after confirmation of the Plan, subject in each case to Bankruptcy Court approval, it being understood that the failure to procure a Bankruptcy Court approval shall not cause a termination of the Propco Commitment; provided, that the Debtors comply with the immediately succeeding sentence. In case such Bankruptcy Court approval is not received, the parties shall negotiate alternate arrangements with respect to Opco’s and Propco’s payment of such legal expenses. The Debtors shall promptly file for, and use reasonable efforts to, seek the entry of an order from the Bankruptcy Court authorizing payment by the Debtors of the first one-half of the agreed legal expenses within 15 days after the Propco Commitment is executed and the balance at confirmation of the Plan.

This summary of terms also assumes that the reasonable and documented fees and expenses of the trustees for the outstanding unsecured notes of Opco (including the legal fees and expenses) in an amount to be mutually agreed by the Debtors, FG/Propco Lenders and the respective indenture trustees, or as otherwise determined by the Bankruptcy Court, shall be paid by Opco upon confirmation of the Plan (with respect to amounts accrued), and with respect to fees and expenses incurred between confirmation of the Plan and the Effective Date, shall be paid by Opco on the Effective Date, subject in each case to Bankruptcy Court approval to be included in the Confirmation Order (it being understood that (i) such “reasonable” fees and expenses shall not include any legal fees or expenses incurred by the trustees after the date hereof in opposing implementation of the terms hereof (including confirmation of the Plan) or engaging in litigation activity against any of the Debtors, FG or the Propco Lenders, or any of their respective affiliates and (ii) the failure to obtain Bankruptcy Court approval to pay such fees and expenses upon Plan confirmation shall not cause a termination of the UCC Stipulation, so long as such fees and expenses are paid on the Effective Date.)

Non-Solicitation

This summary of terms is not and shall not be deemed to be a solicitation for votes in favor of any Chapter 11 plan or for consent to the Plan and, if applicable, a Propco-only plan (collectively, the “Plans”) in contravention of applicable non-bankruptcy law or section 1125(b) of the Bankruptcy Code.  Notwithstanding anything to the contrary contained herein, the acceptance of any person shall not be solicited until, and any obligation to support confirmation of the Plans is expressly conditioned on, the receipt by such person of the Plans and a copy of the disclosure statements that shall have previously been approved by the Bankruptcy Court, after notice and a hearing, as containing adequate information as required by section 1125 of the Bankruptcy Code.  Notwithstanding the foregoing provisions, nothing in this summary of terms or any related definitive documentation shall require any person to take any action prohibited by the Bankruptcy Code, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any rule or regulations promulgated under any of the foregoing, any

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other applicable law or regulation or any order or direction of any court or any state or federal governmental authority.

Confidentiality

The terms and conditions of this summary of terms, the identities of participants in discussions relating hereto and the existence of such discussions are confidential and no party receiving a copy hereof shall disclose any of the foregoing to anyone; provided, however, that such parties may disclose such information to their respective legal and financial advisors as necessary in connection with their evaluation of the proposed terms; provided, further, that such advisors are informed of the confidential nature of such information and instructed to comply with the non-disclosure provisions hereof. Notwithstanding the foregoing, the Debtors shall be permitted to file this document with the Bankruptcy Court, and the confidentiality obligations provided herein will be of no further effect after this document is so filed.

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Exhibit A

•                  The Opco Unsecured Creditors and, possibly, participating lenders (“Mezzanine Creditors”) under the Prepetition Mezzanine Loans (as such term is defined in the Plan) would form a domestic C corporation or limited liability company taxable as a corporation (“Blockerco”) to hold the New Propco Holdco Warrants and any New Propco Holdco Equity.  There may be more than one Blockerco entity established, each of which shall be considered as “Blockerco” hereunder.

•                  The New Propco Holdco Warrants and rights to acquire New Propco Holdco Equity in the Propco Rights Offering would be issued directly to Blockerco; Blockerco would issue mirror warrants and rights to acquire equity in Blockerco to the Opco Unsecured Creditors; similar arrangements may be implemented for Mezzanine Creditors based on their rights to purchase equity in New Propco Holdco.

•                  Blockerco would function as the Put Party, subject to the Put Parties duly executing and delivering a mirror commitment to acquire equity in Blockerco to fund Blockerco’s commitment.

•                  Blockerco would have the right to raise funds, on a pro rata basis (it being understood that shareholders of Blockerco would be required to subscribe for their pro rata percentage of these securities), for purchase of New Propco Holdco Equity through issuance of debt or warrants (to purchase Blockerco’s underlying New Propco Holdco Equity) for cash (provided that the Put Parties agree on such capital structure).

•                  No numerical limit or restriction on non-U.S. holders of Blockerco.

•                  Blockerco would agree that any equity held by it in New Propco Holdco would be voted only in the respective amounts so directed by the individual holders of equity in Blockerco.

•                  Reasonable administrative costs of the single principal Blockerco entity (including annual state corporate franchise fees, the costs of preparing reports to holders, preparing tax returns and dealing with warrant exercises, transfers, etc. but excluding the costs associated with any tax mitigation strategies) would be reimbursed by New Propco Holdco up to an amount to be agreed upon in the definitive documents.  The costs associated with any additional Blockerco entities shall not be borne by New Propco Holdco.

•                  An Opco Unsecured Creditor or Mezzanine Creditor would be required to provide a representation at the time of its commitment and on the Effective Date, that it has no present plan or intention as of such date (i) to exercise the New Propco Holdco Warrants (it being understood that an intent to exercise if the strike price is in the money due to increases in equity value after the Effective Date shall not be considered a present plan or intention), subject to future reexamination during the exercise period thereof based upon then current value information or (ii) to acquire any New Propco Holdco Equity (either directly or through Blockerco) or any interest in Blockerco from any other holder thereof (it being understood that an intent to acquire in the event of an opportunity arising after the Effective Date that is not part of a commitment, arrangement or understanding existing prior to the Effective Date shall not be considered a present plan or intention).

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•                  Any Opco Unsecured Creditor or Mezzanine Creditor who would directly own 5 percent or more in value of the stock of Blockerco (“Large Investor”) would be required to provide the following:

•                  A representation that, based on the Large Investor’s Actual Knowledge (as defined below), the Equity List (as defined below) identifies any equity interest through which such Large Investor could own, through Colony funds to be identified or Axon Rising Sun, LLC, any stock of Opco (for purposes of Section 267 of the Code and the Treasury regulations promulgated thereunder).

•                  A representation that the Large Investor has provided the Clearinghouse (i) a list accurately reflecting its records of record owners owning a direct interest of 5% or more of the Large Investor and (ii) to the Actual Knowledge of the Large Investor, the list provided in (i) above (expanded at the time the representation is made, to the extent necessary, to reflect any additional persons in (x) or (y) below) identifies (x) any record owners of 5 percent or more of such Large Investor and (y) any Upper-Tier 5% Investors (as defined below) of such Large Investor.  In applying the foregoing, for any Large Investor that is a mutual fund, relying upon the precise name of the account registration for each record owner and for any Large Investor that is a partnership, such ownership being measured using K-1 reporting criteria, and it being understood that any flaw in the Large Investor’s records shall not constitute a breach hereof.

•                  A representation that the Large Investor has provided the Clearinghouse a list (the “Equity List”) accurately reflecting its records of all equity interests in other persons directly held by the Large Investor (except for any wholly-owned subsidiaries which do not own any direct or indirect equity interests in any other person (other than any equity interest in another such direct or indirect wholly-owned subsidiary)).

•                  A Large Investor’s ability to acquire New Propco Holdco Equity (other than Blockerco warrants or equity acquired upon exercise of the Blockerco warrants) would be conditioned upon verification by Ernst & Young LLP or such other nationally recognized accounting or financial advisory or consulting firm acceptable to Fidelity, OakTree, Serengeti, Debtors and FG/Propco (the “Clearinghouse”) that, based solely on information received from all the Large Investors and the Small Investors (as defined below), and assuming such information is true, correct and complete, there is no evidence that (i) the Large Investor owns, directly or indirectly, any interest in the stock of Opco for purposes of Section 267 of the Code and (ii) any of the Upper-Tier 5% Investors of such Large Investor own, directly or indirectly (for purposes of Section 267 of the Code, applying the limitations in Section 267(e)(3)(A) and (B) of the Code), 5 percent or more in value of the stock of Blockerco (it being understood that the Clearinghouse has no obligation to independently determine the identities of Upper-Tier 5% Investors of such Large Investor).

•                  To the extent the Clearinghouse can verify item (i), but not item (ii), the Large Investor would have the right (but not the obligation) to invest if it provides the Clearinghouse any and all information that the Clearinghouse may request (including representations from any Upper-Tier 5% Investor), necessary for the Clearinghouse to verify that an Upper-Tier 5% Investor will not be treated as an owner of both Opco and New Propco Holdco for purposes of Section 267 of the Code.

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•                  To the extent the Clearinghouse determines that a Large Investor owns an interest in the stock of Opco for purposes of Section 267 of the Code (an “Overlapping Large Investor”) and that ownership percentage can be determined based on the information in the possession of the Clearinghouse, the Large Investor would be entitled to acquire New Propco Holdco Equity (without the requirement of making the first representation set forth above) if the Debtors and FG/Propco Lenders determine, in their sole discretion, that an investment by such Overlapping Large Investor will not cause the same persons to own more than 50 percent in the value of the stock of Opco and more than 50 percent of the capital interest or the profits interest in New Propco Holdco within the meaning of Section 267 of the Code.  If there is more than one Overlapping Large Investor (or another potential investor that creates an overlap), the Debtors and FG/Propco Lenders may make such determination on an individual basis using whatever criteria they deem reasonable (including, without limitation, the percentage ownership of the Overlapping Large Investor or other investor, the quality of the information used to determine such percentage ownership, and the likelihood of such percentage ownership increasing between the time of such determination and the Effective Date).

•                  Any Opco Unsecured Creditor or Mezzanine Creditor who would directly own less than 5 percent in value of the stock of Blockerco (“Small Investor”) would be required to provide the following:

•                  (i) A representation that such Small Investor does not own directly 5 percent or more in value of the stock of Blockerco and, (ii) (A) a list accurately reflecting its records of all equity interests in other persons directly held by the Small Investor (except for any wholly-owned subsidiaries which do not own any direct or indirect equity interests in any other person (other than any equity interest in another such direct or indirect wholly-owned subsidiary)) and a representation that, based on the Small Investor’s Actual Knowledge, such list identifies any equity interests through which such Small Investor could own stock of Blockerco (for purposes of Section 267 of the Code, applying the limitations in Section 267(e)(3)(A) and (B) of the Code), or (B) a representation that to the Actual Knowledge of the Small Investor, such Small Investor does not own indirectly (for purposes of Section 267 of the Code, applying the limitations in Section 267(e)(3)(A) and (B) of the Code) 5 percent or more in value of the stock of Blockerco.

•                  A representation that the Small Investor has provided the Clearinghouse (i) a list accurately reflecting its records of record owners owning a direct interest of 5% or more of the Small Investor and (ii) to the Actual Knowledge of the Small Investor, the list provided in (i) above (expanded at the time the representation is made, to the extent necessary, to reflect any additional persons in (x) or (y) below) identifies (x) any record owners of 5 percent or more of such Small Investor and (y) any Upper-Tier 5% Investors of that Small Investor.  In applying the foregoing, for any Small Investor that is a mutual fund, relying upon the precise name of the account registration for each record owner and for any Small Investor that is a partnership, such ownership is measured using K-1 reporting criteria and it being understood that any flaw in the Small Investor’s records shall not constitute a breach hereof.

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•                  A Small Investor’s ability to acquire New Propco Holdco Equity (other than Blockerco warrants or equity acquired upon exercise of the Blockerco warrants) would be conditioned upon verification by the Clearinghouse that, based solely on information received from all the Large Investors and the Small Investors, and assuming such information is true, correct and complete, there is no evidence that any of the Upper-Tier 5% Investors of such Small Investor own, directly or indirectly (for purposes of Section 267 of the Code, applying the limitations in Section 267(e)(3)(A) and (B) of the Code), 5 percent or more in value of the stock of Blockerco (it being understood that the Clearinghouse has no obligation to independently determine the identities of Upper-Tier 5% Investors of such Small Investor).

•                  To the extent the Clearinghouse cannot so verify, the Small Investor would have the right (but not the obligation) to invest if it provides the Clearinghouse any and all information that the Clearinghouse may request (including representations from any Upper-Tier 5% Investor), necessary for the Clearinghouse to verify that an Upper-Tier 5% Investor will not be treated as an owner of both Opco and New Propco Holdco for purposes of Section 267 of the Code.

•                  To the extent the Clearinghouse determines that an Upper-Tier 5% Investor of a Small Investor owns an interest in the stock of Opco for purposes of Section 267 of the Code (an “Overlapping Upper-Tier 5% Investor of the Small Investor”) and that ownership percentage can be determined based on the information in the possession of the Clearinghouse, the Upper-Tier 5% Investor of the Small Investor would be entitled to acquire New Propco Holdco Equity (without the requirement of making the first representation set forth above) if the Debtors and FG/Propco Lenders determine, in their sole discretion, that an investment by such Overlapping Upper-Tier 5% Investor of the Small Investor will not cause the same persons to own more than 50 percent in the value of the stock of Opco and more than 50 percent of the capital interest or the profits interest in New Propco Holdco within the meaning of Section 267 of the Code.  If there is more than one Overlapping Upper-Tier 5% Investor of the Small Investor (or another potential investor that creates an overlap), the Debtors and FG/Propco Lenders may make such determination on an individual basis using whatever criteria they deem reasonable (including, without limitation, the percentage ownership of the Overlapping Upper-Tier 5% Investor of the Small Investor or other investor, the quality of the information used to determine such percentage ownership, and the likelihood of such percentage ownership increasing between the time of such determination and the Effective Date.)

•                  Any Large Investor’s or Small Investor’s ability to invest may be conditioned on entering into a confidentiality and non-disclosure agreement with the Clearinghouse, and executing a hold-harmless letter and, if such Large Investor or Small Investor is a client of the Clearinghouse, a conflict waiver provided by the Clearinghouse, all based on customary terms.

•                  A Large Investor or a Small Investor shall only be required to provide the Clearinghouse the information set forth in this Exhibit A (including, without limitation, the identity of any person or any investment) if the Clearinghouse first agrees in form and substance reasonably satisfactory to such Large Investor or Small Investor, to keep all such information confidential.  Absent written consent

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from the relevant Large Investor or Small Investor, the Clearinghouse shall not request information of or regarding (i) a person owning 5% or more of a Large Investor or a Small Investor or (ii) an Upper-Tier 5% Investor of a Large Investor or a Small Investor by contacting a person described in clause (i) or clause (ii) of this sentence based on information supplied by the Large Investor or Small Investor, but instead all requests for information of or regarding such a person shall be submitted directly and solely to the relevant Large Investor or Small Investor.

•                  For purposes of Exhibit A, (i) Actual Knowledge means actual knowledge (without duty of inquiry, investigation or validation) of the appropriate persons who would normally be responsible for maintaining such information (it being understood that in the case of the Fidelity funds, such person will be the person executing such definitive documents), and such persons will be identified in the definitive documents and (ii) Upper-Tier 5% Investor means a person owning an indirect beneficial interest of 5% or more of a Large Investor or Small Investor as the case may be.

•                  The representations and information described above will be required to be provided (i) in the case of a Blockerco Put Party, at the time of its commitment and (ii) in the case of any other Large Investor or Small Investor, at the time it elects to purchase equity in Blockerco.  All Large Investors and Small Investors will be required to reaffirm such representations and information as of the Effective Date.  To the extent the required representations or verifications cannot be made on the Effective Date for whatever reason, the parties shall enter into appropriate escrow or other arrangements to permit funding pending confirmation of such information and if such representations or verifications cannot be finalized for whatever reason, the investment shall be rescinded and any funds shall be returned to such Blockerco Put Party and such Blockerco Put Party shall have no liability as a result thereof other than the return of any Put Premium in the case of a breach of, or failure to make, a representation or verification to the extent such return is required under “Pricing in Propco Rights Offering; Put Premium.”

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EXHIBIT B

Schematic of Restructuring Transactions

EXHIBIT C

Liquidation Analysis

LIQUIDATION ANALYSIS

1.                                      Best Interests Test

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either: (i) accept the plan of reorganization; or (ii) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the applicable debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date.  This is referred to as the “Best Interests Test.”

Because the corporate structure of the Debtors is highly complex, but also highly interrelated, and because the Debtors are not proposing the substantive consolidation of their estates, the “Best Interests Test” has been applied to each of the 18 affiliated Debtors (and the claims and interests thereof) using two separate analytical frameworks:  (i) one with respect to SCI, the Parent Debtors (FCP Holding, Inc., Fertitta Partners, LLC, FCP Voteco LLC) and the Other Opco Debtors (Northern NV Acquisition, LLC, Tropicana Station, LLC, River Central, LLC and Reno Land Holdings, LLC); and (ii) one with respect to Propco and the Mezzco Debtors (the “Propco/Mezzco Liquidation Analysis”), as illustrated below:

Chart I:  Debtors’ Corporate Structure

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2.                                      Best Interests Test as Applied to SCI and the Parent Debtors

SCI is the Debtor that owns, directly or indirectly, the fourteen gaming properties and other assets that are generally referred to as the “Opco Assets” and which the Plan proposes to sell as a going concern pursuant to an auction and sale process.  Among the interests and assets that will be included in the auction and sale of the Opco Assets will be SCI’s interests in, or the assets of, the Other Opco Debtors, and, accordingly, the Other Opco Debtors are included in the Best Interest of Creditors analysis with respect to SCI.

The sale process for the Opco Assets will run contemporaneously with the solicitation of votes on the Plan, and the auction will occur shortly before the Confirmation Hearing Date, but sufficiently in advance of the Confirmation Hearing Date so that the terms of the proposed sale to the highest bidder will be known and available to all holders of impaired claims under the Plan. The approval by the Court of any sale of the Opco Assets will be contingent upon, and occur in conjunction with, confirmation of the Plan.  Under the Plan and the Bidding Procedures, the Opco Assets will be sold as a going concern to the highest bidder, with the net proceeds of that sale distributed to holders of claims and interests in accordance with their respective priorities, and only after approval of the sale by the Court.

SCI and the Other Opco Debtors believe that their creditors will receive at least as much, and likely significantly more,  under the Plan as they would receive in a chapter 7 liquidation of the Opco Assets for the following reasons, among others: (i) the substantial delay that would be incurred in connection with the appointment of a chapter 7 trustee and the time required for the trustee and his or her professionals to fully understand the Debtors’ situation; (ii) the fees payable to a chapter 7 trustee and newly appointed estate professionals; and (iii) the likely discounts that would be realized in one or more chapter 7 auctions of the Opco Assets.

SCI and the Other Opco Debtors believe that, in any sale of the Opco Assets (whether as a going concern or as part of a chapter 7 liquidation, any and all proceeds from such sale will be exhausted through distributions on account of the Prepetition Opco Secured Claims (in partial satisfaction of the valid and perfected first priority liens on substantially all of the Opco Assets and in partial satisfaction of the Superpriority Claims and replacement liens arising under the Opco Cash Collateral Order) and to administrative and other priority claimants, leaving no proceeds available for distributions to unsecured creditors under either scenario.  Although SCI does have certain miscellaneous assets that are not encumbered by perfected liens granted under the Prepetition Opco Credit Agreement, the Debtors believe that any proceeds realized from those assets will be exhausted through distributions on account of the Superpriority Claims and replacement liens, Administrative Claims and/or other Claims having priority over general unsecured claims that might otherwise receive any such proceeds.

If the Stalking Horse Bid is the Successful Bid, there will be no distributions under the Plan to any of the Classes of creditors holding unsecured claims against SCI or the Other Opco Debtors.  If, on the other hand, the auction results in a Successful Bid that yields proceeds sufficient to satisfy all senior, administrative and priority claims in full and is also sufficient to provide some recovery for general unsecured claims, the Plan will be modified to reflect that result and the Debtors will provide such supplemental disclosure as the Court requires.

The Equity Interests of SCI (Class S.9) are collectively held by, and are the only assets of, the Parent Debtors.  All recoveries received by the claims and interests of, respectively, FCP VoteCo, LLC, Fertitta Partners, LLC and FCP Holding, Inc. are therefore derivative of the recovery received by Class S.9 pursuant to the sale of the Opco Assets described above.  At the present time and based upon the value that would be delivered to the Debtors under the Stalking Horse Bid, SCI does not expect that Class S.9, the Parent Debtors or any claims and interests against the Parent Debtors will receive any recovery — either as a result of the proposed sale of the Opco Assets or in a hypothetical chapter 7 liquidation of SCI (which would, by its very nature, be longer, more costly and less likely to generate maximum sale proceed than the proposed sale).

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3.                                      The Propco/Mezzco Liquidation Analysis

With respect to Propco and the Mezzco Debtors, the Debtors have shown compliance with Section 1129(a)(7) of the Bankruptcy Code by estimating a range of proceeds that would be generated from a chapter 7 liquidation of Propco and the Mezzco Debtors.  Lazard, the Debtors’ financial advisor, assisted the Debtors in the development of the Propco/Mezzco Liquidation Analysis, which represents their best estimates of a liquidation scenario.

THE PROPCO/MEZZCO LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF PROPCO.  Underlying the Propco/Mezzco Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a hypothetical chapter 7 trustee.  In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of Propco’s assets will result in an accurate estimate of the proceeds that would be realized were Propco to undergo an actual liquidation.  The actual amounts of claims against the estate of Propco and the Mezzco Debtors could vary significantly from the estimate set forth herein, depending on the claims asserted during the pendency of the hypothetical chapter 7 cases.  Accordingly, the actual liquidation value of Propco and the Mezzco Debtors is speculative in nature and could vary materially from the estimates provided herein. Neither the Debtors nor Lazard provide any assurance of the accuracy of the recoveries contained therein.

a.             General Approach

The Propco/Mezzco Liquidation Analysis assumes a hypothetical chapter 7 petition filed by Propco on June 30, 2010 (the “Chapter 7 Petition Date”), whereupon the Bankruptcy Court would appoint one chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Propco and Mezzco Debtors’ estates.  Should multiple Trustees be appointed to administer the Propco and Mezzco Debtors’ estates, lower recoveries and higher administrative costs could result and distributions to creditors could be delayed.

The first step of the Propco/Mezzco Liquidation Analysis is to determine the dollar amount that would be generated from a hypothetical chapter 7 liquidation of each of the four Propco properties — Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino and Red Rock Casino Resort Spa.   In such a hypothetical liquidation scenario, the Trustee would be required to either: (i) sell Propco Properties as going concerns; or (ii) shut down the Propco Properties and sell their individual assets.  The gross amount of cash available from liquidation of the Propco Properties would be equal to: (i) all excess cash held by the Propco Properties at the time of the commencement of the hypothetical chapter 7 cases; (ii) cash generated by the Propco Properties during the liquidation period; and (iii) the sum of the proceeds from the disposition of the Propco Properties (the “Liquidation Proceeds”).

The next step is to reduce the Liquidation Proceeds by: (i) the costs and expenses of the liquidation;  (ii) the additional administrative expenses and priority claims that may result from the termination of Propco’s business; and (iii) the amount of any claims secured by the Propco Properties.  Any net cash would be allocated to the claims and interests against Propco in strict priority in accordance with section 726 of the Bankruptcy Code.

Finally, the Propco/Mezzco Liquidation Analysis compares the value received in a liquidation to the value provided under the Plan.

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b.             Key Analytical Assumptions

The Propco/Mezzco Liquidation Analysis assumes that Propco will have access to cash collateral over the course of a hypothetical chapter 7 case.  Other key assumptions include:

(a)           Timing and Expenses — The Propco/Mezzco Liquidation Analysis assumes an orderly and expedited wind-down of the business to maximize recovery values.  It assumes that the liquidation of Propco’s estate would take approximately twelve (12) months and incur twelve (12) months of wind-down expenses (e.g., trustee fees, shutdown costs, cash needed for/during the Propco Properties’ sales processes).  This reflects an estimate of the time required to dispose of the Propco Properties, allow a buyer of the Propco Properties to become licensed and generally wind down the affairs of Propco’s estate.

(b)           Disposition of Propco Properties — The Propco/Mezzco Liquidation Analysis assumes that the Propco Properties will have their greatest potential recovery value if liquidated for the purposes of continuing to operate as gaming establishments.  The Debtors’ management believes that alternative uses for the Propco Properties would not generate a significant recovery value for stakeholders.

It should be noted that management cannot judge with any degree of certainty the impact of: (i) a forced liquidation on the recoverable value of the Propco Properties; and (ii) the impact, in a hypothetical liquidation, that potential disputes between creditors of Opco and Propco with respect to title and interest in certain assets may have with respect to the recoverable value of the Propco Properties.

(c)           Going-Concern Liquidation — To estimate the approximate liquidation range of value for the Propco Properties, a comparable company trading multiples analysis was used.  This analysis is based on the enterprise values of publicly traded companies that have operating and financial characteristics similar to Propco.  A reduction to the value derived under this analysis was then made to reflect the forced sale nature of a chapter 7 liquidation.  This reduction was derived by considering such factors as the shortened time period involved in the sale process, discounts buyers would require given a shorter due diligence period and therefore potentially higher risks buyers might assume, potentially negative perceptions involved in liquidation sales and the “bargain hunting” mentality of liquidation sales.  This estimated liquidation value for the Propco Properties, along with certain values based on the unaudited book values from the Debtors’ preliminary and unaudited balance sheet as of March 31, 2010, was used to determine distributable value to Propco stakeholders.

The Propco/Mezzco Liquidation Analysis assumes that, in a hypothetical liquidation, no disputes occur between creditors of Opco and Propco with respect to title and interest in certain overlapping assets of Opco and Propco associated with the Propco Properties.  To the extent that such disputes arise, the recoverable value of the Propco Properties may be materially lower than those that have been assumed herein.

The Propco/Mezzco Liquidation Analysis assumes that the Trustee will assume and assign to the purchaser of the Propco Properties all executory contracts and unexpired leases related to the ongoing operations of the Propco Properties.  The Propco/Mezzco Liquidation Analysis also assumes that the existing staff currently working at each Propco Property will remain and maintain employment at the time of the hypothetical sale.  Because those employees are employees of SCI or its subsidiaries, however, there can be no assurance that such employment arrangements could be maintained.  If the cash flows from the Propco Properties are not sufficient to fund the ongoing operations during this period, the Trustee may have to lower expectations related to potential recovery value for the Propco Properties and further reduce the recovery estimates contained in the Propco/Mezzco Liquidation Analysis.  Potential regulatory intervention from gaming authorities would also impose additional uncertainties on the Trustee’s ability to generate value from the Propco Properties.

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The Propco/Mezzco Liquidation Analysis assumes that the estimated sale proceeds for the Propco Properties would be less than the tax basis of the assets and would not generate any additional tax liabilities.  Should the tax treatment and impact of this transaction result in a tax liability that is not reduced by other tax shields, recovery percentages in the Propco/Mezzco Liquidation Analysis could change materially.

Finally, it is assumed that cash flows (i.e., EBITDA, net of maintenance capital expenditures) from operation of the Propco Properties during the liquidation period would remain positive and total approximately $150 million during the wind-down period.

(d)           Factors Considered in Valuing Hypothetical Liquidation Proceeds — Other factors may limit the amount of Liquidation Proceeds available to holders of claims and interests against Propco.  Certain of these factors that relate specifically to the liquidation of the assets are discussed in further detail below.  In addition, it is possible that distribution of the Liquidation Proceeds would be delayed while the Trustee and his or her professionals become knowledgeable about the Chapter 11 Cases and Propco’s businesses and operations.  This delay could materially reduce the value, on a “present value” basis, of the Liquidation Proceeds.

(e)           Certain Assets Assumed To Have No Value in Liquidation — The Propco/Mezzco Liquidation Analysis assumes that the Master Lease Rejection Claim (and any potential recoveries to Propco in respect of the Master Lease Rejection Claim) has no value in a hypothetical liquidation.

(f)            Exclusion of Certain Administrative and Priority Claims — For simplicity, the Debtors have excluded certain Administrative Claims and Priority Claims from the Propco/Mezzco Liquidation Analysis.  Among the Administrative Claims entitled to administrative expense priority under section 503 of the Bankruptcy Code that have been excluded are: (i) post-petition payables; and (ii) section 503(b)(9) claims of vendors for the value of any goods received by Propco in the ordinary course of business within twenty (20) days before the Petition Date.  The Debtors have also excluded Priority Claims entitled to priority under section 507 of the Bankruptcy Code.  Had such Administrative Claims and Priority Claims been included in the Propco/Mezzco Liquidation Analysis, the recovery percentages would likely be materially lower.

More specific assumptions are discussed in each of the various notes to the Propco/Mezzco Liquidation Analysis.

The tables below summarize the recovery estimates based on the estimated Liquidation Proceeds.  The Propco/Mezzco Liquidation Analysis sets forth an allocation of the Liquidation Proceeds to Creditors in accordance with the priorities set forth in section 726 of the Bankruptcy Code.  The Propco/Mezzco Liquidation Analysis provides for high and low recovery percentages for Claims upon the Trustee’s application of the Liquidation Proceeds.  The high and low recovery ranges reflect a high and low range of estimated Liquidation Proceeds from the Trustee’s sale of the assets.

As illustrated by the Propco/Mezzco Liquidation Analysis, the Debtors estimate that pre-petition creditors of Propco will recover more value from confirmation of the proposed Plan than through an orderly liquidation and sale process.

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Table I: Assets Available for Distribution

						Hypothetical
		Reorganization Value		Liquidation Discount		Liquidation Values
($ in 000’s)	Notes	Low	High	Low	High	Low	High

Hypothetical PropCo Liquidation Value	A	$1,239,750	$1,405,050	75%	75%	$929,813	$1,053,788

Cash and Cash Equivalents	B	$250,000	$250,000	100%	100%	$250,000	$250,000

Other Assets:	C
Goodwill		—	—	0%	0%	—	—
Intangible Assets, net		—	—	0%	0%	—	—
Total Other Assets		—	—			—	—

Total Liquidation Proceeds Available for Distribution						$1,179,813	$1,303,788

Table II: Estimated Chapter 7 Expenses

		Estimated	Estimated Creditor		Hypothetical Creditor
		Balance /	Recovery Percentage		Recovery Values
($ in 000’s)	Notes	Claim	Low	High	Low	High

Chapter 7 Expenses	D
Chapter 7 Trustee Fees (3% of Liquidation Proceeds)					$35,394	$39,114
Chapter 7 Professional Fees & Costs ($3 million/month; 12 months)		36,000	100%	100%	36,000	36,000
Total Chapter 7 Expenses		$36,000			$71,394	$75,114

Net Proceeds after Chapter 7 Administrative Claims					$1,108,418	$1,228,674

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Table III: Estimated Creditor Recoveries

		Estimated		Estimated Creditor		Hypothetical Creditor
		PropCo Claims		Recovery Percentage		Recovery Values
($ in 000’s)	Notes	Low	High	Low	High	Low	High
Administrative Claims (Corporate Overhead During Wind Down)	E	$10,000	$20,000	100.0%	100.0%	$10,000	$20,000
P.1 Other Secured Claims	F	—	—	NA	NA	—	—
P.2 Prepetition Mortgage Loan Claims	G	$1,801,272	$1,801,272	61.0%	67.1%	1,098,418	1,208,674

P.3 General Unsecured Claims	H	$144,003	$144,003	0.0%	0.0%	—	—
P.4 Intercompany Claims	H	$8,805	$8,805	0.0%	0.0%	—	—
Total PropCo Claims (Excl. Equity)		$1,964,079	$1,974,079	56.4%	62.2%	1,108,418	1,228,674
P. 5 Equity Interests						—	—

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c.             Recovery of Claims and Interests Against the Mezzco Debtors

As discussed above, in connection with the 2007 Going Private Transaction, in November 2007, Propco entered into the CMBS Loan.  Pursuant to the CMBS Loan structure, the Debtors formed the Mezzco Debtors.  As shown in Chart I above, the corporate structure of the Mezzco Debtors is “nested” so that, for example, Mezzco I holds 100% of the equity interests of Propco, Mezzco II holds 100% of the equity interests of Mezzco I, Mezzco III holds 100% of the equity interests of Mezzco II, etc.

In addition, pursuant to the security documentation associated with the CMBS Loan: (i) all Propco Equity Interests were pledged to holders of Mezz I Loan Claims; (ii) all Mezzco I Equity Interests were pledged to holders of Mezz II Loan Claims; (iii) all Mezzco II Equity Interests were pledged to holders of Mezz III Loan Claims; and (iv) all Mezzco III Equity Interests were pledged to holders of Mezz IV Loan Claims.

As a result of these arrangements, and because each Mezzco Debtor has no tangible or intangible assets other than its equity interest in its respective mezzanine subsidiary, the recovery of each claim and interest of each Mezzco Debtor is derivative of the value of that Mezzco Debtor’s equity interest in its respective mezzanine subsidiary.  Each such value is, through structural subordination, ultimately derivative of the estimated recovery to Propco Equity Interests.  Since Propco Equity Interests (pursuant to the Propco/Mezzco Liquidation Analysis described above) are expected to receive no recovery in a hypothetical liquidation, it follows that all claims and interests of each Mezzco Debtor will receive no recovery in a hypothetical liquidation.

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Notes to the Propco/Mezzco Liquidation Analysis

A.            Hypothetical Propco Liquidation Value

With respect to the Propco Properties, the Propco/Mezzco Liquidation Analysis assumes that such assets are sold as continuing operations with a normal level of working capital.  Therefore, the recovery percentage related to these assets is based on the estimated range of value that may be obtained in a going concern sale transaction, less an assumed forced sale discount of 25%.  Lazard believes that this assumption represents a reasonable estimate of the discount that would be applicable to the Propco Properties in a forced sale environment and is within the range of similar forced-sale discounts used in liquidation analyses performed in other recent gaming sector bankruptcies.  The Propco/Mezzco Liquidation Analysis assumes that the normalized working capital level is purchased by the buyer(s) of the Propco Properties.

B.            Cash

Cash and Cash Equivalents represent the Debtors’ best estimate of existing cash (i.e., cash held by Propco on its own balance sheet or cash in which Propco has a security interest) as of the Chapter 7 Petition Date, less amounts estimated as required to run the Propco Properties (i.e., minimum cash required by the Nevada Gaming Control Board and minimum cash required to meet the minimum operating requirements of the Propco Properties).  The Propco/Mezzco Liquidation Analysis identifies the potential “excess” cash above the operating requirements of the Propco Properties as recoverable (approximately $100 million).  All other Cash and Cash Equivalents ($45 million) are assumed to be purchased by the buyer(s) of the Propco Properties.

In addition, the Propco/Mezzco Liquidation Analysis assumes that cash flows (i.e., EBITDA, net of maintenance capital expenditures) from the operation of the Propco Properties during the 12-month liquidation period will total approximately $150 million, resulting in a total estimated distributable cash balance of $250 million.

C.            Other Assets

Other Assets are comprised of goodwill and intangibles.  Goodwill and intangible assets would have no specific recovery in the Propco/Mezzco Liquidation Analysis other than the estimated recovery based on the proposed sale of the Propco Properties as going concerns.

D.            Estimated Chapter 7 Expenses

Detail regarding the costs of the wind-down is set forth below.  Wind-down costs consist of the regularly occurring general and administrative costs required to operate the Debtors’ assets during the liquidation process, and the costs of any professionals the Trustee employs to assist with the liquidation process, including investment bankers, attorneys and other advisors.  Total fees for such professionals have been estimated at $3 million per month for the duration of the wind-down period.  Lazard believes that this assumption is a reasonable one and may in fact be conservative in light of the fact that professional fees incurred by the Debtors in these cases have ranged approximately between $4 million and $7 million per month since the Petition Date.

9

Trustee fees necessary to facilitate the sale of the Propco Properties were assumed at the rate of 3% of available Liquidation Proceeds.  These fees would be used for developing marketing materials and facilitating the solicitation process for the parties, in addition to general administration expenses, including the Trustee’s compensation.

Given the complexity and nature of the Debtors’ Estates, the Propco/Mezzco Liquidation Analysis assumes a twelve-month liquidation process to sell assets, allowing the buyer(s) of the Propco Properties to become licensed and allow the Debtors to otherwise settle claims and wind down the accounting and tax affairs of the Estates.  This estimate also takes into account the time that will be required for the Trustee and any professionals to become educated with respect to the Debtors’ businesses and the Chapter 11 Cases.

E.           Administrative Expenses (Corporate Overhead During Wind Down)

The Propco/Mezzco Liquidation Analysis assumes a gradual decline in corporate overhead during the wind-down period, with total corporate overhead during the wind-down period estimated at $10 to 20 million. Lazard believes that this assumed overhead range is reasonable based on the estimated corporate overhead that would be expected to be incurred by comparable gaming companies with operations of similar size as the Propco Properties.

F.            Other Secured Claims

Other Secured Claims include any hypothetical secured claim (other than Prepetition Mortgage Loan Claims).  SCI and its advisors estimate that Other Secured Claims associated with the Propco Properties are de minimis and, for purposes of the Propco/Mezzco Liquidation Analysis, have been assumed to be $0.

G.            Prepetition Mortgage Loan Claims

The balance of Prepetition Mortgage Loan Claims was determined pursuant to a claims stipulation between the CMBS Lenders, the Debtors and various other parties dated as of January 21, 2010 [Docket No. 908].

H.            General Unsecured Claims and Intercompany Claims

General Unsecured Claims and Intercompany Claims reflect the claims in those classes that have been filed and scheduled with respect to Propco.  In the event that non-debtor entities affiliated with SCI would need to file for bankruptcy in order to effectuate the practical sale of the Propco Properties as going concerns, the amount of such claims may well be higher (and, if so, would further dilute the recoveries for those classes that are reflected herein).

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EXHIBIT D

Projected Financial Information

Project Standard - POR Financials

($ in millions)

RESTRUCTURED PROPCO FINANCIALS

	Fiscal Years Ending
	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14

Net Revenues	$620.8	$644.5	$675.7	$708.5	$744.0
Operating Costs and Expenses		(611.1)	(610.3)	(618.4)	(633.3)
Operating Income		$33.3	$65.3	$90.0	$110.7
Memo: Depreciation & Amortization		136.7	122.8	116.4	115.6
Memo: Management Fees	23.0	24.2	25.9	27.6	29.5

Interest Expense, net		$(78.8)	$(92.2)	$(104.9)	$(124.0)
Earnings from Joint Ventures		0.0	0.0	0.0	0.0
Interest and Other Expense from Joint Ventures		0.0	0.0	0.0	0.0
Other		0.0	0.0	0.0	0.0
Pre-tax Income		$(45.5)	$(26.8)	$(14.9)	$(13.3)

Tax Rate		35.0%	35.0%	35.0%	35.0%
Benefit (Provision) Income Taxes		15.9	9.4	5.2	4.7
Net Income		$(29.6)	$(17.4)	$(9.7)	$(8.7)

Memo: Adjusted EBITDAM	$180.3	$194.3	$214.0	$234.1	$255.8
Memo: Adjusted EBITDA	157.3	170.1	188.1	206.4	226.3
Memo: Capital Expenditures		36.9	59.0	58.1	56.6
Memo: Changes in Working Capital		0.0	0.0	0.0	0.0

Balance Sheet Data
Cash	$80.0	$93.6	$102.8	$113.7	$125.1

Revolver	$0.0	$0.0	$0.0	$0.0	$0.0
Term Debt	1,600.0	1,559.2	1,531.6	1,499.0	1,464.7
Total Debt	$1,600.0	$1,559.2	$1,531.6	$1,499.0	$1,464.7

Project Standard - POR Financials

($ in millions)

RESTRUCTURED OPCO FINANCIALS

	Fiscal Years Ending
	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14

Net Revenues	$341.7	$339.9	$356.6	$408.5	$440.5
Operating Costs and Expenses		(305.8)	(312.3)	(320.0)	(328.6)
Operating Income		$34.2	$44.4	$88.5	$111.8

Interest Expense, net		$(24.7)	$(30.1)	$(14.8)	$(11.7)
Earnings from Joint Ventures		0.0	0.0	0.0	0.0
Interest and Other Expense from Joint Ventures		0.0	0.0	0.0	0.0
Other		0.0	0.0	0.0	0.0
Pre-tax Income		$9.5	$14.3	$73.7	$100.2

Tax Rate		35.0%	35.0%	35.0%	35.0%
Benefit (Provision) Income Taxes		(3.3)	(5.0)	(25.8)	(35.1)
Net Income		$6.2	$9.3	$47.9	$65.1

Memo: Adjusted EBITDAM	$93.4	$81.1	$92.2	$139.8	$165.0
Memo: Adjusted EBITDA	81.3	69.2	79.4	123.5	146.8
Memo: Capital Expenditures		20.4	15.0	12.2	13.3
Memo: Changes in Working Capital		0.0	0.0	0.0	0.0
Memo: Non-Cash Interest Expense		2.6	5.4	0.0	0.0

Balance Sheet Data
Cash	$50.0	$52.0	$57.2	$62.4	$66.5

Revolver	$0.0	$4.3	$7.0	$0.0	$0.0
Term Debt	535.0	527.4	514.1	429.3	328.5
Total Debt	$535.0	$531.6	$521.1	$429.3	$328.5

Principal Operating and Financial Assumptions — New PropCo

The principal operating and financial assumptions described below for New PropCo are pro forma for the transactions contemplated by the Plan, excluding any transactions related to the potential purchase of the New OpCo Acquired Assets by New PropCo or another Successful Bidder.  All financial information excludes New LandCo, and is based on projections provided by management of SCI as of October 2009 adjusted by transactions contemplated by the Plan.  Additionally, all financial information and related descriptions assume an Effective Date of December 31, 2010 and do not include the impact of fresh start accounting, as SCI has not completed all related work to present as such.  In order to provide meaningful comparisons to prior periods, all income statement information and related descriptions also assume that all transactions had occurred prior to all periods.

(A) Net Revenues

SCI’s projections for 2010 net revenues at New PropCo are based on, among other things, an analysis of current and projected market conditions, unemployment rates and consumer confidence levels, which the Company believes will continue to be challenging through much of 2010.  The projections also include continued impacts from recent openings of new affiliated and third party gaming facilities, which have and are expected to continue to affect some of SCI’s existing properties.  SCI expects 2010 net revenues at New PropCo to decrease approximately 5% as compared to 2009, driven by continued difficult conditions in the Las Vegas locals market.  For 2011, 2012, 2013 and 2014, SCI expects net revenues to increase approximately 4%, 5%, 5% and 5%, respectively, driven mainly by anticipated improvement of the economic conditions in the Las Vegas locals market.

(B) Operating Costs and Expenses

SCI’s projections for 2010 operating costs and expenses at New PropCo include the impacts from decreased net revenues on variable costs, as well as costs savings initiatives put in place over the course of 2009 and new initiatives expected to be realized in 2010.  Decreasing operating costs and expenses as a percentage of net revenues in future years reflect the impact of these costs savings, as well as increased operating leverage as net revenues are expected to grow in 2011 through 2014.  2011 through 2014 projections also include management fees expected to be paid to FG, as manager of the assets of New PropCo.  Additionally, operating expenses include SCI’s estimates for depreciation and amortization for tax purposes as the company has not completed its analysis of the Plan on depreciation and amortization for book or tax purposes.

(C) Interest Expense, net

SCI’s projections assume that, immediately after the Effective Date, New PropCo’s debt will include the Term Loan Facility, with $1.6 billion in outstanding amounts and a $100 million Revolving Credit Facility (as such capitalized terms are defined in the New Propco Credit Agreement, a copy of which will be included in the Plan Supplement). Both the Term Loan Facility and the Revolving Credit Facility are assumed to pay cash interest at the London Interbank Offered Rate plus an applicable margin.  A detailed description of the terms of both facilities can be found in the New Propco Credit Agreement.  Interest income is assumed to be generated from cash in excess of levels necessary to operate New PropCo’s businesses.

(D) Benefit (Provision) for Income Taxes

SCI expects that book tax benefit (provision) for income taxes will be equal to 35% of pre-tax income for the Projection Period.

EXHIBIT E

New Propco Holdco Term Sheet